Exhibit 10.1

EXECUTION VERSION

£1,250,000,000
Senior Facilities Agreement

Virgin Media Inc.
as Ultimate Parent

Virgin Media Finance PLC
as Parent

Virgin Media Investment Holdings Limited

Virgin Media Limited

Virgin Media Wholesale Limited

VMIH Sub Limited

Virgin Media SFA Finance Limited
as Original Borrowers

The Original Guarantors

Deutsche Bank AG, London Branch

BNP Paribas London Branch

as Global Coordinators and Physical Bookrunners

Deutsche Bank AG, London Branch

BNP Paribas London Branch

Crédit Agricole Corporate and Investment Bank

GE Corporate Finance Bank SAS

Goldman Sachs International

J.P. Morgan PLC

Lloyds TSB Corporate Markets

Merrill Lynch International

The Royal Bank of Scotland plc

UBS Limited
as Bookrunners and Mandated Lead Arrangers

Deutsche Bank AG, London Branch
as Facility Agent and Security Trustee

The Lenders

and

Deutsche Bank AG, London Branch
as Original L/C Bank

Dated 16 March 2010 as amended and restated on 26 March 2010

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	THE FACILITIES	58

3.	CONDITIONS	63

4.	UTILISATION	64

5.	DOCUMENTARY CREDITS	66

6.	ANCILLARY FACILITIES	72

7.	OPTIONAL CURRENCIES	77

8.	REPAYMENT OF REVOLVING FACILITY OUTSTANDINGS	78

9.	REPAYMENT OF TERM FACILITY OUTSTANDINGS	79

10.	CANCELLATION	80

11.	VOLUNTARY PREPAYMENT	82

12.	MANDATORY PREPAYMENT AND CANCELLATION	84

13.	INTEREST ON REVOLVING FACILITY ADVANCES	89

14.	INTEREST ON TERM FACILITY ADVANCES	91

15.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES	94

16.	COMMISSIONS AND FEES	96

17.	TAXES	97

18.	INCREASED COSTS	102

19.	ILLEGALITY	104

20.	MITIGATION	104

21.	REPRESENTATIONS AND WARRANTIES	105

22.	FINANCIAL INFORMATION	113

23.	FINANCIAL CONDITION	119

24.	POSITIVE UNDERTAKINGS	128

25.	NEGATIVE UNDERTAKINGS	138

26.	ACCEDING GROUP COMPANIES	162

27.	EVENTS OF DEFAULT	163

i

28.	DEFAULT INTEREST	168

29.	GUARANTEE AND INDEMNITY	169

30.	ROLE OF THE FACILITY AGENT, THE ARRANGERS, THE L/C BANKS AND OTHERS	172

31.	BORROWERS’ INDEMNITIES	180

32.	CURRENCY OF ACCOUNT	181

33.	PAYMENTS	181

34.	SET-OFF	184

35.	SHARING AMONG THE RELEVANT FINANCE PARTIES	184

36.	CALCULATIONS AND ACCOUNTS	186

37.	ASSIGNMENTS AND TRANSFERS	187

38.	DEBT PURCHASE TRANSACTIONS	194

39.	COSTS AND EXPENSES	196

40.	REMEDIES AND WAIVERS	197

41.	NOTICES AND DELIVERY OF INFORMATION	197

42.	ENGLISH LANGUAGE	200

43.	PARTIAL INVALIDITY	200

44.	AMENDMENTS	200

45.	THIRD PARTY RIGHTS	204

46.	COUNTERPARTS	204

47.	GOVERNING LAW	204

48.	JURISDICTION	205

SCHEDULE 1		206

	PART 1 - LENDERS AND COMMITMENTS	206

	PART 2 - LENDERS TAX STATUS	207

SCHEDULE 2		208

	PART 1 - THE ORIGINAL GUARANTORS	208

	PART 2 - THE RESTRICTED GUARANTORS	219

	PART 3 - MEMBERS OF THE BANK GROUP	222

SCHEDULE 3		236

SCHEDULE 14 FORM OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE	304

SCHEDULE 15 FORM OF RESIGNATION LETTER	305

SCHEDULE 16 PRO FORMA BANK GROUP FINANCIAL STATEMENTS	306

SCHEDULE 17 PRO FORMA BUDGET INFORMATION	309

THIS AGREEMENT is dated 16 March 2010 as amended and restated on 26 March 2010.

BETWEEN:

(1)                                      VIRGIN MEDIA INC., a company incorporated in the State of Delaware, United States of America, whose principal executive offices are located at 909 Third Avenue, Suite 2863, New York, NY 10022, United States of America (the “Ultimate Parent”);

(2)                                      VIRGIN MEDIA FINANCE PLC, a company incorporated in England and Wales with registered number 5061787 and having its registered office at 160 Great Portland Street, London W1W 5QA (the “Parent”);

(3)                                      VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED, a company incorporated in England and Wales with registered number 3173552 and having its registered office at 160 Great Portland Street, London W1W 5QA (“VMIH”);

(4)                                      VIRGIN MEDIA LIMITED, a company incorporated in England and Wales with registered number 2591237 and having its registered office at 160 Great Portland Street, London W1W 5QA;

(5)                                      VIRGIN MEDIA WHOLESALE LIMITED (formerly Telewest Communications Group Limited), a company incorporated in England and Wales with registered number 2514287 and having its registered office at 160 Great Portland Street, London W1W 5QA (“VM Wholesale”);

(6)                                      VMIH SUB LIMITED, a company incorporated in England and Wales with registered number 5316140 and having its registered office at 160 Great Portland Street, London W1W 5QA (“VMIH Sub”);

(7)                                      VIRGIN MEDIA SFA FINANCE LIMITED, a company incorporated in England and Wales with registered number 7176280 and having its registered office at 160 Great Portland Street, London W1W 5QA (“UK Newco”);

(8)                                      THE ORIGINAL GUARANTORS (as defined below);

(9)                                      DEUTSCHE BANK AG, LONDON BRANCH and BNP PARIBAS LONDON BRANCH (each a “Physical Bookrunner” and together, the “Physical Bookrunners”);

(10)                                DEUTSCHE BANK AG, LONDON BRANCH and BNP PARIBAS LONDON BRANCH (each a “Global Coordinator” and together, the “Global Coordinators”);

(11)                                DEUTSCHE BANK AG, LONDON BRANCH BNP PARIBAS LONDON BRANCH, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GE CORPORATE FINANCE BANK SAS, GOLDMAN SACHS INTERNATIONAL, J.P. MORGAN PLC, LLOYDS TSB CORPORATE MARKETS, MERRILL LYNCH INTERNATIONAL, THE ROYAL BANK OF SCOTLAND PLC and UBS LIMITED (each a “Bookrunner” and together, the “Bookrunners”);

(12)                                DEUTSCHE BANK AG, LONDON BRANCH BNP PARIBAS LONDON BRANCH, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GE CORPORATE FINANCE BANK SAS, GOLDMAN SACHS INTERNATIONAL, J.P. MORGAN PLC, LLOYDS TSB CORPORATE MARKETS, MERRILL LYNCH INTERNATIONAL, THE ROYAL BANK OF SCOTLAND PLC and UBS LIMITED (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(13)                                DEUTSCHE BANK AG, LONDON BRANCH (as agent for and on behalf of the Relevant Finance Parties, the “Facility Agent”);

(14)                                DEUTSCHE BANK AG, LONDON BRANCH (as security trustee for and on behalf of the Relevant Finance Parties, the “Security Trustee”);

(15)                                THE LENDERS (as defined below); and

(16)                                DEUTSCHE BANK AG, LONDON BRANCH as L/C Bank (the “Original L/C Bank”).

1.                                           DEFINITIONS AND INTERPRETATION

1.1                                     Definitions

In this Agreement the following terms have the meanings set out below.

“2014 High Yield Notes” means the Sterling denominated 9.75% senior notes due 2014, the dollar denominated 8.75% senior notes due 2014 and the euro denominated 8.75% senior notes due 2014, in each case, issued by the Parent.

“2016 High Yield Notes” means the 9.125% sterling denominated senior notes due 2016, the 9.50% dollar denominated senior notes due 2016 and the 9.50% euro denominated senior notes due 2016, in each case, issued by the Parent.

“80% Security Test” means, subject to Clause 24.12 (Further Assurance), the requirement that, save as otherwise provided in Clause 24.12 (Further Assurance), members of the Bank Group generating not less than 80% of Consolidated Operating Cashflow (excluding for the purposes of this calculation, any Consolidated Net Income attributable to any Joint Venture) have acceded as Guarantors to this Agreement and, in each case, granted Security pursuant to the Security Documents over all or substantially all of its assets, as tested by reference to each set of annual financial information relating to the Bank Group delivered to the Facility Agent pursuant to Clause 22.1 (Financial Statements).

“A Facility” means the term loan facility granted to the Original Borrowers pursuant to Clause 2.1(a) (The Facilities).

“A Facility Fee Letter” means the letter dated on or about the Original Execution Date from the Original Lenders to the Company in relation to the fees payable for providing the A Facility.

“A Facility Margin” means, in relation to A Facility Advances, and subject to Clause 14.6 (Margin Ratchet for A Facility Advances), 3.50% per annum.

“A Facility Outstandings” means, at any time, the aggregate principal amount of the A Facility Advances outstanding under this Agreement.

“A Facility Repayment Instalment” shall have the meaning given to such term in Clause 9.1 (Repayment of A Facility Outstandings) hereof.

“Acceding Borrower” means a member of the Bank Group which has complied with the requirements of Clause 26.1 (Acceding Borrowers).

“Acceding Group Company” means an Acceding Borrower, an Acceding Guarantor or an Acceding Holding Company, as the context may require.

“Acceding Guarantor” means any member of the Bank Group which has complied with the requirements of Clause 26.2 (Acceding Guarantors).

“Acceding Holding Company” means any person which becomes the Holding Company of the Ultimate Parent and which has complied with the requirements of Clause 26.3 (Acceding Holding Company).

“Acceding Obligors” means the Acceding Borrowers and the Acceding Guarantors.

“Acceleration Date” means the date on which a written notice has been served under Clause 27.17 (Acceleration).

“Acceptable Bank” means:

(a)                           a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)                          any other bank or financial institution approved by the Facility Agent (in consultation with the Company).

“Acceptable Hedging Agreement” means a Hedging Agreement entered into on the terms of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) or the 2002 ISDA Master Agreement, each as published by ISDA, under which:

(a)                           if the 1992 Master Agreement is used, “Second Method” and either “Loss” or “Market Quotation” are specified as the payment method applicable;

(b)                          if the 2002 Master Agreement is used, the relevant agreement provides for two way payments;

(c)                           the governing Law is English or New York Law; and

(d)                          no credit support annex or credit support deed, each as published by ISDA, or other collateral posting provisions are incorporated.

“Accession Notice” means a duly completed notice of accession in the form of Part 3 of Schedule 5 (Form of Accession Notice) with such changes as may be agreed between the Company and the Agent from time to time.

“Accrued Amounts” has the meaning given to such term in Clause 37.14 (Pro Rata Interest Settlement).

“Acquiree” has the meaning given to such term in Clause 25.13(m) (Acquisitions and Investments).

“Act” means the Companies Act 2006 (as amended).

“Additional Assets” means any property, stock or other assets to be used by any member of the Bank Group in the Group Business or any business whose primary operations are directly related to the Group Business.

“Additional Facility” has the meaning given to such term in Clause 2.5 (Additional Facility).

“Additional Facility Accession Deed” means an agreement in the form of Part 1 of Schedule 6.

“Additional Facility Availability Period” means, in relation to an Additional Facility, the period specified in the Additional Facility Accession Deed for that Additional Facility.

“Additional Facility Borrower” means any Borrower which becomes a borrower under any Additional Facility.

“Additional Facility Commencement Date” has the meaning given to such term in Clause 2.5 (Additional Facility).

“Additional Facility Lender” means a person which becomes a Lender under any Additional Facility in accordance with the terms of this Agreement.

“Additional Facility Margin” means, in relation to any Additional Facility, the margin specified in and, if applicable, adjusted in accordance with the relevant Additional Facility Accession Deed.

“Additional Facility Outstandings” means, at any time, the aggregate principal amount of any Additional Facility Advances outstanding under this Agreement.

“Additional High Yield Notes” means any notes where the incurrence of any Financial Indebtedness under such notes would not result in the pro forma Leverage Ratio (after giving effect to such incurrence and the use of proceeds thereof) on the Quarter Date prior to such incurrence (giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to Clause 25.5 (Dividends, Distributions and Share Capital) and any Permitted Payments) exceeding the ratio set out in Clause 25.4(p) (Financial Indebtedness) for the Quarter Date following such incurrence and:

(a)                           that are issued by the Parent after the Original Execution Date pursuant to an Additional High Yield Offering;

(b)                          having a final maturity (with no sinking fund payments) of no earlier than 31 December 2015;

(c)                           in respect of which the “cross-default” event of default with respect to a default under other indebtedness shall be limited to cross-default to any payment default or cross-acceleration;

(d)                          that are unsecured;

(e)                           that, if guaranteed, are not guaranteed by any member of the Bank Group other than the Company and/or Intermediate Holdco, provided that any such guarantee or guarantees so provided are (i) granted on subordination and release terms substantially the same as the existing guarantees of the Company and Intermediate Holdco in favour of the Existing High Yield Notes and (ii) subject to the terms of the HYD Intercreditor Agreement or a Supplemental HYD Intercreditor Agreement; and

(f)                             that are designated as “Additional High Yield Notes” and “Parent Debt” by written notice from the Company to the Facility Agent and the Security Trustee within 15 days of the issuance of the relevant notes.

“Additional High Yield Offering” means one or more offerings of the Additional High Yield Notes on a registration statement filed with the SEC or pursuant to an exemption from registration under the United States Securities Act of 1933, as amended, including pursuant to Rule 144A and/or Regulation S under the United States Securities Act of 1933, as amended.

“Additional Senior Secured Notes” means any notes where the incurrence of any Financial Indebtedness under such notes would not result in (i) the pro forma Leverage Ratio (giving effect to such incurrence and the use of proceeds thereof) on the Quarter Date prior to such incurrence (giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to Clause 25.5 (Dividends, Distributions and Share Capital) and any Permitted Payments) exceeding the ratio set out in Clause 25.4(p) (Financial Indebtedness) for the Quarter Date following such incurrence and (ii) the pro forma ratio of Consolidated Senior Net Debt (giving effect to such incurrence and the use of proceeds thereof and giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to Clause 25.5 (Dividends, Distributions and Share Capital) and any Permitted Payments) to Consolidated Operating Cashflow for the Quarter Date prior to such incurrence exceeding the ratio set out in Clause 25.2(o) (Negative Pledge) for the Quarter Date following such incurrence and:

(a)                           that are issued by the Parent, VMIH or any SSN Finance Subsidiary after the Original Execution Date;

(b)                          having a final maturity (with no sinking fund payments) of no earlier than 31 December 2015;

(c)                           in respect of which the “cross-default” event of default with respect to a default under other indebtedness shall be limited to cross-default to any payment default or cross-acceleration;

(d)                          in respect of which some or all of the Obligors have granted security and guarantees on the terms specified in the Group Intercreditor Agreement and substantially the same as to the Existing Senior Secured Notes;

(e)                           the proceeds of any such notes issuance shall not be used (A) in payment of any dividends or distributions to the Ultimate Parent and (B), prior to 1 August 2011, in repayment or prepayment of any 2016 High Yield Notes; and

(f)                             that are designated as (i) “Senior Secured Notes” by written notice from the Company to the Facility Agent, (ii) “New Senior Liabilities” under the Group Intercreditor Agreement by written notice from the Company to the Facility Agent and the Security Trustee, and (iii) “Designated Senior Liabilities” under the HYD Intercreditor Agreement, in each case, within 15 days of the issuance of the relevant notes.

“Advance” means:

(a)                           when designated “A Facility”, the principal amount of each advance made or to be made under the A Facility or arising in respect of the A Facility under Clause 14.3 (Consolidation and Division of Term Facility Advances);

(b)                          when designated “B Facility”, the principal amount of each advance made or to be made under a B Facility or arising in respect of a B Facility under Clause 14.3 (Consolidation and Division of Term Facility Advances);

(c)                           when designated “Revolving Facility”, the principal amount of each advance made or to be made under the Revolving Facility (but excluding for the purposes of this definition, any utilisation of the Revolving Facility by way of Ancillary Facility or Documentary Credit);

(d)                          when designated “Additional Facility”, the principal amount of each advance made or to be made under an Additional Facility or arising in respect of an Additional Facility under Clause 14.3 (Consolidation and Division of Term Facility Advances); or

(e)                           without any such designation, the “A Facility Advance”, the “Additional Facility Advance”, the “B Facility Advance” and/or the “Revolving Facility Advance”, as the context requires, in each case as from time to time reduced by repayment or prepayment.

“Affected Documentary Credit” has the meaning given to such terms in Clause 19.2 (Illegality in Relation to an L/C Bank).

“Affiliate” means, in relation to a person, any other person directly or indirectly controlling, controlled by or under direct or indirect common control with that person, and for these purposes “control” shall be construed so as to mean the ownership, either directly or indirectly and legally or beneficially, of more than 50% of the issued share capital of a company or the ability to control, either directly or indirectly, the affairs or the composition of the board of directors (or equivalent of it) of a company and “controlling”, “controlled by” and “under common control with” shall be construed accordingly.

“Agreed Business Plan” means the business plan, financial model and analysis of the future funding requirements of the Company and the Bank Group prepared by the Company and delivered to the Global Coordinators, in the agreed form, prior to the initial Utilisation Date.

“Alternative Market Disruption Event” has the meaning given to such term in Clause 15.2(c) (Market Disruption).

“Alternative Reference Bank Rate” has the meaning given to such term in Clause 15.3(b) (Alternative Reference Bank Rate).

“Alternative Reference Banks” means, in relation to an Advance in a currency other than euro, the principal London offices of JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland and, in relation to an Advance in euro, the principal offices in London of Crédit Agricole or such other banks as may be appointed by the Facility Agent with the consent of the Company.

“Amortisation Repayment Date” has the meaning given to such term in Clause 9.1 (Repayment of A Facility Outstandings).

“Ancillary Facility” means any:

(a)                           overdraft, automated payment, cheque drawing or other current account facility;

(b)                          forward foreign exchange facility;

(c)                           derivatives facility;

(d)                          guarantee, bond issuance, documentary or stand-by letter of credit facility;

(e)                           performance bond facility; and/or

(f)                             such other facility or financial accommodation as may be required in connection with the Group Business and which is agreed in writing between the relevant Borrowers and the relevant Ancillary Facility Lender.

“Ancillary Facility Commitment” means, in relation to an Ancillary Facility Lender at any time, and save as otherwise provided in this Agreement, the maximum Sterling Amount to be made available under an Ancillary Facility granted by it, to the extent not cancelled or reduced or transferred pursuant to the terms of such Ancillary Facility or under this Agreement.

“Ancillary Facility Documents” means the documents and other instruments pursuant to which an Ancillary Facility is made available and the Ancillary Facility Outstandings under it are evidenced.

“Ancillary Facility Lender” means any Lender which has notified the Facility Agent that it has agreed to its nomination in a Conversion Notice to be an Ancillary Facility Lender in respect of an Ancillary Facility granted pursuant to the terms of this Agreement.

“Ancillary Facility Outstandings” means (without double counting), at any time with respect to an Ancillary Facility Lender and each Ancillary Facility provided by it, the aggregate of:

(a)                           all amounts of principal then outstanding under any overdraft, automated payment, cheque drawing or other current account facility (determined in accordance with the applicable terms) as at such time; and

(b)                          in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate potential exposure of that Ancillary Facility Lender with respect to it under its Ancillary Facility, as reasonably determined by that Ancillary Facility Lender from time to time in accordance with its usual banking practices for facilities or accommodation of the relevant type (including without limitation, the calculation of exposure under any derivatives facility by reference to the mark-to-market valuation of such transaction at the relevant time).

“Ancillary Facility Termination Date” has the meaning given to such term in paragraph (g) of Clause 6.1 (Utilisation of Ancillary Facilities).

“Anti-Terrorism Laws” mean:

(a)                           Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)                          the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act); and

(c)                           the Money Laundering Control Act of 1986, Public Law 99-570.

“Applicable Margin” means, at any time, the prevailing A Facility Margin, Additional Facility Margin, B Facility Margin or Revolving Facility Margin, as the context may require at the relevant time.

“Arrangers” means the Global Coordinators, the Physical Bookrunners and the Mandated Lead Arrangers and “Arranger” means any of them.

“Asset Passthrough” means a series of transactions between a Bank Holdco, one or more members of the Bank Group and an Asset Transferring Party where:

(a)                           in the case of an asset being transferred by a Bank Holdco to the Asset Transferring Party that asset:

(i)                              is first transferred by such Bank Holdco to a member of the Bank Group; and

(ii)                           may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to an Asset Transferring Party; or

(b)                          in the case of an asset being transferred by an Asset Transferring Party to a Bank Holdco, that asset:

(i)                              is first transferred by that Asset Transferring Party to a member of the Bank Group; and

(ii)                           may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to such Bank Holdco,

and where the purpose of each such asset transfer is, in the case of an Asset Passthrough of the type described in paragraph (a) above, to enable a Bank Holdco to indirectly transfer assets (other than cash) to that Asset Transferring Party and, in the case of an Asset Passthrough of the type described in paragraph (b) above, is to enable an Asset Transferring Party to indirectly transfer assets (other than cash) to a Bank Holdco, in either case, by way of transfers of those assets to and from (and, if necessary, between) one or more members of the Bank Group in such a manner as to be neutral to the Bank Group taken as a whole provided that:

(w)                        the consideration payable (if any) by the first member of the Bank Group to acquire such assets comprises either (i) cash funded or to be funded directly or indirectly by a payment from (in the case of an Asset Passthrough of the type described in paragraph (a) above) the Asset Transferring Party and (in the case of an Asset Passthrough of the type described in paragraph (b) above) a Bank Holdco, in either case, in connection with that series of transactions or (ii) Subordinated Funding or (iii) the issue of one or more securities;

(x)                            the consideration payable by (in the case of an Asset Passthrough of the type described in paragraph (a) above) the Asset Transferring Party is equal to the consideration received or receivable by a Bank Holdco and (in the case of an Asset Passthrough of the type described in paragraph (b) above) by a Bank Holdco is equal to the consideration received or receivable by the Asset Transferring Party (and for this purpose, a security issued by one company shall constitute equal consideration to a security issued by another company where such securities have been issued on substantially the same terms and subject to the same conditions);

(y)                          all of the transactions comprising such a series of transactions (from and including the transfer of the assets by a Bank Holdco to and including the acquisition of those assets by the Asset Transferring Party or vice versa) are completed within two Business Days; and

(z)                            upon completion of all of the transactions comprising such a series of transactions, no person (other than another member of the Bank Group) has any recourse to any member of the Bank Group and no member of the Bank Group which is not an Obligor may have any recourse to an Obligor, in each case in relation to such a series of transactions (other than in respect of (i) the Subordinated Funding or any rights and obligations under the securities, in each case, mentioned in paragraph (w) above and (ii) covenants as to title provided, in the case of an Asset Passthrough of the type described in paragraph (a) above, in favour of the Asset Transferring Party on the same terms as such covenants were provided by the Bank Holdco in respect of the relevant assets and, in the case of an Asset Passthrough of the type described in paragraph (b) above, in favour of the Bank Holdco on the same terms as such covenants were provided by the Asset Transferring Party in respect of the relevant assets).

“Asset Securitisation Subsidiary” means any Subsidiary engaged solely in the business of effecting or facilitating any asset securitisation programme or programmes or one or more receivables factoring transactions.

“Asset Transferring Party” means the member of the Group (or any person in which a member of the Bank Group owns an interest but which is not a member of the Group), other than a member of the Bank Group (except where the asset being transferred is a security where such member of the Group may be a member of the Bank Group), who is the initial transferor or final transferee in respect of a transfer to or from a Bank Holdco, as the case may be, through one or more members of the Bank Group.

“Attached Working Paper” has the meaning given to such term in Clause 22.5(a) (Compliance Certificates).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available A Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its A Facility Commitment at such time less the Sterling Amount of its share of the A Facility Advances made under this Agreement, adjusted to take account of:

(a)                           any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any A Facility Commitment, in each case, pursuant to the terms of this Agreement; and

(b)                          in the case of any proposed Advance, the Sterling Amount of its share of such A Facility Advance which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date, provided always that such amount shall not be less than zero.

“Available Additional Facility Commitment” means, in relation to a Lender and an Additional Facility, at any time and save as otherwise provided in this Agreement, its Additional Facility Commitment in relation to that Additional Facility at such time less the Sterling Amount of its share of the Additional Facility Advances made under that Additional Facility, adjusted to take account of:

(a)                           any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Additional Facility Commitment in relation to that Additional Facility, in each case, pursuant to the terms of this Agreement; and

(b)                          in the case of any proposed Advance under that Additional Facility, the Sterling Amount of its share of such Additional Facility Advance which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date, provided always that such amount shall not be less than zero.

“Available Ancillary Facility Commitment” means, in relation to an Ancillary Facility Lender and an Ancillary Facility granted by it at any time, and save as otherwise provided in this Agreement or in the applicable Ancillary Facility Documents, its Ancillary Facility Commitment at such time, less the Sterling Amount of the relevant Ancillary Facility Outstandings at such time, provided always that such amount shall not be less than zero.

“Available B Facility Commitment” means, in relation to a Lender and a B Facility, at any time and save as otherwise provided in this Agreement, its B Facility Commitment in relation to that B Facility at such time less the Sterling Amount of its share of the B Facility Advances made under that B Facility, adjusted to take account of:

(a)                           any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any B Facility Commitment in relation to that B Facility, in each case, pursuant to the terms of this Agreement; and

(b)                          in the case of any proposed Advance under that B Facility, the Sterling Amount of its share of such B Facility Advance which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date, provided always that such amount shall not be less than zero.

“Available Commitment” means, in relation to a Lender, the aggregate amount of its Available A Facility Commitments, its Available Additional Facility Commitments, its Available B Facility Commitments, its Available Revolving Facility Commitments and its Available Ancillary Facility Commitments, or, in the context of a particular Facility, its Available A Facility Commitments, its Available Additional Facility Commitments, its Available B Facility Commitments, its Available Revolving Facility Commitments or its Available Ancillary Facility Commitments, as the context may require.

“Available Facility” means, in relation to a Facility, at any time, the aggregate amount of the Available Commitments in respect of that Facility at that time.

“Available Revolving Facility” means, at any time, the aggregate amount of the Available Revolving Facility Commitments.

“Available Revolving Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its Revolving Facility Commitment at such time, less the Sterling Amount of its share of the Revolving Facility Outstandings, adjusted to take account of:

(a)                           any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Revolving Facility Commitment, in each case, pursuant to the terms of this Agreement; and

(b)                          in the case of any proposed Utilisation, the Sterling Amount of its share of (i) such Revolving Facility Advance and/or Documentary Credit which pursuant to any other Utilisation Request is to be made, or as the case may be, issued, and (ii) any Revolving Facility Advance and/or Documentary Credit which is due to be repaid or expire (as the case may be), in each case, on or before the proposed Utilisation Date, provided always that such amount shall not be less than zero.

“B Facility” means a term loan facility granted to the Company pursuant to a B Facility Accession Deed.

“B Facility Accession Deed” means an accession agreement in the form of Part 2 of Schedule 5 (Form of B Facility Accession Deed) with such changes as may be agreed between the Company and the Facility Agent from time to time.

“B Facility Fee Letter” means any fee letter entered into between the Company and any B Facility Lenders in relation to the fees payable for providing a B Facility.

“B Facility Lender” means any person who has become a Lender in respect of any B Facility in accordance with the terms of this Agreement.

“B Facility Margin” means, in relation to any B Facility, the margin specified and, if applicable, adjusted in accordance with the relevant B Facility Accession Deed.

“B Facility Outstandings” means, at any time, the aggregate principal amount of the B Facility Advances outstanding under this Agreement.

“B Facility Syndication Letter” means the letter dated on or about the Original Execution Date from the Global Coordinators, Physical Bookrunners, Bookrunners and Mandated Lead Arrangers to the Company in relation to the syndication of the B Facilities.

“Bank Group” means:

(a)                           for the purposes of the definition of “Bank Group Consolidated Revenues”, Clause 22.1 (Financial Statements), Clause 22.3 (Budget) and Clause 23 (Financial Condition) and any other provisions of this Agreement using the terms defined in Clause 23 (Financial Condition):

(i)                              the Company;

(ii)                           NTL South Herts, for so long as a member of the Bank Group is the general partner of South Hertfordshire United Kingdom Fund, Ltd or if it becomes a wholly-owned Subsidiary of the Company;

(iii)                        NTL Fawnspring Limited, for so long as it is a Subsidiary of the Company;

(iv)                       each of the Company’s other direct and indirect Subsidiaries from time to time, excluding the Bank Group Excluded Subsidiaries; and

(v)                          without prejudice to sub-paragraph (iv) above, each of the direct and indirect Subsidiaries from time to time of Virgin Media Communications, excluding any Subsidiary thereof which has a direct or indirect interest in the Company;

(b)                          for all other purposes:

(i)                              the Company and each of its direct and indirect Subsidiaries from time to time, other than the Bank Group Excluded Subsidiaries; and

(ii)                           each of the direct and indirect Subsidiaries from time to time of Virgin Media Communications to the extent not already included by virtue of sub-paragraph (i) above, excluding any Subsidiary thereof which has a direct or indirect interest in the Company, but excluding for all purposes under paragraphs (a) and (b) above any Permitted Joint Ventures.

For information purposes only, the members of the Bank Group as at the Original Execution Date for the purposes of paragraph (b) above are listed in Part 3 of Schedule 2 (Members of the Bank Group).

“Bank Group Cash Flow” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Bank Group Consolidated Revenues” means, in respect of any period, the consolidated revenues for the Bank Group for that period as evidenced by the financial information provided in respect of that period pursuant to Clause 22.1 (Financial Statements).

“Bank Group Excluded Subsidiary” means:

(a)                           any Subsidiary of the Company or Virgin Media Communications which is a Dormant Subsidiary and which is not a Guarantor;

(b)                          NTL Fawnspring Limited;

(c)                           NTL South Herts and its Subsidiaries, until such time as NTL South Herts becomes a wholly-owned Subsidiary of the Company;

(d)                          any Subsidiary of the Company or Virgin Media Communications which is a Project Company;

(e)                           any Asset Securitisation Subsidiary; and

(f)                             any company which becomes a Subsidiary of the Parent or Virgin Media Communications in each case, after the Original Execution Date pursuant to an Asset Passthrough,

provided that any Bank Group Excluded Subsidiary may, at the election of the Parent and upon not less than 10 Business Days prior written notice to the Facility Agent, cease to be a Bank Group Excluded Subsidiary and become a member of the Bank Group.

“Bank Holdco” means a direct Holding Company of a member of the Bank Group which is not a member of the Bank Group.

“Barclays Intercreditor Agreement” has the meaning given to such term in the Group Intercreditor Agreement.

“Basel II” has the meaning given to such term in Clause 18.3(f) (Exceptions).

“BBA LIBOR” means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and Interest Period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“BBC Guarantees” means the guarantees required to be given by the Borrowers in favour of BBC Worldwide Limited pursuant to the shareholder agreements relating to the UKTV Joint Ventures.

“Beneficiary” means a beneficiary in respect of a Documentary Credit.

“Blocked Account” means each interest bearing account maintained with the Facility Agent (or such other bank as the Facility Agent and the Company may jointly determine) in the name of an Obligor for the purposes of Clause 12.3 (Blocked Accounts) or Clause 12.7 (Trapped Cash) which is secured in favour of the Security Trustee pursuant to the Security Documents, or as otherwise required by the terms of this Agreement.

“Borrowers” means the Original Borrowers and any Acceding Borrower.

“Break Costs” means the amount (if any) by which:

(a)                           the interest (excluding the Applicable Margin and Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period or Term in respect of that Advance or Unpaid Sum, had the amount so received been paid on the last day of that Interest Period or Term;

exceeds:

(b)                          the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of such Advance or Unpaid Sum received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of the current Interest Period or Term.

“Budget” means in respect of any financial year commencing after 31 December 2010, the budget for such financial year, in the form and including the information required to be delivered by the Company to the Facility Agent pursuant to Clause 22.3 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which (a) banks generally are open for business in London and (b) if such reference relates to a date for the payment or purchase of any sum denominated in:

(a)                           euro (A) is a TARGET Day and (B) is a day on which banks generally are open for business in the financial centre selected by the Facility Agent for receipt of payments in euro; or

(b)                          in a currency other than euro, banks generally are open for business in the principal financial centre of the country of such currency.

“Business Division Transaction” means any sale, transfer, demerger, contribution, spin off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Group which comprise all or part of the Virgin Media business division (or its predecessors or successors), to or with any other entity or person, whether or not within the Group or the Bank Group, in each case, where such transaction has the prior approval of an Instructing Group.

“Captive Insurance Company” means any captive insurance company for the Group (or any part thereof, which includes the Bank Group).

“Cash” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Cash Equivalent Investment” means:

(a)                           debt securities which are freely negotiable and marketable:

(i)                              which mature not more than 12 months from the relevant date of calculation; and

(ii)                           which are rated at least A-1 by Standard & Poor’s or Fitch or P-1 by Moody’s;

(b)                          certificates of deposit of, or time deposits or overnight bank deposits with, any commercial bank whose short-term securities are rated at least A-2 by Standard and Poor’s or Fitch or P-2 by Moody’s and having maturities of 12 months or less from the date of acquisition;

(c)                           commercial paper of, or money market accounts or funds with or issued by, an issuer rated at least A-2 by Standard & Poor’s or Fitch or P-2 by Moody’s and having an original tenor of 12 months or less;

(d)                          medium term fixed or floating rate notes of an issuer rated at least A-1 by Standard & Poor’s or Fitch or P-1 by Moody’s at the time of acquisition and having a remaining term of 12 months or less from the date of acquisition;

(e)                           any investment in a money market fund or enhanced yield fund (i) whose aggregate assets exceed £250 million and (ii) at least 90% of whose assets constitute Cash Equivalent Investments of the type described in paragraphs (a) to (d) of this definition;

(f)                             sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank; or

(g)                          any other debt security approved by the Instructing Group,

in each case, denominated in Sterling (or any other currency freely convertible into Sterling) and to which any member of the Bank Group is alone (or together with other members of the Bank Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Bank Group or subject to any security (other than Security arising under the Security Documents).

“Centre of Main Interests” has the meaning given to such term in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29 May 2000 on Insolvency Proceedings.

“Change in Tax Law” means the introduction, implementation, repeal, withdrawal or change in, or in the interpretation, administration or application of any Law relating to taxation (a) in the case of a participation in an Advance by a Lender named in Part 1 of Schedule 1 (Lenders and Commitments) after the Original Execution Date, or (b) in the case of a participation in an Advance by any other Lender, after the date upon which such Lender becomes a party to this Agreement in accordance with the provisions of Clause 37 (Assignments and Transfers).

“Change of Control” means the occurrence of any of the following events:

(a)                           any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Ultimate Parent (for the purposes of this paragraph (a), such person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the “parent entity”), if such other person is the beneficial owner (as defined in this paragraph (a)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

(b)                          during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Ultimate Parent (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of the Ultimate Parent was approved by a vote of a majority of the directors of the Ultimate Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Ultimate Parent then in office;

(c)                           the adoption of a plan relating to the liquidation or dissolution of the Ultimate Parent or the Company;

(d)                          the merger or consolidation of the Ultimate Parent or any other Virgin Media Holding Company with or into another person (other than the Ultimate Parent, any other Virgin Media Holding Company, the Company or any other wholly-owned Subsidiary of the Ultimate Parent) or the merger of another person (other than the Ultimate Parent, any Virgin Media Holding Company, the Company or any other wholly-owned Subsidiary of the Ultimate Parent) with or into the Ultimate Parent any other Virgin Media Holding Company or the sale of all or substantially all the assets of the Ultimate Parent, any other Virgin Media Holding Company, the Company or Intermediate Holdco to another person (other than the Ultimate Parent, any other Virgin Media Holding Company, the Company or any other wholly-owned Subsidiary of the Ultimate Parent), and, in the case of any such merger or consolidation, the securities of the Ultimate Parent or any other Virgin Media Holding Company that are outstanding immediately prior to such transaction are changed into or exchanged for cash, securities or other assets, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving person or transferee;

(e)                           any change of control (howsoever defined) occurs under the indenture governing any High Yield Notes or any Senior Secured Notes and the holders of any notes thereunder have a right to cause the issuer to repurchase their notes as a result of such event;

(f)                             any of the Borrowers, the Parent, Virgin Media Secured Finance PLC or Intermediate Holdco, and in each case their successor, ceases to be a direct or indirect wholly-owned Subsidiary of the Ultimate Parent (other than as a result of a Solvent Liquidation of such person pursuant to Clause 25.18 (Internal Reorganisations));

(g)                          Intermediate Holdco ceases to be a direct wholly-owned Subsidiary of the Company; or

(h)                          any Material Subsidiary (other than Intermediate Holdco and the Company) ceases to be a wholly-owned Subsidiary (directly or indirectly) of Intermediate Holdco.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if a Virgin Media Holding Company that is not then a Subsidiary of the Ultimate Parent becomes the ultimate parent of the Company and, if such Virgin Media Holding Company had been the Ultimate Parent, no Change of Control would have otherwise occurred; provided, however, that such Virgin Media Holding Company is or becomes an Obligor.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.  Section references to the Code are to the Code, as in effect at the Original Execution Date and any subsequent provisions of the Code, amendatory of it, supplemental to it or substituted therefor.

“Commitment” means:

(a)                           when designated “A Facility” save as otherwise provided in this Agreement:

(i)                              in relation to an Original Lender, the amount set opposite its name in the relevant column of Part 1 of Schedule 1 (Lenders and Commitments) and any amount of any other A Facility Commitment transferred to it under this

Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)                           in relation to any other Lender, as specified in the Transfer Deed pursuant to which such Lender becomes a party to this Agreement and any amount of any other A Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase);

(b)                          when designated “Additional Facility” in relation to a Lender and an Additional Facility at any time and save as otherwise provided in this Agreement,

(i)                              the amount set opposite its name in the Additional Facility Accession Deed in relation to that Additional Facility and the amount of any other Additional Facility Commitment in relation to that Additional Facility transferred to it under this Agreement;

(ii)                           as specified in the Transfer Deed pursuant to which such Lender becomes a party to this Agreement; or

(iii)                        the amount assumed by it in accordance with Clause 2.2 (Increase);

(c)                           when designated “B Facility” in relation to a Lender and a B Facility at any time and save as otherwise provided in this Agreement:

(i)                              the amount set opposite its name in the B Facility Accession Deed in relation to that B Facility and the amount of any other B Facility Commitment in relation to that B Facility transferred to it under this Agreement;

(ii)                           as specified in the Transfer Deed pursuant to which such Lender becomes a party to this Agreement; or

(iii)                        the amount assumed by it in accordance with Clause 2.2 (Increase);

(d)                          when designated “Revolving Facility” save as otherwise provided in this Agreement,

(i)                              in relation to an Original Lender, the amount set opposite its name in the relevant column of Part 1 of Schedule 1 (Lenders and Commitments) and any amount of any other Revolving Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)                           in relation to any other Lender, as specified in the Transfer Deed pursuant to which such Lender becomes a party to this Agreement and any amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase);

in each case to the extent:

(i)                              not cancelled, reduced or transferred by it under this Agreement;

(ii)                           not deemed to be zero pursuant to Clause 38 (Debt Purchase Transactions); and

(iii)                        without any such designation, means “A Facility Commitment”, “Additional Facility Commitment”, “B Facility Commitment” and “Revolving Facility Commitment” as the context requires, and any “Commitment” means either each or any of the foregoing, as the context requires.

“Company” means:

(a)                           VMIH; or

(b)                          following a solvent liquidation of VMIH, pursuant to the provisions of Clause 25.18 (Internal Reorganisations), NTL Finance Limited.

“Company Materials” has the meaning given to such term in Clause 41.4(b) (Public Information).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or such other similar form as the Facility Agent shall agree with the Company.

“Confirmation Date” has the meaning given to such term in Clause 17.2(d) (Lender Tax Status).

“Consolidated Debt Service” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Consolidated Net Debt” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Consolidated Net Income” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Consolidated Operating Cashflow” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Consolidated Senior Debt” means, at any time (without double counting) the aggregate principal or capital amounts (including any Interest capitalised as principal) of Financial Indebtedness (as would be set forth on the balance sheet of the Group in accordance with GAAP) (i) of any member of the Bank Group which is secured on a pari passu basis with the Facilities pursuant to the terms of the Group Intercreditor Agreement or has second or other ranking security to the Security granted for the benefit of the Facilities (including, without limitation, Financial Indebtedness arising under or pursuant to the Relevant Finance Documents), (ii) of any member of the Bank Group arising under any finance or capital leases incurred in reliance on the basket provided for under Clause 25.4(j) (Financial Indebtedness) and (iii) of any member of the Bank Group excluding the Company and Intermediate Holdco (regardless of whether any such Financial Indebtedness is secured or not but excluding any Financial Indebtedness owed to any member of the Group under Clause 25.4(i) (Financial Indebtedness)), but excluding any Hedging Agreements that cover risks relating to Financial Indebtedness not included in this definition.

“Consolidated Senior Net Debt” means, at any time, the Consolidated Senior Debt at such time less Cash, subject to a maximum aggregate Cash deduction of £200 million (or its equivalent in other currencies).

“Consolidated Total Debt” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Consolidated Total Net Cash Interest Payable” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an Internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).

“Content Transaction” means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Group which comprise all or part of the Content business of the Group, to or with any other entity or person whether or not within the Group or Bank Group.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Conversion Notice” has the meaning given to such term in paragraph (a) of Clause 6.1 (Utilisation of Ancillary Facilities).

“Convertible Senior Notes” means the 6.50% convertible senior notes due 2016 issued by the Ultimate Parent.

“Cost” means the cost estimated in good faith by the relevant member of the Bank Group to have been incurred or to be received by that member of the Bank Group in the provision or receipt of the relevant service, facility or arrangement, including, without limitation, a proportion of any material employment, property, information technology, administration, utilities, transport and materials or other costs incurred or received in the provision or receipt of such service, facility or arrangement, but excluding costs which are either not material or not directly attributable to the provision or receipt of the relevant service, facility or arrangement.

“CTA” means the Corporation Tax Act 2009.

“Current Assets” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Current Liabilities” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Debt Purchase Transaction” means, in relation to a Person, a transaction where such Person:

(a)                           purchases by way of assignment or transfer;

(b)                          enters into any sub-participation in respect of; or

(c)                           enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance which (with the expiry of a grace period, the giving of notice, the making of any determination under any of the Relevant Finance Documents or any combination of any of the foregoing) would be an Event of Default provided that in relation to any event which is subject to a materiality threshold or condition before such event would constitute an Event of Default, such default shall not constitute a Default until such materiality threshold or condition has been satisfied.

“Defaulting Lender” means any Lender (other than a Lender which is or becomes a member of the Group):

(a)                           which has failed to make its participation in an Advance available or has notified the Facility Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with Clause 4.2 (Lenders’ Participation) or has failed to provide cash collateral (or has notified an L/C Bank that it will not provide cash collateral) in accordance with Clause 5.8 (Cash Collateral by Non-Acceptable L/C Lender);

(b)                          which has otherwise rescinded or repudiated a Relevant Finance Document; or

(c)                           with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)                              its failure to pay is caused by:

(A)                       administrative or technical error; or

(B)                         a Disruption Event; and

payment is made within two Business Days of its due date; or

(ii)                           the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Gross Amount” has the meaning given to such term in Clause 6.1(b) (Utilisation of Ancillary Facilities).

“Designated Net Amount” has the meaning given to such term in Clause 6.1(b) (Utilisation of Ancillary Facilities).

“Designated Website” has the meaning given to such term in Clause 41.3(a) (Use of Websites/E-mail).

“Disposal” means any sale, transfer, lease, surrender or other disposal by any member of the Bank Group of any shares in any of its Subsidiaries or all or any part of its revenues, assets, other shares, business or undertakings other than in the ordinary course of business or trade.

“Disputes” has the meaning given to such term in Clause 48.1 (Courts).

“Disruption Event” means either or both of:

(a)                           a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Relevant Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties to this Agreement; or

(b)                          the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Relevant Finance Party to this Agreement preventing that, or any other Relevant Finance Party:

(i)                              from performing its payment obligations under the Relevant Finance Documents; or

(ii)         from communicating with other parties in accordance with the terms of the Relevant Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Documentary Credit” means a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit issued or to be issued by an L/C Bank pursuant to Clause 4.1 (Conditions to Utilisation).

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of more than £10,000 (excluding loans existing on the Original Execution Date owed to it by members of the Bank Group) or its equivalent in other currencies.

“Double Taxation Treaty” means in relation to a payment of interest on an Advance made to any Borrower, any convention or agreement between the government of such Borrower’s Relevant Tax Jurisdiction and any other government for the avoidance of double taxation with respect to taxes on income and capital gains which makes provision for exemption from tax imposed by such Borrower’s Relevant Tax Jurisdiction on interest.

“Effective Date” has the meaning given to such term in paragraph (a) of Clause 6.1 (Utilisation of Ancillary Facilities).

“Encumbrance” means:

(a)         a mortgage, charge, pledge, lien, assignation in security, standard security, encumbrance or other security interest securing any obligation of any person;

(b)         any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person; or

(c)         any other type of agreement or preferential arrangement (including title transfer and retention arrangements) having a similar effect.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)         air (including air within natural or man-made structures, whether above or below ground);

(b)         water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)         land (including land under water).

“Environmental Claim” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating to any Environmental Law or Environmental Licence.

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)         have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)         provide remedies or compensation for harm or damage to the Environment; or

(c)         relate to Hazardous Substances or health or safety matters.

“Environmental Licence” means any Authorisations required at any time under Environmental Law.

“Equity Cure Right” has the meaning given to such term in Clause 23.3(a) (Equity Cure Right).

“Equity Equivalent Funding” means a loan made to, or any Financial Indebtedness owed by, any person where the Financial Indebtedness incurred thereby:

(a)         may not be repaid at any time prior to the repayment in full of all Outstandings and cancellation of all Available Commitments;

(b)         carries no interest or carries interest which is payable only on non-cash pay terms or following repayment in full of all Outstandings and cancellation of all Available Commitments;

(c)         is either (i) structurally and contractually subordinated to the Facilities or (ii) contractually subordinated to the Facilities, in each case, pursuant to the HYD Intercreditor Agreement and/or the Group Intercreditor Agreement; and

(d)         if not already subject to Security created under the Original Security Documents, Security in favour of the Security Trustee on terms satisfactory to the Security Trustee is promptly granted by the relevant creditor over its rights with respect to any such Financial Indebtedness.

“Equity Proceeds” means the cash proceeds raised by any member of the Group by way of equity securities offerings in the international or domestic public equity capital markets (after deducting all reasonable fees, commissions, costs and expenses incurred by any member of the Group in connection with such raising) but shall not include the cash proceeds of any offering of convertible notes or other equity-like or equity-linked instruments (including upon conversion or exchange thereunder).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued under it.  Section references to ERISA are to ERISA as in effect on the Original Execution Date.

“ERISA Affiliate” means, in relation to a member of the Bank Group, each person (as defined in section 3(9) of ERISA) which together with that member of the Bank Group would be deemed to be a “single employer” within the meaning of section 414(b), (c), (m) or (o) of the Code.

“EURIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement in euro on which interest for a given period is to accrue:

(a)         the rate per annum for deposits in euro which appears on the Relevant Page for such period at or about 11.00 am (Brussels time) on the Quotation Date for such period; or

(b)         if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Relevant Page”, the arithmetic mean (rounded upwards, if not already such a multiple, to 4 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the European Interbank

Market deposits in euro for such period at or about 11.00 am (Brussels time) on the Quotation Date for such period.

“European Interbank Market” means the interbank market for euro operating in Participating Member States.

“Event of Default” means any of the events or circumstances described as such in Clause 27 (Events of Default).

“Excess Capacity Network Service” means the provision of network services, or agreement to provide network services, by a member of the Bank Group in favour of one or more other members of the Group where such network services are only provided in respect of the capacity available to such member of the Bank Group in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers.

“Excess Cash Flow” means in relation to any financial year of the Company, Bank Group Cash Flow less (a) Consolidated Debt Service for such financial year, (b) the aggregate amount of all payments or prepayments of principal, whether voluntary or mandatory, of Consolidated Total Debt made in such financial year, (c) proceeds from disposals permitted by Clause 25.6(j) (Disposals) received during such financial year and (d) proceeds from any Content Transaction or any Business Division Transaction received during such financial year, provided that no such amounts prepaid and used in the calculation under paragraph (b) shall be available for reborrowing and, provided further that for the purposes of such calculation, no amount shall be included or excluded more than once.

“Exchange Act” means the US Securities Exchange Act of 1934, as amended.

“Excluded Group” means each member of the Group which is not a member of the Bank Group.

“Excluded Group Operating Cashflow” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Existing Encumbrance” means any Encumbrance existing as at the Original Execution Date, details of which are set out in Part 1 of Schedule 10 (Existing Encumbrances).

“Existing Financial Indebtedness” means the Financial Indebtedness existing as at the Original Execution Date, details of which are set out in Part 3 of Schedule 10 (Existing Financial Indebtedness).

“Existing Hedging Agreements” means the hedging agreements with the Hedge Counterparties existing as at the Original Execution Date, details of which are set out in Part 6 of Schedule 10 (Existing Hedge Counterparties).

“Existing High Yield Notes” means the 2014 High Yield Notes, the 2016 High Yield Notes, the 8.375% dollar denominated senior notes due 2019 and the 8.875% sterling denominated senior notes due 2019, in each case, issued by the Parent.

“Existing Loans” means the loans granted by members of the Bank Group existing as at the Original Execution Date, details of which are set out in Part 2 of Schedule 10 (Existing Loans).

“Existing Performance Bonds” means each of the performance bonds or similar obligations issued by members of the Bank Group existing as at the Original Execution Date, details of which are set out in Part 4 of Schedule 10 (Existing Performance Bonds).

“Existing Senior Credit Facilities Agreement” means that certain senior credit facilities agreement dated 3 March 2006 and made between, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Telewest Communications Networks Limited and VMIH Sub Limited as UK Borrowers, Virgin Media Dover LLC as US Borrower, Deutsche Bank AG, London Branch, J.P. Morgan Plc, The Royal Bank of Scotland Plc and Goldman Sachs International as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee, GE Corporate Banking Europe SAS as Administrative Agent and the financial and other institutions named in it as Lenders.

“Existing Senior Secured Notes” means the 6.50% dollar denominated senior secured notes due 2018 and the 7.00% sterling denominated senior secured notes due 2018, in each case, issued by Virgin Media Secured Finance PLC.

“Existing UKTV Group Loan Stock” means the loan stock and redeemable preference shares issued by members of the UKTV Group, details of which are set out in Part 5 of Schedule 10 (Existing UKTV Group Loan Stock).

“Existing Vendor Financing Arrangements” means each of the existing finance leases and vendor financing arrangements existing as at the date of the Agreement, details of which are set out in Part 7 of Schedule 10 (Existing Vendor Financing Arrangements).

“Expiry Date” means, in relation to any Documentary Credit granted under this Agreement, the date stated in it to be its expiry date or the latest date on which demand may be made under it being a date falling on or prior to the Final Maturity Date in respect of the Revolving Facility.

“Facilities” means the A Facility, any Additional Facility, any B Facility, the Revolving Facility, any Ancillary Facility and any Documentary Credit granted to the Borrowers under this Agreement, and “Facility” means any of them, as the context may require.

“Facility Agent’s Spot Rate of Exchange” means, in relation to two currencies, the Facility Agent’s spot rate of exchange for the purchase of the first-mentioned currency with the second-mentioned currency in the London foreign exchange market at or about 11 a.m. on a particular day.

“Facility Office” means the office notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender or, following that date, (i) by not less than 5 Business Days written notice as the office through which it will perform its obligations under this Agreement where the office is situated in Financial Action Task Force countries, or (ii) with the prior written consent of the Facility Agent, an office through which it will perform its obligations under this Agreement situated in non-Financial Action Task Force countries.

“Fee Letters” means the A Facility Fee Letter, any B Facility Fee Letter and the other fee letters referred to in Clauses 16.2 (Arrangement and Underwriting Fee), 16.3 (Agency Fee) and 16.5 (L/C Bank Fee).

“Final Maturity Date” means:

(a)         in respect of the Revolving Facility, 30 June 2015;

(b)         in respect of an Additional Facility, as agreed by the Company and the relevant Additional Facility Lenders in the relevant Additional Facility Accession Deed, but subject to Clause 2.5 (Additional Facility);

(c)         in respect of the A Facility, 30 June 2015; and

(d)         in respect of a B Facility, the date set out in the relevant B Facility Accession Deed, which shall be no earlier than 31 December 2015.

“Finance Documents” means:

(a)         any Relevant Finance Document;

(b)         any Senior Secured Notes Documents; and

(c)         any other agreement or document designated a “Finance Document” in writing by the Facility Agent and the Company.

“Finance Lease” means a lease treated as a capital or finance lease pursuant to GAAP.

“Finance Parties” means the Facility Agent, the Arrangers, the Bookrunners, the Security Trustee, the Lenders and each Hedge Counterparty, the holders of any Senior Secured Notes and the trustees and/or other agents in respect of any Senior Secured Notes and “Finance Party” means any of them.

“Financial Action Task Force” means the Financial Action Task Force on Money Laundering, an inter-governmental body, the purpose of which is the development and promotion of policies, at both national and international levels, to combat money laundering.

“Financial Indebtedness” means, without double counting, any Indebtedness for or in respect of:

(a)         moneys borrowed;

(b)         any amount raised by acceptance under any acceptance credit facility;

(c)         any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (but not, in any case, Trade Instruments) (for the avoidance of doubt excluding any loan notes or similar instruments issued solely by way of consideration for the acquisition of assets in order to defer capital gains or equivalent taxes where such loan notes or similar instruments are not issued for the purpose of raising finance);

(d)         the principal portion of any liability in respect of any Finance Lease;

(e)         receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)          the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 150 days in order to raise finance or to finance the acquisition of those assets or services;

(g)         any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as indebtedness in accordance with GAAP;

(h)         any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account, provided that for the purposes of Clause 27.5 (Cross Default), only the net amount not paid or which is payable by the relevant member of the Group shall be included);

(i)          any amount raised pursuant to any issue of shares which are expressed to be redeemable (other than at the option of the issuer) in cash (other than redeemable shares in respect of which the redemption is prohibited until after repayment in full of all Outstandings under the Facilities);

(j)          any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial or other institution; or

(k)         the amount of any liability in respect of any guarantee or indemnity for the Financial Indebtedness of another person referred to in paragraphs (a) to (j) above.

“Financial Officer” means the Chief Financial Officer, the Deputy Chief Financial Officer, the Assistant Treasurer, the Controller or the Group Treasurer, in each case, of the Company or of the Group, or any similar officer of the Company or of the Group.

“Financial Quarter” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

“Fitch” means Fitch Ratings or any successor thereof.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any member of the Group for the benefit of employees of any member of the Group residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Funded Excluded Subsidiary” means, in respect of a Funding Passthrough, a Bank Group Excluded Subsidiary or any person in which a member of the Bank Group owns an interest but which is not a member of the Bank Group which:

(a)         indirectly receives funding from a Bank Holdco; and/or

(b)         by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by it, directly or indirectly, makes a payment to a Bank Holdco.

“Funding Passthrough” means a series of transactions between a Bank Holdco, one or more members of the Bank Group and a Funded Excluded Subsidiary where:

(a)         in the case of funding being provided by a Bank Holdco to the Funded Excluded Subsidiary, that funding is:

(i)          first made available by the Bank Holdco to (in the case of the Parent) the Company or, one of its Subsidiaries (other than in the case of Virgin Media Communications, the Parent or any of its Subsidiaries) by way of the subscription for new securities, capital contribution or Subordinated Funding;

(ii)         secondly (if relevant) made available by the recipient of the Funding Passthrough under (i) above, to a member of the Bank Group (other than the Company) which may be followed by one or more transactions between members of the Bank Group (other than the Company) and finally made available by a member of the Bank Group (other than the Company) to the Funded Excluded Subsidiary in all such cases by way of either the subscription for new securities, the advancing of loans or capital contribution; or

(b)         in the case of a payment to be made by the Funded Excluded Subsidiary to a Bank Holdco that payment is:

(i)          first made by the Funded Excluded Subsidiary to a member of the Bank Group, and thereafter is made between members of the Bank Group (as relevant), by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by such Funded Excluded Subsidiary or relevant member of the Bank Group; and

(ii)         finally made by the Company to the Parent or by one of the Subsidiaries of Virgin Media Communications (other than the Parent or any of its Subsidiaries) to Virgin Media Communications by way of dividend or other distribution, loan or the payment of interest on or the repayment of the principal amount of any loan made by way of Subordinated Funding.

“GAAP” means accounting principles generally accepted in the United States.

“Group” means:

(a)         for the purposes of Clause 22.1 (Financial Statements), Clause 22.3 (Budget) and Clause 23 (Financial Condition) and any other provisions in this Agreement using the terms defined in Clause 23 (Financial Condition):

(i)          the Ultimate Parent and its Subsidiaries from time to time; and

(ii)         NTL South Herts, for so long as a member of the Group is the general partner of South Hertfordshire United Kingdom Fund, Ltd. or if it becomes a wholly-owned Subsidiary of the Group; and

(b)         for all other purposes, the Ultimate Parent and its Subsidiaries from time to time.

“Group Business” means the provision of broadband and communications services, including:

(a)         residential telephone, mobile telephone, cable television and Internet services, including wholesale Internet access solutions to Internet service providers;

(b)         data, voice and Internet services to large businesses, public sector organisations and small and medium sized enterprises;

(c)         national and international communications transport services to communications companies; and

(d)         the provision of Content,

and any related ancillary or complementary business to any of the services described above.

“Group Intercreditor Agreement” means the intercreditor agreement dated 3 March 2006 between, among others, certain of the Obligors, other members of the Group and the Relevant Finance Parties.

“Group Structure Chart” means the structure chart relating to the Group, which has been delivered to the Facility Agent on or prior to the Original Execution Date or any updated group structure chart which is delivered to the Facility Agent pursuant to Clause 24.14 (Group Structure Chart) from time to time.

“Guarantors” means:

(a)         for the purposes of Clause 29 (Guarantee and Indemnity), the Parent, the Original Guarantors and any Acceding Guarantors; and

(b)         for the purposes of any other provision of the Relevant Finance Documents, the Original Guarantors and any Acceding Guarantors,

and “Guarantor” means any one of them as the context requires, provided that in either case, such person has not been released from its rights and obligations as a Guarantor hereunder pursuant to Clause 44.5 (Release of Guarantees and Security).

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment.

“Hedge Counterparty” means any counterparty which is a party to a Hedging Agreement entered into for the purposes of Clause 24.9 (Hedging) and has acceded to the Group Intercreditor Agreement and the HYD Intercreditor Agreement and “Hedge Counterparties” means all such counterparties.

“Hedging Agreement” means any agreement in respect of an interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“High Yield Notes” means the Existing High Yield Notes, any Additional High Yield Notes and any High Yield Refinancing.

“High Yield Refinancing” means any Financial Indebtedness incurred by the Parent for the purposes of refinancing all or a portion of the Existing High Yield Notes and/or any Additional High Yield Notes and/or any High Yield Refinancing and/or any Senior Secured Notes and/or the Convertible Senior Notes and/or any Financial Indebtedness permitted to be incurred or outstanding pursuant to Clause 25.4 (Financial Indebtedness), in each case, including any Financial Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable under such Financial Indebtedness being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing, in respect of which the following terms apply:

(a)         the final maturity date or redemption date of such refinancing occurs on or after the scheduled redemption date in respect of the Financial Indebtedness being refinanced;

(b)         the average life of the High Yield Refinancing is not less than (or, in respect of a refinancing in part, is equal to) the remaining average life of the Financial Indebtedness being refinanced, as at the time of such refinancing;

(c)         the principal amount of any such Financial Indebtedness shall not exceed the principal amount of, and any outstanding interest on, the Financial Indebtedness being refinanced (plus all fees, expenses, commissions, make-whole or other contractual premium payable in connection with such refinancing);

(d)         it is unsecured; and

(e)         if such Financial Indebtedness is guaranteed, it is not guaranteed by any member of the Bank Group other than the Company and/or Intermediate Holdco, provided that any such guarantee or guarantees so provided are (i) granted on subordination and release terms substantially the same as the existing guarantees of the Company and Intermediate Holdco in favour of the Existing High Yield Notes and (ii) subject to the terms of the HYD Intercreditor Agreement or a Supplemental HYD Intercreditor Agreement.

“Holding Company” of a company means a company of which the first-mentioned company is a Subsidiary.

“HYD Intercreditor Agreement” means the intercreditor agreement dated 13 April 2004 between certain of the Obligors, the Relevant Finance Parties and the indenture trustee in respect of the Existing High Yield Notes.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Facility Agent at any time when:

(a)         it has failed to make (or has notified a Relevant Finance Party that it will not make) a payment required to be made by it under the Relevant Finance Documents by the due date for payment;

(b)         the Facility Agent otherwise rescinds or repudiates a Relevant Finance Document;

(c)         (if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)         an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless, in the case of paragraph (a) above:

(i)          its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)         the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).

“Increased Cost” means:

(a)         any reduction in the rate of return from a Facility or on a Relevant Finance Party’s (or an Affiliate’s) overall capital;

(b)         any additional or increased cost; or

(c)         any reduction of any amount due and payable under any Relevant Finance Document,

which is incurred or suffered by a Relevant Finance Party or any of its Affiliates to the extent that it is attributable to that Relevant Finance Party having agreed to make available its Commitment or having funded or performed its obligations under any Relevant Finance Document.

“Increase Lender” has the meaning set out in Clause 2.2(a)(ii) (Increase).

“Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including interest and other charges relating to it).

“Information Memorandum” means the information memorandum to be dated on or around the Original Execution Date and approved by the Company concerning the Obligors which, at the request of the Company and on its behalf, has been or will be prepared in relation to the Facilities and the business, assets, financial condition and prospects of the Group and which will be made available by the Mandated Lead Arrangers pursuant to the terms of the B Facility Syndication Letter to selected banks and other institutions for the purpose of syndicating the B Facilities, as supplemented by the reports of the Ultimate Parent publicly filed with the SEC, including without limitation the Annual Report on Form 10-K dated 26 February 2010.

“Insolvency Event” in relation to a Relevant Finance Party means that the Relevant Finance Party:

(a)         is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)         becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)         makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)         institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)         has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)          results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)         is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)          has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)         seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)         has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)          causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)          takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Inspecting Party” has the meaning given to such term in Clause 22.6 (Access).

“Instructing Group” means:

(a)         for the purposes of Clause 27.17 (Acceleration):

(i)          before any Utilisation of the Facilities under this Agreement, a Lender or group of Lenders whose Available Commitments amount in aggregate to more than 66 2/3% of the Available Facilities; and

(ii)         thereafter, a Lender or group of Lenders to whom in aggregate more than 66 2/3% of the aggregate amount of the Outstandings are (or if there are no Outstandings at such time, immediately prior to their repayment, were then) owed, in each case, calculated in accordance with the provisions of Clause 44.7 (Calculation of Consent); and

(b)         for all other purposes under this Agreement:

(i)          before any Utilisation of the Facilities under this Agreement, a Lender or group of Lenders whose Available Commitments amount in aggregate to more than 66 2/3% of the Available Facilities; and

(ii)         thereafter, a Lender or group of Lenders to whom in aggregate more than 66 2/3% of the aggregate amount of the Outstandings are (or if there are no Outstandings at such time, immediately prior to their repayment, were then) owed, in each case, calculated in accordance with the provisions of Clause 44.7 (Calculation of Consent), provided that to the extent the terms of an Additional Facility vary from the terms of this Agreement:

(A)        the relevant Lenders under the applicable Additional Facility shall not be entitled to vote on any matters (including on any consent and/or waiver) with respect to any provisions of this Agreement that do not equally apply to such Additional Facility in which case the relevant Additional

Facility Commitments and any related Additional Facility Outstandings shall be excluded from the calculation of the requisite percentage under paragraphs (b)(i) and (ii) above;

(B)        the relevant Lenders under the applicable Additional Facility shall be entitled to vote on any matters (including on any consent and/or waiver) with respect to any provisions of this Agreement that equally apply to such Additional Facility in which case the relevant Additional Facility Commitments and any related Additional Facility Outstandings shall be included in the calculation of the requisite percentage under paragraphs (b)(i) and (ii) above; and

(C)        only the relevant Lenders under the applicable Additional Facility shall be entitled to vote on any matters (including any consent and/or waiver) with respect to any provisions that solely apply to such Additional Facility or Additional Facilities in which case only the relevant Commitments and any related Outstandings under such Additional Facility or Additional Facilities shall be included in the calculation of the requisite percentage under paragraphs (b)(i) and (ii) above, and provided further that, in each case of paragraphs (a) and (b) above, for the purposes of any references in the HYD Intercreditor Agreement to the definition of “Instructing Group” in this Agreement, “Instructing Group” means Instructing Party as defined in the Group Intercreditor Agreement.

“Intellectual Property Rights” means any patent, trade mark, service mark, registered design, trade name or copyright or any license to use any of the same.

“Interest” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Interest Coverage Ratio” has the meaning given to such term in paragraph (b) of Clause 23.2 (Ratio).

“Interest Period” means, save as otherwise provided in this Agreement, any of those periods mentioned in Clause 14.1 (Interest Periods for Term Facility Advances).

“Intermediate Holdco” means Virgin Media Investments Limited, a company incorporated in England and Wales under registered number 7108297 and having its registered office at 160 Great Portland Street, London W1W 5QA.

“Intra-Group Services” means:

(a)         the sale of programming or other Content by any member(s) of the Group to one or more members of the Bank Group on arms’ length terms;

(b)         the lease or sublease of office space, other premises or equipment on arms’ length terms by one or more members of the Bank Group to one or more members of the Group or by one or more members of the Group to one or more members of the Bank Group;

(c)         the provision or receipt of other services, facilities or other arrangements (in each case not constituting Financial Indebtedness) in the ordinary course of business, by or from one or more members of the Bank Group to or from one or more members of the Group including, without limitation, (i) the employment of personnel, (ii) provision of employee healthcare or other benefits, (iii) acting as agent to buy equipment, other assets or services or to trade with residential or business customers, and (iv) the provision of audit, accounting, banking, IT, telephony, office, administrative, compliance, payroll or other similar services provided that the consideration for the provision thereof is, in the reasonable opinion of the Company, no less than Cost; and

(d)         the extension, in the ordinary course of business and on terms no less favourable to the relevant member of the Bank Group than arms’ length terms, by or to any member of the Bank Group to or by any such member of the Group of trade credit not constituting Financial Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (a), (b) or (c) above.

“ISDA” means the International Swaps & Derivatives Association, Inc.

“ITA” means the Income Tax Act 2007.

“Joint Venture” means any joint venture, partnership or similar arrangement between any member of the Bank Group and any other person that is not a member of the Bank Group.

“Joint Venture Group” means any Joint Venture and its subsidiaries from time to time, including the UKTV Group.

“Law” means:

(a)         common or customary law;

(b)         any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)         any directive, regulation, practice, requirement which has the force of law and which is issued by any governmental body, agency or department or any central bank or other fiscal, monetary, regulatory, self-regulatory or other authority or agency.

“L/C Bank” means the Original L/C Bank and any other Lender which has been appointed as an L/C Bank in accordance with Clause 5.11 (Appointment and Change of L/C Bank) and which has not resigned in accordance with paragraph (c) of Clause 5.11 (Appointment and Change of L/C Bank).

“L/C Bank Accession Certificate” means a duly completed accession certificate in the form set out in Schedule 11 (Form of L/C Bank Accession Certificate).

“L/C Lender” has the meaning set out in Clause 5.1(b) (Issue of Documentary Credits).

“L/C Proportion” means, in relation to a Lender in respect of any Documentary Credit and save as otherwise provided in this Agreement, the proportion (expressed as a percentage) borne by such Lender’s Available Revolving Facility Commitment to the Available Revolving Facility immediately prior to the issue of such Documentary Credit.

“Legal Opinions” means any of the legal opinions referred to in paragraph 9 of Part 1 of Schedule 3 (Conditions Precedent to First Utilisation) and paragraph 2 of Part 4 of Schedule 5 (Accession Documents) delivered pursuant to Clause 3.1 (Conditions Precedent) and Clause 26 (Acceding Group Companies), respectively.

“Lender” means:

(a)         an Original Lender;

(b)         a person (including each L/C Bank and each Ancillary Facility Lender) which has become a party to this Agreement as a Lender in accordance with the provisions of Clause 37 (Assignments and Transfers);

(c)         a person which has become a party to this Agreement as a Lender by executing a B Facility Accession Deed; or

(d)         a person which has become a party to this Agreement as a Lender by executing an Additional Facility Accession Deed,

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Leverage Ratio” has the meaning given to such term in paragraph (a) of Clause 23.2 (Ratios).

“LIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement in a currency (other than euro) on which interest for a given period is to accrue:

(a)         the rate per annum which appears on the Relevant Page for such period at or about 11.00 a.m. on the Quotation Date for such period; or

(b)         if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Relevant Page”, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest 4 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the relevant currency for such period at or about 11.00 am on the Quotation Date for such period.

“Liquidation Transfer” has the meaning given to such term in Clause 25.18(a) (Internal Reorganisations).

“Major Event of Default” means an Event of Default arising under any of the following provisions:

(a)         Clause 27.1 (Non-Payment);

(b)         Clause 27.2 (Covenants);

(c)         Clause 27.5 (Cross Default);

(d)         Clause 27.6 (Insolvency);

(e)         Clause 27.7 (Winding-up);

(f)          Clause 27.8 (Execution or Distress);

(g)         Clause 27.9 (Similar Events);

(h)         Clause 27.10 (Repudiation);

(i)          Clause 27.11 (Illegality);

(j)          Clause 27.12 (Intercreditor Default); and

(k)         Clause 27.14 (Material Adverse Effect).

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 7 (Mandatory Cost Formula).

“Margin Stock” shall have the meaning provided in Regulation U.

“Marketable Securities” means any security which is listed on any publicly recognised stock exchange and which has, or is issued by a company which has, a capitalisation of not less than £1 billion (or its equivalent in other currencies) as at the time such Marketable Securities are acquired by any member of the Bank Group by way of consideration for any disposal permitted under Clause 25.6 (Disposals).

“Market Disruption Event” has the meaning given to such term in clause 15.2(c) (Market Disruption).

“Material Adverse Effect” means a material adverse change in:

(a)         the financial condition, assets or business of the Obligors (taken as a whole); or

(b)         the ability of any Obligor to perform and comply with its payment or other material obligations under any Relevant Finance Document (taking into account the resources available to such Obligor from any other member of the Bank Group).

“Material Subsidiary” means, at any time, a member of the Bank Group whose contribution to Consolidated Operating Cashflow (on a consolidated basis if it has Subsidiaries) represents at least 5% of the Consolidated Operating Cashflow calculated by reference to the most recent financial statements of the Bank Group delivered pursuant to paragraph (b)(ii) of Clause 22.1 (Financial Statements).

“Maturing Advance” has the meaning given to such term in Clause 8.2 (Rollover Advances).

“Merged Entity” has the meaning given to such term in Clause 25.8(e) (Mergers).

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any member of the Group or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any member of the Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Necessary Authorisations” means all Authorisations (including Environmental Licences and any Authorisations issued pursuant to or any deemed Authorisations under any Statutory Requirements) of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)         lawfully enter into and perform its obligations under the Relevant Finance Documents to which it is party;

(b)         ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation or establishment, of such Relevant Finance Documents to which it is party; and

(c)         carry on its business from time to time.

“Net Proceeds” means:

(a)         any cash proceeds received by any member of the Bank Group (including, when received, any cash proceeds received by way of deferred instalment of purchase price or from the sale of Cash Equivalent Investments or Marketable Securities acquired by any member of the Bank Group in consideration for any Disposal as contemplated under Clause 25.6 (Disposals) but excluding any repayment of any loan or Financial Indebtedness in connection therewith) from any Disposal after deducting:

(i)          all taxes paid or reasonably estimated by such member of the Bank Group to be payable by any member of the Bank Group as a result of that Disposal;

(ii)         all reasonable fees, commissions, costs and expenses incurred by such member of the Bank Group in arranging or effecting that Disposal, including, without limitation, any amount required to be paid by any member of the Bank Group to any proprietor of any intellectual property rights (not being a member of the Bank Group) (including intellectual property licences) related to the assets disposed of where such payment is on arms’ length terms and is required to enable such intellectual property rights to be transferred with such assets to the extent necessary to facilitate the applicable Disposal and any related redundancy, relocation and restructuring costs (as evidenced in reasonable detail to the Facility Agent on request);

(iii)        in the case of a Disposal effected by a member of the Bank Group other than a Borrower, such provision as is reasonable for all costs and taxes (after taking into account all available credits, deductions and allowances) incurred by the Bank Group to a person other than a member of the Bank Group and fairly attributable to up streaming the cash proceeds to a Borrower or making any distribution in connection with such proceeds to enable them to reach a Borrower;

(iv)        any cash proceeds which are to be applied towards discharging any Encumbrance over such asset;

(v)         in the case of a Disposal of a non-wholly-owned Subsidiary or Joint Venture, to the extent received by any member of the Bank Group, any cash proceeds attributable to any interest in such Subsidiary or Joint Venture owned by any person other than a member of the Bank Group;

(vi)        any amounts reserved for any possible warranty or indemnity claim in relation to any Disposal provided that such amounts shall be added back to Net Proceeds once any such reserve is reversed; and

(b)         the cash proceeds received by any member of the Bank Group of any claim for loss or destruction of or damage to the property of a member of the Bank Group under any insurance policy after deducting any such proceeds relating to the third party or public liability claims which are applied towards meeting such claims (and, for the avoidance of doubt, excluding any proceeds received for any claim under any business interruption or similar insurance) and any reasonable costs incurred in recovering the same.

“New Equity” means a subscription for capital stock of the Ultimate Parent or any other form of equity contribution to the Ultimate Parent, in each case, where such subscription or contribution does not result in a Change of Control.

“New Lender” has the meaning given to such term in Clause 37.5 (Assignments or Transfers by Lenders).

“Non-Acceptable L/C Lender” means a Lender under the Revolving Facility which the Facility Agent has determined:

(a)         is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each L/C Bank has agreed is acceptable to it notwithstanding that fact or an Original Lender); or

(b)         is a Defaulting Lender; or

(c)         has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 29.2 (Indemnity) or Clause 30.10 (Lender’s Indemnity) or any other payment to be made by it under the Relevant Finance Documents to or for the account of any other Relevant Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i) — (ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” is a Lender which does not agree to a consent to an amendment to, or a waiver of, any provision of the Relevant Finance Documents where:

(a)         the Company or the Facility Agent has requested the Lenders to consent to an amendment to, or waiver, of any provision of the Relevant Finance Documents;

(b)         the consent or amendment in question requires the agreement of the Lenders affected thereby pursuant to Clause 44.2 (Consents) (and such Lender is one of the Lenders affected thereby);

(c)         Lenders representing not less than 80% of the Commitments or Outstandings, as the case may be, of the Lenders affected thereby have agreed to such consent or amendment; and

(d)         the Company has notified the Lender it will treat it as a Non-Consenting Lender.

“Non-Funding Lender” is either:

(a)         a Lender which fails to comply with its obligation to participate in any Advance where:

(i)          all conditions to the relevant Utilisation (including without limitation, delivery of a Utilisation Request) have been satisfied or waived by an Instructing Group in accordance with the terms of this Agreement;

(ii)         Lenders representing not less than 80% of the relevant Commitments have agreed to comply with their obligations to participate in such Advance; and

(iii)        the Company has notified the Lender that it will treat it as a Non-Funding Lender;

(b)         a Lender which has given notice to a Borrower or the Facility Agent that it will not make, or it has disaffirmed or repudiated any obligation to participate in, an Advance; or

(c)         a Defaulting Lender.

“Non-Bank Group Member” has the meaning given to such term in Clause 24.12(f) (Further Assurance).

“Notifiable Debt Purchase Transaction” has the meaning given to such term in Clause 38  (Debt Purchase Transactions).

“NTL South Herts” means NTL (South Hertfordshire) Limited, a company incorporated in England and Wales with registered number 2401044.

“Obligors” means the Borrowers and the Guarantors and “Obligor” means any of them.

“Obligors’ Agent” means the Company in its capacity as agent for the Parent and the Obligors pursuant to Clause 30.17 (Obligors’ Agent).

“Optional Currency” means, in relation to any Advance, any currency other than euro, Dollars and Sterling which:

(a)         is readily available to banks in the London interbank market, and is freely convertible into Sterling on the Quotation Date and the Utilisation Date for the relevant Advance; and

(b)         has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request.

“Original Borrower” means each of the Company, Virgin Media Limited, VM Wholesale, UK Newco and VMIH Sub

“Original Company” has the meaning given to such term in Clause 25.13(k) (Acquisitions and Investments).

“Original Entity” has the meaning given to such term in Clause 25.8(e) (Mergers).

“Original Execution Date” means 16 March 2010.

“Original Financial Statements” means the audited consolidated financial statements of the Ultimate Parent for the financial year ended 31 December 2009.

“Original Guarantor” means each of the companies and partnerships listed in Part 1 of Schedule 2 (The Original Guarantors) which are signatories to this Agreement on the Original Execution Date or which will accede to this Agreement on or prior to the first Utilisation Date and which, in each case, has not ceased to be a party to this Agreement in accordance with the terms of this Agreement.

“Original Lender” means a person (including each L/C Bank and each Ancillary Facility Lender) which is named in Part 1 of Schedule 1 (Lenders and Commitments).

“Original Obligors” means the Original Borrowers and the Original Guarantors.

“Original Security Documents” means the security documents listed in Schedule 9 (Original Security Documents).

“Outstanding L/C Amount” means:

(a)         each sum paid or payable by an L/C Bank to a Beneficiary pursuant to the terms of a Documentary Credit; and

(b)         all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from an L/C Bank under a Documentary Credit), claims, losses and expenses which an L/C Bank (or any of the L/C Lenders) incurs or sustains in connection with a Documentary Credit, in each case which has not been reimbursed or in respect of which cash cover has not been provided by or on behalf of a relevant Borrower.

“Outstandings” means, at any time, the Term Facility Outstandings, the Revolving Facility Outstandings and any Ancillary Facility Outstandings.

“Paper Form Lender” has the meaning given to such term in Clause 41.3(b) (Use of Websites/E-mail).

“Parent Debt” means any Financial Indebtedness of the Ultimate Parent or one or more of its Subsidiaries (other than a member of the Bank Group) in the form of:

(a)         Convertible Senior Notes and/or any Financial Indebtedness incurred after the Original Execution Date that refinances such notes in whole or in part;

(b)         High Yield Notes; and/or

(c)         any Financial Indebtedness incurred after the Original Execution Date that could have been incurred by any member of the Bank Group pursuant to Clause 25.4 (Financial Indebtedness) at the time of the incurrence of such Financial Indebtedness, provided that, in respect of any such Financial Indebtedness incurred after the Original Execution Date, such Financial Indebtedness is designated as “Parent Debt” by written notice from the Company to the Facility Agent and the Security Trustee within 15 days of any such incurrence.

“Parent Intercompany Debt” means any Financial Indebtedness owed by any member of the Bank Group to the Ultimate Parent or to its Subsidiaries (other than another member of the Bank Group) from time to time and:

(a)         which is subordinated to the Facilities pursuant to the terms of the Group Intercreditor Agreement and the HYD Intercreditor Agreement;

(b)         if not already subject to Security created under the Original Security Documents, Security in favour of the Security Trustee on terms satisfactory to the Security Trustee is promptly granted by the relevant creditor over its rights; and

(c)         if such Financial Indebtedness is in form of a guarantee, then such guarantee is not given by any member of the Bank Group other than the Company and/or Intermediate Holdco provided that any such guarantee so provided is (i) on subordination and release terms substantially the same as the existing guarantees of Company and Holdco in favour of the Existing High Yield Notes and (ii) subject to the terms of the HYD Intercreditor Agreement or Supplemental HYD Intercreditor Agreement.

“Participating Employers” means the Company and any members of the Group which participate or have at any time participated in a UK Pension Scheme.

“Participating Member State” means any member of the European Community that at the relevant time has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” has the meaning given to such term in Clause 41.7 (Patriot Act).

“PAYE” means The Pay As You Earn System provided for at Part 11 Income Tax (Earnings and Pensions) Act 2003 and related regulations, as also extended to the collection of National Insurance Contributions.

“Paying Lender” has the meaning given to such term in Clause 6.3(g) (Ancillary Facility Default).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to section 4002 of ERISA, or any successor to it.

“Pensions Regulator” means the body corporate established under Part 1 of the Pensions Act 2004.

“Permitted Acquisition” has the meaning given to such term in Clause 25.13(m) (Acquisitions and Investments).

“Permitted Auditors” means any of Pricewaterhouse Coopers, Ernst & Young, Deloitte & Touche or KPMG or any of their respective successors or any other internationally recognised firm of accountants.

“Permitted Joint Venture Net Operating Cash Flow” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Permitted Joint Venture Proceeds” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Permitted Joint Ventures” means any Joint Venture permitted under Clause 25.9 (Joint Ventures) that the Company designates as such by giving notice in writing to the Facility Agent.

“Permitted Payments” means:

(a)         the payment of any dividend, payment, loan or other distribution, or the repayment of a loan or the redemption of loan stock or redeemable equity made, at any time, to fund the payment of expenses (including taxes and the buy back of stock from employees) by any member of the Group the aggregate amount of such payments being no greater than £35 million (or its equivalent) in each financial year; provided that any amount of such basket amount that remains unused at the end of any financial year may be carried forward and used to fund such payment in the following financial year at the Obligors’ discretion (and any such amount carried forward will be treated as having been utilised before the original basket amount available in such following financial year);

(b)         the payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of payments by any member of the Group and to the extent required:

(i)          by the terms of the Relevant Finance Documents;

(ii)         by the terms of the Senior Secured Notes Documents;

(iii)        by the terms of any Parent Debt (or, in each case, any guarantee of the obligations thereunder);

(iv)        by the terms of any Hedging Agreement that is permitted to be entered into and/or maintained pursuant to Clause 25.12 (Limitations on Hedging) or required to be entered into and/or maintained pursuant to Clause 24.9 (Hedging) to the extent such payment is not prohibited by the Group Intercreditor Agreement;

(v)         by the purposes of implementing any Content Transaction or Business Division Transaction; or

(vi)        by the terms of any Subordinated Funding to the extent required to facilitate any Permitted Payments,

where, in the case of sub-paragraphs (i) to (vi) above, the payment under the relevant indebtedness or obligation referred to therein has fallen due or will fall due within five Business Days of such Permitted Payment being made;

(c)         the payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity, in each case, which is required in order to fund the making of payments by any member of the Group in order to redeem, repay, prepay, repurchase, retire, defease or otherwise acquire for value any of the 2014 High Yield Notes and to pay any related costs and expenses;

(d)         any payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made to any member of the Group (other than a member of the Bank Group), provided that:

(i)          an amount equal to such payment is reinvested by such member of the Group (other than the Bank Group) into a member of the Bank Group within 3 days of receipt thereof;

(ii)         the aggregate principal amount of such payments and reinvested amounts at any one time does not exceed an amount equal to £300 million; and

(iii)        to the extent any such payments are made in cash, any re-invested amounts are also made in cash provided that any such re-invested amounts shall be in the form of Subordinated Funding, equity or the repayment of an intercompany loan or advance;

(e)         any payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity:

(i)          in an amount of up to £10 million per annum plus an additional amount per annum, up to the maximum amount specified below determined by reference to the Leverage Ratio (rounded to the second decimal number) immediately prior to the declaration of such dividend or the making of such payment, loan or other distribution (calculated on a pro forma basis after giving effect to such payment) in accordance with the following table:

Leverage Ratio	Maximum Amount Per Annum

Greater than 3.75x	£100 million

Less than or equal to 3.75x	No Limit

(ii)         in an amount of up to £200 million from the cash proceeds of a Content Transaction; and

(iii)        in an amount of up to £200 million from the cash proceeds of a Business Division Transaction provided that the Leverage Ratio immediately prior to the declaration of such dividend or the making of such payment, loan or other distribution is less than 4.0:1, in each case, provided always that no Event of Default has occurred or is continuing or would result following such payment;

(f)          any payments made pursuant to and in accordance with the Tax Cooperation Agreement, provided that:

(i)          a copy of the certification or filings referred to in clause 5 of the Tax Cooperation Agreement, as the case may be, shall have been provided to the Facility Agent not less than five Business Days before such payment is to be made; and

(ii)         any payments made to any Holding Company of VMIH for the purposes of settling any liabilities owed to the United States Internal Revenue Service which have arisen following implementation of the relevant steps set out in the Steps Paper may be made in an amount not exceeding £185 million from cash reserves of the Bank Group and in respect of any amount in excess of £185 million from:

(A)        any Net Proceeds which is not required to be applied in or towards prepayment of the Outstandings pursuant to paragraph (a) of Clause 12.2 (Repayment from Net Proceeds);

(B)        any Excess Cash Flow which is not required to be applied in or towards prepayment of the Outstandings pursuant to paragraph (a) of Clause 12.4 (Repayment from Excess Cash Flow);

(C)        any Equity Proceeds which is not required to be applied in or towards prepayment of the Outstandings pursuant to paragraph (a) of Clause 12.5 (Repayment from Equity Proceeds);

(D)        the proceeds of any Financial Indebtedness permitted to be incurred pursuant to Clause 25.4 (Financial Indebtedness); or

(E)         the proceeds of any Parent Intercompany Debt or the proceeds of any Equity Equivalent Funding,

and provided always that immediately prior to and immediately after such payment, the Bank Group remains in compliance with the financial covenants set out in Clause 23.2 (Ratios) as applicable for the Quarter Date falling immediately prior to such payment and calculated on a pro forma basis after giving effect to such payment; or

(g)         any payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made pursuant to an Asset Passthrough or a Funding Passthrough, in each case, funded solely from cash generated by entities outside of the Bank Group.

“Plan” means any pension plan as defined in section 3(2) of ERISA, which (i) is maintained or contributed to by (or to which there is an obligation to contribute by) any member of the Group or an ERISA Affiliate, and each such plan for the 5 year period immediately following the latest date on which any member of the Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan and (ii) is subject to ERISA, but excluding any Multiemployer Plan.

“Predecessor Obligor” has the meaning given to such term in Clause 25.18 (Internal Reorganisations).

“Proceedings” has the meaning given to such term in Clause 48.1 (Courts).

“Project Company” means a Subsidiary of a company (or a person in which such company has an interest) which has a special purpose and whose creditors have no recourse to any member of the Bank Group in respect of Financial Indebtedness of that Subsidiary or person, as the case may be, or any of such Subsidiary’s or person’s Subsidiaries (other than recourse to such member of the Bank Group who had granted an Encumbrance over its shares or other interests in such Project Company beneficially owned by it provided that such recourse is limited to an enforcement of such an Encumbrance).

“Proportion” in relation to a Lender, means:

(a)         in relation to an Advance to be made under this Agreement, the proportion borne by such Lender’s Available Commitment in respect of the relevant Facility, the relevant Borrower and the relevant currency to the relevant Available Facility;

(b)         in relation to an Advance or Advances outstanding under this Agreement, the proportion borne by such Lender’s share of the Sterling Amount of such Advance or Advances to the total Sterling Amount thereof;

(c)         if paragraph (a) above does not apply and there are no Outstandings, the proportion borne by the aggregate of such Lender’s Available Commitment to the Available Facilities (or if the Available Facilities are then zero, by its Available Commitment to the Available Facilities immediately prior to their reduction to zero); and

(d)         if paragraph (b) above does not apply and there are any Outstandings, the proportion borne by such Lender’s share of the Sterling Amount of the Outstandings to the Sterling Amount of all the Outstandings for the time being.

“Protected Party” means a Relevant Finance Party or any Affiliate of a Relevant Finance Party which is or will be, subject to any Tax Liability in relation to any amount payable under or in relation to a Relevant Finance Document.

“Public Lender” has the meaning given to such term in Clause 41.4 (Public Information).

“Qualifying UK Lender” means in relation to a payment of interest on a participation in an Advance to a UK Borrower, a Lender which is:

(a)         a UK Bank Lender;

(b)         a UK Non-Bank Lender; or

(c)         a UK Treaty Lender.

“Quarter Date” has the meaning given to such term in Clause 23.1 (Financial Definitions).

“Quotation Date” means, in relation to any currency and any period for which an interest rate is to be determined:

(a)         if the relevant currency is Sterling, the first day of that period;

(b)         if the relevant currency is euro, 2 TARGET Days before the first day of that period; or

(c)         in relation to any other currency, 2 Business Days before the first day of that period,

provided that if market practice differs in the Relevant Interbank Market for a currency, the Quotation Date for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).

“Recipient” has the meaning given to such term in Clause 39.6(d) (Value Added Tax).

“Recovering Relevant Finance Party” has the meaning given to such term in Clause 35.1 (Payments to Relevant Finance Parties).

“Reference Banks” means the principal London offices of Deutsche Bank, BNP Paribas and Lloyds TSB Bank plc or such other bank or banks as may be appointed as such by the Facility Agent after consultation with the Company.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Relevant Finance Documents” means:

(a)         this Agreement, any Documentary Credit, any Accession Notices and any Transfer Deed;

(b)         the Fee Letters;

(c)         the B Facility Syndication Letter;

(d)         any Ancillary Facility Documents;

(e)         the Security Documents;

(f)          the Security Trust Agreement;

(g)         the Group Intercreditor Agreement;

(h)         the HYD Intercreditor Agreement and any Supplemental HYD Intercreditor Agreement;

(i)          the Barclays Intercreditor Agreement;

(j)          the Hedging Agreements either entered into pursuant to Clause 24.9 (Hedging) or permitted to be entered into pursuant to Clause 25.12 (Limitation on Hedging);

(k)         each Additional Facility Accession Deed;

(l)          each B Facility Accession Deed;

(m)        each Utilisation Request;

(n)         each Compliance Certificate; and

(o)         any other agreement or document designated a “Relevant Finance Document” in writing by the Facility Agent and the Company.

“Relevant Finance Parties” means the Facility Agent, the Arrangers, the Bookrunners, the Security Trustee, the Lenders and each Hedge Counterparty and “Relevant Finance Party” means any of them.

“Relevant Interbank Market” means, in relation to euro, the European Interbank Market and in relation to any other currency, the London interbank market therefor.

“Relevant Page” means the page of the Reuters screen on which is displayed in relation to LIBOR, BBA LIBOR for the relevant currency, or, in relation to EURIBOR, the European offered rates for euro, or, if such page or service shall cease to be available, such other page or service which displays the London interbank offered rates for the relevant currency as the Facility Agent, after consultation with the Lenders and the Company, shall select.

“Relevant Tax Jurisdiction” means:

(a)         the United Kingdom, in relation to a UK Borrower; and

(b)         any jurisdiction in which any person is liable to tax by reason of its domicile, residence, place of management or other similar criteria (but not any jurisdiction in respect of which that person is liable to tax by reason only of its having a source of income in that jurisdiction).

“Renewal Request” means, in relation to a Documentary Credit, a Utilisation Request therefor, in respect of which the proposed Utilisation Date stated in it is the Expiry Date of an existing Documentary Credit and the proposed Sterling Amount is the same or less than the Sterling Amount of that existing Documentary Credit.

“Repayment Date” means:

(a)         in relation to any Revolving Facility Advance, the last day of its Term;

(b)         in respect of the A Facility Outstandings, each of the dates specified in Clause 9.1 (Repayment of A Facility Outstandings) as an Amortisation Repayment Date and the relevant Final Maturity Date; and

(c)         in respect of the Additional Facility Outstandings and the B Facility Outstandings, the relevant Final Maturity Date,

provided that if any such day is not a Business Day in the relevant jurisdiction for payment, the Repayment Date will be the next succeeding Business Day in the then current calendar month (if there is one) or the preceding Business Day (if there is not).

“Repayment Instalment” means, in respect of the A Facility Outstandings, the amounts required to be paid by way of repayment on each Repayment Date.

“Repeating Representations” means the representations and warranties set out in Clauses 21.2 (Due Organisation), 21.5 (No Immunity), 21.6 (Governing Law and Judgments), 21.9 (Binding Obligations), 21.11 (No Event of Default), 21.18 (Execution of Relevant Finance Documents), 21.27 (Investment Company Act), 21.28 (Margin Stock), 21.33 (US Patriot Act) and 21.34 (Compliance with ERISA).

“Resignation Letter” means a letter substantially in the form set out in Schedule 15 (Form of Resignation Letter).

“Reservations” means:

(a)         the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under any applicable law, the possibility that an undertaking to assume liability for or to indemnify against non-payment of any stamp duty or other tax may be void, defences of set-off or counterclaim and similar principles;

(b)         any general principles, reservations or qualifications, in each case as to matters of law as set out in any Legal Opinion delivered to the Facility Agent (provided that where any such Legal Opinion has been delivered in relation to a particular Obligor and/or a particular document, the said general principles, reservations or qualifications shall only be deemed to apply to such Obligor and/or document (other than in the case where the definition is used in respect of a person and/or a document in respect of which a Legal Opinion has not been rendered under this Agreement where the said general principles, reservations or qualifications shall, to the extent applicable, be deemed to apply to such person and/or document));

(c)         any circumstance arising through a failure to obtain any consent from any lessor, licensor or other counterparty whose consent is required to the grant of any Security over any lease, licence or other agreement or contract on or before the execution of a Security Document;

(d)         the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)         the principle that in certain circumstances security granted by way of fixed charge may be characterised as a floating charge or that security purported to be constituted by way of an assignment may be recharacterised as a charge;

(f)          the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; and

(g)         similar principles, rights and defences under the laws of any relevant jurisdiction to the extent that they are relevant and applicable.

“Restricted Guarantors” means:

(a)         each of the Original Guarantors listed in Part 2 of Schedule 2 (The Restricted Guarantors); and

(b)         any other Guarantor that accedes to this Agreement pursuant to Clause 26.2 (Acceding Guarantors), which is (i) incorporated, created or organised under the laws of the United States or any State of the United States (including the District of Columbia) and is a “United States person” (as defined in Section 7701(a)(30) of the Code); or (ii) treated for US federal income tax purposes as a disregarded entity that is a branch of a Guarantor described in sub-paragraph (b)(i) hereof.

“Restricted Party” means any person listed in the Annex to the Executive Order referred to in the definition of “Anti-Terrorism Laws” or on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Revised Definitions” has the meaning given to such term in Clause 22.7 (Change in Accounting Practices).

“Revised Ratios” has the meaning given to such term in Clause 22.7 (Change in Accounting Practices).

“Revolving Facility” means the revolving loan facility (including any Ancillary Facility and the Documentary Credit facility) granted to the relevant Borrower pursuant to Clause 2.1(c) (The Facilities).

“Revolving Facility Instructing Group” means:

(a)         before any Utilisation of the Revolving Facility under this Agreement, a Lender or group of Lenders whose Available Revolving Facility Commitments amount in aggregate to more than 66 2/3% of the Available Revolving Facility; and

(b)         thereafter, a Lender or group of Lenders to whom in aggregate more than 66 2/3% of the aggregate amount of the Revolving Facility Outstandings are (or if there are no Revolving Facility Outstandings at such time, immediately prior to their repayment, were then) owed, in each case calculated in accordance with the provisions of Clause 44.7 (Calculation of Consent).

“Revolving Facility Margin” means, in relation to Revolving Facility Advances and subject to Clause 13.3 (Margin Ratchet for Revolving Facility Advances), 3.50% per annum.

“Revolving Facility Outstandings” means, at any time, the aggregate outstanding amount of each Revolving Facility Advance and of each Revolving Lenders Participation in an Outstanding L/C Amount.

“Rollover Advance” has the meaning given to such term in Clause 8.2 (Rollover Advances).

“Screenshop” means Screenshop Limited, a company incorporated under the laws of England and Wales with registered number 3529106.

“Screenshop Intra-Group Loan Agreement” means the loan agreement dated 10 May 2005 between Screenshop and Flextech Broadband Limited.

“SEC” means the United States Securities and Exchange Commission.

“Security” means the Encumbrances created or purported to be created pursuant to the Security Documents.

“Security Documents” means:

(a)         each of the Original Security Documents;

(b)         any security documents required to be delivered by an Acceding Obligor pursuant to Clauses 26.1 (Acceding Borrowers) and 26.2 (Acceding Guarantors);

(c)         any other document executed at any time by any member of the Group conferring or evidencing any Encumbrance for or in respect of any of the obligations of the Obligors under this Agreement whether or not specifically required by this Agreement; and

(d)         any other document executed at any time pursuant to Clause 24.12 (Further Assurance) or any similar covenant in any of the Security Documents referred to in paragraphs (a) to (c) above.

“Security Trust Agreement” means that certain security trust agreement dated on 3 March 2006 made between the Security Trustee, the Company and certain other parties thereto relating to the appointment of the Security Trustee as trustee of the Security.

“Senior Secured Notes” means the Existing Senior Secured Notes, any Additional Senior Secured Notes and any Senior Secured Notes Refinancing.

“Senior Secured Notes Documents” means any Senior Secured Notes, the SSN 2010 Indenture and any other indenture for any Senior Secured Notes, the Group Intercreditor Agreement, the HYD Intercreditor Agreement, any guarantee given by any member of the Group in respect of any Senior Secured Notes, any security documents granting security in favour of the holders of any Senior Secured Notes (or any trustee for such holders or security agent or trustee for such holders or trustee), any note depository agreement, any fee letter and any indemnity letter in relation thereto.

“Senior Secured Notes Refinancing” means any notes issued by the Parent, VMIH or any SSN Finance Subsidiary for the purposes of refinancing all or a portion of (i) the Senior Secured Notes or (ii) the Facilities or (iii) any other Financial Indebtedness of the Bank Group which is secured and ranks pari passu as to right of payment with the Facilities pursuant to and in compliance with the terms of the Group Intercreditor Agreement (provided, in each case of (i) to (iii) above that such Financial Indebtedness being refinanced would have been permitted to be incurred at the time of issuance of any such notes), in each case, outstanding from time to time (including all fees, expenses, commissions, make-whole and any other contractual premium payable under such Financial Indebtedness being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing) and designated as “Senior Secured Notes Refinancing” by written notice from the Company to the Facility Agent and the Security Trustee within 15 days of the issuance of the relevant notes, in respect of which the following terms apply:

(a)         the principal amount of any such notes shall not exceed the principal amount of, and any outstanding interest on, the Financial Indebtedness being refinanced (plus all fees, expenses, commissions, make-whole or other contractual premium payable in connection with such refinancing); and

(b)         such notes satisfy the requirements of paragraphs (a), (b), (c), (d) and (f) of the definition of Additional Senior Secured Notes.

“Sharing Payment” has the meaning given to such term in Clause 35.1(c) (Payments to Relevant Finance Parties).

“Solvent” and “Solvency” mean, with respect to any US Obligor on a particular date, that on such date (a) the value of the property of such US Obligor (both at present and present fair and present fair sales value) is greater than the total amount of liabilities, including, without limitation, contingent and unliquidated liabilities, of such US Obligor as such liabilities mature, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature and (c) such US Obligor is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital.  The amount of contingent and unliquidated liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvent Liquidation” has the meaning given to such term in Clause 25.18 (Internal Reorganisations).

“SSN 2010 Indenture” means the indenture dated as of January 19, 2010 among Virgin Media Secured Finance PLC as issuer, The Bank of New York Mellon as trustee and paying agent and the other parties thereto.

“SSN Finance Subsidiary” means (i) Virgin Media Secured Finance PLC and (ii) any other Subsidiary directly and wholly-owned by either:

(a)         VMIH engaged in the business of effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds to VMIH; or

(b)         the Parent engaged in the business of effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds to the Parent and/or VMIH,

and in either case having no Subsidiaries.

“Standard & Poor’s” means Standard & Poor’s Ratings Group or any successor thereof.

“Statutory Requirements” means any applicable provision or requirement of any Act of Parliament (including without limitation, the Communications Act 2003 and the Broadcasting Acts 1990 and 1996) or any instrument, rule or order made under any Act of Parliament or any regulation or by-law of any local or other competent authority or any statutory undertaking or statutory company which has jurisdiction in relation to the carrying out, use, occupation, operation of the properties or the businesses of any member of the Bank Group carried out thereon.

“Steps Paper” means the alternative papers entitled “Steps Plan: Version 1 — Combination of NTL, Telewest and Virgin Mobile before Structures 1 and 2” and “Steps Plan: Version 2 — Combination of NTL, Telewest and Virgin Mobile after Structures 1 and 2”, provided to the Facility Agent prior to the first Utilisation Date.

“Sterling Amount” means at any time:

(a)         in relation to an Advance denominated in Sterling, the amount thereof, and in relation to any other Advance, the Sterling equivalent of the amount specified in the Utilisation Request (as at the date thereof) for that Advance, in each case, as adjusted, if necessary, in accordance with the terms of this Agreement and to reflect any repayment, consolidation or division of that Advance;

(b)         in relation to a Documentary Credit, (i) if such Documentary Credit is denominated in Sterling, the Outstanding L/C Amount in relation to it at such time or (ii) if such Documentary Credit is not denominated in Sterling, the equivalent in Sterling of the Outstanding L/C Amount at such time, calculated as at the later of (1) the date which falls 2 Business Days before its issue date or any renewal date or (2) the date of any revaluation pursuant to Clause 5.4 (Revaluation of Documentary Credits);

(c)         in relation to any Ancillary Facility granted by a Lender, the amount of its Revolving Facility Commitment converted to provide its Ancillary Facility Commitment as at the time of such conversion; and

(d)         in relation to any Outstandings, the aggregate of the Sterling Amounts (calculated in accordance with paragraphs (a), (b) and (c) above) of each outstanding Advance and/or Outstanding L/C Amount, made under the relevant Facility or Facilities (as the case may be) and/or in relation to Ancillary Facility Outstandings, (i) if such

Outstandings are denominated in Sterling, the aggregate amount of it at such time and (ii) if such Outstandings are not denominated in Sterling, the Sterling equivalent of the aggregate amount of it at such time.

“Subject Party” has the meaning given to such term in Clause 39.6(d) (Value Added Tax).

“Subordinated Funding” means any loan made to any Obligor by any member of the Group that is not an Obligor which:

(a)         constitutes Parent Intercompany Debt;

(b)         is an intercompany loan arising under the arrangements referred to in paragraph (d) of the definition of “Permitted Payments”;

(c)         is an intercompany loan existing as at the Original Execution Date (including any inter-company loan the benefit of which has, at any time after the Original Execution Date, been assigned to any other member of the Group, where such assignment is not otherwise prohibited by this Agreement); or

(d)         constitutes Equity Equivalent Funding,

provided that (i) Security is promptly granted by the relevant creditor over its rights and (ii) the relevant debtor and creditor are party to the Group Intercreditor Agreement as an Intergroup Debtor or Intergroup Creditor (as such terms are defined in the Group Intercreditor Agreement), respectively, or where the relevant debtor and creditor are party to such other subordination arrangements as may be satisfactory to the Facility Agent, acting reasonably.

“Subscriber” means any person who has entered into an agreement (which has not expired or been terminated) with an Obligor to be provided with services by an Obligor through the operation of telecommunications and/or television systems operated by the Bank Group in accordance with applicable Telecommunications, Cable and Broadcasting Laws (including any part of such system and all modifications, substitutions, replacements, renewals and extensions made to such systems).

“Subsidiary” of a company shall be construed as a reference to:

(a)         any company:

(i)          more than 50% of the issued share capital or membership interests of which is beneficially owned, directly or indirectly, by the first-mentioned company; or

(ii)         where the first-mentioned company has the right or ability to control directly or indirectly the affairs or the composition of the board of directors (or equivalent of it) of such company; or

(iii)        which is a Subsidiary of another Subsidiary of the first-mentioned company; or

(b)         for the purposes of Clause 22 (Financial Information) and Clause 23 (Financial Condition) and any provision of this Agreement where the financial terms defined in Clause 23 (Financial Condition) are used, any legal entity which is accounted for under applicable GAAP as a Subsidiary of the first-mentioned company.

“Substitute Financing” means any proceeds raised from Additional Senior Secured Notes, Additional High Yield Notes, Subordinated Funding or other Financial Indebtedness permitted under Clause 25.4 (Financial Indebtedness).

“Successor Entity” has the meaning given to such term in Clause 25.18 (Internal Reorganisations).

“Supplemental HYD Intercreditor Agreement” means an intercreditor agreement that subordinates any guarantees granted by any member of the Bank Group in respect of any Additional High Yield Notes and/or any High Yield Refinancing on terms satisfactory to the Facility Agent or on terms substantially the same as the HYD Intercreditor Agreement.

“Supplier” has the meaning given to such term in Clause 39.6(d) (Value Added Tax).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

“Tax Cooperation Agreement” means the agreement dated 3 March 2006 between the Ultimate Parent, the Company and Telewest Communications Networks Limited relating to arrangements in connection with, amongst other things, the payment of US taxes.

“Tax Credit” means a credit against, relief or remission for, or repayment of any tax.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment made or to be made under a Relevant Finance Document.

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Tax Liability” has the meaning set out in paragraph (e) of Clause 17.3 (Tax Indemnity).

“Tax on Overall Net Income” has the meaning set out in paragraph (e) of Clause 17.3 (Tax Indemnity).

“Tax Payment” means the increase in any payment made by an Obligor to a Relevant Finance Party under paragraph (c) of Clause 17.1 (Tax Gross-up) or any amount payable under paragraph (d) of Clause 17.1 (Tax Gross-up) or under Clause 17.3 (Tax Indemnity).

“Telecommunications, Cable and Broadcasting Laws” means the Telecommunications Act 1984, the Broadcasting Act 1990 (together with the Broadcasting Act 1996), the Communications Act 2003 and all other laws, statutes, regulations and judgments relating to broadcasting or telecommunications or cable television or broadcasting applicable to any member of the Bank Group, and/or the business carried on by, any member of the Bank Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).

“Term” means:

(a)                           in relation to a Revolving Facility Advance, the period for which such Advance is borrowed as specified in the relevant Utilisation Request; and

(b)                          in relation to any Documentary Credit, the period from the date of its issue until its Expiry Date.

“Term Facilities” means the A Facility, each Additional Facility (other than any Additional Facility which by its terms is a revolving loan facility) and each B Facility and “Term Facility” means any of them, as the context requires.

“Term Facility Advance” means any A Facility Advance, any Additional Facility Advance (other than any Additional Facility Advance under any Additional Facility which by its terms is a revolving loan facility) and any B Facility Advance and “Term Facility Advances” shall be construed accordingly.

“Term Facility Outstandings” means, at any time, the aggregate of the A Facility Outstandings, the Additional Facility Outstandings (other than any Additional Facility Outstandings under any Additional Facility which by its terms is a revolving loan facility) and the B Facility Outstandings, at such time.

“Termination Date” means:

(a)                           in relation to the Revolving Facility, the date which is 30 days prior to the Final Maturity Date in respect of the Revolving Facility;

(b)                          in relation to the A Facility, the date falling three months after the Original Execution Date;

(c)                           in relation to each B Facility, the termination date specified in the relevant B Facility Accession Deed;

(d)                          in relation to each Ancillary Facility, the relevant Ancillary Facility Termination Date; and

(e)                           in relation to each Additional Facility, the Additional Facility Termination Date specified in the relevant Additional Facility Accession Deed.

“Testing Time” has the meaning given to such term in Clause 24.12(f) (Further Assurance).

“Total Assets” means, as of any date of determination, the fixed assets and current assets shown on the most recent consolidated balance sheet of the Bank Group delivered pursuant to Clause 22.1 (Financial Statements).

“Total Purchase Price” has the meaning given to such term in Clause 25.13(m) (Acquisitions and Investments).

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations (not including Financial Indebtedness) of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transfer Date” means, in relation to any Transfer Deed, the effective date of such transfer as specified in such Transfer Deed.

“Transfer Deed” means a duly completed deed of transfer and accession in the form set out in Part 1 of Schedule 5 (Form of Deed of Transfer and Accession) whereby an existing Lender seeks to transfer to a New Lender all or a part of such existing Lender’s rights, benefits and obligations under this Agreement as contemplated in Clause 37 (Assignments and Transfers) and such New Lender agrees to accept such transfer and to be bound by this Agreement and to accede to the HYD Intercreditor Agreement, the Group Intercreditor Agreement and the Security Trust Agreement.

“Transferor” has the meaning given to such term in Clause 37.8(a) (Limitation of Responsibility of Transferor).

“UK Bank Lender” means, in relation to a payment of interest on a participation in an Advance to a Borrower, a Lender which is beneficially entitled to and within the charge to

United Kingdom corporation tax as regards that payment and (a) if the participation in that Advance was made by it, is a Lender which is a “bank” (as defined for the purposes of section 879 of the ITA in section 991 of the ITA) or (b) if the participation in that Advance was made by a different person, such person was a “bank” (as defined for the purposes of section 879 of the ITA in section 991 of the ITA) at the time that Advance was made.

“UK Borrowers” means:

(a)                           as at the Original Execution Date, each of the Original Borrowers; and

(b)                          thereafter, each of the Original Borrowers and any Acceding Borrower that is liable to corporation tax in the United Kingdom,

excluding any UK Borrower which has been liquidated in accordance with the provisions of Clause 25.18 (Internal Reorganisations) but including the relevant Successor Entity (provided it is also liable to corporation tax in the United Kingdom) thereafter, and “UK Borrower” means any of them.

“UK Channel Management” means UK Channel Management Limited, a company incorporated in England and Wales with registered number 3322468, whose registered office is at 160 Great Portland Street, London W1W 5QA.

“UK Channel Management Group” means the UK Channel Management and its Subsidiaries from time to time.

“UK DB Schemes” has the meaning given to such term in Clause 24.10(b) (Pension Plans).

“UK Gold” means UK Gold Holdings Limited, a company incorporated in England and Wales with registered number 3298738, whose registered office is at 160 Great Portland Street, London W1W 5QA.

“UK Gold Group” means UK Gold and its Subsidiaries from time to time.

“UK Non-Bank Lender” means, in relation to a payment of interest on an Advance to a Borrower:

(a)                           a Lender which is beneficially entitled to the income in respect of which that payment is made and is a UK Resident company (such that the payment is within the category of expected payments described at section 933 ITA); or

(b)                          a Lender to which such payment would fall within one of the categories of expected payments described at sections 934 to 937 ITA inclusive,

where H.M. Revenue & Customs has not given a direction under section 931 ITA which relates to that payment of interest on an Advance to such Borrower.

“UK Pension Scheme” means a pension scheme in which any member of the Group participates or has at any time participated, and which has its main administration in the United Kingdom or is primarily for the benefit of employees in the United Kingdom.

“UK Resident” means a person who is resident in the United Kingdom for the purposes of the Taxes Act, ITA or CTA, and “non-UK Resident” shall be construed accordingly.

“UK Treaty Lender” means in relation to a payment of interest on an Advance to a UK Borrower, a Lender which is entitled to claim full relief from liability to taxation otherwise imposed by such UK Borrower’s Relevant Tax Jurisdiction (in relation to that Lender’s participation in Advances made to such UK Borrower) on interest under a Double Taxation

Treaty and which does not carry on business in that UK Borrower’s Relevant Tax Jurisdiction through a permanent establishment with which that Lender’s participation in that Advance is effectively connected and, in relation to any payment of interest on any Advance made by that Lender, such UK Borrower has, unless provided otherwise in a B Facility Accession Deed, received notification (or will have received notification prior to the end of the first Interest Period hereunder) in writing from H.M. Revenue & Customs authorising such UK Borrower to pay interest on such Advances without any Tax Deduction.

“UKTV Group” means each of the UK Channel Management Group, UK Gold Group and UKTV New Ventures Group.

“UKTV Joint Ventures” means each of UK Channel Management, UK Gold and UKTV New Ventures.

“UKTV New Ventures” means UKTV New Ventures Limited, a company incorporated in England and Wales with registered number 04266373, whose registered office is at 160 Great Portland Street, London W1W 5QA.

“UKTV New Ventures Group” means the UKTV New Ventures and its Subsidiaries from time to time.

“Ultimate Parent” means, as at the Original Execution Date, Virgin Media Inc. or, at any time thereafter, the person (if any) that accedes to this Agreement as the Ultimate Parent pursuant to Clause 26.3 (Acceding Holding Company).

“United States” or “US” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America;

“Unpaid Sum” means any sum due and payable by an Obligor under any Relevant Finance Document (other than any Ancillary Facility Document) but unpaid.

“US Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 USC. §§ 101 et seq., as amended, or any successor thereto;

“US Dollars”, “Dollars” or “$” means the lawful currency for the time being of the United States;

“US Obligor” means any Restricted Guarantor incorporated, created or organised under the laws of the United States or any State of the United States (including the District of Columbia).

“Utilisation” means the utilisation of a Facility under this Agreement, whether by way of an Advance, the issue of a Documentary Credit or the utilisation of any Ancillary Facility.

“Utilisation Date” means:

(a)                           in relation to an Advance, the date on which such Advance is (or is requested) to be made;

(b)                          in relation to a utilisation by way of Ancillary Facility, the date on which such Ancillary Facility is established; and

(c)                           in relation to a utilisation by way of Documentary Credit, the date on which such Documentary Credit is to be issued, in each case,

in accordance with the terms of this Agreement.

“Utilisation Request” means:

(a)                           in relation to an Advance a duly completed notice in the form set out in Part 1 to Schedule 4 (Form of Utilisation Request (Advances)); or

(b)                          in relation to a Documentary Credit, a duly completed notice in the form set out in Part 2 to Schedule 4 (Form of Utilisation Request (Documentary Credits)).

“Vendor Financing Arrangements” means any arrangement, contractual or otherwise, pursuant to which credit or other financing is provided or arranged by a supplier (or any of its Affiliates) of assets (including equipment) and/or related services to a member of the Bank Group in connection with such supply of assets and/or services.

“Virgin Media Communications” means Virgin Media Communications Limited, a company incorporated in England and Wales with registered number 3521915, whose registered office is at 160 Great Portland Street, London W1W 5QA.

“Virgin Media Holding Company” means any person of which the Company is a direct or indirect wholly-owned Subsidiary.

“Voluntary Prepayment Amount” has the meaning given to such term in Clause 12.5(b) (Repayment from Equity Proceeds).

“Voting Stock” of a person means all classes of capital stock, share capital or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency, other than resulting from any default under any instrument until such default occurs) to vote in the election of directors, managers or trustees thereof.

“Website Lenders” has the meaning given to such term in Clause 41.3(a) (Use of Websites/E-mail).

“Working Capital” has the meaning given to such term in Clause 23.1 (Financial Definitions).

1.2                                     Accounting Expressions

All accounting expressions which are not otherwise defined in this Agreement shall be construed in accordance with GAAP.

1.3                                     Construction

Unless a contrary indication appears, any reference in this Agreement to:

(a)                           the “Facility Agent”, a “Global Coordinator”, a “Physical Bookrunner”, a “Mandated Lead Arranger”, a “Bookrunner”, the “Security Trustee”, a “Hedge Counterparty”, an “L/C Bank”, an “Ancillary Facility Lender” or a “Lender” shall be construed so as to include their respective and any subsequent successors, transferees and permitted assigns in accordance with their respective interests;

(b)                          “agreed form” means, in relation to any document, in the form agreed by or on behalf of the Bookrunners and the Company prior to the Original Execution Date;

(c)                           “assets” includes present and future properties, revenues and rights of every description;

(d)                          “company” includes any body corporate;

(e)                           “continuing” in relation to an Event of Default or a Default shall be construed as meaning that (a) the circumstances constituting such Event of Default or Default continue or (b) neither the Facility Agent (being duly authorised to do so) nor the Lenders have waived, in accordance with this Agreement, such of its or their rights under this Agreement as arise as a result of that event;

(f)                             “determines” or “determined” means, save as otherwise provided herein, a determination made in the absolute discretion of the person making the determination;

(g)                          the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Facility Agent’s Spot Rate of Exchange at or about 11:00 a.m. on the relevant date for the purchase of the first currency with the second currency or for the purposes of determining any amounts testing any covenant or determining whether an Event of Default has occurred under this Agreement:

(i)                              in the case of any basket or threshold amount qualifying a covenant:

(A) in order to determine how much of such basket or threshold has been used at any time, for each transaction entered into in reliance upon the utilisation of such basket or in reliance upon such threshold not being reached prior to such time, the date upon which such transaction was entered into; and

(B) in order to determine the permissibility of a proposed transaction, on the date upon which the permissibility of that transaction is being tested for the purposes of determining compliance with that covenant; and

(ii)                           in the case of any basket or threshold amount relating to an Event of Default, the date on which the relevant event is being assessed for the purposes of determining whether such Event of Default has occurred, provided that in the case of Financial Indebtedness proposed to be incurred to refinance other Financial Indebtedness denominated in a currency other than Sterling or other than the currency in which such refinanced Financial Indebtedness is denominated, if such refinancing would cause any applicable Sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Sterling denominated restriction shall be deemed not to be exceeded so long as the principal amount of such refinancing Financial Indebtedness does not exceed the principal amount of such Financial Indebtedness being refinanced in the applicable currency at the then current exchange rate;

(h)                          “guarantee” means (other than in Clause 29 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(i)                              “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (provided that in any reference to “months” only the last month in a period shall be construed in the aforementioned manner);

(j)                              a Lender’s “participation” in relation to a Documentary Credit, shall be construed as a reference to the relevant amount that is or may be payable by that Lender in relation to that Documentary Credit;

(k)                           a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(l)                              a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(m)                        a “repayment” shall include a “prepayment” and references to “repay” or “prepay” shall be construed accordingly;

(n)                          “tax” shall be construed so as to include all present and future taxes, charges, imposts, duties, levies, deductions or withholdings of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed together with any penalties, additions, fines, surcharges or interest relating to it; and “taxes” and “taxation” shall be construed accordingly;

(o)                          “VAT” shall be construed as value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or European Union or any official body or agency of the European Community or European Union, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover tax replacing or introduced in addition to any of the same;

(p)                          “wholly-owned Subsidiary” of a company shall be construed as a reference to any company which has no other members except that other company and that other company’s wholly-owned Subsidiaries or nominees for that other company or its wholly-owned Subsidiaries;

(q)                          the “winding-up”, “dissolution” or “administration” of a company shall be construed so as to include any equivalent or analogous proceedings under the Law of the jurisdiction in which such company is incorporated, established or organised or any jurisdiction in which such company carries on business, including the seeking of liquidation, winding up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors;

(r)                             a Borrower providing “cash cover” for a Documentary Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Documentary Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)                              the account is with the Security Trustee or with the L/C Bank or Ancillary Facility Lender for which that cash cover is to be provided;

(ii)                           subject to paragraph (b) of Clause 5.9 (Cash Cover by Borrower), until no amount is or may be outstanding under that Documentary Credit or Ancillary Facility, withdrawals from the account may only be made to pay a Relevant Finance Party amounts due and payable to it under this Agreement in respect of that Documentary Credit or Ancillary Facility; and

(iii)                        the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Trustee or the L/C Bank or Ancillary Facility Lender with which that account is held, creating a first ranking security interest over that account;

(s)                           a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived;

(t)                             a Borrower “repaying” or “prepaying” a Documentary Credit or Ancillary Facility Outstandings means:

(i)                              that Borrower providing cash cover for that Documentary Credit or in respect of the Ancillary Facility Outstandings;

(ii)                           the maximum amount payable under the Documentary Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)                        the relevant L/C Bank or Ancillary Facility Lender being satisfied that it has no further liability under that Documentary Credit or Ancillary Facility, and the amount by which a Documentary Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction;

(u)                          an amount “borrowed” includes any amount utilised by way of Documentary Credit or under an Ancillary Facility;

(v)                          a Lender funding its participation in a Utilisation includes a Lender participating in a Documentary Credit; and

(w)                        an “outstanding amount” of a Documentary Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Documentary Credit at that time.

1.4                                     Currency

“€” and “euro” denote the lawful currency of each Participating Member State, “£” and “Sterling” denote the lawful currency of the United Kingdom and “$” and “Dollars” denote the lawful currency of the United States.

1.5                                     Statutes

Any reference in this Agreement to a statute or a statutory provision shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re enacted.

1.6                                     Time

Any reference in this Agreement to a time shall, unless otherwise specified, be construed as a reference to London time.

1.7                                     References to Agreements

Unless otherwise stated, any reference in this Agreement to any agreement, indenture or any other document (including any reference to this Agreement) shall be construed as a reference to:

(a)                           such agreement, indenture or any other document as amended, varied, novated or supplemented from time to time;

(b)                          any other agreement, indenture or any other document whereby such agreement or document is so amended, varied, supplemented or novated; and

(c)                           any other agreement, indenture or any other document entered into pursuant to or in accordance with any such agreement or document.

1.8                                     No Personal Liability

No personal liability shall attach to any director, officer or employee of any member of the Group for any representation or statement made by that member of the Group in a certificate signed by such director, officer or employee.

2.                                           THE FACILITIES

2.1                                     The Facilities

The Lenders grant upon the terms and subject to the conditions of this Agreement:

(a)                           to the Original Borrowers, a term loan facility in a maximum aggregate principal amount of £1,000,000,000 (the “A Facility”) which shall be available in Sterling in a single drawing;

(b)                          to the Company, VMIH Sub and/or UK Newco, one or more B Facilities, each of which shall be available in Sterling, Dollar or euro (as provided in the relevant B Facility Accession Deed) provided that any B Facility shall be drawn in a single drawing and in a single currency, in an aggregate principal amount for all B Facilities of not more than £750,000,000; and

(c)                           to the UK Borrowers, a revolving loan facility in a maximum aggregate principal amount of £250,000,000 (the “Revolving Facility”) which shall be available for drawing in euro, Dollars, Sterling or any Optional Currency subject to the utilisation in full of the A Facility.

2.2                                     Increase

(a)                           The Company may by giving prior notice to the Facility Agent by no later than the date falling 5 Business Days after the effective date of a cancellation of:

(i)                              the Available Commitments of a Defaulting Lender in accordance with Clause 10.5 (Right of Cancellation in Relation to a Defaulting Lender); or

(ii)                           the Commitments of a Lender in accordance with Clause 19 (Illegality),

request that the Commitments be increased (and the Commitments under that Facility shall be so increased) in an aggregate amount in the relevant currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(A)                     the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities other than any member of the Group (each an “Increase Lender”) selected by the Company (each of which shall be acceptable to the Facility Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had been an Original Lender;

(B)                       each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)                       each Increase Lender shall become a party to this Agreement as a “Lender” and any Increase Lender and each of the other Relevant Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Relevant Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)                      the Commitments of the other Lenders shall continue in full force and effect; and

(E)                        any increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)                          An increase in the Commitments will only be effective on:

(i)                              the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)                           in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)                     the Increase Lender entering into the documentation required for it to accede as a party to the Group Intercreditor Agreement, HYD Intercreditor Agreement and Security Trust Agreement; and

(B)                       the performance by the Facility Agent of all necessary “know your client” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company, the Increase Lender and each L/C Bank; and

(iii)                        in the case of an increase in the Revolving Facility Commitments, each L/C Bank consenting to their increase.

(c)                           Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)                          Clause 37.7 (Transfer Deed) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)                              a “Transferor” were references to all the Lenders immediately prior to the relevant increase;

(ii)                           the “New Lender” were references to that “Increase Lender”; and

(iii)                        a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3                                     Purpose

(a)                           The A Facility and each B Facility shall be applied:

(i)                              towards financing the repayment in full of all amounts due and payable under the Existing Senior Credit Facilities Agreement (including in each case without limitation, by way of principal, interest, break costs, fees and expenses, legal fees, commission and any other premiums);

(ii)                           towards financing any fees, costs and expenses (including, without limitation, legal fees) due and payable under the Relevant Finance Documents and any other fees, costs and expenses (including, without limitation, legal fees) incurred by the Obligors in connection with the negotiation and preparation of the Relevant Finance Documents; and

(iii)                        to the extent any amounts remain after application in accordance with paragraphs (i) and (ii) above, for the general corporate purposes of the Bank Group, including without limitation repayment of the 2014 High Yield Notes.

(b)                          The Revolving Facility shall be applied for the purposes of financing the ongoing working capital requirements and the general corporate purposes of the Bank Group and may be utilised by way of Revolving Facility Advances, Documentary Credits or, subject to the provisions of Clause 6 (Ancillary Facilities), Ancillary Facilities.

(c)                           Each Borrower shall apply all amounts borrowed under this Agreement in or towards satisfaction of the purposes referred to in paragraphs (a) and (b) above (as applicable) and none of the Relevant Finance Parties shall be obliged to concern themselves with such application.

2.4                                     Relevant Finance Parties’ Rights and Obligations

(a)                           The obligations of each Relevant Finance Party under the Relevant Finance Documents are several.  Failure by a Relevant Finance Party to perform its obligations under the Relevant Finance Documents does not affect the obligations of any other party under the Relevant Finance Documents.  No Relevant Finance Party is responsible for the obligations of any other Relevant Finance Party under the Relevant Finance Documents.

(b)                          The rights of each Relevant Finance Party under or in connection with the Relevant Finance Documents are separate and independent rights and any debt arising under the Relevant Finance Documents to a Relevant Finance Party from an Obligor shall be a separate and independent debt.

(c)                           A Relevant Finance Party may, except as otherwise stated in the Relevant Finance Documents, separately enforce its rights under the Relevant Finance Documents.

2.5                                     Additional Facility

(a)                           The Company may notify the Facility Agent by no less than 5 Business Days notice that it wishes to establish one or more additional facilities (each an “Additional Facility”) by delivery to the Facility Agent of a duly completed Additional Facility Accession Deed, duly executed by the Company, each Additional Facility Lender for the Additional Facility and each Additional Facility Borrower for the relevant Additional Facility, provided, in respect of each Additional Facility, that:

(i)                              no Event of Default is continuing;

(ii)                           the terms of that Additional Facility provide that no Utilisation may be made if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation;

(iii)                        the Final Maturity Date applicable to that Additional Facility shall be no earlier than 31 December 2015 and, in the event that such Additional Facility provides for any scheduled repayments prior to 31 December 2015, the weighted average life to maturity of such Additional Facility shall not be shorter than the weighted average life to maturity of any A Facility outstanding under this Agreement at the time of establishment of such Additional Facility;

(iv)                       each Additional Facility Borrower for that Additional Facility is an existing Obligor;

(v)                          the principal amount, interest rate, Final Maturity Date, use of proceeds, repayment schedule, availability, fees and related provisions and the currency of that Additional Facility shall be agreed by the relevant Additional Facility Borrowers and the relevant Additional Facility Lenders (and, in the case of currency, the Facility Agent) and set out in the relevant Additional Facility Accession Deed;

(vi)                       with respect to any Additional Facility the proceeds of which are not applied in repayment or prepayment of any of the Facilities or Existing Financial Indebtedness (in each case, in whole or in part), the Company can demonstrate that (A) the pro forma Leverage Ratio (giving effect to such incurrence and the use of proceeds thereof) on the Quarter Date prior to such incurrence (giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to Clause 25.5 (Dividends, Distributions and Share Capital) and any Permitted Payments) would not exceed the Leverage Ratio required in order to incur any Financial Indebtedness pursuant to Clause 25.4(p) (Financial Indebtedness) and (B) the pro forma ratio of Consolidated Senior Net Debt (giving effect to such incurrence and the use of proceeds thereof and giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to Clause 25.5 (Dividends, Distributions and Share Capital) and any Permitted Payments) to Consolidated Operating Cashflow for the Quarter Date prior to such incurrence would not exceed the ratio set out in Clause 25.2(o) (Negative Pledge) for the Quarter Date following such incurrence;

(vii)                    the relevant Additional Facility Accession Deed shall specify whether that Additional Facility is in form of a term loan or a revolving loan, provided that an Additional Facility shall only be permitted to be established in the form of a revolving facility if (A) the Revolving Facility Commitments at such time are equal to zero and (B) the aggregate principal amount of all revolving facility commitments under this Agreement do not exceed £500 million at any time;

(viii)                 the proceeds of such Additional Facility shall not be used (A) in payment of any dividends or distributions to the Ultimate Parent and (B), prior to 1 August 2011, in repayment or prepayment of any 2016 High Yield Notes;

(ix)                         unless otherwise set out in the relevant Additional Facility Accession Deed, the general terms of that Additional Facility shall be consistent in all material respects with the terms of this Agreement including, without limitation, with respect to, interest period, conditions precedent, tax gross-up provisions and indemnity provisions, representations and warranties, utilisation mechanics, cancellation and prepayment (including the treatment of that Additional Facility under the prepayment waterfall), fees, costs and expenses, transfers, voting, amendments and waivers, financial and non-financial covenants and events of default; and

(x)                            if any terms relating to prepayment, financial and non-financial covenants and events of default are proposed in the relevant Additional Facility Accession Deed to be substantially different from the terms of this Agreement, the terms (other than relating to dividends and restricted payments) shall not be more onerous to the Bank Group as a whole than the terms that apply under this Agreement, the 2014 High Yield Notes or the Existing Senior Secured Notes and shall give no independent rights to the relevant Additional Facility Lenders (as a separate class) to accelerate (but without prejudice to their rights as part of the Instructing Group under Clauses 27.17 (Acceleration) or 27.18 (Repayment on Demand)) provided that, unless otherwise indicated in the relevant Additional Facility Accession Deed, any covenants or events of default in addition to those contained in Clause 23 (Financial Condition), Clause 24 (Positive Undertakings), Clause 25 (Negative Undertakings) and Clause 27 (Events of Default) shall also then apply, mutatis mutandis, to the other Facilities).

(b)                          Each Additional Facility Accession Deed shall confirm that the requirements in paragraph (a) above are fulfilled and shall also specify the date upon which the Additional Facility is anticipated to be made available to the relevant Additional Facility Borrowers (the “Additional Facility Commencement Date”).

(c)                           Subject to the conditions in paragraphs (a) and (b) above being met, from the relevant Additional Facility Commencement Date for an Additional Facility, the Additional Facility Lenders for that Additional Facility shall make available the Additional Facility in a maximum aggregate amount not exceeding the aggregate Additional Facility Commitments in respect of that Additional Facility as set out in the relevant Additional Facility Accession Deed.

(d)                          Each Additional Facility Lender shall become a party to this Agreement and be entitled to share in the Security in accordance with the terms of the Group Intercreditor Agreement and the Security Documents pari passu with the other Facilities provided that the Additional Facility Borrowers and the relevant Additional Facility Lender may agree that an Additional Facility shares in the Security on a junior basis to the other Facilities which, if so agreed, shall be set out in the relevant Additional Facility Accession Deed.

(e)                           Each party to this Agreement (other than each proposed Additional Facility Lender and the Company) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Additional Facility Accession Deed which has been duly completed and signed on behalf of each proposed Additional Facility Lender, the Company and each proposed Additional Facility Borrower, and the Parent and each Obligor agrees to be bound by such accession.

(f)                             The Facility Agent shall only be obliged to execute an Additional Facility Accession Deed delivered to it if:

(i)                              the terms of its and the Security Trustee’s compensation and indemnities for any additional administrative or other requirements and costs under the Relevant Finance Documents arising in relation to the relevant Additional Facility are satisfactory to it; and

(ii)                           it is satisfied that it has complied with all necessary “know your client” or other similar checks under all applicable law and regulations in relation to the accession of the relevant Additional Facility Lenders.

For the avoidance of doubt, if any terms of an Additional Facility that affect the Facility Agent or L/C Bank in such capacity are different in any material respect from those applying under this Agreement on the Original Execution Date, such differences must be satisfactory to the Facility Agent and L/C Bank if it affects the Facility Agent or L/C Bank in any material and adverse respect.

(g)                          On the date that the Facility Agent executes an Additional Facility Accession Deed:

(i)                              each Additional Facility Lender party to that Additional Facility Accession Deed, each other Relevant Finance Party, the Parent and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had each Additional Facility Lender been an Original Lender, with the rights and/or obligations assumed by it as a result of that accession and with the Commitment specified by it as its Additional Facility Commitment; and

(ii)                           each Additional Facility Lender shall become a party to this Agreement as an “Additional Facility Lender”.

(h)                          The execution by the Company of an Additional Facility Accession Deed constitutes confirmation by the Parent and each Guarantor that its obligations under Clause 29 (Guarantee and Indemnity) shall continue unaffected, except that those obligations shall extend to the Commitments as increased by the addition of each relevant Additional Facility Lender’s Commitment and shall be owed to each Relevant Finance Party including such Additional Facility Lender.

(i)                              The Facility Agent is authorised and instructed to enter into such documentation as is reasonably required to amend this Agreement and any other Relevant Finance Document (in accordance with the terms of this Clause 2.5) to reflect the terms of each Additional Facility without the consent of any Lender other than the applicable Additional Facility Lender.

3.                                           CONDITIONS

3.1                                     Conditions Precedent

The obligations of the Lenders to make the A Facility, each B Facility and the Revolving Facility available shall be conditional upon:

(a)                           the Facility Agent having confirmed to the Company that it has received (or has waived in accordance with this Agreement, the requirement to receive) the documents listed in paragraphs 1 to 15 of Part 1 of Schedule 3 (Conditions Precedent to First Utilisation) and that each is satisfactory, in form and substance, to the Facility Agent, acting reasonably.  The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied; and

(b)                          the Borrowers having obtained B Facility Commitments (or other Substitute Financing) in an aggregate principal amount of not less than £600,000,000.

Furthermore, the obligations of the Lenders to make the Revolving Facility available shall be conditional upon utilisation of the A Facility.

3.2                                     Further Conditions Precedent

Subject to Clause 3.1 (Conditions Precedent), the Lenders will only be obliged to comply with Clause 4.2 (Lenders’ Participations) in relation to any Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                           other than in the case of a Rollover Advance, no Default is continuing or would result from the proposed Utilisation; and

(b)                          in relation to any Utilisation on the first Utilisation Date, all the representations and warranties in Clause 21 (Representations and Warranties) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true in all material respects in each case by reference to the facts and circumstances then subsisting.

3.3                                     Conditions Subsequent

The Company shall procure (and each relevant Obligor shall ensure) that within 60 days after the Original Execution Date, there shall have been delivered to the Facility Agent each of the documents listed in Part 2 of Schedule 3 (Conditions Subsequent Documents) each in form and substance satisfactory to the Facility Agent, acting reasonably.  The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.                                           UTILISATION

4.1                                     Conditions to Utilisation

Save as otherwise provided in this Agreement, an Advance will be made by the Lenders to a Borrower or a Documentary Credit will be issued by an L/C Bank at a Borrower’s request if:

(a)                           in the case of an Advance, the Facility Agent has received from such Borrower a duly completed Utilisation Request in the relevant form, and in the case of a Documentary Credit, both the Facility Agent and the relevant L/C Bank have received from a Borrower a duly completed Utilisation Request in the relevant form, in each case, no earlier than the day which is 10 Business Days and no later than 2:00 p.m. on the day which is 5 Business Days (or in the case of any Documentary Credit which is not or will not be in the form of Schedule 12 (Form of Documentary Credit), no later than 2:00 p.m. on the day which is 5 Business Days) prior to the proposed Utilisation Date for such Advance or Documentary Credit, receipt of which shall oblige such Borrower to utilise the amount requested on the Utilisation Date stated therein upon the terms and subject to the conditions contained in this Agreement;

(b)                          the proposed Utilisation Date is a Business Day for the proposed currency of the Advance or Documentary Credit, as the case may be, which is or precedes the relevant Termination Date;

(c)                           the proposed Utilisation Date for the A Facility Advance and all B Facilities Advances falls on the same Business Day;

(d)                          in the case of a Utilisation by way of Term Facility Advance, such Utilisation would result in the maximum principal amount of the Term Facility Advance being utilised, or in the case of a Utilisation by way of a Revolving Facility Advance, such Utilisation occurs on or after the maximum principal amount of the A Facility being utilised and, the proposed Sterling Amount (or its equivalent) of such Revolving Facility Advance is (i) equal to the amount of the Available Revolving Facility Commitment at such time, or (ii) less than such amount but equal to a minimum of £5 million, or an integral multiple of £1 million;

(e)                           the Utilisation Date for a Revolving Facility Advance is on a date not earlier than the Utilisation Date for the A Facility Advance and the B Facility Advances;

(f)                             in the case of a Utilisation by way of Documentary Credit, the proposed Sterling Amount (or its equivalent) of such Documentary Credit is equal to or more than £1 million or such lesser amount as the relevant L/C Bank may agree (acting reasonably);

(g)                          in the case of a Utilisation by way of a Revolving Facility Advance, immediately after the making of such Advance there will be no more than 25 Revolving Facility Advances then outstanding;

(h)                          in the case of a Utilisation by way of a Documentary Credit, the proposed Term of the Documentary Credit ends on or before the Final Maturity Date in respect of the Revolving Facility and immediately after the making of such Utilisation there will be no more than 25 Documentary Credits then outstanding;

(i)                              in the case of a Utilisation by way of a Revolving Facility Advance, the proposed Term of such Advance is a period of 1, 2, 3 or 6 months or such other period of up to 12 months as all the Lenders having a Revolving Facility Commitment may agree prior to submission of the relevant Utilisation Request, and ends on or before the Final Maturity Date in respect of the Revolving Facility;

(j)                              in the case of a Utilisation by way of an Advance (other than a Rollover Advance), the interest rate applicable to such Advance’s first Interest Period or Term (as the case may be) will not have to be determined under Clause 15 (Market Disruption and Alternative Interest Rates);

(k)                           in the case of a Utilisation by way of a Documentary Credit which is not substantially in the form set out in Schedule 12 (Form of Documentary Credit), the relevant L/C Bank shall have approved the terms of such Documentary Credit (acting reasonably); and

(l)                              in the case of any Utilisation, on the date of the Utilisation Request, the date of any Conversion Notice and the proposed Utilisation Date:

(i)                              in the case of a Rollover Advance or a Documentary Credit which is being renewed pursuant to Clause 5.2 (Renewal of Documentary Credits), the Facility Agent shall not have received instructions from a Revolving Facility Instructing Group requiring the Facility Agent to refuse such rollover or renewal of a Documentary Credit by reason of the Acceleration Date having occurred; or

(ii)                           in the case of any Utilisation other than that referred to in sub-paragraph (i) above, the Repeating Representations made by the persons identified as making those representations are true in all material respects by reference to the circumstances then existing and no Default is continuing or would result from the proposed Utilisation.

4.2                                     Lenders’ Participations

Each Lender will participate through its Facility Office in each Advance made pursuant to Clause 4.1 (Conditions to Utilisation) in its respective Proportion.

5.                                           DOCUMENTARY CREDITS

5.1                                     Issue of Documentary Credits

(a)                           Each L/C Bank shall issue Documentary Credits pursuant to Clause 4.1 (Conditions to Utilisation) by:

(i)                              completing the issue date and the proposed Expiry Date of any Documentary Credit to be issued by it; and

(ii)                           executing and delivering such Documentary Credit to the relevant Beneficiary on the relevant Utilisation Date.

(b)                          Each Lender having a Revolving Facility Commitment (an “L/C Lender”) will participate by way of indemnity in each Documentary Credit in an amount equal to its L/C Proportion.

(c)                           The Facility Agent shall notify each L/C Lender and the relevant L/C Bank of the details of any requested Documentary Credit (including the Sterling Amount of it, and, if such Documentary Credit is not to be denominated in Sterling, the relevant currency in which it will be denominated and the amount of it) and its participation in that Documentary Credit.

5.2                                     Renewal of Documentary Credits

(a)                           Each Borrower may request that a Documentary Credit issued on its behalf be renewed by delivering to the Facility Agent and the relevant L/C Bank a Renewal Request which complies with Clause 4.1 (Conditions to Utilisation).

(b)                          The terms of each renewed Documentary Credit shall be the same as those of the relevant Documentary Credit immediately prior to its renewal, except that (as stated in the Renewal Request therefor):

(i)                              its amount may be less than the amount of such Documentary Credit immediately prior to its renewal; and

(ii)                           its Term shall start on the date which was the Expiry Date of that Documentary Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(c)                           If the conditions set out in this Clause 5.2 have been met, the relevant L/C Bank shall amend and re-issue the relevant Documentary Credit pursuant to a Renewal Request.

5.3                                     Reduction of a Documentary Credit

(a)                           If, on the proposed Utilisation Date of a Documentary Credit, any of the Lenders under the Revolving Facility is a Non-Acceptable L/C Lender and:

(i)                              that Lender has failed to provide cash collateral to the relevant L/C Bank in accordance with Clause 5.8 (Cash Collateral by Non-Acceptable L/C Lender); and

(ii)                           either:

(A)                     the relevant L/C Bank has not required the Borrower which requested the Documentary Credit to provide cash cover pursuant to Clause 5.9 (Cash Cover by Borrower); or

(B)                       the Borrower which requested the Documentary Credit has failed to provide cash cover to the relevant L/C Bank in accordance with Clause 5.9 (Cash Cover by Borrower),

the relevant L/C Bank may reduce the amount of that Documentary Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Documentary Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the relevant L/C Bank) in respect of that Documentary Credit for the purposes of the Relevant Finance Documents.

(b)                          The Borrower shall notify the Facility Agent (with a copy to the relevant L/C Bank) of each reduction made pursuant to this Clause 5.3.

(c)                           This Clause 5.3 shall not affect the participation of each other Lender in that Documentary Credit.

5.4                                     Revaluation of Documentary Credits

(a)                           If any Documentary Credit is denominated in a currency other than Sterling, the Facility Agent shall at six monthly intervals after the date of the Documentary Credit recalculate the Sterling Amount of that Documentary Credit by notionally converting into Sterling, the outstanding amount of that Documentary Credit on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation.

(b)                          The relevant Borrower shall, if requested by the Facility Agent within 2 days of any calculation under paragraph (a) above, ensure that within 3 Business Days sufficient Revolving Facility Outstandings are repaid (subject to Break Costs, if applicable, but otherwise without penalty or premium which might otherwise be payable), to prevent the Sterling Amount of the Revolving Facility Outstandings exceeding the aggregate amount of all of the Revolving Facility Commitments adjusted to reflect any cancellations or reductions, following any adjustment under paragraph (a) above.

5.5                                     Immediately Payable

(a)                           If a Documentary Credit or any amount outstanding under a Documentary Credit becomes immediately payable under this Agreement, the Borrower that requested (or on behalf of which the Company requested) the issue of that Documentary Credit shall repay or prepay that Documentary Credit or that amount within 3 Business Days of demand.

(b)                          Each L/C Bank shall promptly notify the Facility Agent of any demand received by it under and in accordance with any Documentary Credit (including details of the Documentary Credit under which such demand has been received and the amount demanded).  The Facility Agent shall promptly notify the Company, the Borrower for whose account the Documentary Credit was issued and each of the Lenders under the Revolving Facility.

5.6                                     Claims Under a Documentary Credit

(a)                           Each Borrower irrevocably and unconditionally authorises each L/C Bank to pay any claim made or purported to be made under a Documentary Credit requested by it (or by the Company on its behalf) and which appears on its face to be in order (a “claim”).

(b)                          Each Borrower shall within 3 Business Days of demand pay to the Facility Agent for the account of the relevant L/C Bank an amount equal to the amount of any claim under that Documentary Credit.

(c)                           On receipt of any demand or notification under Clause 5.5 (Immediately Payable), the relevant Borrower shall (unless the Company notifies the Facility Agent otherwise) be deemed to have delivered to the Facility Agent a duly completed Utilisation Request requesting a Revolving Facility Advance:

(i)                              in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)                           for an Interest Period of three months or such other period of up to six months as notified by the relevant Borrower to the relevant L/C Bank prior to the Utilisation Date applicable to such currency; and

(iii)                        with a Utilisation Date on the date receipt of the relevant demand or notification.

The proceeds of any such Revolving Facility Advance shall be used to pay the relevant claim.

(d)                          Each Borrower acknowledges that each L/C Bank:

(i)                              is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)                           deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)                           The obligations of each Borrower under this Clause 5.6 will not be affected by:

(i)                              the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)                           any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(f)                             Without prejudice to any other matter contained in this Clause 5.6, the relevant L/C Bank shall notify the relevant Borrowers as soon as reasonably practicable after receiving a claim.

5.7                                     Documentary Credit Indemnities

(a)                           A Borrower shall within 3 Business Days of demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit requested by such Borrower.

(b)                          Each L/C Lender shall (according to its L/C Proportion) promptly on demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit (except to the extent that such L/C Bank has been reimbursed by an Obligor pursuant to a Relevant Finance Document).

(c)                           If any L/C Lender is not permitted (by its constitutional documents or any applicable Law) to comply with paragraph (b) above, then that L/C Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the relevant Documentary Credit is issued (or if later, on the date that L/C Lender’s participation in the Documentary Credit is transferred or assigned to that L/C Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Documentary Credit in an amount equal to its L/C Proportion of that Documentary Credit.  On receipt of demand from the Facility Agent, that L/C Lender shall pay to the Facility Agent (for the account of the relevant L/C Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)                          The Borrower which requested the Documentary Credit shall within 3 Business Days of demand reimburse any L/C Lender for any payment it makes to an L/C Bank under this Clause 5.7 in respect of that Documentary Credit unless such Lender or an Obligor has already reimbursed such L/C Bank in respect of that payment.

(e)                           The obligations of each L/C Lender and Borrower under this Clause 5.7 are continuing obligations and will extend to the ultimate balance of sums payable by that L/C Lender in respect of any Documentary Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)                             The obligations of any L/C Lender or Borrower under this Clause 5.7 will not be affected by any act, omission, matter or thing which, but for this Clause 5.7 would reduce, release or prejudice any of its obligations under this Clause 5.7 (without limitation and whether or not known to it or any other person) including:

(i)                              any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Documentary Credit or any other person;

(ii)                           the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)                        the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Documentary Credit or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                       any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Documentary Credit or any other person;

(v)                          any amendment or restatement (however fundamental) or replacement of a Relevant Finance Document, any Documentary Credit or any other document or security;

(vi)                       any unenforceability, illegality or invalidity of any obligation of any person under any Relevant Finance Document, any Documentary Credit or any other document or security; or

(vii)                    any insolvency or similar proceedings.

5.8                                     Cash Collateral by Non-Acceptable L/C Lender

(a)                           If, at any time, a Lender under the Revolving Facility is a Non-Acceptable L/C Lender, the relevant L/C Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 3 Business Days after the request by such L/C Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Documentary Credit issued by such L/C Bank and in the currency of that Documentary Credit to an interest-bearing account held in the name of that Lender with such L/C Bank.

(b)                          The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the relevant L/C Bank, as collateral for any amounts due and payable under the Relevant Finance Documents by that Lender to the L/C Bank in respect of that Documentary Credit.

(c)                           Until no amount is or may be outstanding under that Documentary Credit, withdrawals from the account may only be made to pay to the relevant L/C Bank amounts due and payable to the relevant L/C Bank by the Non-Acceptable L/C Lender under the Relevant Finance Documents in respect of that Documentary Credit.

(d)                          Each Lender under the Revolving Facility shall notify the Facility Agent and the Company:

(i)                              on the Original Execution Date or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 37 (Assignments and Transfers) whether it is a Non-Acceptable L/C Lender; and

(ii)                           as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in a Transfer Deed or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) to the Facility Agent and, upon delivery in accordance with Clause 37.12 (Copy of Transfer Deed or Increase Confirmation to Company), to the Company.

(e)                           Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to each L/C Bank of that Lender’s status and the Facility Agent shall, upon receiving each such notice, promptly notify each L/C Bank of that Lender’s status as specified in that notice.

(f)                             If a Lender who has provided cash collateral in accordance with this Clause 5.8:

(i)                              ceases to be a Non-Acceptable L/C Lender; and

(ii)                           no amount is due and payable by that Lender in respect of a Documentary Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the relevant L/C Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Documentary Credit (together with any accrued interest) standing to the credit of the relevant account held with that L/C Bank be returned to it and that L/C Bank shall pay that amount to the Lender within 3 Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

5.9                                     Cash Cover by Borrower

(a)                           If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the relevant L/C Bank that it will not provide cash collateral) in accordance with Clause 5.8 (Cash Collateral by Non-Acceptable L/C Lender) and that L/C Bank notifies the Obligors’ Agent (with a copy to the Facility Agent) that it requires the Borrower of the relevant Documentary Credit or proposed Documentary Credit to provide cash cover to an account with that L/C Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Documentary Credit and in the currency of that Documentary Credit then that Borrower shall do so within 5 Business Days after the notice is given.

(b)                          Notwithstanding paragraph 1.3(r) of Clause 1.3 (Construction), the relevant L/C Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:

(i)                              it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)                           the relevant Lender’s obligations in respect of the relevant Documentary Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)                        an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Documentary Credit.

(c)                           To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 5.9, the relevant Lender’s L/C Proportion in respect of that Documentary Credit will remain (but that Lender’s obligations in relation to that Documentary Credit may be satisfied in accordance with paragraph (r)(ii) of Clause 1.3 (Construction)).  However, the relevant Borrower’s obligation to pay any Documentary Credit fee in relation to the relevant Documentary Credit to the Facility Agent (for the account of that Lender) in accordance with Clause 16 (Commissions and Fees) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)                          The relevant L/C Bank shall promptly notify the Facility Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 5.9 and of any change in the amount of cash cover so provided.

5.10                               Rights of Contribution

No Obligor will be entitled to any right of contribution or indemnity from any Relevant Finance Party in respect of any payment it may make under this Clause 5.

5.11                               Appointment and Change of L/C Bank

(a)                           The Company, with the prior written consent of the relevant Lender, may designate any Lender with a Revolving Facility Commitment as an L/C Bank or as a replacement therefor, but not with respect to Documentary Credits already issued by any other L/C Bank.

(b)                          Any Lender so designated shall become an L/C Bank under this Agreement by delivering to the Facility Agent an executed L/C Bank Accession Certificate.

(c)                           An L/C Bank may resign as issuer of further Documentary Credits at any time if (i) the Company and an Instructing Group consent to such resignation or so require; (ii) there is, in the reasonable opinion of each L/C Bank, an actual or potential conflict of interest in it continuing to act as L/C Bank; or (iii) its Revolving Facility Commitment is reduced to zero, provided that an L/C Bank shall not resign until a replacement L/C Bank is appointed.

6.                                           ANCILLARY FACILITIES

6.1                                     Utilisation of Ancillary Facilities

(a)                           Each Borrower may, subject to paragraph (b) below, at any time at least 35 days prior to the Termination Date in respect of the Revolving Facility by delivery of a notice (a “Conversion Notice”) to the Facility Agent, request an Ancillary Facility to be established by the conversion of any Lender’s Available Revolving Facility Commitment (or any part of it) into an Ancillary Facility Commitment with effect from the date (in this Clause 6, the “Effective Date”) specified in the Conversion Notice (being a date not less than 5 Business Days after the date such Conversion Notice is received by the Facility Agent).

(b)                          Each Conversion Notice shall specify:

(i)                              the proposed Borrower(s) (or any Affiliate of a Borrower that is a member of the Bank Group) which may use the Ancillary Facility;

(ii)                           the nominated Ancillary Facility Lender;

(iii)                        the type of Ancillary Facility and the currency or currencies in which the relevant Borrower wishes such Ancillary Facility to be available;

(iv)                       the proposed Sterling Amount of the original Ancillary Facility Commitment, being an amount equal to (i) the Available Revolving Facility Commitment of the nominated Ancillary Facility Lender or, if less, (ii) equal to or more than £1 million;

(v)                          the Effective Date and expiry date for the Ancillary Facility (such expiry date not to extend beyond the Final Maturity Date in respect of the Revolving Facility);

(vi)                       if the Ancillary Facility is an overdraft facility comprising more than one account, its maximum gross amount (that amount being the “Designated

Gross Amount” and its maximum net amount (that amount being the “Designated Net Amount”); and

(vii)                    such other details as to the nature, amount, fees for and operation of the proposed Ancillary Facility as the Facility Agent and the nominated Ancillary Facility Lender may reasonably require.

(c)                           The Facility Agent shall promptly notify the Company, the nominated Ancillary Facility Lender and the Lenders of each Conversion Notice received pursuant to paragraph (a) above.

(d)                          Any Lender nominated as an Ancillary Facility Lender which has notified the Facility Agent of its consent to such nomination shall be authorised to make the proposed Ancillary Facility available in accordance with the Conversion Notice (as approved by the Facility Agent) with effect on and from the Effective Date.  No other Lender shall be obliged to consent to the nomination of the Ancillary Facility Lender.

(e)                           Any material variation from the terms of the Ancillary Facility or any proposed increase or reduction or extension of the Ancillary Facility Commitment shall be effected on and subject to the provisions of this Clause 6 mutatis mutandis as if such Ancillary Facility were newly requested (including, for the avoidance of doubt, that such newly requested Ancillary Facility shall only take effect from a date not less than 5 Business Days after the date the Facility Agent has received notice of the modification or variation or extension), provided that the Sterling Amount of the Ancillary Facility Outstandings under each Ancillary Facility provided by an Ancillary Facility Lender shall at no time exceed the Available Revolving Facility Commitment of that Ancillary Facility Lender.

(f)                             Each relevant Borrower may (subject to compliance with the applicable terms of the relevant Ancillary Facility) at any time by giving written notice to the Facility Agent and the relevant Ancillary Facility Lender cancel any Ancillary Facility Commitment pursuant to and in accordance with Clause 10.1 (Voluntary Cancellation), provided that on the date of such cancellation, that part of such Ancillary Facility Commitment as shall have been so cancelled shall be converted back into the Revolving Facility Commitment of the relevant Lender unless the Revolving Facility Commitments are also cancelled on such date.

(g)                          The Ancillary Facility Commitment of any Ancillary Facility Lender shall terminate and be cancelled on the date agreed therefor between the relevant Ancillary Facility Lender and the relevant Borrower, provided such date shall be no later than the Termination Date in respect of the Revolving Facility (the “Ancillary Facility Termination Date”).  Any Ancillary Facility Outstandings on the applicable Ancillary Facility Termination Date shall be repaid in full by the relevant Borrower on such date.

(h)                          The Revolving Facility Commitment of each Lender at any time shall be reduced by the amount of any Ancillary Facility Commitment of such Lender at such time but such reduced Commitment shall, subject to any other provisions of this Agreement, automatically be increased by the amount of any portion of its Ancillary Facility Commitment which ceases to be made available to the relevant Borrowers for any reason (other than as a result of Utilisation of it) in accordance with the terms of such Ancillary Facility or is cancelled pursuant to paragraphs (f) or (g) above.

6.2                                     Operation of Ancillary Facilities

(a)                           Subject to paragraph (b) below, the terms governing the operation of any Ancillary Facility (including the rate of interest (including default interest), fees, commission and other remuneration in respect of such Ancillary Facility) shall be those determined by agreement between the Ancillary Facility Lender and the relevant Borrower, provided that such terms shall be based upon the normal commercial terms and market rates of the relevant Ancillary Facility Lender.

(b)                          In the case of any inconsistency or conflict between the terms of any Ancillary Facility, the applicable Ancillary Facility Documents and this Agreement, the terms and provisions of the applicable Ancillary Facility Document shall prevail unless the contrary intention is expressly provided for in this Agreement.

(c)                           Each relevant Borrower and Ancillary Facility Lender will promptly upon request by the Facility Agent, supply the Facility Agent with such information relating to the operation of each Ancillary Facility (including without limitation details of the Ancillary Facility Outstandings and the Sterling Amount thereof) as the Facility Agent may from time to time reasonably request (and each relevant Borrower consents to such documents and information being provided to the Facility Agent and the other Lenders).

6.3                                     Ancillary Facility Default

(a)                           If a default occurs under any Ancillary Facility, no Ancillary Facility Lender may demand repayment of any monies or demand cash cover for any Ancillary Facility Outstandings, or take any analogous action in respect of any Ancillary Facility, until the Acceleration Date.

(b)                          If an Acceleration Date occurs, the claims of each Lender with a Revolving Facility Commitment and each Ancillary Facility Lender in respect of amounts outstanding to them under the Revolving Facility and Ancillary Facilities respectively shall be adjusted in accordance with this Clause 6.3 by making all necessary transfers of such portions of such claims such that following such transfers the Revolving Facility Outstandings and Ancillary Facility Outstandings (together with the rights to receive interest, fees and charges in relation thereto) of (i) each Lender with a Revolving Facility Commitment and (ii) each Ancillary Facility Lender, in each case as at the Acceleration Date shall be an amount corresponding pro rata to the proportion that the sum of such Lender’s Revolving Facility Commitment and/or (as the case may be) Ancillary Facility Commitment bears to the sum of all of the Revolving Facility Commitments and the Ancillary Commitments, each as at the Acceleration Date.

(c)                           No later than the third Business Day following the Acceleration Date each of the Ancillary Facility Lenders shall notify the Facility Agent in writing of the Sterling Amount of its Ancillary Facility Outstandings as at the close of business on the Acceleration Date, such amount to take account of any clearing of debits which were entered into the clearing system of such Ancillary Facility Lenders prior to the Acceleration Date and any amounts credited to the relevant accounts prior to close of business on the Acceleration Date.

(d)                          On receipt of the information referred to in paragraph (c) above, the Facility Agent will promptly determine what adjustment payments (if any) are necessary as between the Lenders participating in the Revolving Facility and each Ancillary Facility Lender in order to ensure that, following such adjustment payments, the requirements of paragraph (b) above are complied with.

(e)                           The Facility Agent will notify all the Lenders as soon as practicable of its determinations pursuant to paragraph (d) above, giving details of the adjustment payments required to be made.  Such adjustment payments shall be payable by the relevant Lenders and shall be made to the Facility Agent within 5 Business Days following receipt of such notification from the Facility Agent.  The Facility Agent shall distribute the adjustment payments received, among the Ancillary Facility Lenders and the Lenders participating in the Revolving Facility in order to satisfy the requirements of paragraph (b) above.

(f)                             If at any time following the Acceleration Date, the amount of Revolving Facility Outstandings of any Lender or Ancillary Facility Outstandings of any Ancillary Facility Lender used in the Facility Agent’s calculation of the adjustments required under paragraph (d) above should vary for any reason (other than as a result of currency exchange fluctuation or other reason which affects all relevant Lenders equally), further adjustment payments shall be made on the same basis (mutatis mutandis) provided for in this Clause 6.3.

(g)                          In respect of any amount paid by any Lender (a “Paying Lender”) pursuant to either of paragraphs (e) or (f) above, as between a relevant Borrower and the Paying Lender, the amount so paid shall be immediately due and payable by such relevant Borrower to the Paying Lender and the payment obligations of such relevant Borrower to the Lender(s) which received such payment shall be treated as correspondingly reduced by the amount of such payment.

(h)                          Each Lender shall promptly supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of giving effect to this Clause 6.3.

(i)                              If an Ancillary Facility Lender has the benefit of any Encumbrance securing any of its Ancillary Facilities, the realisations from such security when enforced will be treated as an amount recovered by such Ancillary Facility Lender in its capacity as a Lender which is subject to the sharing arrangements in Clause 35 (Sharing Among the Relevant Finance Parties) to the intent that such realisation should benefit all Lenders pro rata.

6.4                                     Repayment of Ancillary Facilities

(a)                           No Ancillary Facility Lender may demand repayment or prepayment of any amounts under its Ancillary Facility unless:

(i)                              the Revolving Facility Commitments have been cancelled in full, or the Facility Agent has declared all Outstandings under the Revolving Facility immediately due and payable; or

(ii)                           the Ancillary Facility Outstandings under that Ancillary Facility can be repaid by a Revolving Facility Advance (and not less than 7 Business Days notice is given to the relevant Borrower before payment becomes due).

(b)                          For the purposes of repaying Ancillary Facility Outstandings (so long as paragraph (a)(i) above does not apply) a Revolving Facility Advance may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent not satisfied.

(c)                           The share of the Ancillary Facility Lender in a Revolving Facility Advance being used to refinance that Ancillary Facility Lender’s Ancillary Facility will be that amount which will result (so far as possible) in:

(i)                              the proportion which its share of all Outstandings under the Revolving Facility bears to the aggregate amount of the Outstandings under the Revolving Facility,

being equal to:

(ii)                           the proportion which its Available Commitment with respect to the Revolving Facility bears to the aggregate of the Available Commitments with respect to the Revolving Facility, in each case, assuming the repayment of the relevant Ancillary Facility has taken place.  The share of the other Lenders in any such Revolving Facility Advance will be adjusted accordingly.

6.5                                     Continuation of Ancillary Facilities

(a)                           A Borrower and an Ancillary Facility Lender may, as between themselves only, agree to continue to provide the same banking facilities following the Termination Date applicable to the Revolving Facility or, as the case may be, the Revolving Commitments are cancelled under this Agreement.

(b)                          If any arrangement contemplated in paragraph (a) above is to occur, the relevant Borrower and the Ancillary Facility Lender shall each confirm that to be the case in writing to the Facility Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Relevant Finance Documents. Save for any rights and obligations against any Relevant Finance Party under the Relevant Finance Documents prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall, as between the Relevant Finance Parties, continue and the Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

6.6                                     Affiliates of Lenders as Ancillary Facility Lenders

(a)                           Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Facility Lender.  In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Part 1 of Schedule 1 (Lenders and Commitments) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.  For the purposes of calculating the Lender’s Available Commitment with respect to the Revolving Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)                          The Company shall specify any relevant Affiliate of a Lender in any Conversion Notice delivered by the Company to the Facility Agent pursuant to Clause 6.1 (Utilisation of Ancillary Facilities).

(c)                           An Affiliate of a Lender which becomes an Ancillary Facility Lender shall accede to this Agreement as an Ancillary Facility Lender, and the Group Intercreditor Agreement and the HYD Intercreditor Agreement as a Senior Lender.

(d)                          If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (in accordance with Clause 37 (Assignments and Transfers), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Facility Document.

(e)                           Where this Agreement or any other Relevant Finance Document imposes an obligation on an Ancillary Facility Lender and the relevant Ancillary Facility Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

6.7                                     Affiliates of Borrowers

(a)                           Subject to the terms of this Agreement, an Affiliate of a Borrower that is a member of the Bank Group may with the approval of the relevant Ancillary Facility Lender become a borrower with respect to an Ancillary Facility.

(b)                          The Company shall specify any relevant Affiliate of a Borrower in any Conversion Notice delivered by the Company to the Facility Agent pursuant to Clause 6.1 (Utilisation of Ancillary Facilities).

(c)                           If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 37.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Facility Document.

(d)                          Where this Agreement or any other Relevant Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)                           Any reference in this Agreement or any other Relevant Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Relevant Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Relevant Finance Document or Ancillary Facility Document.

7.                                           OPTIONAL CURRENCIES

7.1                                     Selection of Currency

Each Borrower under the Revolving Facility shall select the currency of a Revolving Facility Advance made to it (which shall be Sterling, Dollars, euro or an Optional Currency) in the Utilisation Request relating to the relevant Revolving Facility Advance.

7.2                                     Unavailability of Optional Currency

(a)                           If before 10.00 a.m. on the Quotation Date for the relevant Revolving Facility Advance:

(i)                              a Lender notifies the Facility Agent that the relevant Optional Currency is not readily available to it in the amount required; or

(ii)                           a Lender notifies the Facility Agent that compliance with its obligation to participate in the Revolving Facility Advance in the proposed Optional Currency would contravene a Law or regulation applicable to it, the Facility Agent will promptly give notice to the relevant Borrower to that effect.  In this event, any Lender that gives notice pursuant to this Clause 7.2 will be required to participate in the relevant Revolving Facility Advance in Sterling (in an amount equal to that Lender’s Proportion of the Sterling Amount of the relevant Revolving Facility Advance or, in respect of a Rollover Advance, an amount equal to that Lender’s Proportion of the Sterling Amount of any amount that the Lenders are actually required to advance in accordance with Clause 8.2 (Rollover Advances)), and its participation will be treated as a separate Advance denominated in Sterling during that Term.

(b)                          Any part of a Revolving Facility Advance treated as a separate Advance under this Clause 7 will not be taken into account for the purposes of any limit on the number of Advances or currencies outstanding at any one time.

8.                                           REPAYMENT OF REVOLVING FACILITY OUTSTANDINGS

8.1                                     Repayment of Revolving Facility Advances

Each Borrower shall (subject to Clause 8.2 (Rollover Advances)) repay the full amount of each Revolving Facility Advance drawn by it on its Repayment Date.

8.2                                     Rollover Advances

Without prejudice to each Borrower’s obligation to repay the full amount of each Revolving Facility Advance made to it on the applicable Repayment Date, where, on the same day on which such Borrower is due to repay a Revolving Facility Advance (a “Maturing Advance”) such Borrower has also requested that one or more Revolving Facility Advances in the same currency as and in an amount which is equal to or less than the Maturing Advance be made to it (a “Rollover Advance”), subject to the Lenders being obliged to make such Rollover Advance under Clause 4.1 (Conditions to Utilisation), the aggregate amount of the Rollover Advance shall be treated as if applied in or towards repayment of the Maturing Advance so that:

(a)                           if the amount of the Maturing Advance exceeds the aggregate amount of the Rollover Advance:

(i)                              the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(ii)                           each Lender’s participation (if any) in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the Maturing Advance and that Lender will not be required to make its participation in the Rollover Advance available in cash; and

(b)                          if the amount of the Maturing Advance is equal to or less than the aggregate amount of the Rollover Advance:

(i)                              the relevant Borrower will not be required to make any payment in cash; and

(ii)                           each Lender will be required to make its participation in the Rollover Advance available in cash only to the extent that its participation (if any) in the Rollover Advance exceeds that Lender’s participation (if any) in the Maturing Advance and the remainder of that Lender’s participation in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the Maturing Advance.

8.3                                     Cash Collateralisation of Documentary Credits

(a)                           If not previously repaid in accordance with paragraph (b) below, each Borrower must repay each Documentary Credit issued on its behalf in full on the date stated in that Documentary Credit to be its Expiry Date.

(b)                          A Borrower may give the Facility Agent not less than 5 Business Days prior written notice of its intention to repay all or any portion of a Documentary Credit requested by it prior to its stated Expiry Date and, having given such notice, shall procure that the relevant Outstanding L/C Amount in respect of such Documentary Credit is reduced in accordance with such notice by providing cash cover therefor in accordance with Clause 1.3(r) (Construction) (in each case) or by reducing the Outstanding L/C Amount of such Documentary Credit or by cancelling such Documentary Credit and returning the original to the relevant L/C Bank or the Facility Agent on behalf of the Lenders.

8.4                                     Final Repayment

The Company shall procure that all amounts outstanding under the Revolving Facility shall be repaid in full on its Final Maturity Date.

9.                                           REPAYMENT OF TERM FACILITY OUTSTANDINGS

9.1                                     Repayment of A Facility Outstandings

Subject to any prepayments of A Facility Repayment Instalments made in accordance with Clause 11.2 (Application of Repayments), the Borrowers under the A Facility shall make (or procure) such repayments as may be necessary to ensure that on each of the dates set out in the table below (each, an “Amortisation Repayment Date”) the aggregate Sterling Amount of the A Facility Outstandings are reduced by an amount equal to the amount set out in the table below (each such amount being, an “A Facility Repayment Instalment”).

Amortisation Repayment Date	Amount Repayable A Facility

30 June 2011	£150 million

30 June 2012	£175 million

30 June 2013	£200 million

30 June 2014	£200 million

30 June 2015	£275 million

9.2                                     No Reborrowing of A Facility Advances

No Borrower may reborrow any part of any A Facility Advance which is repaid.

9.3                                     Repayment of B Facility Outstandings

The Borrowers under each B Facility shall repay (or procure the repayment of) the aggregate outstanding principal amount of the B Facility Advances under such B Facility in full in one instalment on the applicable Final Maturity Date.

9.4                                     Repayment of Additional Facility Outstandings

The Borrowers under each Additional Facility shall repay (or procure the repayment of) the aggregate outstanding principal amount of the Additional Facility Advances under that Additional Facility on the Final Maturity Date applicable to such Additional Facility.

10.            CANCELLATION

10.1          Voluntary Cancellation

The Company may, by giving to the Facility Agent not less than 3 Business Days prior written notice to that effect (unless an Instructing Group has given its prior consent to a shorter period) cancel any Available Facility in whole or any part (but if in part, in an amount that reduces the Sterling Amount of such Facility by a minimum amount of £5,000,000 and an integral multiple of £1,000,000) and any such cancellation shall (subject to the provisions of Clause 6.1(g) (Utilisation of Ancillary Facilities)), reduce the relevant Available Commitments of the Lenders rateably.

10.2          Notice of Cancellation

Any notice of cancellation given by the Company pursuant to Clause 10.1 (Voluntary Cancellation) shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

10.3          Cancellation of Available Commitments

(a)         On each Termination Date any Available Commitments in respect of the Facility to which such Termination Date relates shall automatically be cancelled and the Commitment of each Lender in relation to such Facility shall automatically be reduced to zero.

(b)         No Available Commitments which have been cancelled hereunder may thereafter be reinstated.

10.4          Right of Repayment and Cancellation in Relation to a Single Lender

(a)         If:

(i)          any sum payable to any Lender, Ancillary Facility Lender or L/C Bank by an Obligor is required to be increased under Clause 17.1 (Tax Gross-up);

(ii)         any Lender, Ancillary Facility Lender or L/C Bank claims indemnification from the Company under Clause 17.3 (Tax Indemnity) or Clause 18 (Increased Costs); or

(iii)        any Lender, Ancillary Facility Lender or L/C Bank invokes Clause 15.2 (Market Disruption),

then, subject to paragraph (c) below:

(A)       if the circumstance relates to a Lender, the Company may:

(1)          arrange for the transfer or assignment in accordance with this Agreement of the whole (but at par only) of that Lender’s Commitment and participation in the Utilisations to a new or existing Lender willing to accept that transfer or assignment; or

(2)          give the Facility Agent notice of cancellation of that Lender’s Commitment and the Company’s intention to procure the repayment of that Lender’s participation in the Utilisation, whereupon the Commitment of that Lender shall immediately be reduced to zero;

(B)        if the circumstance relates to an Ancillary Facility Lender, the Company may give the Facility Agent notice of cancellation of that Ancillary Facility Lender’s Ancillary Commitment and the Company’s intention to procure the repayment of the utilisations of any Ancillary Facility granted by that Ancillary Facility Lender, whereupon the Ancillary Commitment of that Ancillary Facility Lender shall immediately be reduced to zero; and

(C)        if the circumstance relates to an L/C Bank, the Company may give the Facility Agent notice of repayment of any outstanding Documentary Credit issued by such L/C Bank and cancellation of the appointment of such L/C Bank as an L/C Bank under this Agreement in relation to any Documentary Credit to be issued in the future or the provision of full cash cover in respect of such L/C Bank’s maximum contingent liability under each outstanding Documentary Credit.

(b)         On the last day of each Interest Period which ends after the Company has given notice under paragraph (a)(A)(2), (a)(B) or (a)(C) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or the utilisation of the Ancillary Facility granted by that Ancillary Facility Lender (together with all interest and other amounts accrued under the Relevant Finance Documents) or, as the case may be, provide full cash cover in respect of any Documentary Credit issued by that L/C Bank or any contingent liability under an Ancillary Facility.

(c)         The Company may only exercise its rights under paragraph (b) above if:

(i)          in the case of paragraphs (a)(i) and (a)(ii) above, the circumstance giving rise to the requirement or indemnification continues or, in the case of (a)(iii) no more than 90 days have elapsed since the relevant invoking of Clause 15.2 (Market Disruption); and

(ii)         it gives the Facility Agent and the relevant Lender not less than 5 Business Days prior notice.

(d)         The replacement of a Lender pursuant to paragraph (a)(A)(1) above shall be subject to the following conditions:

(i)          no Relevant Finance Party shall have any obligation to find a replacement Lender;

(ii)         any replaced Lender shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that replaced Lender under any Finance Document; and

(iii)        any replacement of a Lender which is the Facility Agent shall not affect its role as the Facility Agent.

10.5          Right of Cancellation in Relation to a Defaulting Lender

Without prejudice to the Company’s rights under Clause 2.2 (Increase):

(a)         If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 3 Business Days notice of cancellation of each Available Commitment of that Lender.

(b)         On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)         The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

11.            VOLUNTARY PREPAYMENT

11.1          Voluntary Prepayment

(a)         Any Borrower may, by giving to the Facility Agent not less than 5 Business Days prior written notice to that effect (unless an Instructing Group has given its prior consent to a shorter period):

(i)          repay the A Facility Advance drawn by it in whole or in part (but if in part, in an amount that reduces the Sterling Amount of the A Facility Advance by a minimum amount of £5,000,000 and an integral multiple of £1,000,000) together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable); and

(ii)         subject to Clause 12.8 (Prepayment Fee), repay the B Facility Advance drawn by it under any B Facility in whole or in part (but if in part, in an amount that reduces the Sterling Amount of the relevant B Facility Advance by a minimum amount of £5,000,000 and an integral multiple of £1,000,000), together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable).

(b)         Any Additional Facility Borrower may, by giving to the Facility Agent not less than 5 Business Days prior written notice to that effect (unless an Instructing Group has given its prior consent to a shorter period), repay any Additional Facility Advance by such minimum amount as is agreed by the Company and the relevant Additional Facility Lender.

11.2          Application of Repayments

(a)         For as long as no Event of Default is outstanding, any repayment made pursuant to Clause 11.1 (Voluntary Prepayment) shall be applied in repayment of any of the Term Facility Outstandings, in whole or in part, as selected by the Company at its discretion.

(b)         Any repayment made pursuant to Clauses 12.2 (Repayment from Net Proceeds), 12.4 (Repayment from Excess Cash Flow) and 12.5 (Repayment from Equity Proceeds) and, for as long as an Event of Default is outstanding, Clause 11.1 (Voluntary Prepayment) shall, in each case, be applied at the end of the Interest Period or Term current at the time of receipt of such proceeds, subject to paragraphs (c) and (e) below, firstly, in repayment of the Term Facility Outstandings pro rata to the aggregate amount of A Facility Outstandings, B Facility Outstandings and, unless otherwise specified with respect to any Additional Facility in the applicable Additional Facility Accession Deed, Additional Facility Outstandings on the date of such repayment until all A Facility Outstandings, all B Facility Outstandings and, if applicable, any Additional Facility Outstandings have been repaid in full; and, secondly, in repayment of Revolving Facility Outstandings on the date of such repayment.

(c)         Any Additional Facility Borrower may agree with any Additional Facility Lender that it shall be repaid after any of the other Term Facilities in which case the application of repayment provisions as set out in paragraph (b) above shall be amended to reflect any such agreement without the consent of any Lender.

(d)         Any repayment of A Facility Outstandings made pursuant to paragraphs (a) or (b) above shall either:

(i)          reduce each of the remaining Repayment Instalments for the A Facility on a pro rata basis; or

(ii)         at the election of the Company made on or prior to the date upon which such repayment of the A Facility Outstandings is made pursuant to paragraph (a) above, repay the immediately succeeding four (or less, if there are fewer than four) Repayment Instalments (other than the Repayment Instalment on the relevant Final Maturity Date) for the A Facility, in chronological order of maturity, and thereafter in respect of any excess, reduce each of the remaining Repayment Instalments for the A Facility on a pro rata basis.

(e)         Without prejudice to the provisions of paragraphs (a) and (b) above, any B Facility Lender may at its sole discretion during the first 12 months from the Original Execution Date (other than in the case of a prepayment in full of the relevant B Facility), following such Lender’s receipt of notice of prepayment, notify the Facility Agent within 2 Business Days after receipt of such notice that it elects not to receive its share of the prepayment of the Outstandings under the relevant B Facility to be made pursuant to paragraphs (a) or (b) above, as applicable, at the time such prepayment is to be made.  In the event such notification is made, the amount which would have been applied in prepaying such B Facility Lender shall instead be applied in prepayment to the Lenders of the A Facility, any accepting B Facility Lenders and (unless otherwise specified with respect to any Additional Facility in the applicable Additional Facility Accession Deed) any Additional Facility Lenders, as applicable, on a pro rata basis.

(f)          Any repayment of any Revolving Facility Outstandings under this Agreement shall be applied first against Revolving Facility Advances and when all Revolving Facility Advances have been repaid in full, to provide cash collateral in respect of any Outstanding L/C Amounts.

11.3          Release from Obligation to Make Advances

A Lender for whose account a repayment is to be made under Clause 10.4 (Right of Repayment and Cancellation in Relation to a Single Lender) shall not be obliged to participate in the making of Advances (including Revolving Facility Advances) or in the issue or counter-guarantee in respect of Documentary Credits or in the provision of Ancillary Facilities on or after the date upon which the Facility Agent receives the relevant notice of intention to repay such Lender’s share of the Outstandings, on which date all of such Lender’s Available Commitments shall be cancelled and all of its Commitments shall be reduced to zero.

11.4          Notice of Prepayment

Any notice of prepayment given by a Borrower pursuant to Clause 11.1 (Voluntary Prepayment) or Clause 10.4 (Right of Repayment and Cancellation in Relation to a Single Lender) shall be irrevocable, shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige that Borrower to make such prepayment on such date.

11.5          Restrictions on Repayment

No Borrower may repay all or any part of any Advance (including, at any time, a Revolving Facility Advance) except at the times and in the manner expressly provided for in this Agreement.

11.6          Cancellation upon Repayment

No amount repaid under this Agreement may subsequently be reborrowed other than any amount of a Revolving Facility Advance repaid in accordance with Clause 8.1 (Repayment of Revolving Facility Advances) or any Documentary Credit repaid in accordance with this Agreement on or prior to the Final Maturity Date in respect of the Revolving Facility, as applicable, and upon any repayment (other than in respect of a Revolving Facility Advance, as aforesaid) the availability of the relevant Facility shall be reduced by an amount corresponding to the amount of such repayment and the Available Commitment of each Lender in relation to that Facility shall be cancelled in an amount equal to such Lender’s Proportion of the amount repaid.  For the avoidance of doubt, unless expressly agreed to the contrary in the relevant Ancillary Facility Documents, this Clause 11.6 shall not apply to any Ancillary Facility.

12.            MANDATORY PREPAYMENT AND CANCELLATION

12.1          Change of Control

If a Change of Control occurs, all of the Available Commitments shall immediately be cancelled, the Commitments of each Lender in respect of each Facility shall be reduced to zero and the Company shall procure that the Outstandings are immediately repaid in full together with unpaid interest accrued thereon and all other amounts payable pursuant to Clause 31 (Borrowers’ Indemnities) and any other provision of this Agreement.

12.2          Repayment from Net Proceeds

(a)         The Company shall procure that, subject to Clause 12.6 (Prepayment Threshold Amount), Clause 12.9 (Limitation on Mandatory Prepayments) and paragraph (b) below or unless the Facility Agent (acting on the instructions of an Instructing Group) otherwise agrees, an amount equal to the Net Proceeds received is applied in or towards repayment of the Outstandings in accordance with Clause 11.2 (Application of Repayments) at the end of the Interest Period next ending on or after the 10th Business Day following the date of receipt of such Net Proceeds.

(b)         Paragraph (a) above shall not apply to:

(i)          Net Proceeds arising from a Disposal where such Net Proceeds are used for the acquisition of or reinvestment in assets used or useful in the Group Business or in a business whose primary operations are directly related to the Group Business or are applied towards capital expenditure of the Bank Group, in each case, within 12 months of the date of the receipt of such Net Proceeds (or within 18 months of receipt if the same are, within 12 months of receipt, contractually committed to be so applied) and to the extent not otherwise restricted by the provisions of this Agreement;

(ii)         Net Proceeds arising from any Disposal permitted under Clause 25.6 (Disposals) other than in relation to Disposals permitted under paragraphs (b) (with respect to surplus assets only and where the Net Proceeds of such Disposal, or a series of Disposals forming part of the same transaction, exceeds £10 million), (k), (l), (p)(i), (q), (r), (t) and (z) thereof;

(iii)        Net Proceeds arising from any insurance recovery, where the Net Proceeds arising out of the same are to be applied within 12 months of receipt (or within 18 months of receipt if the same are, within 12 months of receipt, contractually committed to be so applied) in replacing, reinstating or repairing the relevant damaged or destroyed assets or in refinancing any expenditure incurred in the replacement, reinstatement and/or repair of such assets or for the acquisition of or reinvestment in assets acquired for use in the Group Business or in a business whose primary operations are directly related to the Group Business for application towards capital expenditure;

(iv)        the first £200 million of Net Proceeds of each Content Transaction, which shall be retained by the Bank Group and, provided that no Event of Default has occurred or would arise as a result of such payment, may be applied for any purpose as the Company may elect that is not prohibited by the Relevant Finance Document, including making any Permitted Payment permitted under Clause 25.5 (Dividends, Distributions and Share Capital); or

(v)         Net Proceeds arising from any Disposal or insurance recovery where the Net Proceeds from such Disposal (or a series of related Disposals) or insurance recovery (or a series of insurance recoveries in respect of the same damage or loss) is an amount of less than £2.5 million (or its currency equivalent), provided that to the extent that any Net Proceeds are not applied in accordance with sub-paragraphs (i) or (iii) above (as applicable) within the applicable time periods specified such amounts shall, subject to Clause 12.3 (Blocked Accounts), be applied in or towards repayment of Outstandings in accordance with Clause 11.2 (Application of Repayments).

12.3          Blocked Accounts

(a)         In relation to any amount in excess of £30 million of Net Proceeds referred to in paragraphs (b)(i) and (b)(iii) of Clause 12.2 (Repayment from Net Proceeds), and any amount of Equity Proceeds contributed to the Bank Group under paragraph (b)(ii) of Clause 12.5 (Repayment from Equity Proceeds) pending the acquisition, reinvestment, replacement, reinstatement or repair or application towards any capital expenditure, acquisition or investment as contemplated by such provisions, all such amounts shall be deposited in a Blocked Account.

(b)         At the election of the relevant Borrower, any amounts required to be prepaid under Clause 12.2 (Repayment from Net Proceeds), Clause 12.4 (Repayment from Excess Cash Flow) or Clause 12.5 (Repayment from Equity Proceeds) may be deposited into a Blocked Account and applied by the Facility Agent in repayment of the Outstandings in accordance with Clause 11.2 (Application of Repayments), at the end of the then applicable Interest Period.

(c)         While there are any Outstandings or any of the Commitments are available for drawing, no amount shall be withdrawn from any Blocked Account by any member of the Group or the Facility Agent except for:

(i)          amounts to be applied (and which are then applied) in accordance with paragraph (a) above;

(ii)         amounts to be applied (and which are then applied) in accordance with paragraph (b) above; or

(iii)        following the Acceleration Date, applications by the Facility Agent of the whole or any part of the sums standing to the credit of a Blocked Account in or towards payment of any sums due and unpaid at any time from any Obligor under any Relevant Finance Document.

12.4          Repayment from Excess Cash Flow

(a)         Subject to Clause 12.6 (Prepayment Threshold Amount), Clause 12.9 (Limitation on Mandatory Prepayments) and paragraph (b) below, the Company shall ensure that in any financial year (from and including the financial year ended 31 December 2011) of the Company, an amount equal to:

(i)          50% of Excess Cash Flow in such financial year of the Company, in the event that the Compliance Certificate delivered pursuant to Clause 22.5 (Compliance Certificates) and the annual financial information delivered pursuant to Clause 22.1 (Financial Statements) demonstrate that the ratio of Consolidated Net Debt as at the end of such financial year to Consolidated Operating Cashflow for such financial year is greater than 3.75:1.00 (rounded to the second decimal number); or

(ii)         25% of Excess Cash Flow in such financial year of the Company, in the event that the Compliance Certificate delivered pursuant to Clause 22.5 (Compliance Certificates) and the annual financial information delivered pursuant to Clause 22.1 (Financial Statements) demonstrate that the ratio of Consolidated Net Debt as at the end of such financial year to Consolidated Operating Cashflow for such financial year, is equal to or less than 3.75:1.00 but greater than 3.00:1.00 (in each case, rounded to the second decimal number), is, subject to paragraph (c) of Clause 12.3 (Blocked Accounts), applied in prepayment of Outstandings in accordance with Clause 11.2 (Application of Repayments) within 10 Business Days of the filing by the Ultimate Parent of its audited financial statements, provided that any such payment may be deferred by a period of up to 30 days if the management of the Ultimate Parent, acting reasonably and in good faith, are able to demonstrate to the satisfaction of the Facility Agent (acting reasonably) that the cash reserves of the Group would be reduced temporarily by such payment to below £200 million (for this purpose disregarding any availability under the Revolving Facility).

(b)         No repayments shall be required under paragraph (a) above in the event that the Compliance Certificate most recently delivered pursuant to Clause 22.5 (Compliance Certificates) and the annual financial information delivered pursuant to Clause 22.1 (Financial Statements) demonstrate that the ratio of Consolidated Net Debt as at the end of such financial year to Consolidated Operating Cashflow for the relevant financial year, is equal to or less than 3.00:1.00 (rounded to the second decimal number).

12.5          Repayment from Equity Proceeds

(a)         The Ultimate Parent shall procure that, subject to Clause 12.6 (Prepayment Threshold Amount), paragraph (c) of Clause 12.3 (Blocked Accounts), Clause 12.9 (Limitation on Mandatory Prepayments) and paragraph (b) below, an amount equal to:

(i)          50% of Equity Proceeds other than from any Substitute Financing (received after the Original Execution Date), in the event that the Compliance Certificate most recently delivered pursuant to Clause 22.5 (Compliance Certificates) and the quarterly financial information delivered pursuant to Clause 22.1 (Financial

Statements) for each Financial Quarter ending on the Quarter Date to which such Compliance Certificate relates demonstrate that the ratio of Consolidated Net Debt as at such Quarter Date to Consolidated Operating Cashflow for the Financial Quarter ending on such Quarter Date, calculated on an annualised basis, is greater than 3.75:1.00 (rounded to the second decimal number);

(ii)         25% of Equity Proceeds other than from any Substitute Financing (received after the Original Execution Date), in the event that the Compliance Certificate most recently delivered pursuant to Clause 22.5 (Compliance Certificates) and the quarterly financial information delivered pursuant to Clause 22.1 (Financial Statements) for each Financial Quarter ending on the Quarter Date to which such Compliance Certificate relates demonstrate that the ratio of Consolidated Net Debt as at such Quarter Date to Consolidated Operating Cashflow for the Financial Quarter ending on such Quarter Date calculated on an annualised basis, is equal to or less than 3.75:1.00 but greater than 3.00:1.00 (in each case, rounded to the second decimal number); or

(iii)        0% of Equity Proceeds other than from any Substitute Financing (received after the Original Execution Date), in the event that the Compliance Certificate most recently delivered pursuant to Clause 22.5 (Compliance Certificates) and the quarterly financial information delivered pursuant to Clause 22.1 (Financial Statements) for each Financial Quarter ending on the Quarter Date to which such Compliance Certificate relates demonstrate that the ratio of Consolidated Net Debt as at such Quarter Date to Consolidated Operating Cashflow for the Financial Quarter ending on such Quarter Date calculated on an annualised basis, is equal to or less than 3.00:1.00 (rounded to the second decimal number), shall be contributed to a member of the Bank Group in accordance with Clause 24.15 (Contributions to the Bank Group) and applied in or towards prepayment of Outstandings in accordance with Clause 11.2 (Application of Repayments), in each case, within 10 Business Days following receipt of such Equity Proceeds provided that no amount of Equity Proceeds shall be required to be prepaid under this paragraph (a) unless the amount of Equity Proceeds received by the Group in connection with any single raising of Equity Proceeds exceeds £10 million (or its equivalent in other currencies).

(b)         Paragraph (a) above shall not apply to any Equity Proceeds:

(i)          to the extent that any Borrower has made a voluntary prepayment of the Outstandings in accordance with Clause 11.1 (Voluntary Prepayment) using the proceeds of any Parent Debt (the “Voluntary Prepayment Amount”) and, in the case of the Revolving Facility Outstandings, the aggregate Revolving Facility Commitments have been permanently cancelled by an amount equal to the amount of Revolving Facility Outstandings so prepaid and such Equity Proceeds are applied in prepayment of the Parent Debt so used;

(ii)         to the extent contributed to or invested in the Bank Group in accordance with Clause 24.15 (Contributions to the Bank Group) and thereafter applied by the ultimate recipient thereof towards capital expenditure or the purchase price of any acquisition or investment to the extent permitted by Clause 25.13 (Acquisitions and Investments);

(iii)        to the extent raised by any member of the Group which is a Joint Venture but which is not a member of the Bank Group and applied for its own purposes;

(iv)        arising from the exercise of stock options or any similar securities issued to, or stock purchases made by, directors, officers, employees or consultants of any member of the Group; or

(v)         in respect of any New Equity issued by the Ultimate Parent and applied for the purposes permitted under Clause 23.3 (Equity Cure Right) or paragraph (m) of Clause 25.13 (Acquisitions and Investments),

provided that in the case of sub-paragraph (ii) above, such Equity Proceeds shall immediately upon their contribution into the Bank Group, be deposited into a Blocked Account and if not applied in accordance with sub-paragraph (ii), as the case may be, within 180 days of such receipt (or within 365 days of receipt if the same are, within 180 days of receipt, contractually committed to be so applied), shall, subject to paragraph (b) of Clause 12.3 (Blocked Accounts) be applied in or towards repayment of Outstandings in accordance with Clause 11.2 (Application of Repayments).

12.6          Prepayment Threshold Amount

No Obligor shall be required to make any repayment or prepayment pursuant to Clause 12.2 (Repayment from Net Proceeds) (other than with respect to Net Proceeds from a Content Transaction), Clause 12.4 (Repayment from Excess Cash Flow) or Clause 12.5 (Repayment from Equity Proceeds) unless, in any financial year of the Company, the aggregate amount of (i) Net Proceeds (other than Net Proceeds from any Content Transaction), (ii) Excess Cash Flow and (iii) Equity Proceeds, in each case, that would be required to be applied in repayment or prepayment pursuant to such provisions, exceeds 10% of the Consolidated Operating Cashflow for the previous financial year of the Company (the “Prepayment Threshold Amount”). To the extent such aggregate amount does not exceed the Prepayment Threshold Amount, such amount may be applied for any purpose permitted by the Relevant Finance Documents as the Company may elect, including making any Permitted Payment permitted under Clause 25.5 (Dividends, Distributions and Share Capital). Any amount in excess of the Prepayment Threshold Amount shall be applied in repayment or prepayment pursuant to Clause 12.2 (Repayment from Net Proceeds), 12.4 (Repayment from Excess Cash Flow) or 12.5 (Repayment from Equity Proceeds), as applicable.

12.7          Trapped Cash

If:

(a)         moneys are required to be applied in prepayment or repayment of the Facilities under this Clause 12, but in order to be so applied such moneys need to be upstreamed or otherwise transferred from one member of the Group to another member of the Group to effect such prepayment or repayment; and

(b)         the Company and the relevant members of the Group determine in good faith that such moneys cannot be so upstreamed or transferred without breaching a financial assistance prohibition, causing a director to breach his or her fiduciary duties to a company or without breaching some other legal prohibition, or such upstreaming or transfer is otherwise unlawful or would result in material adverse tax consequences for the Company or such relevant members of the Group, then, there will be no obligation to make such payment or prepayment until such impediment no longer applies, provided that:

(i)          during such period, (to the extent lawful) the monies will be placed in a Blocked Account;

(ii)         in the case of any impediment relating to potential material adverse tax consequences, the Company shall procure that the prepayment obligations under this Clause 12, shall be complied with by using the proceeds retained to repay Outstandings owing by the member of the Group which received such proceeds provided that such payment itself does not create a potential material adverse tax consequence; and

(iii)        the Company and the relevant members of the Group will use all reasonable endeavours to overcome any impediments described in this Clause 12.7.

12.8          Prepayment Fee

The repayment of all B Facility Advances in full pursuant to Clause 11.1(a)(ii) (Voluntary Prepayment) or Clause 12.1 (Change of Control) shall be subject to the payment of a prepayment premium. The amount of such premium as well as the period for which it applies shall be set out with respect to each B Facility in the applicable B Facility Accession Deed.

12.9          Limitation on Mandatory Prepayments

No Obligor shall be required to make any repayment or prepayment pursuant to Clause 12.2 (Repayment from Net Proceeds), Clause 12.4 (Repayment from Excess Cash Flow) or Clause 12.5 (Repayment from Equity Proceeds) if, as a result of any such repayment or prepayment, the aggregate principal amount of all Term Facility Outstandings would be less than £1.0 billion, in which case the amount that would have otherwise been required to be applied in repayment or prepayment may be applied for any purpose as the Company may elect, including making any Permitted Payment permitted under Clause 25.5 (Dividends, Distributions and Share Capital).

13.            INTEREST ON REVOLVING FACILITY ADVANCES

13.1          Interest Payment Date for Revolving Facility Advances

On (a) each Repayment Date (and, if the Term of any Revolving Facility Advance exceeds 6 months, on the expiry of each period of 6 months during such Term) or (b) if Clause 17.2(d) (Lender Tax Status) applies, the relevant Confirmation Date, the relevant Borrowers shall pay accrued interest on each Revolving Facility Advance made to it.

13.2          Interest Rate for Revolving Facility Advances

The rate of interest applicable to each Revolving Facility Advance during its Term shall be the rate per annum which is the sum of the Revolving Facility Margin, the Mandatory Cost for such Advance at such time (if applicable) and, in relation to any Revolving Facility Advance denominated in euro, EURIBOR, or in relation to any Revolving Facility Advance denominated in any other currency, LIBOR, for the relevant Term.

13.3          Margin Ratchet for Revolving Facility Advances

(a)         Subject to paragraph (c) below, if in respect of any Quarter Date falling not less than 6 months after the Original Execution Date, the ratio of Consolidated Net Debt to Consolidated Operating Cashflow computed on the same basis as the ratio set out in paragraph (a) of Clause 23.2 (Ratios) is within the range of ratios set out in column 1 of the table set out below (rounded to the second decimal number), then the Revolving Facility Margin shall be reduced or increased to the percentage rate per annum set out opposite the relevant range in column 2.

Leverage Ratio		Margin
Greater than	3.75:1.00	3.50%
Equal to or less than	3.75:1.00 but greater than 3.25:1.00	3.25%
Equal to or less than	3.25:1.00 but greater than 2.75:1.00	3.00%
Equal to or less than	2.75:1.00	2.75%

(b)         Any reduction or increase to the Revolving Facility Margin in accordance with paragraph (a) above shall take effect in relation to Revolving Facility Advances with effect from the date of receipt by the Facility Agent in respect of the relevant Quarter Date of:

(i)          the quarterly financial information required to be delivered in accordance with Clause 22.1 (Financial Statements); and

(ii)         a Compliance Certificate required to be delivered in accordance with Clause 22.5 (Compliance Certificates) evidencing the relevant ratio of Consolidated Net Debt to Consolidated Operating Cashflow,

and shall apply until the date of receipt by the Facility Agent of the quarterly financial information and Compliance Certificate in respect of the next succeeding Quarter Date on which the financial covenants are required to be tested pursuant to Clause 23.2 (Ratios) having regard to the provisions of paragraph (d) thereof (or if such financial information and Compliance Certificate are not so delivered, the last day upon which such financial information and Compliance Certificate should have been so delivered in accordance with Clause 22.1 (Financial Statements) and Clause 22.5 (Compliance Certificates) in respect of such Quarter Date) whereupon the Revolving Facility Margin shall be recalculated on the basis of such financial information and Compliance Certificate.

(c)         Upon the occurrence of any Event of Default, the Revolving Facility Margin shall revert to 3.50% and shall remain at such rate for so long as such Event of Default is continuing and when such Event of Default ceases to be continuing it shall revert:

(i)          in the case of an Event of Default set out in paragraph (c) of Clause 27.2 (Covenants), upon the date on which the Facility Agent has received a Compliance Certificate confirming compliance with the financial covenants set out in Clause 23 (Financial Condition); or

(ii)         in the case of any other Event of Default either (A) upon the date on which the Facility Agent has received a certificate of a duly authorised officer of the Company certifying that such Event of Default has been remedied, in which case, immediately upon receipt of such certificate or (B) where the Lenders have waived such Event of Default in accordance with the terms of this Agreement, immediately upon the Facility Agent having confirmed to the Company that such Event of Default has been waived, in each case, to the applicable rate provided in paragraph (a) above by reference to:

(d)         In the case of an Event of Default of the type referred to in paragraph (c)(i) above, the ratio of Consolidated Net Debt to Consolidated Operating Cashflow set out in the Compliance Certificate referred to therein; or

(e)         in the case of any other Event of Default, the ratio of Consolidated Net Debt to Consolidated Operating Cashflow set out in the Compliance Certificate most recently delivered to the Facility Agent prior to the remedy or waiver of such Event of Default.

14.            INTEREST ON TERM FACILITY ADVANCES

14.1          Interest Periods for Term Facility Advances

The period for which a Term Facility Advance is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first) shall start on the last day of the preceding such period.

14.2          Duration

The duration of each Interest Period shall, save as otherwise provided in this Agreement, be 1, 2, 3 or 6 months in respect of each Term Facility other than the B Facility and, in respect of the B Facility, 2, 3 or 6 months, or, in each case, such other period of up to 12 months as all the Lenders holding Commitments (in the case of the first Interest Period for a Term Facility Advance, and thereafter, Outstandings) under the relevant Facility may agree, in each case, as the relevant Borrower may select by no later than 2:00 p.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, provided that:

(a)         if such Borrower fails to give such notice of selection in relation to an Interest Period, the duration of that Interest Period shall, subject to the other provisions of this Clause 14, be 3 months; and

(b)         any Interest Period that would otherwise end during the month preceding or extend beyond a Repayment Date relating to the Term Facility Outstandings shall be of such duration that it shall end on that Repayment Date if necessary to ensure that there are Advances under the relevant Term Facility with Interest Periods ending on the relevant Repayment Date in a sufficient aggregate amount to make the repayment due on that Repayment Date.

14.3          Consolidation and Division of Term Facility Advances

(a)         Subject to paragraph (b) below, if two or more Interest Periods:

(i)          relate to Term Facility Advances under the same Term Facility made to the same Borrower in the same currency; and

(ii)         end on the same date,

those Term Facility Advances will, unless that Borrower (or the Company on its behalf) specifies to the contrary for the next Interest Period, be consolidated into, and treated as, a single Term Facility Advance on the last day of the Interest Period.

(b)         Subject to the requirements of Clause 14.2 (Duration), a Borrower (or the Company on its behalf) may, by no later than 2:00 p.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, direct that any Term Facility Advance borrowed by it shall, at the beginning of the next Interest Period relating to it, be divided into (and thereafter, save as otherwise provided in this Agreement, be treated in all respects as) 2 or more Advances in such amounts (equal in aggregate to the Sterling Amount of the Term Facility Advance being so divided) as shall be specified by that Borrower or the Company in such notice provided that no such direction may be made if:

(i)          as a result of so doing, there would be more than 10 Advances outstanding under the relevant Term Facility; or

(ii)         any Term Facility Advance thereby coming into existence would have a Sterling Amount of less than £25 million.

14.4          Payment of Interest for Term Facility Advances

On (a) the last day of each Interest Period (or if such day is not a Business Day, on the immediately succeeding Business Day in the then current month (if there is one) or the preceding Business Day (if there is not)), and if the relevant Interest Period exceeds 6 months, on the expiry of each 6 month period during that Interest Period, or (b) if Clause 17.2(d) (Lender Tax Status) applies, the relevant Confirmation Date, the relevant Borrower shall pay accrued interest on the Term Facility Advance to which such Interest Period relates.

14.5          Interest Rate for Term Facility Advances

The rate of interest applicable to a Term Facility Advance at any time during an Interest Period relating to it shall be the rate per annum which is the sum of the Applicable Margin, the Mandatory Cost for such Advance at such time (if applicable) and, LIBOR, for such Interest Period.

14.6          Margin Ratchet for A Facility Advances

(a)         Subject to paragraph (c) below, if in respect of any Quarter Date falling not less than 6 months after the Original Execution Date the ratio of Consolidated Net Debt to Consolidated Operating Cashflow computed on the same basis as the ratio set out in paragraph (a) of Clause 23.2 (Ratios) is within the range of ratios set out in column 1 of the table set out below (rounded to the second decimal number), then the A Facility Margin shall be reduced or increased to the percentage rate per annum set out opposite the relevant range in column 2.

Leverage Ratio		Margin
Greater than	3.75:1.00	3.50%
Equal to or less than	3.75:1.00 but greater than 3.25:1.00	3.25%
Equal to or less than	3.25:1.00 but greater than 2.75:1.00	3.00%
Equal to or less than	2.75:1.00	2.75%

(b)         Any reduction or increase to the A Facility Margin in accordance with paragraph (a) above shall take effect in relation to A Facility Advances with effect from the date of receipt by the Facility Agent in respect of the relevant Quarter Date of:

(i)          the quarterly financial information required to be delivered in accordance with Clause 22.1 (Financial Statements); and

(ii)         a Compliance Certificate required to be delivered in accordance with Clause 22.5 (Compliance Certificates) evidencing the relevant ratio of Consolidated Net Debt to Consolidated Operating Cashflow,

and shall apply until the date of receipt by the Facility Agent of the quarterly financial information and Compliance Certificate in respect of the next succeeding Quarter Date on which the financial covenants are required to be tested pursuant to Clause 23.2 (Ratios) having regard to the provisions of paragraph (d) thereof (or if such financial information and Compliance Certificate are not so delivered, the last day upon which such financial information and Compliance Certificate should have been so delivered in accordance with Clause 22.1 (Financial Statements) and Clause 22.5 (Compliance Certificates) in respect of such Quarter Date) whereupon the A Facility Margin shall be recalculated on the basis of such financial information and Compliance Certificate.

(c)         Upon the occurrence of any Event of Default, the A Facility Margin shall revert to 3.50% and shall remain at such rate for so long as the Event of Default is continuing and when such Event of Default ceases to be continuing it shall revert:

(i)          in the case of an Event of Default set out in paragraph (c) of Clause 27.2 (Covenants), upon the date on which the Facility Agent has received a Compliance Certificate confirming compliance with the financial covenants set out in Clause 23 (Financial Condition); or

(ii)         in the case of any other Event of Default either (A) upon the date on which the Facility Agent has received a certificate of a duly authorised officer of the Company certifying that such Event of Default has been remedied, immediately upon receipt of such certificate or (B) where the Lenders have waived such Event of Default in accordance with the terms of this Agreement, immediately upon the Facility Agent having confirmed to the Company that such Event of Default has been waived, in each case, to the applicable rate provided in paragraph (a) above by reference to:

(A)       in the case of an Event of Default of the type referred to in paragraph (c)(i) above, the ratio of Consolidated Net Debt to Consolidated Operating Cashflow set out in the Compliance Certificate referred to therein; or

(B)        in the case of any other Event of Default, the ratio of Consolidated Net Debt to Consolidated Operating Cashflow set out in the Compliance Certificate most recently delivered to the Facility Agent prior to the remedy or waiver of such Event of Default.

14.7          Margin Ratchet for B Facility Advances

The B Facility Margin in respect of a B Facility shall be subject to any reduction or increase as may be set forth in the relevant B Facility Accession Deed.

14.8          Interest on Additional Facilities

The rate of interest on any Additional Facility and the timing of payment of such interest shall be regulated by the relevant Additional Facility Accession Deed.

14.9          Notification

The Facility Agent shall promptly notify the relevant Borrowers and the Lenders of each determination of LIBOR, EURIBOR, the Mandatory Cost, and any change to the proposed length of a Term or Interest Period or any interest rate occasioned by the operation of Clause 15 (Market Disruption and Alternative Interest Rates).

15.            MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

15.1          Absence of Quotations

Subject to Clause 15.2 (Market Disruption):

(a)         if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation on the Quotation Date in accordance with Clause 15.2 (Market Disruption), the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks; or

(b)         if Clause 15.3 (Alternative Reference Bank Rate) applies but an Alternative Reference Bank does not supply a quotation in accordance with Clause 15.3 (Alternative Reference Bank Rate), the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks.

15.2          Market Disruption

(a)         If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest applicable to each Lender’s portion of such Advance during the relevant Interest Period or Term shall (subject to any agreement reached pursuant to Clause 15.4 (Alternative Rate)) be the rate per annum which is the sum of:

(i)          the Applicable Margin;

(ii)         the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred with respect to an Advance for the relevant Interest Period of that Advance) the rate per annum notified to the Facility Agent by such Lender before the last day of such Interest Period or Term to be that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Advance during such Interest Period or Term provided that if more than one such rate is notified to the Facility Agent pursuant to this Clause 15.2(a)(ii), the rate shall be the average of those rates so notified; and

(iii)        the Mandatory Cost, if any, applicable to such Lender’s participation in the relevant Advance.

(b)         If:

(i)          the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than the Alternative Reference Bank Rate; or

(ii)         a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Advance for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Alternative Reference Bank Rate.

(c)         In this Agreement:

“Alternative Market Disruption Event” means:

(i)          before close of business in London on the date falling one Business Day after the Quotation Date for the relevant Interest Period or Term, none or only one of the Alternative Reference Banks supply a rate to the Facility Agent to determine the Alternative Reference Bank Rate for the relevant Interest Period or Term; or

(ii)         before close of business in London on the Quotation Day for the relevant Interest Period or Term, the Facility Agent receives notifications from a Lender or Lenders to whom in aggregate 40% or more of the relevant Advance is owed (or, in the case of an undrawn Advance, if made would be owed) that the cost to it of funding its participation from whatever source it may reasonably select would be in excess of the Alternative Reference Bank Rate; and

“Market Disruption Event” means:

(i)          at or about noon on the Quotation Date for the relevant Interest Period or Term none or only one of the Base Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)         before close of business in London on the Quotation Date for the relevant Interest Period or Term, the Facility Agent receives notifications from a Lender or Lenders to whom in aggregate 40% or more of the relevant Advance is owed (or, in the case of an undrawn Advance, if made would be owed) that the cost to it of funding its participation from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

15.3          Alternative Reference Bank Rate

(a)         If a Market Disruption Event occurs, the Facility Agent shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in the relevant currency and for the relevant period in the London interbank market or, in relation to an Advance in euro, the European interbank market at or about 11:00 a.m. or, in relation to an Advance in euro, at or about 11:00 a.m. (Brussels time) on the Quotation Date for the Interest Period of that Advance, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Advance and for a period comparable to the Interest Period of that Advance.

(b)         As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Facility Agent will notify the Company and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (the “Alternative Reference Bank Rate”).

15.4          Alternative Rate

If Clause 15.2 (Market Disruption) applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations with a view to agreeing an alternative basis:

(a)         for determining the rate of interest from time to time applicable to such Advances; and/or

(b)         upon which such Advances may be maintained (whether in Sterling or some other currency) thereafter,

and any such alternative basis that is agreed shall take effect in accordance with its terms and be binding on each party to this Agreement, provided that the Facility Agent may not agree any such alternative basis without the prior consent of each Lender holding Outstandings under each applicable Facility, acting reasonably.

16.            COMMISSIONS AND FEES

16.1          Commitment Fees

(a)         The Borrowers shall pay to the Facility Agent for the account of each relevant Lender (other than an Ancillary Facility Lender) a commitment commission on the aggregate amount of such Lender’s Available Revolving Facility Commitment made available by it (other than any Ancillary Facility) from day to day during the period beginning on the earlier of (i) the first Utilisation Date and (ii) 30 days after the Original Execution Date and ending on the Termination Date for the Revolving Facility, such commitment commission to be calculated at a rate of 40% of the applicable Revolving Facility Margin, payable in arrears on the last day of each successive period of 3 months which ends during such period and on the Termination Date for the Revolving Facility.

(b)         No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Revolving Facility Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

16.2          Arrangement and Underwriting Fee

(a)         The Company shall pay to the Bookrunners the fees specified in the Senior Fee Letter at the times and in the amounts specified in such letter.

(b)         The Company shall pay to any Additional Facility Lenders the fees specified in the relevant Additional Facility Accession Deed at the times and in the amounts specified in such Additional Facility Accession Deed.

16.3          Agency Fee

The Company shall pay to the Facility Agent and the Security Trustee for their own account the fees specified in the letter dated on or about the Original Execution Date from the Facility Agent to the Company at the times and in the amounts specified in such letter.

16.4          Documentary Credit Fee

Each Borrower shall, in respect of each Documentary Credit issued on its behalf pay to the Facility Agent for the account of each L/C Lender (for distribution in proportion to each L/C Lender’s L/C Proportion of such Documentary Credit) a documentary credit fee in the currency in which the relevant Documentary Credit is denominated at a rate equal to the applicable Revolving Facility Margin applied on the Outstanding L/C Amount in relation to such Documentary Credit (less any amount which has been repaid or prepaid).  Such documentary credit fee shall be paid in arrears on each Quarter Date during the Term of the relevant Documentary Credit and on the relevant Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier) for that Documentary Credit.

16.5          L/C Bank Fee

Each relevant Borrower shall pay:

(a)         to the Original L/C Bank a fronting fee in respect of each Documentary Credit requested by it and issued by the Original L/C Bank in the amount and at the times agreed in the letter dated on or about the Original Execution Date between the Original L/C Bank and the Company; and

(b)         to any other L/C Bank a fronting fee in respect of each Documentary Credit requested by it and issued by that L/C Bank, in the amount and at the times agreed in any letter entered into between such L/C Bank and such Borrower.

17.            TAXES

17.1          Tax Gross-up

(a)         Each payment made by the Parent or an Obligor under a Relevant Finance Document shall be made by it without any Tax Deduction, unless a Tax Deduction is required by Law.  Any Tax Deduction in relation to any payment due in any currency other than Sterling shall be calculated using the Facility Agent’s Spot Rate of Exchange on the date such payment is made and the Parent and the Obligors shall have no liability if any subsequent credit or refund received by any Lender from any tax authority in relation thereto is in a different amount (when converted to the non-Sterling currency on any date).

(b)         As soon as it becomes aware that the Parent or an Obligor is or will be required by Law to make a Tax Deduction (or that there is any change in the rate at which or the basis on which such Tax Deduction is to be made) the Parent or the relevant Obligor shall notify the Facility Agent accordingly.  Similarly, a Lender shall notify the Facility Agent and the Parent upon becoming so aware in respect of a payment payable to that Lender.

(c)         If a Tax Deduction is required by Law to be made by the Parent or an Obligor, the amount of the payment due shall, unless paragraph (f) below applies, be increased to an amount so that, after the required Tax Deduction is made, the payee receives an amount equal to the amount it would have received had no Tax Deduction been required.

(d)         If a Tax Deduction is required by Law to be made by the Facility Agent or the Security Trustee (other than by reason of the Facility Agent or the Security Trustee performing its obligations as such under this Agreement through an office located outside the United Kingdom) from any payment to any Relevant Finance Party which represents an amount or amounts received from the Parent or an Obligor, either the Parent or that Obligor, as the case may be, shall, unless paragraph (f) below applies, pay directly to that Relevant Finance Party an amount which, after making the required Tax Deduction enables the payee of that amount to receive an amount equal to the payment which it would have received if no Tax Deduction had been required.

(e)         If a Tax Deduction is required by Law to be made by the Facility Agent or the Security Trustee from any payment to any Relevant Finance Party under paragraph (d) above, the Facility Agent or the Security Trustee as appropriate shall unless paragraph (g) below applies, make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law and within 30 days of making either a Tax Deduction or any payment in connection with that Tax Deduction, the Facility Agent or the Security Trustee, as appropriate, making that Tax Deduction or other payment shall deliver to the relevant Borrower evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

(f)          Neither the Parent nor any Obligor is required to make a Tax Payment to a Lender under paragraphs (c) or (d) above for a Tax Deduction in respect of tax imposed by the United Kingdom on a payment of interest in respect of a participation in an Advance by that Lender to any UK Borrower where that Lender is not a Qualifying UK Lender on the date on which the relevant payment of interest is due (otherwise than as a consequence of a Change in Tax Law) to the extent that payment could have been made without a Tax Deduction if that Lender had been a Qualifying UK Lender on that date.

(g)         Either the Parent or the relevant Obligor which is required to make a Tax Deduction shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law.

(h)         Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, either the Parent or the relevant Obligor making that Tax Deduction or other payment shall deliver to the Facility Agent for the Relevant Finance Party entitled to the interest to which such Tax Deduction or payment relates, evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

17.2          Lender Tax Status

(a)         Each Lender represents and warrants to the Facility Agent and to each Borrower:

(i)          in the case of an Original Lender, that as at the Original Execution Date, it has the tax status set out opposite its name in Part 2 of Schedule 1 (Lender Tax Status); or

(ii)         in the case of any other Lender, that as at the relevant Transfer Date or Increase Date, it is:

(A)       a UK Bank Lender;

(B)        a UK Non-Bank Lender and falls within paragraph (a) or (b) of the definition thereof; or

(C)        a UK Treaty Lender,

as the same shall be expressly indicated in the relevant Transfer Deed or Increase Confirmation.

(b)         Each Lender expressed to be a “UK Non-Bank Lender” in Part 2 of Schedule 1 (Lender Tax Status) or in the Transfer Deed or Increase Confirmation pursuant to which it becomes a Lender represents and warrants to:

(i)          the Facility Agent and to each UK Borrower, on the Original Execution Date, or on the relevant Transfer Date or Increase Date (as the case may be) that it is within paragraph (a) of the definition of UK Non-Bank Lender on that date (unless, if it is not within such paragraph (a), it is within paragraph (b) of such definition on that date, and has notified the Facility Agent of the circumstances by virtue of which it falls within such paragraph (b) and has provided evidence of the same to the Company if and to the extent requested to do so, by the Facility Agent; and

(ii)         the Facility Agent and to each UK Borrower, that unless it notifies the Facility Agent and the Company to the contrary in writing prior to any such date, its representation and warranty in paragraph (i) above is true in relation to that Lender’s participation in each Advance made to such Borrower, on each date that such UK Borrower makes a payment of interest in relation to such Advance.

(c)         A Lender that intends to qualify as a UK Treaty Lender and either the Parent or the relevant Obligor that makes a payment to which that Lender is entitled shall cooperate in completing any procedural formalities as may be necessary for either the Parent or the relevant Obligor to obtain authorisation to make that payment without a Tax Deduction; provided, however, that nothing in this paragraph (c) shall require a Lender to disclose any confidential information or information regarding its business, tax affairs or tax computations (including, without limitation, its tax returns or its calculations).

(d)         (i)          If, in relation to any interest payment to a Lender on an Advance made to a UK Borrower:

(A)       that Lender has confirmed to the relevant UK Borrower and to the Facility Agent before that interest payment would otherwise fall due that:

(1)         it has completed the necessary procedural formalities referred to in paragraph (c) above; and

(2)         H.M. Revenue & Customs has not declined to issue the authorisation referred to in the definition of “UK Treaty Lender” (the “Authorisation”) to that Lender in relation to that Advance, or if H.M. Revenue & Customs has declined, the Lender is disputing that decision in good faith; and

(B)        the relevant UK Borrower has not received the Authorisation,

then, such Lender may elect, by not less than 5 Business Days prior confirmation in writing to the Facility Agent, that such interest payment (the “relevant Interest Payment”) shall not be due and payable under Clause 13.1 (Interest Payment Date for Revolving Facility Advances) or Clause 14.4 (Payment of Interest for Term Facility Advances) (as applicable) until the date (the “Confirmation Date”) which is 5 Business Days after the earlier of:

(X)       the date on which the Authorisation is received by the relevant UK Borrower;

(Y)        the date that Lender confirms to the relevant UK Borrower and the Facility Agent that it is not entitled to claim full relief from liability to taxation otherwise imposed by the United Kingdom (in relation to that Lender’s participation in Advances made to that UK Borrower) on interest under a Double Taxation Treaty in relation to the relevant Interest Payment; and

(Z)        the earlier of (I) the date which is 6 months after the date on which the relevant Interest Payment had otherwise been due and payable and

(II) the date of final repayment (whether scheduled, voluntary or mandatory) of principal in respect of the relevant Interest Payment.

(ii)         For the avoidance of doubt, in the event that sub-paragraph (i) above applies, the Interest Period or Term to which the relevant Interest Payment relates shall not be extended and the start of the immediately succeeding Interest Period or Term shall not be delayed.

(e)         Any Lender which was a Qualifying UK Lender when it became party to this Agreement but subsequently ceases to be a Qualifying UK Lender (other than by reason of a Change in Tax Law in the United Kingdom) shall promptly notify the UK Borrowers of that event, provided that if there is a Change in Tax Law in the United Kingdom which in the reasonable opinion of such UK Borrowers may result in any Lender which was a Qualifying UK Lender when it became a party to this Agreement ceasing to be a Qualifying UK Lender, such Qualifying UK Lender shall co-operate with such UK Borrowers and provide reasonable evidence requested by such UK Borrowers in order for such UK Borrowers to determine whether such Lender has ceased to be a Qualifying UK Lender provided, however, that nothing in this paragraph (e) shall require a Lender to disclose any confidential information or information regarding its business, tax affairs or tax computations (including without limitation, its tax returns or its calculations).

(f)          For the purposes of paragraphs (a) to (e) above, each Lender shall promptly deliver such documents evidencing its corporate and tax status as the Facility Agent or the Company may reasonably request, provided that in the event that any Lender fails to comply with the foregoing requirement, any Borrower shall be permitted:

(i)          to withhold and retain an amount in respect of the applicable withholding tax estimated in good faith by such Borrower to be required to be withheld in respect of interest payable to such Lender; or

(ii)         subject to the provisions of paragraph (a) of Clause 37.5 (Assignments or Transfers by Lenders), to refuse to grant its consent to such transfer.

(g)         In the event that either the Facility Agent or the Company has reason to believe that any representation given by a Lender in accordance with this Clause 17.2 is incorrect or inaccurate, the Facility Agent or the Company (as the case may be) shall promptly inform the other party and the relevant Lender, and may thereafter request such documents relating to the corporate and tax status of such Lender as the Facility Agent or the Company may reasonably require for the purposes of determining whether or not such representation was indeed incorrect.

(h)         If, following delivery of such documentation and following consultation between the Facility Agent, the Company and the relevant Lender, the Company concludes (acting reasonably and in good faith) that there is insufficient evidence to determine the relevant tax status of such Lender, the relevant Borrower shall be permitted in respect of such Lender, to withhold and retain an amount in respect of the applicable withholding tax estimated in good faith by such Borrower to be required to be withheld in respect of interest payable to such Lender until such time as that Lender has delivered sufficient evidence of its tax status to the Facility Agent and the Company.

17.3          Tax Indemnity

(a)         Subject to paragraph (b) below, the Company shall (within 5 Business Days of demand by the Facility Agent) pay (or procure that either the Parent or the relevant Obligor pays) for the account of a Protected Party an amount equal to any Tax

Liability which that Protected Party reasonably determines has been or will be suffered by that Protected Party (directly or indirectly) in connection with any Relevant Finance Document.

(b)         Paragraph (a) above shall not apply:

(i)          with respect to any Tax Liability of a Protected Party in respect of Tax on Overall Net Income of that Protected Party; or

(ii)         to the extent that any Tax Liability has been compensated for by an increased payment or other payment under paragraphs (c) or (d) of Clause 17.1 (Tax Gross-up) or would have been compensated for by such an increased payment or other payment, but for the application of paragraph (f) of Clause 17.1 (Tax Gross-up).

(c)         A Protected Party making, or intending to make, a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim together with supporting evidence, following which the Facility Agent shall notify the Company and provide such evidence to it.

(d)         A Protected Party shall, on receiving a payment from either the Parent or an Obligor under this Clause 17.3, notify the Facility Agent.

(e)         In this Clause 17.3:

“Tax Liability” means, in respect of any Protected Party:

(i)          any liability or any increase in the liability of that person to make any payment of or in respect of tax;

(ii)         any loss of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person;

(iii)        any setting off against income, profits or gains or against any tax liability of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person; and

(iv)        any loss or setting off against any tax liability of a right to repayment of tax which would otherwise have been available to that person.

For this purpose, any question of whether or not any relief, allowance, deduction, credit or right to repayment of tax has been lost or set off in relation to any person, and if so, the date on which that loss or set off took place, shall be conclusively determined by that person, acting reasonably and in good faith and such determination shall be binding on the relevant parties to this Agreement.

“Tax on Overall Net Income” means, in relation to a Protected Party, tax (other than tax deducted or withheld from any payment) imposed on the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party by the jurisdiction in which the relevant Relevant Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Relevant Finance Party is treated as residing for tax purposes or in which the relevant Relevant Finance Party’s Facility Office or head office is situated.

17.4          Tax Credit

(a)         If either the Parent or an Obligor makes a Tax Payment and the relevant Relevant Finance Party determines, in its sole opinion, that:

(i)          a Tax Credit is attributable to that Tax Payment; and

(ii)         that Relevant Finance Party has obtained, utilised and retained that Tax Credit,

the Relevant Finance Party shall (subject to paragraph (b) below and to the extent that such Relevant Finance Party can do so without prejudicing the availability and/or the amount of the Tax Credit and the right of that Relevant Finance Party to obtain any other benefit, relief or allowance which may be available to it) pay to either the Parent or the relevant Obligor such amount which that Relevant Finance Party determines, in its sole opinion, will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Parent or the relevant Obligor.

(b)         (i)                             Each Relevant Finance Party shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax Credits and shall not be obliged to arrange its business or its tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit.

(ii)         No Relevant Finance Party shall be obliged to disclose to any other person any information regarding its business, tax affairs or tax computations (including, without limitation, its tax returns or its calculations).

(iii)        If a Relevant Finance Party has made a payment to the Parent or an Obligor pursuant to this Clause 17.4 on account of a Tax Credit and it subsequently transpires that that Relevant Finance Party did not receive that Tax Credit, or received a reduced Tax Credit, either the Parent or such Obligor, as the case may be, shall, on demand, pay to that Relevant Finance Party the amount which that Relevant Finance Party determines, acting reasonably and in good faith, will put it (after that payment is received) in the same after-tax position as it would have been in had no such payment or a reduced payment been made to the Parent or such Obligor.

(c)         No Relevant Finance Party shall be obliged to make any payment under this Clause 17.4 if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

18.            INCREASED COSTS

18.1          Increased Costs

Subject to Clause 18.3 (Exceptions), each Borrower shall, within 3 Business Days of a demand by the Facility Agent, pay for the account of a Relevant Finance Party the amount of any Increased Cost incurred by that Relevant Finance Party or any of its Affiliates as a result (direct or indirect) of:

(a)         the introduction or implementation of or any change in (or any change in the interpretation, administration or application of) any Law, regulation, practice or concession or any directive, requirement, request or guideline (whether or not having the force of law but where such law, regulation, practice, concession, directive, requirement, request or guideline does not have the force of law, it is one with which banks or financial institutions subject to the same are generally accustomed to comply) of any central bank, including the European Central Bank, the Financial Services Authority or any other fiscal, monetary, regulatory or other authority after the Original Execution Date; or

(b)         compliance with any Law, regulation, practice, concession or any such directive, requirement, request or guideline made after the Original Execution Date.

18.2          Increased Costs Claims

(a)         A Relevant Finance Party intending to make a claim pursuant to Clause 18.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the relevant Borrower.

(b)         Each Relevant Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its, or if applicable, its Affiliate’s Increased Costs and setting out in reasonable detail the circumstances giving rise to such claim and its calculations in relation to such Increased Costs.

18.3          Exceptions

Clause 18.1 (Increased Costs) does not apply to the extent any Increased Cost:

(a)         is attributable to a Tax Deduction required by Law to be made by the Parent or an Obligor, as the case may be;

(b)         is compensated for by Clause 17.3 (Tax Indemnity) (or would have been compensated for by Clause 17.3 (Tax Indemnity) but was not so compensated solely because paragraph (b) of Clause 17.3 (Tax Indemnity) applied) or because of any failure to complete necessary procedural formalities under paragraph (c) of Clause 17.2 (Lender Tax Status);

(c)         is compensated for by the payment of the Mandatory Cost;

(d)         is attributable to the gross negligence of or wilful breach by, the Relevant Finance Party or, if applicable, any of its Affiliates of any law, regulation, practice, concession, directive, requirement, request or guideline, to which the imposition of such Increased Cost relates;

(e)         suffered by a Relevant Finance Party and in respect of which that Relevant Finance Party intends to make a claim pursuant to paragraph (a) of Clause 18.2 (Increased Costs Claims), is not (and its claim under paragraph (a) of Clause 18.2 (Increased Costs Claims) is not) notified by that Relevant Finance Party to the Facility Agent within 30 days of that Relevant Finance Party becoming aware that it had suffered the relevant Increased Cost; or

(f)          is attributable to the implementation of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Original Execution Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Relevant Finance Party or any of its Affiliates).

19.            ILLEGALITY

19.1          Illegality of a Lender

If at any time after a Lender becomes a party to this Agreement it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement or any Ancillary Facility Document respectively or to make, fund, issue or maintain its participation in any Utilisation or, in the case of an Ancillary Facility Lender, any utilisation under any Ancillary Facility:

(a)         that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)         upon the Facility Agent notifying the Company, the Commitments of that Lender shall immediately be reduced to zero and cancelled or, if required by the Company, on such date transferred to another bank or institution willing to accept that transfer; and

(c)         upon the Facility Agent notifying the Company, the Company shall procure that each Borrower will, on such date as the Facility Agent shall have specified (being no earlier than the last day permitted by law):

(i)          repay that Lender’s participation in the Utilisations utilised by that Borrower (together with accrued interest on and all other amounts owing to that Lender under the Relevant Finance Documents) or, if required by the Company, that Lender’s participations shall on such date be transferred at par to another bank or institution willing to accept that transfer (to the extent it is lawful for such Lender to undertake such transfer); and/or

(ii)         repay each amount payable or, as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility of that Ancillary Facility Lender.

19.2          Illegality in Relation to an L/C Bank

If it becomes unlawful in any relevant jurisdiction for an L/C Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Documentary Credit (an “Affected Documentary Credit”):

(a)         that L/C Bank shall promptly notify the Facility Agent upon becoming aware of that event:

(b)         upon the Facility Agent notifying the Company, that L/C Bank shall not be obliged to issue any future Documentary Credit that would give rise to such unlawfulness; and

(c)         upon the Facility Agent notifying the Company, each relevant Borrower shall use its best endeavours to procure the release of any Affected Documentary Credit.

20.            MITIGATION

20.1          Mitigation

(a)         Each Relevant Finance Party shall in consultation with the relevant Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or pursuant to, or cancelled pursuant to, any of Clause 17 (Taxes), Clause 18 (Increased Costs), Schedule 7 (Mandatory Cost Formula) or Clause 19 (Illegality) including (but not limited to) transferring its rights and obligations under the Relevant Finance Documents to another Affiliate or Facility Office or financial institution acceptable to such Borrower which is willing to participate in any Facility in which such Lender has participated.

(b)         Paragraph (a) above does not in any way limit the obligations of the Parent or any Obligor under the Relevant Finance Documents.

20.2          Limitation of Liability

(a)         With effect from the Original Execution Date, each of the Borrowers agrees to indemnify each Relevant Finance Party for all costs and expenses reasonably incurred by that Relevant Finance Party as a result of steps taken by it under Clause 20.1 (Mitigation).

(b)         A Relevant Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Relevant Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

21.            REPRESENTATIONS AND WARRANTIES

21.1          Time for making Representations and Warranties

(a)         Each Obligor in relation to itself and, to the extent expressed to be applicable to them, its Subsidiaries, makes each of the following representations and warranties to each Relevant Finance Party on the Original Execution Date other than in the case of the representations given under Clause 21.16 (Accuracy of Information) which shall be given as of the applicable dates specified in that Clause.

(b)         The Ultimate Parent in relation to itself makes each of the representations and warranties set out in Clauses 21.2 (Due Organisation), 21.5 (No Immunity), 21.6 (Governing Law and Judgments), 21.7 (All Actions Taken), 21.8 (No Filing or Stamp Taxes), 21.9 (Binding Obligations), 21.10 (No Winding-up), 21.13 (Original Financial Statements) (as to the Original Financial Statements provided by it), 21.14 (No Material Adverse Change), 21.15 (No Undisclosed Liabilities), 21.18 (Execution of Relevant Finance Documents), 21.21 (Necessary Authorisations), 21.27 (Investment Company Act), 21.28 (Margin Stock), 21.33 (US Patriot Act) and 21.34 (Compliance with ERISA) to each Relevant Finance Party on the Original Execution Date.  Any Holding Company of the Ultimate Parent who accedes to this Agreement pursuant to Clause 26.3 (Acceding Holding Company) makes each of the Repeating Representations, to the extent they are listed in the foregoing sentence, with respect to itself on the date on which it accedes to this Agreement.

(c)         The Parent in relation to itself makes each of the representations and warranties set out in Clauses 21.2 (Due Organisation), 21.3 (No Deduction), 21.4 (Claims Pari Passu), 21.5 (No Immunity), 21.6 (Governing Law and Judgments), 21.7 (All Actions Taken), 21.8 (No Filing or Stamp Taxes), 21.9 (Binding Obligations), 21.10 (No Winding-up), paragraph (c) of Clause 21.17 (Indebtedness and Encumbrances), 21.18 (Execution of Relevant Finance Documents), paragraph (c) of Clause 21.19 (Structure), 21.21 (Necessary Authorisations), 21.26 (Security) and 21.30 (Centre of Main Interests), to each Relevant Finance Party on the Original Execution Date.

21.2          Due Organisation

It is a company duly organised or a partnership duly formed, in either case, validly existing under the laws of its jurisdiction of incorporation or establishment with power to enter into those of the Relevant Finance Documents to which it is party and to exercise its rights and perform its obligations thereunder and all corporate and (subject to paragraph (c) of the definition of Reservations) other action required to authorise its execution of those of the Relevant Finance Documents to which it is party and its performance of its obligations have been duly taken.

21.3          No Deduction

Under the laws of its Relevant Tax Jurisdiction in force as at the Original Execution Date, it will not be required to make any deduction for or withholding on account of tax from any payment it may make under any of the Relevant Finance Documents to any Lender which is a Qualifying UK Lender.

21.4          Claims Pari Passu

Subject to the Reservations, the claims of the Relevant Finance Parties against it under the Relevant Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

21.5          No Immunity

In any legal proceedings taken in its jurisdiction of incorporation or establishment and, if different, England in relation to any of the Relevant Finance Documents to which it is party it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

21.6          Governing Law and Judgments

Subject to the Reservations, in any legal proceedings taken in its jurisdiction of incorporation or establishment in relation to any of the Relevant Finance Documents to which it is party, the choice of law expressed in such documents to be the governing law of it and any judgment obtained in such jurisdiction will be recognised and enforced.

21.7          All Actions Taken

All acts, conditions and things required to be done, fulfilled and performed in order:

(a)         to enable it lawfully to enter into, exercise its rights under and perform and comply with all material obligations expressed to be assumed by it in the Relevant Finance Documents to which it is party;

(b)         subject to the Reservations, to ensure that all material obligations expressed to be assumed by it in the Relevant Finance Documents to which it is party are legal, valid and binding; and

(c)         subject to the Reservations, to make the Relevant Finance Documents to which it is party admissible in evidence in its jurisdiction of incorporation or establishment and, if different, the United Kingdom, have been done, fulfilled and performed.

21.8          No Filing or Stamp Taxes

Under the laws of its Relevant Tax Jurisdiction and, if different, the United Kingdom, in force as at the Original Execution Date, it is not necessary that any of the Relevant Finance Documents to which it is party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of them other than those filings which are necessary to perfect the Security and save as stated in the Reservations.

21.9          Binding Obligations

Subject to the Reservations, the obligations expressed to be assumed by it in the Relevant Finance Documents to which it is party, are legal, valid and binding and enforceable against it in accordance with the terms thereof and no limit on its powers will be exceeded as a result of the borrowings, grant of security or giving of guarantees contemplated by such Relevant Finance Documents or the performance by it of any of its obligations thereunder.

21.10        No Winding-up

(a)         None of the Ultimate Parent, the Parent, the Company or any other Obligor that is a Material Subsidiary is taking any corporate action nor are any other steps being taken (including the commencement of any legal proceedings) against the Ultimate Parent, the Parent, the Company or any other Obligor that is a Material Subsidiary, for its winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues save as permitted under paragraphs (c), (d) or (e) of Clause 25.8 (Mergers), Clause 25.18 (Internal Reorganisations) or as otherwise disclosed to the Facility Agent prior to the Original Execution Date.

(b)         Each US Obligor is Solvent.

21.11        No Event of Default

No Event of Default is continuing or might reasonably be expected to result from the making of any Advance.

21.12        No Material Proceedings

No litigation, arbitration or administrative proceeding of or before any court, arbitral body, or agency which is reasonably likely to be determined adversely to it and which, if so adversely determined, has or is reasonably likely to have a Material Adverse Effect has been started or, to the best of its knowledge, is threatened in writing or, is pending against it or any member of the Bank Group other than litigation, arbitration or administrative proceedings commenced prior to the Original Execution Date, details of which have been disclosed to the Lenders prior to the Original Execution Date.

21.13        Original Financial Statements

Its Original Financial Statements were prepared in accordance with GAAP which has been consistently applied (unless and to the extent expressly disclosed to the Facility Agent in writing to the contrary before the Original Execution Date) and fairly present in all material respects the consolidated financial position of the group of companies to which they relate at the date as of which they were prepared and/or (as appropriate) the results of operations and changes in financial position during the period for which they were prepared.

21.14        No Material Adverse Change

Since publication of its Original Financial Statements, no event or series of events has occurred, in each case, which has or is reasonably likely to have a Material Adverse Effect.

21.15        No Undisclosed Liabilities

As at 31 December 2009, neither the Ultimate Parent nor any of its Subsidiaries had any material liabilities (contingent or otherwise) which were not disclosed in the Original Financial Statements (including the notes thereto) or reserved against therein and the Group had no material unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against, in each case, to the extent required to be disclosed by GAAP.

21.16        Accuracy of Information

In the case of the Company only:

(a)         to the best of its knowledge and belief having made all reasonable and proper enquiries, all statements of fact relating to the business, assets, financial condition and operations of the Group contained in the Information Memorandum are true, complete and accurate in all material respects as at the date it is issued;

(b)         the opinions and views expressed in the Information Memorandum and the Agreed Business Plan represent the honestly held opinions and views of the Company and were arrived at after careful consideration and were based on reasonable grounds as at the dates on which they were prepared;

(c)         all financial projections and forecasts made by any member of the Bank Group in the Information Memorandum or the Agreed Business Plan have been prepared in good faith and are based upon reasonable assumptions (it being understood that such financial projections are subject to significant uncertainties, many of which are beyond the control of the Company and that no assurance can be given that such projections will be realised); and

(d)         (other than in respect of the financial projections and forecasts referred to in paragraph (c) above), the Information Memorandum does not omit to disclose or take into account any matter known to the Company after due and careful enquiry where failure to disclose or take into account such matter would result in the Information Memorandum being misleading in any material respect as at the date it is issued.

21.17        Indebtedness and Encumbrances

(a)         Save as permitted under this Agreement, neither it nor any member of the Bank Group has incurred any Financial Indebtedness which is outstanding.

(b)         Save as permitted under this Agreement, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the Bank Group.

(c)         In relation to the Parent only, save as provided in the Security Documents no Encumbrance exists over any of its rights, title or interest in the shares of the Company or the Parent Intercompany Debt owed to it by the Company.

21.18        Execution of Relevant Finance Documents

Its execution of the Relevant Finance Documents to which it is party and the exercise of its rights and performance of its obligations thereunder do not and will not:

(a)         conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets (save as contemplated by paragraph (c) of the definition of Reservations) in a manner that has or is reasonably likely to have a Material Adverse Effect;

(b)         conflict with any matter contained in its constitutional documents; or

(c)         conflict with any applicable law.

21.19        Structure

(a)         The Group Structure Chart is a complete and accurate representation of the structure of the Group in all material respects prior to the Original Execution Date.

(b)         The Company is a wholly-owned Subsidiary of the Parent.

(c)         In the case of the Parent, it does not carry on any business or conduct any activities (other than in respect of the Existing High Yield Notes, and any on-lending of the proceeds thereof).

21.20        Environmental Matters

(a)         It has to the best of its knowledge and belief:

(i)          complied with all Environmental Laws to which it is subject;

(ii)         obtained all Environmental Licences required in connection with its business; and

(iii)        complied with the terms of all such Environmental Licences,

in each case where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)         To the best of its knowledge and belief, there is no Environmental Claim pending or threatened against it, which has or is reasonably likely to have a Material Adverse Effect.

(c)         No:

(i)          property currently or previously owned, leased, occupied or controlled by it is contaminated with any Hazardous Substance; and

(ii)         discharge, release, leaking, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where the same has or is reasonably likely to have a Material Adverse Effect.

21.21        Necessary Authorisations

(a)         The Necessary Authorisations required by it are in full force and effect;

(b)         it is in compliance with the material provisions of each Necessary Authorisation relating to it; and

(c)         to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation,

in each case, except where any failure to maintain such Necessary Authorisations in full force and effect, any non-compliance or any proceedings or revocation has or is reasonably likely to have a Material Adverse Effect and subject to the Reservations.

21.22        Intellectual Property

The Intellectual Property Rights owned by or licensed to it are all the material Intellectual Property Rights required by it in order to carry out, maintain and operate its business, properties and assets, and so far as it is aware, it does not infringe, in any way any Intellectual Property Rights of any third party save, in each case, where the failure to own or license the relevant Intellectual Property Rights or any infringement thereof has or is reasonably likely to have a Material Adverse Effect.

21.23        Ownership of Assets

Save to the extent disposed of in a manner permitted by the terms of any of the Relevant Finance Documents with effect from and after the Original Execution Date, it has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business taken as a whole in a manner consistent with the Agreed Business Plan except to the extent that the failure to have such title, leases or licences or to be so entitled has or is reasonably likely to have a Material Adverse Effect.

21.24        Payment of Taxes

It has no claims or liabilities which are being, or are reasonably likely to be, asserted against it with respect to taxes which, if adversely determined, has or is reasonably likely to have a Material Adverse Effect save to the extent it (or any member of the Group) having set aside proper reserves for such claims or liabilities, can demonstrate that the same are being contested in good faith on the basis of appropriate professional advice.  All reports and returns on which taxes are required to be shown have been filed within any applicable time limits and all material taxes required to be paid have been paid within any applicable time period other than to the extent that a failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.25        Pension Plans

(a)         Each UK DB Scheme has been valued by an actuary appointed by the trustees of such plan in all material respects in accordance with all laws applicable to it and using actuarial assumptions and recommendations complying with statutory requirements or approved by the actuary and since the most recent valuation the relevant employers have paid contributions to the plan in accordance with the schedule of contributions in force from time to time in relation to the plan, in the case of each of the foregoing, save to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)         Neither it nor any ERISA Affiliate has, at any time, maintained or contributed to, and is not obliged to maintain or contribute to, any Plan that is subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code or any Multiemployer Plan.

21.26        Security

Subject to the Reservations, it is the legal or beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and (subject to their registration or filing at appropriate registries for the purposes of perfecting the Security created thereunder and the Reservations) those Security Documents to which it is a party create and give rise to valid and effective Security having the ranking expressed in those Security Documents.

21.27        Investment Company Act

Neither it nor any of its Subsidiaries is required to register as an “investment company,” or a company “controlled” by an “investment company,” as such terms are defined in the US Investment Company Act of 1940, as amended.  Neither the making of any Drawing, nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the SEC promulgated thereunder.

21.28        Margin Stock

In the case of the Ultimate Parent only, no Advance (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Advance nor the use of the proceeds thereof nor the occurrence of any other Utilisation will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

21.29        Insurance

Each member of the Bank Group is adequately insured for the purposes of its business with reputable underwriters or insurance companies against such risks and to such extent as is necessary or usual for prudent companies carrying on such a business (other than insurance in respect of the underground portion of the cable network and various pavement-based electronics associated with the cable network as disclosed in the Group’s public disclosure documents) and except to the extent that the failure to so insure has or is reasonably likely to have a Material Adverse Effect.

21.30        Centre of Main Interests

Its Centre of Main Interests is the place in which its registered office is situated or, if different, another place in the country in which its registered office is situated, or England.

21.31        Broadcasting Act 1990

Neither it nor any member of any Joint Venture Group is a “disqualified person” for the purposes of schedule 2 to such Act.

21.32        Telecommunications, Cable and Broadcasting Laws

(a)         To the best of its knowledge and belief, it and each member of each Joint Venture Group is in compliance in all material respects with all Telecommunications, Cable and Broadcasting Laws (but excluding, for these purposes only, breaches of Telecommunications, Cable and Broadcasting Laws which have been expressly waived by the relevant regulatory authority), in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

(b)         To the best of its knowledge and belief, it and each member of each Joint Venture Group is in compliance in all material respects with any conditions set by the Director General of Telecommunications or by OFCOM under section 45 of the Communications Act 2003 as are applicable to it or such member of the Joint Venture Group (as the case may be), in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

21.33        US Patriot Act

(a)         It has no reason to believe that it or any of its Affiliates:

(i)          is a Restricted Party or controlled by a Restricted Party or has received funds or property from a Restricted Party; or

(ii)         has violated any Anti-Terrorism Law or is the subject of any action or investigation (including any relating to asset seizure, forfeiture or confiscation) under any Anti-Terrorism Law.

(b)         It and its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

21.34        Compliance with ERISA

(a)         Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, save where the failure to be so compliant would not reasonably be expected to result in a Material Adverse Effect.

(b)         Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code.

(c)         All contributions required to be made with respect to a Plan have been made within the time limit therefor, save where the failure to do so would not result in a material liability.

(d)         Neither it nor any other member of the Group nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to sections 409, 502(i) or 502(l) of ERISA or section 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan, in each case, that would reasonably be expected to result in a Material Adverse Effect.

(e)         No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) that could reasonably be expected to result in a Material Adverse Effect, is pending or, to the Company’s knowledge, expected or threatened.

(f)          Each group health plan (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of any member of the Group or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and section 4980B of the Code, save where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(g)         It and each other member of the Group do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) the obligations with respect to which would reasonably be expected to have a Material Adverse Effect.

(h)         Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, in the case of each of the foregoing, save where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(i)          All contributions required to be made with respect to a Foreign Pension Plan maintained by it have been made within the time limit therefor, save where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

21.35        Repetition

Each Repeating Representation is deemed to be made by the party identified as making such Repeating Representation above in relation to itself, or in the case of the Company in relation to itself and each Obligor or the Bank Group as a whole (as applicable), by reference to the facts and circumstances then existing on each Utilisation Date (save for a Utilisation Date in respect of a Rollover Advance or a Documentary Credit which is being renewed pursuant to Clause 5.2 (Renewal of Documentary Credits)) and on the first day of each Interest Period.

22.            FINANCIAL INFORMATION

22.1          Financial Statements

(a)         Group Financial Information: The Company shall provide to the Facility Agent in sufficient copies for all the Lenders, the following financial information relating to the Group:

(i)          as soon as the same become available, but in any event within 120 days after the end of each of the Ultimate Parent’s financial years, the consolidated financial statements for such financial year in respect of the Group, audited by a firm of auditors meeting the requirements of Clause 24.17 (Change in Auditors), and accompanied by the related auditor’s report; and

(ii)         as soon as they become available but in any event within 45 days after the end of each Financial Quarter, the unaudited consolidated quarterly financial statements of the Group commencing with the first complete Financial Quarter arising after the Original Execution Date (other than, for so long as the Ultimate Parent remains a reporting company under the rules of the SEC, the last Financial Quarter in each of the Ultimate Parent’s financial years) together with a commentary consistent with disclosure in the nature of a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in relation to the financial condition and results of operations of the Group.

The requirements in this paragraph (a) may be satisfied by the provision, within the specified time periods, of copies of the Form 10-K and 10-Qs, in each case, of the Ultimate Parent that are filed with the SEC for the relevant period (it being acknowledged that the SEC does not as at the Original Execution Date require the filing of quarterly financial statements for the fourth Financial Quarter of any financial year).

(b)         Company and Bank Group Financial Information: Subject to Clause 22.2 (Provisions relating to the Bank Group Financial Information), the Company shall provide to the Facility Agent in sufficient copies for all the Lenders, the following financial information relating to the Company or the Bank Group, as the case may be:

(i)          as soon as they become available but in any event within 120 days after the end of each of the Company’s financial years, the audited consolidated financial statements for such financial year for the Company;

(ii)         as soon as they become available but in any event within 120 days after the end of each of the Company’s financial years, the unaudited pro forma balance sheet, statement of cash flows and statement of operations for such financial year in respect of the Bank Group substantially in the form set out in Schedule 16 (Pro Forma Bank Group Financial Statements) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably), together with a commentary from the management in relation to the key drivers for the financial performance of the Bank Group for such financial year; and

(iii)        as soon as they become available but in any event within 50 days after the end of each of the first three Financial Quarters of each financial year (and within 120 days after the end of the last Financial Quarter), the unaudited pro forma balance sheet, statement of cash flows and statement of operations for such Financial Quarter in respect of the Bank Group substantially in the form set out in Schedule 16 (Pro Forma Bank Group Financial Statements) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably).

(c)         Borrower Financial Information:  Each Borrower shall provide, to the extent such information is required by any Lender to enable it to comply with any law, regulation or other requirement of any central bank or other fiscal, monetary or other authority, promptly following request by such Lender, such Borrower’s most recent annual audited financial statements to the extent the same are in final form.

22.2          Provisions relating to Bank Group Financial Information

(a)         The financial information of the Bank Group delivered pursuant to paragraphs (b)(ii) and (b)(iii) of Clause 22.1 (Financial Statements) shall be prepared in good faith using the same methodologies applied in preparing the audited consolidated financial statements of the Ultimate Parent delivered to the Facility Agent pursuant to paragraph (a)(i) of Clause 22.1 (Financial Statements).

(b)         To the extent possible, all financial data used in preparing the financial information of the Bank Group will be derived from:

(i)          in the case of financial information in respect of a full financial year of the Bank Group, the balance sheet, statement of cash flows, statement of operations and notes to the audited consolidated financial statements of the Ultimate Parent in respect of that financial year, including without limitation, revenue (broken down by the operating segments of the Ultimate Parent from time to time); and

(ii)         in respect of financial information in respect of any Financial Quarter of any financial year of the Bank Group, from the balance sheet, statement of cash flows, statement of operations and notes to the unaudited consolidated quarterly financial statements of the Ultimate Parent for the corresponding Financial Quarter, including without limitation, revenue (broken down by the operating segments of the Ultimate Parent from time to time), provided that in the event that it shall not be possible to apply the financial data used in the financial statements or management accounts of the Ultimate Parent, as the case may be, such financial information will be determined in good faith based on allocation methodologies approved by the Board of Directors of the Company.

22.3          Budget

In respect of each financial year, as soon as the same becomes available and in any event by no later than 45 days after the beginning of each financial year of the Bank Group (other than in respect of the financial year ended 31 December 2010), the Company shall deliver to the Facility Agent, in sufficient copies for the Lenders, the annual operating budget, which as regards paragraphs (a) and (b) below shall be in the format set out in Schedule 17 (Pro Forma Budget Information) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information and prepared by reference to each Financial Quarter in respect of such financial year of the Bank Group.  The annual operating budget shall be prepared in a form consistent with past practice of the Company and shall include:

(a)         projected annual statements of operations (including projected revenue and operating costs) on a consolidated basis for the Bank Group in the format set out in Schedule 17 (Pro Forma Budget Information) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information;

(b)         projected estimated pro forma balance sheets and estimated pro forma statements of cash flows on a consolidated basis for the Bank Group in the format set out in Schedule 17 (Pro Forma Budget Information) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information;

(c)         projected capital expenditure to be included for each Financial Quarter of such financial year on a consolidated basis for the Bank Group; and

(d)         projected ratios in respect of each of the financial covenants set out in Clause 23.2 (Ratios) for each Financial Quarter in such financial year.

At the same time as the Company delivers its annual operating budget, it shall notify the Facility Agent to the extent any member of the Bank Group has in the preceding financial year of the Company disposed of any material assets with a value in excess of £25 million in exchange for assets of a similar comparable value which are not located in the United Kingdom, Luxembourg, Isle of Man, Republic of Ireland or the Channel Islands.

22.4          Other Information

The Company shall and shall procure that each of the Obligors shall from time to time on the request of the Facility Agent:

(a)         provide the Facility Agent with such information about the business and financial condition of the Bank Group or any member of the Bank Group (including such member’s business) as the Facility Agent may reasonably require, provided that the Company shall not be under any obligation to provide, or procure the providing of, any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Bank Group or where the supply of such information could prejudice the retention of legal privilege in such information and provided further that no Obligor shall (and the Company shall procure that no member of the Bank Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group; and

(b)         provide all then existing information about the business and financial condition of the Bank Group or any member of the Bank Group (including such member’s business) as Standard & Poor’s or Moody’s may reasonably require and extend all reasonable co-operation for the purpose of determining or assessing the credit ratings (if any) assigned to the Facilities, any High Yield Notes or any Senior Secured Notes, and the Company shall use all reasonable efforts to meet with representatives of Standard & Poor’s and Moody’s no less frequently than once in each calendar year.

22.5          Compliance Certificates

The Company shall ensure that each set of financial information delivered by it pursuant to paragraphs (a), (b)(ii) and (b)(iii) of Clause 22.1 (Financial Statements) is accompanied by a Compliance Certificate signed by two of its authorised signatories (at least one of whom shall be a Financial Officer) which:

(a)         where the relevant financial statements being delivered relate to a period ending on a Quarter Date in respect of which the financial covenants are required to be tested in accordance with paragraph (c) of Clause 23.2 (Ratios) or, prior to commencement of testing of the financial covenants, in respect of which a change to any Applicable Margin is required under Clause 13.3 (Margin Ratchet for Revolving Facility Advances), Clause 14.6 (Margin Ratchet for A Facility Advances) or Clause 14.7 (Margin Ratchet for B Facility Advances):

(i)          confirms compliance (or detailing any non-compliance) with the relevant financial covenants set out in Clause 23 (Financial Condition) (if applicable) and showing figures representing the actual financial ratios then in effect;

(ii)         attaches a working paper (the “Attached Working Paper”) setting out the calculations showing compliance with the financial covenants set out in Clause 23 (Financial Condition) (if applicable) and the information from which such calculations are derived (including the calculations for the components of such covenants defined in Clause 23.1 (Financial Definitions) on a line by line basis); and

(iii)        confirms that the information contained in the Attached Working Paper has been prepared on the basis of the same information and methodology used to prepare the appropriate financial information;

(b)         in relation to a Compliance Certificate delivered with the Bank Group’s annual financial information only:

(i)          confirms the Bank Group Consolidated Revenues for the financial year ended on that Quarter Date; and

(ii)         confirms compliance (or detailing any non-compliance) with the 80% Security Test; and

(c)         in the case of each Compliance Certificate delivered pursuant to this Clause 22.5, confirms the absence of any Default.

in each case, as at the end of such financial year or Financial Quarter to which such financial information relates.

22.6          Access

If an Event of Default under Clause 27.1 (Non-Payment), paragraph (c) of Clause 27.2 (Covenants) relating to a breach of any covenant in Clause 23 (Financial Condition), Clause 27.6 (Insolvency), Clause 27.7 (Winding-up) or Clause 27.9 (Similar Events) has occurred, but only while such Event of Default is continuing (provided that with respect to the Event of Default in paragraph (c) of Clause 27.2 (Covenants) relating to a breach of any covenant in Clause 23 (Financial Condition), such Event of Default shall be deemed to be continuing until such time that the Company has delivered a Compliance Certificate pursuant to Clause 22.5 (Compliance Certificates) demonstrating that the Company is in compliance with each of the covenants set out in Clause 23 (Financial Condition)), in each such circumstance, at the Obligors’ expense but without causing any undue interruption to the normal business operations of such Obligor or any member of the Bank Group, the Facility Agent, any Relevant Finance Party, or representative of the Facility Agent or such Relevant Finance Party (an “Inspecting Party”) shall be entitled to have access, together with its accountants or other professional advisers, during normal business hours, to inspect or observe such part of the Group Business as is owned or operated by any Obligor or any member of the Bank Group, and to have access to books, records, accounts, documents, computer programmes, data or other information in the possession of or available to such Obligor or member of the Bank Group and to take such copies as may be considered appropriate by such Inspecting Party (acting reasonably) in order to investigate and plan any action in connection with the Event of Default referred to above, provided that no Obligor shall (and the Company shall not be obliged to procure that any member of the Bank Group shall) be under any obligation to allow any person to have access to any books, records, accounts, documents, computer programmes, data or other information or to take copies thereof where to do so would breach any confidentiality obligation binding on any member of the Group or would prejudice the retention of legal privilege to which such Obligor or member of the Group is then entitled in respect of such books, records, accounts, documents, computer programmes, data or other information and provided further that no Obligor shall (and the Company shall procure that no member of the Bank Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group.

22.7          Change in Accounting Practices

The Company shall ensure that each set of financial information delivered to the Facility Agent pursuant to paragraphs (a) and (b) of Clause 22.1 (Financial Statements) is prepared using accounting policies, practices and procedures consistent with that applied in the preparation of the Original Financial Statements, unless in relation to any such set of financial information, the Company elects to notify the Facility Agent that there have been one or more changes in any such accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised or any changes resulting from the Company’s decision to adopt IFRS) and:

(a)         in respect of any change in the basis upon which the information required to be delivered pursuant to paragraphs (a)(i) or (a)(ii) of Clause 22.1 (Financial Statements) is prepared, the Ultimate Parent provides:

(i)          a description of the changes and the adjustments which would be required to be made to that financial information in order to cause them to reflect the accounting policies, practices or procedures upon which the Original Financial Statements were prepared; and

(ii)         sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make an accurate comparison between the financial positions indicated by that financial information and by the Original Financial Statements,

and any reference in this Agreement to that financial information shall be construed as a reference to that financial information as adjusted to reflect the basis upon which the Original Financial Statements were prepared;

(b)         in the event of any changes to such accounting policies, practices or procedures other than resulting from the Company’s decision to adopt IFRS, if the Company notifies the Facility Agent that it is not longer practicable to test compliance with the financial covenants set out in Clause 23 (Financial Condition) against the financial information required to be delivered pursuant to this Clause 22 or that it wishes to cease preparing the additional information required by paragraph (a) above, in which case:

(i)          the Facility Agent and the Company shall enter into negotiations with a view to agreeing alternative financial covenants to replace those contained in Clause 23 (Financial Condition) in order to maintain a consistent basis for such financial covenants (and for approval by an Instructing Group); and

(ii)         if the Facility Agent and the Company agree alternative financial covenants to replace those contained in Clause 23 (Financial Condition) which are acceptable to an Instructing Group, such alternative financial covenants shall be binding on all parties hereto; and

(iii)        if, after three months following the date of the notice given to the Facility Agent pursuant to this paragraph (b), the Facility Agent and the Company cannot agree alternative financial covenants which are acceptable to an Instructing Group, the Facility Agent shall refer the matter to any of the Permitted Auditors as may be agreed between the Company and the Facility Agent for determination of the adjustments required to be made to such financial information or the calculation of such ratios to take account of such change, such determination to be binding on the parties hereto, provided that pending such determination (but not thereafter) the Company shall continue to prepare financial information and calculate such covenants in accordance with paragraph (a) above; or

(c)         in the event of any changes to such accounting policies, practices or procedures resulting from the Company’s decision to adopt IFRS, if the Company notifies the Facility Agent that it is not longer practicable to test compliance with the financial covenants set out in Clause 23 (Financial Condition) against the financial information required to be delivered pursuant to this Clause 22 or that it wishes to cease preparing the additional information required by paragraph (a) above, in which case:

(i)          the Company shall provide the Facility Agent with a revised set of (i) financial covenant ratio levels to replace those contained in Clause 23.2 (Ratios) (the “Revised Ratios”) and (ii) financial covenant definitions to replace those contained in Clause 23.1 (Financial Definitions) (the “Revised Definitions”), in each case resulting from the adoption of IFRS by the Company and that are substantially equivalent to the financial covenant ratio levels and definitions in existence at such time on the basis of GAAP, as confirmed by a report of a reputable accounting firm; and

(ii)         the Revised Ratios and Revised Definitions shall become effective, and this Agreement be amended accordingly to reflect such amendments without any further consents by any Lender, if the Facility Agent (acting on the instructions of an Instructing Group) has not objected (acting reasonably) to the implementation of the Revised Ratios and Revised Definitions within 60 days after receipt thereof.

22.8          Notifications

The Company shall furnish or procure that there shall be furnished to the Facility Agent in sufficient copies for each of the Lenders:

(a)         as soon as reasonably practicable, documents required to be despatched by the Ultimate Parent to its shareholders generally (or any class of them) in their capacity as such and all documents relating to the financial obligations of any Obligor despatched by or on behalf of any Obligor to its creditors generally (in their capacity as creditors) it being agreed that to the extent such information is filed with the SEC, such filing will satisfy the Company’s obligations with regard to the provision of such information;

(b)         as soon as reasonably practicable after the same are instituted or, to its knowledge, threatened, details of any litigation, arbitration or administrative proceedings involving any member of the Bank Group which, is reasonably likely to be adversely determined and if adversely determined, has or is reasonably likely to have a Material Adverse Effect; and

(c)         written details of any Default promptly upon becoming aware of the same, and of all remedial steps being taken and proposed to be taken in respect of that Default.

23.            FINANCIAL CONDITION

23.1          Financial Definitions

In this Agreement the following terms have the following meanings:

“Bank Group Cash Flow” means, in respect of any period, Consolidated Operating Cashflow for that period (excluding for this purpose all Permitted Joint Venture Proceeds for such period and/or Permitted Joint Venture Net Operating Cash Flow for such period included in Consolidated Operating Cashflow pursuant to paragraph (d) of the definition thereof) after:

(a)         adding back:

(i)          any decrease in the amount of Working Capital at the end of such period compared against the Working Capital at the start of such period;

(ii)         all cash extraordinary or non-recurring gains during that period to the extent not included in Consolidated Operating Cashflow;

(iii)        any amount received in cash in that period by members of the Bank Group in respect of income and related taxes;

(iv)        all Permitted Joint Venture Proceeds received for such period; and

(v)         all proceeds from disposals of assets purchased up to 90 days previously pursuant to sale and leaseback transactions otherwise permitted under this Agreement;

(b)         deducting:

(i)          the actual capital expenditure of members of the Bank Group during such period and in calculating Bank Group Cash Flow for the purposes of

Clause 12.4 (Repayment from Excess Cash Flow) only, the aggregate of the consideration paid for or cost of any permitted acquisitions and the amount of any investments in Joint Ventures made in the period by the member of the Bank Group to the extent included in Consolidated Operating Cashflow;

(ii)         any increase in the amount of Working Capital at the end of such period compared against the Working Capital at the start of that period;

(iii)        any amount paid in cash in that period by any member of the Bank Group in respect of income and related taxes;

(iv)        all cash extraordinary or non-recurring losses during that period to the extent not included in Consolidated Operating Cashflow;

(v)         any amount paid in cash in that period in respect of the items included in the calculation of net income or loss in the definition of Consolidated Operating Cashflow and any amounts paid in cash in respect of payments made or paid during such period by any member of the Bank Group to any person who is not a member of the Bank Group including without limitation, the payment of all costs and expenses in connection with transactions contemplated by the Relevant Finance Documents; and

(vi)        any amount paid in cash in that period in respect of dividends, distributions, loans, investments or other similar payments made or paid during such period by any member of the Bank Group to any person who is not a member of the Bank Group and any cash charges falling under paragraph (a)(ix) of the definition of “Consolidated Operating Cashflow” which have been added back for the purposes of calculating such definition, provided that in no event shall amounts constituting Consolidated Debt Service be deducted from Bank Group Cash Flow, and no amount shall be included or excluded more than once and provided that, for the avoidance of doubt, in calculating Bank Group Cash Flow for the purposes of Clause 12.4 (Repayment from Excess Cash Flow), Equity Proceeds and Net Proceeds and the proceeds of any Subordinated Funding and from the incurrence of any Financial Indebtedness shall be excluded.

“Cash” means at any time:

(a)         all Cash Equivalent Investments; and

(b)         cash (in cleared balances) denominated in Sterling (or any other currency freely convertible into Sterling) and credited to an account in the name of a member of the Bank Group with an Acceptable Bank and to which such a member of the Bank Group is alone beneficially entitled and for so long as:

(i)          such cash is repayable on demand (including any cash held on time deposit which is capable of being broken and the balance received on same day notice provided that any such cash shall only be taken into account net of any penalties or costs which would be incurred in breaking the relevant time deposit) and repayment of such cash is not contingent on the prior discharge of any other indebtedness of any member of the Bank Group or of any other person whatsoever or on the satisfaction of any other condition; or

(ii)         such cash has been deposited with an Acceptable Bank as security for any performance bond, guarantee, standby letter of credit or similar facility the contingent liabilities relating to such having been included in the calculation of Consolidated Total Debt,

and, in any such case,

(A) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Bank Group or of any other person whatsoever or on the satisfaction of any other condition;

(B) there is no encumbrance over that cash except for the Security or any encumbrance constituted by a netting or set-off arrangement entered into by members of the Bank Group in the ordinary course of their banking arrangements; and

(C) the cash is freely and (except as mentioned in paragraph (ii) above) immediately available to be applied in repayment or prepayment of the Facilities.

“Consolidated Debt Service” means, in respect of any period, the aggregate of:

(c)         the Consolidated Total Net Cash Interest Payable in respect of such period; and

(d)         save to the extent immediately reborrowed, the aggregate of all scheduled payments (excluding any voluntary and mandatory prepayments) made in such period of principal, capital or nominal amounts in respect of Consolidated Total Debt.

“Consolidated Net Debt” means, at any time, the Consolidated Total Debt at such time less Cash, subject to a maximum aggregate Cash deduction of £200 million (or its equivalent in other currencies).

“Consolidated Net Income” means for any period, with respect to any person, net income (or loss) after taxes for such period of such person (calculated on a consolidated basis, if it has Subsidiaries) determined in accordance with GAAP.

“Consolidated Operating Cashflow” means, in respect of any period:

(a)         Consolidated Net Income of the Bank Group for such period, in accordance with GAAP as then in effect adding back (or deducting as the case may be) (only to the extent used in arriving at net income or loss of the Bank Group):

(i)          non-cash gains or losses, whether extraordinary, recurring or otherwise (excluding however any non-cash charge to the extent that it represents amortisation of a prepaid expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and including without limitation non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(ii)         income tax expense or benefit;

(iii)        foreign currency transaction gains and losses and foreign currency translation differences;

(iv)        other non-operating gains and losses, including the costs of, and accounting for, financial instruments and gains and losses on disposals of fixed assets;

(v)         share of income or losses from equity investments and minority interests;

(vi)        interest expense and interest income, including, without limitation, the amortisation of debt issuance cost, amendment cost, debt discount, repayment premium and consent payments;

(vii)       depreciation and amortisation;

(viii)      extraordinary items;

(ix)        at the election of the Company, cash charges resulting from any third party professional, advisory, legal and accounting fees and out-of-pocket expenses reasonably incurred in connection with (i) any acquisition, investment, financing or disposal (in any such case, whether completed or not) provided that the aggregate amount added back in respect of such fees and expenses shall not exceed £15 million in any financial year of the Company and/or (ii) any Content Transaction (whether completed or not) provided that the aggregate amount added back in respect of such fees and expenses shall not exceed £10 million in any financial year of the Company;

(x)         cumulative changes in GAAP from and including the accounting principles applied in the preparation of the Original Financial Statements;

(xi)        restructuring charges and related costs in an amount of up to £125 million during the period from the Original Execution Date until 31 March 2013 provided that such amount shall not exceed £75 million in any of the twelve month periods commencing on each of 1 April 2010, 1 April 2011 and 1 April 2012; and

(xii)       any costs in relation to customer premises equipment resulting from any such equipment being expensed as operating costs in the income statement in connection with a switch to a customer ownership model, minus

(b)         the Excluded Group Operating Cashflow for that period (to the extent included in the calculation of paragraph (a) above);

(c)         to the extent included in Consolidated Net Income for such period and not otherwise deducted pursuant to paragraph (a) above:

(i)          that portion of the share of profit or loss from Permitted Joint Ventures; and

(ii)         the aggregate amount of all interest income and/or dividends received during such period from one or more of the Permitted Joint Ventures,

plus

(d)         the lower of (i) the aggregate Permitted Joint Venture Proceeds actually received by the Bank Group during such period and (ii) the aggregate of the proportionate interests of each member of the Bank Group in any Permitted Joint Venture Net Operating Cash Flow for such period.

“Consolidated Total Debt” means, at any time (without double counting and as would be set forth on the balance sheet of the Group in accordance with GAAP) the aggregate principal, capital or nominal amounts (including any Interest capitalised as principal) of Financial Indebtedness of any member of the Bank Group (including, without limitation, Financial

Indebtedness arising under or pursuant to the Relevant Finance Documents) plus any Parent Debt outstanding from time to time (provided that the principal amount outstanding under the Convertible Senior Notes shall be calculated using a fixed Sterling principal amount of £504.6 million, subject to any pro rata reduction to reflect any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of any of the Convertible Senior Notes), excluding any Financial Indebtedness of any member of the Group to another member of the Group or under any Subordinated Funding, to the extent not prohibited under this Agreement and excluding any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate hedging arrangements since the original date on which such interest rate hedging arrangements were consummated.

“Consolidated Total Net Cash Interest Payable” means, in respect of any period, the aggregate amount of the Interest which has accrued on the Consolidated Total Debt during such period (but excluding for the avoidance of doubt any fees and consent payments payable in or amortised during such period) but deducting any Interest actually received in cash by any member of the Bank Group.

“Current Assets” means the aggregate of trade and other receivables (net of allowances for doubtful debts), prepayments and all other current assets of the Bank Group (which until such time as balance sheets are prepared for the Bank Group shall be allocated from the relevant consolidated financial statements of the Group to the Bank Group by the board of directors of the Company acting in good faith) maturing within twelve months from the date of computation, as required to be accounted for as current assets under GAAP but excluding cash and Cash Equivalent Investments and excluding the impact of Hedging Agreements.

“Current Liabilities” means the aggregate of all liabilities (including accounts payable, accruals and provisions) of the Bank Group (which until such time as balance sheets are prepared for the Bank Group shall be allocated to the Bank Group from the relevant consolidated financial statements of the Group by the board of directors of the Company acting in good faith) falling due within twelve months from the date of computation and required to be accounted for as current liabilities under GAAP but excluding Financial Indebtedness of the Bank Group falling due within such period and any interest on such Financial Indebtedness due in such period and excluding the impact of Hedging Agreements.

“Excluded Group Operating Cashflow” means, in respect of any period, that proportion of Consolidated Net Income which is attributable to the Excluded Group for that period adding back (or deducting as the case may be) (to the extent used in arriving at net profit or loss of the Excluded Group):

(a)         non-cash gains or losses, whether extraordinary, recurring or otherwise (excluding however any non-cash charge to the extent that it represents amortisation of a prepaid expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and including without limitation non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(b)         income tax expense or benefit;

(c)         foreign currency transaction gains and losses and foreign currency translation differences;

(d)         other non-operating gains and losses, including the costs of, and accounting for, financial instruments and gains and losses on disposals of fixed assets;

(e)         share of income or losses from equity investments and minority interests;

(f)          interest expense and interest income, including, without limitation, the amortisation of debt issuance cost, amendment cost, debt discount and consent payments;

(g)         depreciation and amortisation;

(h)         extraordinary items;

(i)          restructuring charges determined in accordance with FAS 146; and

(j)          cumulative changes in GAAP from the Original Execution Date.

“Financial Quarter” means the period commencing on the day immediately following any Quarter Date in each year, and ending on the next succeeding Quarter Date.

“Interest” means:

(a)         interest and amounts in the nature of interest accrued in respect of any Financial Indebtedness (including without limitation, in respect of obligations under finance or capital leases or hire purchase payments);

(b)         discounts suffered and repayment premiums payable in respect of Financial Indebtedness (other than repayment premiums in respect of the High Yield Notes and Senior Secured Notes), in each case to the extent applicable GAAP requires that such discounts and premiums be treated as or in like manner to interest;

(c)         discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness (including all fees payable in connection with any Documentary Credit, any other letters of credit or guarantees and any Ancillary Facility);

(d)         any other costs, expenses and deductions of the like effect and any net payment (or, if appropriate in the context, receipt) under any Hedging Agreement or like instrument, taking into account any premiums payable for the same, and the interest element of any net payment under any Hedging Agreement; and

(e)         commitment and non-utilisation fees (including, without limitation, those payable under this Agreement) but excluding consent payments, agent’s and advisory fees, front-end, management, arrangement and participation fees and repayment premiums with respect to any Financial Indebtedness (including, without limitation, all those payable under the Relevant Finance Documents).

“Permitted Joint Venture Net Operating Cash Flow” means the aggregate of the proportionate interests of each member of the Group in any Permitted Joint Venture of such Joint Venture’s Consolidated Net Income for such period adding back (or deducting as the case may be) (only to the extent used in arriving at consolidated net income or loss of such Joint Venture):

(a)         non-cash gains or losses, whether extraordinary, recurring or otherwise (excluding however any non-cash charge to the extent that it represents amortisation of a prepaid expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and including without limitation non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(b)         income tax expense or benefit;

(c)         foreign currency transaction gains and losses and foreign currency translation differences;

(d)         other non-operating gains and losses, including the costs of, and accounting for, financial instruments and gains and losses on disposals of fixed assets;

(e)         share of income or losses from equity investments and minority interests;

(f)          interest expense and interest income including, without limitation, amortisation of debt issuance cost and debt discount;

(g)         depreciation and amortisation;

(h)         extraordinary items;

(i)          restructuring charges determined in accordance with FAS 146; and

(j)          cumulative changes in GAAP from the Original Execution Date.

“Permitted Joint Venture Proceeds” means the cash proceeds of all payments of interest and principal received under Financial Indebtedness and of all dividends, distributions or other payments (including management fees) made by any Permitted Joint Venture to any member of the Bank Group.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each financial year of the Company.

“Working Capital” means on any date Current Assets less Current Liabilities.

23.2          Ratios

With effect from (and including) the Financial Quarter ending on 30 June 2010, the financial condition of the Group or the Bank Group, as the case may be, as evidenced by the financial information provided pursuant to paragraphs (a) and (b) of Clause 22.1 (Financial Statements) and the Attached Working Paper referred to in Clause 22.5 (Compliance Certificates) shall be such that:

(a)         Leverage Ratio: Consolidated Net Debt to Consolidated Operating Cashflow

Subject to paragraph (d) below, Consolidated Net Debt as at any Quarter Date specified in the table in paragraph (c) below shall not be more than X times Consolidated Operating Cashflow calculated on a rolling twelve month basis ending on such Quarter Date, where X has the value indicated for such Quarter Date in such table (rounded to the second decimal number).

(b)         Interest Coverage Ratio: Consolidated Operating Cashflow to Consolidated Total Net Cash Interest Payable

Subject to paragraph (d) below, Consolidated Operating Cashflow calculated on a rolling twelve month basis ending on any Quarter Date specified in the table in paragraph (c) below shall not be less than Y times Consolidated Total Net Cash Interest Payable calculated on a rolling twelve month basis, where Y has the value indicated for such period in such table (rounded to the second decimal number).

(c)         Ratio Table

This is the table referred to in paragraphs (a) and (b) above.

	Total Net Leverage Ratio	Interest Coverage Ratio
Quarter Date	X	Y

30 June 2010	4.85:1.00	2.50:1.00

30 September 2010	4.80:1.00	2.55:1.00

31 December 2010	4.70:1.00	2.65:1.00

31 March 2011	4.60:1.00	2.75:1.00

30 June 2011	4.40:1.00	2.80:1.00

30 September 2011	4.35:1.00	2.85:1.00

31 December 2011	4.30:1.00	2.95:1.00

31 March 2012	4.25:1.00	3.00:1.00

30 June 2012	4.10:1.00	3.05:1.00

30 September 2012	4.10:1.00	3.10:1.00

31 December 2012	4.10:1.00	3.10:1.00

31 March 2013	4.05:1.00	3.15:1.00

30 June 2013	3.85:1.00	3.20:1.00

30 September 2013	3.80:1.00	3.25:1.00

31 December 2013	3.80:1.00	3.35:1.00

31 March 2014	3.75:1.00	3.45:1.00

30 June 2014	3.55:1.00	3.55:1.00

30 September 2014	3.55:1.00	3.70:1.00

31 December 2014	3.50:1.00	3.80:1.00

31 March 2015	3.50:1.00	3.95:1.00

30 June 2015	3.25:1.00	4.00:1.00

30 September 2015	3.25:1.00	4.00:1.00

31 December 2015	3.00:1.00	4.00:1.00

(d)         If any Compliance Certificate delivered pursuant to Clause 22.5 (Compliance Certificates) demonstrates that the ratio of Consolidated Net Debt to Consolidated Operating Cashflow in respect of the relevant Quarter Date for which such Compliance Certificate was delivered was 3.00:1.00 or lower (rounded to the second decimal number), the covenants which are required to be tested pursuant to paragraphs (a) and (b) above shall thereafter, and for so long as the ratio of Consolidated Net Debt to Consolidated Operating Cashflow as at each subsequent Quarter Date remains at 3.00:1.00 or lower, be tested on each alternative Quarter Date shown on the table in paragraph (c) above.  In the event that any Compliance Certificate delivered pursuant to Clause 22.5 (Compliance Certificates) demonstrates that the ratio of Consolidated Net Debt to Consolidated Operating Cashflow in respect of any Quarter Date for which such Compliance Certificate was delivered exceeds 3.00:1.00, the covenants which are required to be tested pursuant to paragraphs (a) and (b) above shall thereafter, and for so long as the ratio of Consolidated Net Debt to Consolidated Operating Cashflow as at each subsequent Quarter Date exceeds 3.00:1.00 be tested, in accordance with paragraphs (a) and (b) above, on each subsequent Quarter Date.

23.3          Equity Cure Right

(a)         Subject to paragraph (b) below, if any Compliance Certificate delivered by the Company demonstrated that the Bank Group is in breach of any of the financial covenants set out in paragraphs (a) or (b) of Clause 23.2 (Ratios) as at the relevant Quarter Date to which such Compliance Certificate relates, then the Company may, at its option, within 15 Business Days of delivery of such Compliance Certificate and without prejudice to the rights of the Lenders under Clause 27 (Events of Default) cure such breach (an “Equity Cure Right”) by procuring that the proceeds of any New Equity be contributed into the Bank Group and either:

(i)          applied towards the prepayment of the Term Facilities; or

(ii)         added back to the calculation of Consolidated Operating Cashflow,

and, for the purpose of ascertaining compliance with paragraphs (a) or (b) of Clause 23.2 (Ratios), will be tested or, as applicable, retested giving effect to such application or add-back.

(b)         If, after giving effect to the adjustment or add-back (as applicable) referred to in paragraph (a) above, the requirements of paragraphs (a) and/or (b) of Clause 23.2 (Ratios) are met, then the requirements of paragraphs (a) and (b) of Clause 23.2 (Ratios) shall be deemed to have been satisfied as at the relevant original date of determination.

(c)         The Equity Cure Right shall be subject to the following conditions:

(i)          such Equity Cure Right may not be used on more than three occasions over the life of the Facilities;

(ii)         in the case of an add-back to the calculation of Consolidated Operating Cashflow, such Equity Cure Right may only be used on one occasion over the life of the Facilities, and in an amount not exceeding £100 million;

(iii)        in the case of an add-back to the calculation of Consolidated Operating Cashflow, such add-back may not be rolled forward or otherwise taken into account on any subsequent Quarter Date on which such financial covenants are to be tested; and

(iv)        such Equity Cure Right may not be used for any two consecutive Quarter Dates.

(d)         Any proceeds of New Equity which are contributed into the Bank Group for the purposes specified above, shall thereafter be retained within the Bank Group.

23.4          Currency Calculations

Where any financial information with reference to which any of the covenants in Clause 23.2 (Ratios) are tested states amounts in a currency other than Sterling such amounts shall, for the purposes of testing such covenants be converted from such currency into Sterling at the rate used in such financial information for the purpose of converting such amounts from Sterling into the currency in which they are stated in such financial information or where no such rate is stated in such financial information at an appropriate rate selected by the Company, acting reasonably.

23.5          Pro Forma Calculations

For the purposes of testing compliance with the financial covenants set out in Clause 23.2 (Ratios), the calculation of such ratios shall be made on a pro forma basis giving effect to all material acquisitions and disposals made by the Bank Group during the relevant period of calculation based on historical financial results of the items being acquired or disposed of and including also reasonably identifiable and supportable net cost savings or additional net costs, as the case may be, realisable during such period as a result of such acquisitions and/or disposals, as projected by the Company in good faith and confirmed in writing by the principal financial officer of the Ultimate Parent (such savings for any such acquisition shall not exceed 5% of Consolidated Operating Cashflow of the relevant target for the 12 month period ending on the Quarter Date immediately preceding such acquisition or disposal).

24.            POSITIVE UNDERTAKINGS

24.1          Application of Advances

The Parent shall ensure that the proceeds of each Advance made under this Agreement are applied exclusively for the applicable purposes specified in Clause 2.3 (Purpose).

24.2          Financial Assistance and Fraudulent Conveyance

The Parent and each Obligor shall (and the Company shall procure that each member of the Bank Group shall) ensure that its execution of the Relevant Finance Documents to which it is a party and the performance of its obligations thereunder does not contravene any applicable local laws and regulations concerning fraudulent conveyance, financial assistance by a company for the acquisition of or subscription for its own shares or the shares of its parent or any other company or concerning the protection of shareholders’ capital.

24.3          Necessary Authorisations

The Parent and each Obligor shall (and the Company shall procure that each member of the Bank Group shall):

(a)         obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations, except where a failure to do so does not have or is reasonably likely to have a Material Adverse Effect; and

(b)         promptly upon request of the Facility Agent, supply certified copies to the Facility Agent of any such Necessary Authorisations so requested.

24.4          Compliance with Applicable Laws

The Parent and each Obligor shall (and the Company shall procure that each member of the Bank Group shall) comply with all applicable laws to which it is subject in respect of the conduct of its business and the ownership of its assets (including, without limitation, all Statutory Requirements), in each case, where a failure so to comply has or is reasonably likely to have a Material Adverse Effect.

24.5          Insurance

(a)         Each Obligor shall (and the Company shall procure that each member of the Bank Group shall) effect and maintain insurances on and in relation to its business and assets against such risks and to such extent as is necessary or usual for prudent companies carrying on a business such as that carried on by such Obligor or member of the Bank Group with either a Captive Insurance Company or a reputable underwriter or insurance company except to the extent disclosed in the Group’s public disclosure documents or to the extent that the failure to so insure has or is reasonably likely to have a Material Adverse Effect.

(b)         The Company shall (upon the reasonable request of the Facility Agent) supply the Facility Agent with copies of all material insurance policies or certificates of insurance in respect thereof or (in the absence of the same) such other reasonable evidence of the existence of such policies.

24.6          Intellectual Property

Each Obligor shall (and the Company shall procure that each member of the Bank Group shall):

(a)         take all necessary action to safeguard and maintain its rights, present and future, in or relating to all Intellectual Property Rights owned, used or exploited by it and which are material to the Group Business (including, without limitation, paying all applicable renewal fees, licence fees and other outgoings) save where a failure to do so has or is reasonably likely to have a Material Adverse Effect; and

(b)         notify the Facility Agent promptly of any infringement or suspected infringement or any challenge to the validity of any of the present or future Intellectual Property Rights owned, used or exploited by it and which are material to the Group Business which may come to its notice and it will supply the Facility Agent with all information in its possession relating thereto, in each case, only if the same would reasonably be expected to have a Material Adverse Effect, and take all necessary steps (including, without limitation, the institution of legal proceedings) to prevent third parties infringing such Intellectual Property Rights to the extent that failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.7          Ranking of Claims

Subject to the Reservations, the Parent and each Obligor shall ensure that at all times the claims of the Relevant Finance Parties against it under the Relevant Finance Documents to which it is a party rank at least pari passu with the claims of all its unsecured, unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

24.8          Pay Taxes

Each Obligor shall procure and the Company shall procure that each member of the Bank Group shall ensure that, at all times, there are no material claims or liabilities which are asserted against it in respect of tax, save to the extent the relevant Obligor or in the case of any other member of the Bank Group, the Company (as the case may be) can demonstrate that the same are being contested in good faith on the basis of appropriate professional advice and that proper reserves have been established therefor to the extent required by applicable generally accepted accounting principles.

24.9          Hedging

The Company shall (or shall procure that the Parent shall):

(a)         enter into and maintain hedging arrangements with Hedge Counterparties, by way of interest rate swap transaction, basis swap, forward rate transaction, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any similar derivative transaction, or any combination of the foregoing, for the purpose of limiting the Bank Group’s exposure to adverse movements in interest rates or foreign exchange in relation to the Facilities, any High Yield Notes and any Senior Secured Notes as follows:

(i)          interest rate hedging (or fixed rate debt, for which purposes, outstanding principal amounts of the Existing High Yield Notes, the Convertible Senior Notes and the Existing Senior Secured Notes shall be deemed to constitute fixed rate debt) required to ensure that interest is payable at fixed rates on not less than 66 2/3% of the combined aggregate principal amount outstanding as at the Original Execution Date, under the Facilities, the Convertible Senior Notes, any Senior Secured Notes and any High Yield Notes, for a period of not less than 3 years from the Original Execution Date (provided that for this purpose the principal amount of any fixed rate High Yield Notes, the Convertible Senior Notes and any fixed rate Senior Secured Notes shall be included in the calculation of such minimum hedging requirement); and

(ii)         currency rate hedging in respect of 100% of the aggregate principal amount of the Facilities which are denominated in euros or Dollars (if applicable) for a period of not less than 3 years from the Original Execution Date;

(iii)        currency rate hedging in respect of 100% of interest payable in euros and Dollars under the Facilities (if applicable), for a period of not less than 3 years from the Original Execution Date;

(iv)        currency rate hedging in respect of 100% of the coupon payable in euros and Dollars under any High Yield Notes (if applicable), for a period up to the applicable first call date in respect of such High Yield Notes; and

(v)         currency rate hedging in respect of 100% of the coupon payable in euros and Dollars under any Senior Secured Notes (if applicable), of a period up to the applicable first call date in respect of such Senior Secured Notes, in each case within 6 months of the Original Execution Date other than, in the case of the hedging arrangements required to be entered into under sub-paragraphs (iv) and (v) above, those hedging arrangements relating to any Additional High Yield Notes, High Yield Refinancing or Senior Secured Notes, which shall be required to be implemented within 6 months of the date of issuance of such Additional High Yield Notes, High Yield Refinancing or Senior Secured Notes, as applicable;

(b)         ensure that the hedging arrangements required pursuant to this Clause 24.9 are Existing Hedging Agreements or are entered into in the form of Acceptable Hedging Agreements; and

(c)         as soon as reasonably practicable following request by the Facility Agent provide the Facility Agent with certified true copies of each such Hedging Agreement entered into,

provided that the Company shall not be in breach of this Clause 24.9 if the Company fails to enter into the hedging arrangements required under paragraph (a) above by the relevant times specified in paragraph (a) if during the time between the Original Execution Date and the date on which such hedging arrangements are required to be implemented:

(i)          none of the Lenders or their Affiliates is willing to enter into Hedging Agreements to effect the hedging arrangements required by paragraph (a) above; or

(ii)         where a Lender or its Affiliate is willing to enter into such hedging arrangements, the terms of such hedging arrangements are, having regard to the creditworthiness of the Company and current market conditions, considered to be unreasonable by the Company, or where in the opinion of the Company, acting reasonably, such hedging arrangements would cause material adverse tax-related implications for any member of the Group, provided that nothing in this Clause 24.9 shall require the Company to enter into or maintain any Hedging Agreement that would not be permitted to be so entered into or maintained under Clause 25.12 (Limitations on Hedging) or prevent the Company, any Obligor or any other member of the Group from entering and maintaining any Hedging Agreement that would not be prohibited to be entered into or maintained under Clause 25.12 (Limitations on Hedging).

24.10        Pension Plans

(a)         The Company shall use reasonable endeavours to ensure that all pension plans maintained and operated by it or any member of the Bank Group, generally for the benefit of employees of any member of the Bank Group are maintained and operated and have been valued by an actuary appointed by the Company in accordance with all applicable laws from time to time and that the employer contributions are assessed and paid in all material respects in accordance with the governing provisions of such schemes and all laws applicable thereto, in each case, save to the extent that any failure to do so does not have or is reasonably likely to have a Material Adverse Effect.

Without prejudice to the generality of Clause 24.10(a):

(b)         The Company shall ensure that, except for the NTL Pension Plan and the NTL 1999 Pension Scheme (the “UK DB Schemes”), each UK Pension Scheme is, or has at any time been, a money purchase scheme as defined in s181 of the Pension Schemes Act 1993) and no member of the Group is, for the purposes of either s38 or s43 of the Pensions Act 2004, connected with or an associate of any employer of an occupational pension scheme which is not a money purchase scheme.

(c)         Each Participating Employer shall ensure that, in relation to each UK Pension Scheme, no action or omission is taken or omitted to be taken by it and no circumstances or event within its control is permitted to occur which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, any Participating Employer ceasing to employ any member of such a pension scheme or, in the case of any UK DB Scheme, the issue of a Financial Support Direction or Contribution Notice to any member of the Group).

(d)         The Company shall promptly notify the Facility Agent of any change in the rate of contributions to any UK DB Schemes, paid or recommended to be paid (whether by the scheme actuary or otherwise) or required by law or otherwise which would reasonably be expected to have a Material Adverse Effect.

(e)         Each Obligor shall immediately notify the Facility Agent of any investigation or proposed investigation by the Pensions Regulator which it has been informed may lead to the issue of a Financial Support Direction or a Contribution Notice to it or any member of the Bank Group.

(f)          Each Obligor shall immediately notify the Facility Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

(g)         The Ultimate Parent shall procure that each member of the Group shall ensure that all Foreign Pension Plans administered by them or into which they make payments, obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws, in the case of each of the foregoing, except where the failure to do any of the foregoing will not have a Material Adverse Effect.

24.11        Environmental Matters

(a)         Each Obligor shall (and the Company shall procure that each member of the Bank Group shall):

(i)          comply with all Environmental Laws to which it is subject;

(ii)         obtain all Environmental Licences required or desirable in connection with the business it carries on; and

(iii)        comply with the terms of all such Environmental Licences,

in each case where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)         Each Obligor shall (and the Company shall procure that each member of the Bank Group shall) promptly notify the Facility Agent of any Environmental Claim (to the best of such Obligor’s or member of the Bank Group’s knowledge and belief) pending or threatened against it which, if substantiated, has or is reasonably likely to have a Material Adverse Effect.

(c)         No Obligor shall (and the Company shall procure that no member of the Bank Group shall) permit or allow to occur any discharge, release, leak, migration or other escape of any Hazardous Substance into the Environment on, under or from any property owned, leased, occupied or controlled by it, where such discharge, release, leak, migration or escape has or is reasonably likely to have a Material Adverse Effect.

24.12        Further Assurance

(a)         The Parent and each Obligor shall (and the Company shall procure that each member of the Bank Group shall) at its own expense, promptly take all such reasonable action as the Facility Agent or the Security Trustee may require for the purpose of complying with the provisions of paragraph (b) below and for the registration or filing of any Security Documents delivered pursuant thereto with all appropriate authorities to the extent necessary for the purposes of perfecting the Security created thereunder.

(b)         The Company shall:

(i)          subject to the proviso below and except as otherwise provided in this Clause 24.12, procure that the 80% Security Test is satisfied at the end of each financial year starting with the financial year ending 31 December 2010 where such test is calculated by reference to the annual financial information relating to the Bank Group most recently delivered pursuant to Clause 22.1 (Financial Statements) and certified in the relevant Compliance Certificate accompanying the same;

(ii)         procure that in relation to any member of the Bank Group which becomes a Borrower for the purposes of this Agreement, the immediate Holding Company of such Borrower shall also become a Guarantor hereunder; and

(iii)        subject to any Encumbrances permitted under Clause 25.2 (Negative Pledge) and Clause 44.5 (Release of Guarantees and Security) procure that each member of the Bank Group which, after the Original Execution Date, becomes a party to this Agreement as an Obligor if required to satisfy the 80% Security Test shall have delivered to the Security Trustee on or prior to the date of its accession to this Agreement as an Obligor, one or more Security Documents granting security over all or substantially all of its assets such security, for the avoidance of doubt, to be on substantially the same terms and conditions as apply in respect of (and to secure substantially the same types of assets, and to the same extent, as secured under) the Original Security Documents (with respect to any security in any jurisdiction not included in the Original Security Documents, such security as reasonably required by the Security Trustee as being mutatis mutandis the same security as under the Original Security Documents under the laws of the applicable jurisdiction subject to any limitations under applicable local law), other than any shares in, receivables owed by or any other interest in any Bank Group Excluded Subsidiary, Project Company or Joint Venture or any other asset which is of a type excluded from existing corresponding Security Documents, or which the Security Trustee agrees may be excluded from the Security granted under the Security Documents (provided that the Security Trustee shall not agree to exclude any asset of an Obligor from the Security where the net book value of such asset exceeds £10 million (or its equivalent in other currencies) without the prior consent of an Instructing Group (not to be unreasonably withheld or delayed)).

(c)         A breach of paragraph (b) above shall not constitute a Default if:

(i)          one or more members of the Bank Group become Obligors in accordance with Clause 26.1 (Acceding Borrowers) or Clause 26.2 (Acceding Guarantors), as applicable, within 10 Business Days of the delivery of a Compliance Certificate by the Borrower demonstrating that the 80% Security Test is not satisfied; and

(ii)         the Facility Agent (acting reasonably) is satisfied that the 80% Security Test would have been satisfied at the end of the relevant financial year if such

Compliance Certificate had been prepared on the basis that such members of the Bank Group had been Obligors as at that date.

(d)         In relation to any provision of this Agreement which requires the Obligors or any member of the Bank Group to deliver a Security Document for the purposes of granting any guarantee or Security for the benefit of the Relevant Finance Parties, the Security Trustee agrees to execute, as soon as reasonably practicable, any such guarantee or Security Document which is presented to it for execution.

(e)         At any time after an Event of Default has occurred and whilst such Event of Default is continuing, each Obligor shall, at its own expense, take any and all action as the Security Trustee may deem necessary for the purposes of perfecting or otherwise protecting the Lenders’ interests in the Security constituted by the Security Documents.

(f)          Notwithstanding any other provision of this Agreement:

(i)          All of the Equity Interests issued by the Company and by the Intermediate Holdco shall at all times be subject to the Security of the Security Documents;

(ii)         Without limiting the generality of paragraph (i) above, if any Equity Interests (as defined below) of any member of the Bank Group are at any time legally or beneficially owned by a member of the Group which is not a member of the Bank Group (the “Non-Bank Group Member”), the Ultimate Parent and the Company shall procure that, to the extent such Equity Interests are not already subject to the Security of the Security Documents, such Non-Bank Group Member must grant Security promptly (and in any event within 20 Business Days) over such Equity Interest in favour of the Security Trustee on terms acceptable to the Security Trustee;

(iii)        If any Financial Indebtedness (other than Financial Indebtedness under paragraph (b), (e), (h), (i), (j) or (k) of the definition thereof) of any member of the Bank Group is owed to any Non-Bank Group Member (other than any Utilisation under this Agreement and for the avoidance of doubt not including any guarantee by a member of the Bank Group permitted by this Agreement), (i) the Ultimate Parent and the Company shall procure that, to the extent such Financial Indebtedness is not already subject to the Security of the Security Documents, such Non-Bank Group Member must grant Security promptly (and in any event within 20 Business Days) over such Financial Indebtedness in favour of the Security Trustee on terms acceptable to the Security Trustee; and (ii) the relevant debtor and creditor must be party to the Group Intercreditor Agreement as an Intergroup Debtor or Intergroup Creditor (as such terms are defined in the Group Intercreditor Agreement), respectively, or the relevant debtor and creditor must be party to such other subordination arrangements as may be satisfactory to the Facility Agent, acting reasonably; and

(iv)        For purposes of this Clause 24.12, “Equity Interest” means, with respect to any person, any and all shares, interests, participations, capital contributions, membership interests (howsoever designated), preferred equity certificates or other equivalents, howsoever designated, of equity shares or other equity participations (whether voting or non-voting), including partnership interests, whether general or limited, in such person.

(g)         For the purposes of determining whether the 80% Security Test is satisfied at any time under this Agreement other than at the end of a financial year pursuant to Clause 24.12(b) (Further Assurances) or for purposes of determining whether the

80% Security Test would be satisfied after a disposal or other transaction is consummated or to determine whether assets are required to remain or become subject to Security in order to comply with the 80% Security Test pursuant to Clause 24.12(b)(i) (Further Assurances) or otherwise (in any such case, the “Testing Time”),

(i)          the 80% Security Test shall be applied using the financial statements in respect of the Financial Quarter immediately preceding the Testing Date, adjusted pro forma for the transaction for which the 80% Security Test is being tested and any other transactions that took place after the end of such Financial Quarter that also required the satisfaction of the 80% Security Test; and

(ii)         any member of the Bank Group which (A) is not an Obligor or (B) has not granted Security over all or substantially all of its assets, each in favour of the Security Trustee in accordance with this Clause, shall be excluded from the numerator (but not the denominator) in the determination of whether members of the Bank Group generating not less than 80% of Consolidated Operating Cashflow (excluding for the purpose of this calculation, any Consolidated Net Income attributable to any Joint Venture) have acceded as Guarantors for purposes of the 80% Security Test (but, for the avoidance of doubt, the operating cashflow of such company shall continue to be taken into account when calculating Consolidated Operating Cashflow).

24.13        Centre of Main Interests

No Obligor incorporated or otherwise existing under the laws of England and Wales shall (and the Company shall procure that no other member of the Bank Group incorporated or otherwise existing under the laws of England and Wales shall), without the prior written consent of an Instructing Group, cause or allow its Centre of Main Interests to change to a country other than England.

24.14        Group Structure Chart

If there is a material change or inaccuracy in the corporate structure of the Bank Group or any Holding Companies of the Company from that set out in the Group Structure Chart most recently delivered to the Facility Agent, the Company shall deliver or procure that there is delivered to the Facility Agent, as soon as practicable upon becoming available, an updated Group Structure Chart containing information sufficient to evidence the matters set out in paragraphs (a) to (c) of Clause 21.19 (Structure) and showing such material change or correcting such inaccuracy.

24.15        Contributions to the Bank Group

The Company shall procure that any monies which are at any time contributed by any member of the Group to any member of the Bank Group shall be contributed by way of Subordinated Funding, by way of an investment through capital contribution or a subscription or issuance of securities or convertible unsecured loan stock in the relevant member of the Bank Group.

24.16        “Know your client” checks

(a)         If:

(i)          the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)         any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)        a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective New Lender) to comply with “know your client” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective New Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Relevant Finance Documents.

(b)         Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Relevant Finance Documents.

(c)         The Company shall, by not less than 3 Business Days prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Acceding Obligor pursuant to Clause 26 (Acceding Group Companies).

(d)         Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Acceding Obligor obliges the Facility Agent or any Lender to comply with “know your client” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Facility Agent or such Lender or any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Acceding Obligor.

24.17        Change in Auditors

The Obligors shall ensure that its auditors are (and in the case of the Company, the Bank Group’s auditors are) any one of the Permitted Auditors provided that in the event of any change in such auditors, the relevant Obligor (or the Company, in the case of any change to the Bank Group’s auditors) shall promptly notify the Facility Agent of such change.

24.18        Assets

Each Obligor shall (and the Company shall procure that each member of the Bank Group shall) maintain and preserve all of its assets that are necessary in the conduct of its business as it is conducted from time to time, in good working order and condition subject to ordinary wear and tear where any failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.19        ERISA

(a)         As soon as possible and, in any event, within 20 days after a Borrower or any Obligor knows or has reason to know of the occurrence of any of the events specified in paragraph (b) below, such Borrower or such Obligor will deliver to the Facility Agent in sufficient copies for each Lender a certificate of the chief financial officer of such Borrower or such Obligor setting out full details as to such occurrence and the action, if any, that the relevant member of the Group or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such member of the Group, the Plan administrator or such ERISA Affiliate to or with any government agency, or a Plan participant and any notices received by such member of the Group or ERISA Affiliate from any government agency, or a Plan participant with respect to it.

(b)         The events referred to in paragraph (a) above are:

(i)          any contribution required to be made with respect to a Plan or Foreign Pension Plan is not made before or within 30 days following the time limit therefor when such failure is reasonably likely to result in a Material Adverse Effect;

(ii)         any member of the Group or any ERISA Affiliate incurs or is reasonably expected to incur any material liability with respect to a Plan under section 4975 or 4980 of the Code or section 409, 502(i) or 502(l) of ERISA;

(iii)        any member of the Group incurs or reasonably expects to incur any material liability pursuant to any employee welfare benefit plan (as defined in section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by section 601 of ERISA) the obligations with respect to which would reasonably be expected to have a Material Adverse Effect; and

(iv)        any of the events set forth in section 4043(c) of ERISA occurs with respect to a Plan, unless the 30 day notice requirement with respect to such event has been waived by the PBGC, when such occurrence is reasonably likely to result in a Material Adverse Effect.

(c)         Subject to all applicable data protection laws, the Ultimate Parent shall procure that each member of the Group will deliver to the Facility Agent in sufficient copies for each of the Lenders upon request a complete copy of the annual report (on Internal Revenue Service Form 5500-series (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information)) of each Plan required to be filed with the Internal Revenue Service and/or the Department of Labor.

24.20        Minimum Outstandings and Commitments

The Company shall procure that the aggregate amount of all Outstandings and Available Commitments at all times exceeds £1 billion in principal amount.  Subject to Clause 12.9 (Limitation on Mandatory Prepayments), this Clause 24.20 shall not modify any payment obligations by any Obligor otherwise required, even if such payment results in a breach of the undertaking provided in this Clause 24.20.

24.21        Parent Covenant

Any shares held by the Parent in the Company and any intergroup credit balances owed to the Parent by an Obligor shall be:

(a)         subject to Security; and

(b)         subject to the provisions of the HYD Intercreditor Agreement or the Group Intercreditor Agreement.

25.            NEGATIVE UNDERTAKINGS

25.1          Content Transaction

(a)         Notwithstanding any other provisions of this Agreement, no Content Transaction shall be restricted by (nor deemed to constitute a utilisation of any of the permitted exceptions to) any provision of this Agreement, neither shall the implementation of any Content Transaction constitute a breach of any provision of any Relevant Finance Document, provided that:

(i)          the cash proceeds of any Content Transaction are applied in accordance with Clause 12 (Mandatory Prepayment and Cancellation);

(ii)         after giving pro forma effect for such Content Transaction, the Group and the Bank Group continue to be in compliance with Clause 23.2 (Ratios); and

(iii)        at the time of completion of such Content Transaction, no Event of Default has occurred and is continuing and no Event of Default would occur as a result of such Content Transaction.

(b)         Any Joint Venture established pursuant to a Content Transaction shall thereafter not be subject to any restrictions under this Agreement.

25.2          Negative Pledge

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets other than an Encumbrance:

(a)         which is an Existing Encumbrance set out in:

(i)          Part 1A of Schedule 10 (Existing Encumbrances) provided that such Encumbrance is released within 10 Business Days of the first Utilisation Date; or

(ii)         Part 1B of Schedule 10 (Existing Encumbrances) provided that the principal amount secured thereby may not be increased unless any Encumbrance in respect of such increased amount would be permitted under another paragraph of this Clause 25.2;

(b)         which arises by operation of Law or by a contract having a similar effect or under an escrow arrangement required by a trading counterparty of any member of the Bank Group and in each case arising or entered into the ordinary course of business of the relevant member of the Bank Group;

(c)         which is created pursuant to any of the Relevant Finance Documents (including any Additional Facilities) and any Senior Secured Notes Documents;

(d)         arising from any Finance Leases, sale and leaseback arrangements or Vendor Financing Arrangements permitted to be incurred pursuant to Clause 25.4 (Financial Indebtedness);

(e)         which arises in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements which:

(i)          arises in the ordinary course of trading and/or by operation of Law;

(ii)         is entered into by any member of the Bank Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances on bank accounts of members of the Bank Group operated on a net balance basis;

(iii)        arises in respect of netting or set off arrangements contained in any Hedging Agreement or other contract permitted under Clause 25.12 (Limitations on Hedging);

(iv)        is entered into by any member of the Bank Group on terms which are generally no worse than the counterparty’s standard or usual terms and entered into in the ordinary course of business of the relevant member of the Bank Group; or

(v)         which is a retention of title arrangement with respect to customer premises equipment in favour of a supplier (or its Affiliate); provided that the title is only retained to individual items of customer premises equipment in respect of which the purchase price has not been paid in full;

(f)          which arises in respect of any judgment, award or order or any tax liability for which an appeal or proceedings for review are being diligently pursued in good faith, provided that the affected member of the Bank Group shall have or will establish such reserves as may be required under applicable generally accepted accounting principles in respect of such judgment, award, order or tax liability;

(g)         over or affecting any asset acquired by a member of the Bank Group after the Original Execution Date and subject to which such asset is acquired, if:

(i)          such Encumbrance was not created in contemplation of the acquisition of such asset by a member of the Bank Group; and

(ii)         the Financial Indebtedness secured thereby is Financial Indebtedness of, or is assumed by, the relevant acquiring member of the Bank Group, is Financial Indebtedness which at all times falls within paragraph (g) or (j) of Clause 25.4 (Financial Indebtedness) and the amount of Financial Indebtedness so secured is not increased at any time;

(h)         over any property or other assets to satisfy any pension plan contribution liabilities provided that the aggregate value of any such property or other assets, when taken together with the aggregate amount utilised under the basket in paragraph (e) of Clause 25.6 (Disposals), shall not exceed £100 million at any time;

(i)          over or affecting any asset of any company which becomes a member of the Bank Group after the Original Execution Date, where such Encumbrance is created prior to the date on which such company becomes a member of the Bank Group, if:

(i)          such Encumbrance was not created in contemplation of the acquisition of such company; and

(ii)         to the extent not repaid by close of business on the date upon which such company became a member of the Bank Group, the Financial Indebtedness secured by such Encumbrance at all times falls within paragraph (g) or (j) of Clause 25.4 (Financial Indebtedness);

(j)          constituted by a rent deposit deed entered into on arm’s length commercial terms and in the ordinary course of business securing the obligations of a member of the Bank Group in relation to property leased to a member of the Bank Group;

(k)         constituted by an arrangement referred to in paragraph (d) of the definition of Financial Indebtedness;

(l)          which is granted over the shares of, Indebtedness owed by or other interests held in, or over the assets (including, without limitation, present or future revenues), attributable to a Project Company, a Bank Group Excluded Subsidiary or a Permitted Joint Venture;

(m)        over cash deposited as security for the obligations of a member of the Bank Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business of the Bank Group;

(n)         which is created by any member of the Bank Group in substitution for any Existing Encumbrance referred to in paragraph (a)(ii) above, provided that the principal amount secured thereby may not be increased unless any Encumbrance in respect of such increased amount would be permitted under another paragraph of this Clause 25.2;

(o)         securing any Financial Indebtedness on a pari passu or junior ranking basis with respect to any part of the Facilities, provided that:

(i)          the ratio of Consolidated Senior Net Debt to Consolidated Operating Cashflow (giving pro forma effect to any such Financial Indebtedness and the use of proceeds thereof) would be equal to, or less than, 2.25:1.00 (rounded to the second decimal number), provided that this limitation shall not apply to any Financial Indebtedness the proceeds of which are used to refinance (A) the Facilities (including any Additional Facility), (B) any Senior Secured Notes or (C) any other Financial Indebtedness which is secured by assets that are subject to the Security;

(ii)         the proceeds of any such Financial Indebtedness shall not be used in payment of any dividends or distributions to the Ultimate Parent’s shareholders or any repurchase of capital stock of the Ultimate Parent;

(iii)        (A) any such Financial Indebtedness ranking pari passu with the Facilities outstanding on the Original Execution Date or any Financial Indebtedness that would have ranked pari passu with the Facilities outstanding on the Original Execution Date is subject to the Group Intercreditor Agreement and the HYD Intercreditor Agreement and (B) any such Financial Indebtedness which is secured on a junior ranking basis over assets subject to the Security, such junior ranking security shall be granted on terms where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be subordinated to the rights of the Relevant Finance Parties under an intercreditor agreement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) and, in each case, the Relevant Finance Parties agree to execute such intercreditor agreement as soon as practicable following request from the Company; and

(iv)        no Financial Indebtedness the proceeds of which are used to repay or prepay any 2016 High Yield Notes shall be secured pursuant to this paragraph (o) prior to 1 August 2011; or

(p)         securing Financial Indebtedness the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness which has the benefit of an Encumbrance other than as permitted pursuant to paragraphs (a) to (o) above) does not exceed £330 million (or its equivalent in other currencies), including Financial Indebtedness:

(i)          which may be secured on assets not subject to the Security; or

(ii)         which may be secured on a junior ranking basis over assets subject to the Security provided that such junior ranking security shall be granted on terms where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be subordinated to the rights of the Relevant Finance Parties under an intercreditor arrangement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) and provided further that each of the Relevant Finance Parties agrees to execute such intercreditor agreement as soon as practicable following request from the Company.

25.3          Loans and Guarantees

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, grant any loan or credit or give any guarantee in any such case in respect of Financial Indebtedness, other than:

(a)         any extension of trade credit or guarantees, bonds or indemnities granted in the ordinary course of business on usual and customary terms;

(b)         any credit given by a member of the Bank Group to another member of the Bank Group which arises by reason of cash-pooling, set-off or other cash management arrangement of the Bank Group;

(c)         the Existing Loans provided that the aggregate principal amount outstanding thereunder may not be increased from that existing at the Original Execution Date in reliance on this paragraph (c) (except with respect to accrual or capitalisation of interest);

(d)         any loans or credit granted:

(i)          by a member of the Bank Group which is not an Obligor to an Obligor by way of Subordinated Funding;

(ii)         by one Obligor to another Obligor;

(iii)        by a member of the Bank Group which is not an Obligor to any other member of the Bank Group which is not an Obligor;

(iv)        by a member of the Bank Group to the relevant member of the Group for the purposes of funding drawings available under the undrawn portion of any Existing UKTV Group Loan Stock of up to £50 million in aggregate;

(v)         in accordance with Clause 25.9 (Joint Ventures); or

(vi)        by a SSN Finance Subsidiary as contemplated in the definition of “SSN Finance Subsidiary” or the on-lending by the Parent to VMIH of the proceeds of an issuance of Senior Secured Notes;

(e)         any loans made by any member of the Bank Group to its employees either:

(i)          in the ordinary course of its employees’ employment; or

(ii)         to fund the exercise of share options or the purchase of capital stock by its employees, directors, officers or consultants of the Group,

provided that the aggregate principal amount of all such loans shall not at any time exceed £10 million (or its equivalent in other currencies);

(f)          any loan made by a member of the Bank Group pursuant to either an Asset Passthrough or a Funding Passthrough;

(g)         any loan made by a member of the Bank Group to a member of the Group, where the proceeds of such loan are, or are to be (whether directly or indirectly) used:

(i)          to make payments to the High Yield Trustee in respect of High Yield Trustee Amounts (as such terms are defined in the HYD Intercreditor Agreement) in respect of the Existing High Yield Notes;

(ii)         to make equivalent payments to those specified in paragraph (i) above in respect of any High Yield Refinancings or in respect of any Additional High Yield Notes;

(iii)        to make payments under the Senior Secured Notes Documents;

(iv)        provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof, to fund Permitted Payments; or

(v)         at any time after the occurrence of an Event of Default, to fund Permitted Payments to the extent not prohibited by the HYD Intercreditor Agreement, the Group Intercreditor Agreement or a Supplemental HYD Intercreditor Agreement;

(h)         credit granted by any member of the Bank Group to a member of the Group, where the Indebtedness outstanding thereunder relates to Intra-Group Services in the ordinary course of business;

(i)          any guarantee given in respect of membership interests in any company limited by guarantee where the acquisition of such membership interest is permitted under Clause 25.13 (Acquisitions and Investments);

(j)          any guarantee given by a member of the Bank Group in respect of or constituted by any Financial Indebtedness permitted under Clause 25.4 (Financial Indebtedness) or Clause 25.10 (Transactions with Affiliates) or other obligation not restricted by the terms of the Relevant Finance Documents, of another member of the Bank Group;

(k)         any guarantees arising under the Relevant Finance Documents;

(l)          any customary title guarantee given in connection with the assignment of leases where such assignment is permitted under Clause 25.6 (Disposals);

(m)        any guarantees or similar undertakings granted by any member of the Bank Group in favour of H.M. Revenue & Customs in respect of any obligations of Virgin Media (UK) Group, Inc. in respect of UK tax in order to facilitate the winding up of Virgin Media (UK) Group, Inc. provided that the Facility Agent shall have first received confirmation from the Company that based on discussions with H.M. Revenue & Customs and the Company’s reasonable assumptions, the Company does not believe that the liability under such guarantee will exceed £15 million (such confirmation to be supported by a letter from the Company’s auditors for the time being, confirming that based on the Company’s calculations of such tax liability the Company’s confirmation is a reasonable assessment of such tax liability);

(n)         any loan granted as a result of a Subscriber being allowed terms, in the ordinary course of trade, whereby it does not have to pay for the services provided to it for a period after the provision of such services;

(o)         a loan made or a credit granted to a Joint Venture to the extent permitted under paragraph (d) of Clause 25.9 (Joint Ventures);

(p)         any loans made under the terms of the Screenshop Intra-Group Loan Agreement;

(q)         the BBC Guarantees;

(r)          liquidity loans of a type which is customary for asset securitisation programmes or other receivables factoring transactions, provided in connection with any asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 25.6(j) (Disposals); and

(s)         loans made, credit granted or guarantees given by any member of the Bank Group not falling within paragraphs (a) to (r) above, in an aggregate amount not exceeding £100 million (or its equivalent in other currencies) outstanding at any time.

25.4          Financial Indebtedness

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, incur, create or permit to subsist or have outstanding any Financial Indebtedness other than:

(a)         Financial Indebtedness arising under or pursuant to the Relevant Finance Documents including under any Additional Facility (provided that the incurrence of any Financial Indebtedness under any such Additional Facility is not prohibited by this Agreement at the time of such incurrence and complies with the requirements of Clause 2.5 (Additional Facility));

(b)         Existing Financial Indebtedness provided that the Existing Senior Credit Facilities Agreement shall be repaid in full immediately upon the making of the first Advance under this Agreement;

(c)         Financial Indebtedness arising in respect of:

(i)          the Existing High Yield Notes, including the existing subordinated unsecured guarantees given by the Company and Intermediate Holdco in respect thereof;

(ii)         any Additional High Yield Notes, including any subordinated unsecured guarantee granted by the Company and/or Intermediate Holdco in respect thereof in accordance with paragraph (e) of the definition of Additional High Yield Notes, provided that no Default or Event of Default is outstanding or occurs as a result of the issuance of such Additional High Yield Notes;

(iii)        any High Yield Refinancing, including any subordinated unsecured guarantee granted by the Company and/or Intermediate Holdco in respect thereof in accordance with paragraph (e) of the definition of High Yield Refinancing, provided that no Default or Event of Default is outstanding or occurs as a result of such High Yield Refinancing; and

(iv)        any Senior Secured Notes and any guarantee in respect thereof given by any member of the Bank Group that is an Obligor;

(d)         Financial Indebtedness of any member of the Bank Group falling within, and permitted by Clause 25.3 (Loans and Guarantees);

(e)         Financial Indebtedness arising under any Hedging Agreements permitted under Clause 25.12 (Limitations on Hedging);

(f)          Financial Indebtedness arising in relation to either an Asset Passthrough or a Funding Passthrough;

(g)         Financial Indebtedness of any company which became or becomes a member of the Bank Group after the Original Execution Date, where such Financial Indebtedness arose prior to the date on which such company became or becomes a member of the Bank Group; if:

(i)          such Financial Indebtedness was not created in contemplation of the acquisition of such company;

(ii)         the aggregate principal amount of all of the Financial Indebtedness assumed in reliance on this paragraph (g) either (A) does not exceed £85 million (or its equivalent in other currencies) outstanding at any time or (B) to the extent such Financial Indebtedness does exceed £85 million, an amount equal to such excess is repaid promptly thereafter;

(h)         Financial Indebtedness arising in respect of any guarantee given by the Company or Intermediate Holdco in respect of the relevant borrower’s obligations under any Parent Debt, provided that any such guarantee is given on a subordinated unsecured basis and is subject to the terms of the HYD Intercreditor Agreement, the Group Intercreditor Agreement or any other applicable intercreditor agreement in form satisfactory to the Facility Agent;

(i)          Financial Indebtedness which constitutes Subordinated Funding provided that each Obligor that is a debtor in respect of Subordinated Funding shall (and the Company shall procure that each member of the Bank Group that is a debtor in respect of Subordinated Funding shall) procure that the relevant creditor of such Subordinated Funding, to the extent not already a party at the relevant time, accedes to the Group Intercreditor Agreement and the HYD Intercreditor Agreement, as appropriate, in such capacity, upon the granting of such Subordinated Funding;

(j)          Financial Indebtedness arising under (i) Finance Leases or (ii) Vendor Financing Arrangements, to the extent that such Finance Leases and/or Vendor Financing Arrangements (x) comprise Existing Vendor Financing Arrangements or any refinancing or rollover thereof, or (y) comprise Finance Leases and/or Vendor Financing Arrangements entered into after the Original Execution Date, provided that in the case of clauses (x) and (y) the aggregate principal amount thereof does not at any time exceed £165 million plus the principal amount of such Finance Leases and Vendor Financing Arrangements outstanding on the Original Execution Date; and provided further that, in each case, the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Encumbrance other than over the assets the subject of such Vendor Financing Arrangements and/or Finance Leases;

(k)         Financial Indebtedness relating to deferral of PAYE taxes with the agreement of H.M. Revenue & Customs by any member of the Bank Group;

(l)          Financial Indebtedness arising in respect of Existing Performance Bonds or any performance bond, guarantee, standby letter of credit or similar facility entered into by any member of the Bank Group to the extent that cash is deposited as security for the obligations of such member of the Bank Group thereunder;

(m)        Financial Indebtedness not falling within paragraphs (a) to (l) above of any members of the Bank Group provided that the aggregate amount of such Financial Indebtedness outstanding at any time when taken together with the aggregate outstanding amount in respect of Finance Leases and Vendor Financing Agreements entered into after the Original Execution Date, does not exceed £330 million (or its equivalent in other currencies) and further provided that in the case of any Financial Indebtedness constituted by an overdraft facility which operates on a gross/net basis, only the net amount of such facility shall count towards such aggregate amount;

(n)         Financial Indebtedness of any Asset Securitisation Subsidiary incurred solely to finance any asset securitisation programme or programmes or one or more receivables factoring transactions otherwise permitted by Clause 25.6(j) (Disposals);

(o)         Financial Indebtedness arising under tax-related financings designated in good faith as such by prior written notice from the Company to the Facility Agent, provided that the aggregate principal amount of such Financial Indebtedness outstanding at any time does not exceed £500 million; and

(p)         Financial Indebtedness of any Obligor, provided that the pro forma Leverage Ratio (after giving effect to the incurrence of any such Financial Indebtedness pursuant to this paragraph (p) and the use of proceeds thereof and giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to Clause 25.5 (Dividends, Distributions and Share Capital) and any Permitted Payments) on the Quarter Date prior to any such incurrence would not exceed a ratio equal to the product of:

(i)          the Leverage Ratio set out in column X of the Ratio Table in Clause 23.2(c) (Ratios) for the Quarter Date following the date of any such incurrence; and

(ii)         0.9,

and, provided further that such Financial Indebtedness is subject to the terms of the HYD Intercreditor Agreement and the Group Intercreditor Agreement, or a Supplemental HYD Intercreditor Agreement as applicable.

25.5          Dividends, Distributions and Share Capital

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group:

(a)         declare, make or pay any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of any of its shares;

(b)         redeem, repurchase, defease, retire or repay any of its share capital, or resolve to do so;

(c)         repay or distribute any share premium account; or

(d)         repay or otherwise discharge or purchase any amount of principal of (or capitalised interest on) or pay any amount of interest in respect of Subordinated Funding,

other than:

(i)          to the extent (A) the share capital of such Obligor is held by one or more other Obligors (other than the Parent) or (B) the share capital of any such member of the Bank Group which is not an Obligor is held by one or more other members of the Bank Group;

(ii)         to the extent discharged in consideration of a transfer of any non-cash asset the disposal of which is not otherwise prohibited by this Agreement, by the waiver of any payment where no cash consideration is given in respect of such waiver or by way of conversion into any securities (including convertible unsecured loan stock), (or vice versa), which do not involve any cash payments or by way of capital contribution to the debtor in respect of such Subordinated Funding;

(iii)        to the extent required for the purpose of making payments to:

(A)       the indenture trustee for the Existing High Yield Notes in respect of High Yield Trustee Amounts (as such term is defined in the HYD Intercreditor Agreement);

(B)        for the purpose of making payments in respect of any similar amounts to the indenture trustee in respect of any High Yield Refinancing or any Additional High Yield Notes; or

(C)        for the purpose of making payments in respect of any similar amounts to the indenture trustee in respect of any Senior Secured Notes issued by the Parent or a SSN Finance Subsidiary of the Parent;

(iv)        provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof, to the extent required to fund Permitted Payments;

(v)         at any time after the occurrence of an Event of Default, to the extent required to fund Permitted Payments not otherwise prohibited by the HYD Intercreditor Agreement (including clause 4.2 (Suspension of Permitted Payments prior to the Senior Discharge Date) thereof), the Group Intercreditor Agreement or a Supplemental HYD Intercreditor Agreement;

(vi)        to the extent such redemption, repurchase, defeasance, retirement or repayment is in respect of a nominal amount; or

(vii)       payments or distributions made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person or entity that is not a member of the Bank Group in connection with, an asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 25.6(j) (Disposals).

The Lenders hereby consent to any transaction or matter to the extent expressly permitted under paragraphs (i) to (vii) above (including, without limitation, for purposes of clauses 3.1 (Subordinated Liabilities) and 3.2 (Obligations of the Subordinated Creditors) of the HYD Intercreditor Agreement) except that no consent is provided hereunder for purpose of clause 4.2 (Suspension of Permitted Payments prior to the Senior Discharge Date) of the HYD Intercreditor Agreement.

25.6          Disposals

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, either in a single transaction or in a series of related transactions, sell, transfer, lease or otherwise dispose of any shares in any of its Subsidiaries or all or any part of its revenues, assets, other shares, business or undertakings other than in the ordinary course of business or trading (which, for the avoidance of doubt, includes mast sharing arrangements) and other than:

(a)         any payment required to be made under the Relevant Finance Documents or the Senior Secured Notes Documents;

(b)         the disposal of obsolete or surplus assets no longer required for the efficient operation of the Group Business, on arms’ length commercial terms;

(c)         disposals of cash, the lending or repayment of cash or the disposal of Cash Equivalent Investments or Marketable Securities, on arms’ length commercial terms where the same is not otherwise restricted by the terms of the Relevant Finance Documents;

(d)         by an Obligor to another Obligor provided that if such assets are subject to existing Security and it is required in order to comply with the 80% Security Test pursuant to Clause 24.12(b)(i) (Further Assurances) that they remain subject to Security, such assets remain or will be made subject to Security (in form and substance substantially similar to the existing Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 15 Business Days of such disposal;

(e)         disposals of any property or other assets to satisfy any pension plan contribution liabilities provided that the aggregate value of any such property or other assets, when taken together with the aggregate amount utilised under the basket in paragraph (h) of Clause 25.2 (Negative Pledge), shall not exceed £100 million at any time;

(f)          disposals by a member of the Bank Group which is not an Obligor to another member of the Group;

(g)         disposals of assets on arms’ length commercial terms where the cash proceeds of such disposal are reinvested within 12 months of the date of the relevant disposal in the purchase of replacement assets by a member of the Bank Group (or within 18 months of the date of the relevant disposal if the proceeds are, within 12 months of the date of the relevant disposal, contractually committed to be so applied) provided that where the relevant member of the Bank Group that has made the disposal is an Obligor, such replacement assets are either subject to existing Security Documents granted by the relevant member of the Bank Group that has acquired the replacement assets, or will be made subject to Security by such member of the Bank Group (in form and substance substantially similar to the existing Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 10 Business Days of the acquisition of such replacement assets;

(h)         disposals of any interest in real or heritable property by way of a lease or licence granted by a member of the Bank Group to another member of the Bank Group;

(i)          disposals of any assets pursuant to the implementation of an Asset Passthrough or of any funds received pursuant to the implementation of a Funding Passthrough;

(j)          disposals of any accounts receivable on arms’ length commercial terms pursuant to an asset securitisation programme or one or more receivables factoring transactions provided that:

(i)          such disposal is conducted on a non-recourse basis, except for recourse to:

(A)       the receivables which are the subject of such asset securitisation programme or receivables factoring transaction;

(B)        the debtor in respect of the Financial Indebtedness for the purpose of enforcing a security interest against it, so long as:

(1)          the recourse is limited to recoveries in respect of the receivables; and

(2)          the providers of the Financial Indebtedness do not have the right to take any steps towards its winding up or dissolution or the appointment of a liquidator, administrator, administrative receiver or similar officer (other than in respect of the receivables);

(C)        a member of the Group to the extent of its shareholding or other interest in any Asset Securitisation Subsidiary; or

(D)       a member of the Group under any form of assurance, undertaking or support, where recourse is limited to:

(1)          a claim for damages (not being liquidated damages or damages required to be calculated in a specified way) for breach of a warranty or undertaking;

(2)          a claim for breach of warranty relating to the receivables;

(3)          a claim for breach of undertaking relating to the management and/or collection of the receivables; or

(4)          a claim for breach of representations, warranties, undertakings, guarantees of performance (excluding any recourse with respect to the collectability of any receivables or assets related to such receivables) and indemnities entered into by such member of the Group or any seller which are reasonably customary in an accounts receivable transaction, and, in each case, the obligation is not in any way a guarantee, indemnity or other assurance against financial loss or an obligation to ensure compliance by another with a financial ratio or other test of financial condition; and

(ii)         the aggregate principal amount of all such securitisations or factoring transactions conducted in reliance on this paragraph (j) does not exceed £330 million (or its equivalent in other currencies) at any time;

(k)         disposals of any shares or other interests in any Project Company, Bank Group Excluded Subsidiary or Joint Venture or the assignment of any Financial Indebtedness owed to a member of the Bank Group by a Project Company, Bank Group Excluded Subsidiary or Joint Venture;

(l)          disposals of assets, revenues or rights of any member of the Bank Group arising from an amalgamation, consolidation or merger of a member of the Bank Group with any other person which is permitted by Clause 25.8 (Mergers);

(m)        disposals of accounts receivable which have remained due and owing from a third party for a period of more than 90 days and in respect of which the relevant member of the Bank Group has diligently pursued payment in the normal course of its business and where such disposal is on non-recourse terms to such member of the Bank Group;

(n)         disposals of assets subject to finance or capital leases pursuant to the exercise of an option by the lessee under such finance or capital leases;

(o)         disposals of assets in exchange for the receipt of assets of a similar or comparable value provided that:

(i)          to the extent that the assets being disposed of are subject to existing Security, the assets received following such exchange will be subject to the existing Security Documents, or will be made subject to Security (in form and substance substantially similar to the existing Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 10 Business Days of such disposal; and

(ii)         where the aggregate net book value of all assets being exchanged in reliance on this paragraph (o) exceeds £10 million (or its equivalent in other currencies) in any Financial Quarter, there is delivered to the Facility Agent, within 30 days from the end of such Financial Quarter of the Bank Group, a certificate signed by two authorised officers of the Company (given without personal liability) certifying that the assets received by such member of the Bank Group in reliance on this paragraph (o) during such Financial Quarter are of a similar or comparable value to the assets disposed of by such member of the Bank Group;

(p)         disposals constituting the surrender of tax losses by any member of the Bank Group:

(i)          to any other member of the Group, where the surrendering company receives fair market value for such tax losses from the relevant recipient; and

(ii)         in order to eliminate, satisfy or discharge any tax liability of a former member of the Group which has been disposed of pursuant to a disposal permitted by the terms of this Agreement, to the extent that a member of the Bank Group would have a liability (in the form of an indemnification obligation or otherwise) to one or more persons in relation to such tax liability if not so eliminated, satisfied or discharged;

(q)                          disposals of assets to and sharing assets with any person who is providing services the provision of which have been or are to be outsourced to that person by any member of the Bank Group provided that:

(i)                              the assets being disposed of in reliance on this paragraph (q) shall be assets which relate to the services which are the subject of such outsourcing;

(ii)                           the projected cash cost to the Bank Group of such outsourcing shall be less than the projected cash cost to the Bank Group of carrying out such outsourced activities at the levels of service to be provided by the service provider within the Bank Group;

(iii)                        the economic benefits derived from any such outsourcing contract shall be received by the Bank Group during the term of such contract;

(iv)                       the aggregate fair market value of the assets disposed of shall not exceed 3.75% of Bank Group Consolidated Revenues in any financial year; provided that any unused portion of such basket amount may be carried forward and used by any member of the Bank Group in the following financial year (and any such amount carried forward will be treated as having been utilised before the original basket amount available in such following financial year); and

(v)                          no later than 30 days after the date of such outsourcing where the consideration payable in respect of the assets subject to such disposal exceeds £10 million (or its equivalent in other currencies), a duly authorised officer of the Company shall have provided to the Facility Agent, a certificate (without personal liability) verifying each of the matters set out in sub-paragraphs (i) to (iii) above and certifying that as at the date of such certificate, the aggregate fair market value of all assets disposed in reliance on this paragraph (q) during such financial year, does not exceed the threshold specified in sub-paragraph (iv) above;

(r)                             disposals of assets pursuant to sale and leaseback transactions (regardless of whether any such lease resulting from such a transaction constitutes an operating or a finance lease) where the aggregate fair market value of any assets disposed of in reliance on this paragraph (r) does not exceed £150 million (or its equivalent in other currencies) in any financial year of the Company and any disposals of assets pursuant to sale and leaseback transactions constituting Financial Indebtedness to the extent such Financial Indebtedness is permitted under this Agreement;

(s)                           subject to the requirements of Clause 24.9 (Hedging), disposals of any Hedging Agreements;

(t)                             disposals of non-core assets acquired in connection with a transaction permitted under Clause 25.13 (Acquisitions and Investments);

(u)                          any disposal of all or part of the Virgin Media business division pursuant to a Business Division Transaction;

(v)                          any disposals constituted by licences of intellectual property rights permitted by Clause 24.6 (Intellectual Property);

(w)                        any disposal of assets made pursuant to the establishment of a Permitted Joint Venture or any disposal of assets to a Permitted Joint Venture which is permitted within the scope of the provisions contained in Clause 25.9 (Joint Ventures);

(x)                            any disposal made in relation to a compulsory purchase order or any other order of any agency of state, authority or other regulatory body or any applicable law or regulation not exceeding £25 million (or its equivalent in other currencies) in any financial year;

(y)                          any disposal by any member of the Bank Group of customer premises equipment to a customer; and

(z)                            disposals of assets not otherwise permitted under this Clause 25.6 provided that the aggregate fair market value of the assets disposed of during any given financial year in reliance on paragraphs (q) and (r) above and on this paragraph (z) does not exceed in respect of any financial year of the Bank Group, 12.5% of Bank Group Consolidated Revenues for the preceding financial year of the Bank Group, calculated by reference to the annual financial information for the Bank Group delivered in respect of the preceding financial year of the Bank Group pursuant to paragraph (b)(ii) of Clause 22.1 (Financial Statements);

provided that in respect of any Disposal permitted under paragraphs (j), (n), (p)(i), (r) and (z) above:

(i)                              such disposal shall be on arm’s length commercial terms (or in the case of paragraph (p)(i) such disposals are for fair market value from the perspective of the surrendering company);

(ii)                           at least 75% of the consideration for such disposal shall be comprised of cash, Cash Equivalent Investments, Marketable Securities or Additional Assets, provided that the aggregate amount of consideration received by way of Marketable Securities shall not (valued as at the relevant time of receipt of any Marketable Securities) at any time exceed £50 million (or its equivalent in other currencies) and provided further that any Cash Equivalent Investments, Marketable Securities and/or Additional Assets acquired pursuant to any such disposal are monetized within 3 months of the expiry of any lock-up arrangement entered into by the relevant member of the Bank Group making such disposal with any third party (where such lock-up arrangement has a term not exceeding 12 months); and

(iii)                        in respect of any disposal the fair market value of which exceeds £35 million (or its equivalent in other currencies) no later than 30 days after the date of such disposal, there shall have been delivered to the Facility Agent, a certificate signed by two authorised officers of the Company providing brief details of the transaction and certifying (in each case, to the extent applicable) (other than in respect of disposals under paragraph (p)(i) above) that such disposal shall comply with the requirements set out in paragraphs (i) and (ii) above.

25.7                               Change of Business

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group or save as otherwise permitted by the terms of this Agreement, make any change in the nature of its business as carried on immediately prior to the Original Execution Date, which would give rise to a substantial change in the business of the Bank Group taken as a whole from that set forth in the definition of Group Business, provided that this Clause 25.7 shall not be breached by an Obligor or any member of the Bank Group making a disposal permitted by Clause 25.6 (Disposals), an acquisition or investment permitted by Clause 25.13 (Acquisitions and Investments) or entering into any joint venture permitted by Clause 25.9 (Joint Ventures), provided that in connection with any formation or acquisition of a business outside of the United Kingdom, the Isle of Man, the Republic of Ireland and the Channel Islands (other than any subsequent investment in any such business which previously satisfied the test), the Consolidated Operating Cashflow generated by any operations outside the United Kingdom, the Isle of Man, the Republic of Ireland and the Channel Islands for the twelve months from the most recent Quarter Date preceding any such formation or acquisition of any business in any such jurisdiction shall not exceed 40% of the pro forma Consolidated Operating Cashflow for the same period for the Bank Group (giving effect to such formation or acquisition).

25.8                               Mergers

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, amalgamate, consolidate or merge with any other person unless:

(a)                           such amalgamation, consolidation or merger is between two Obligors or an Obligor and another member of the Group where the Obligor will be the surviving entity;

(b)                          such amalgamation, consolidation or merger is between two members of the Bank Group which are not Obligors;

(c)                           such amalgamation, consolidation, or merger constitutes an acquisition permitted under Clause 25.13 (Acquisitions and Investments);

(d)                          any member of the Bank Group liquidates or dissolves in accordance with the provisions of Clause 25.18 (Internal Reorganisations); or

(e)                           such amalgamation, consolidation or merger is by an Obligor (the “Original Entity”) into one or more entities (each a “Merged Entity”), provided that:

(i)                              such Merged Entity is an Obligor and is liable for the obligations of the relevant Original Entity under this Agreement and the Security which remain unaffected thereby and entitled to the benefit of all the rights of such Original Entity;

(ii)                           if required by the Facility Agent, such Merged Entity has entered into one or more Security Documents which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the relevant Original Entity pursuant to any Security entered into by them and any possibility of the Security referred to in this paragraph (ii) or paragraph (iii) below being challenged or set aside is not greater than any such possibility in relation to the Security entered into by or in respect of the share capital of any relevant Original Entity;

(iii)                        (if all or any part of the share capital of the relevant Original Entity was charged pursuant to one or more Security Documents) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to Security on terms of at least an equivalent nature and ranking as the Security relating to the shares in the relevant Original Entity; and

(iv)                       the Facility Agent is satisfied (acting reasonably) that all the property and other assets of the relevant Original Entity are vested in the Merged Entity and that the Merged Entity has assumed all the rights and obligations of the relevant Original Entity under all material Necessary Authorisations, provided that in the case of paragraphs (a), (b), (c) and (e) above only, no later than 10 Business Days prior to the proposed amalgamation, consolidation or merger a duly authorised officer of the Company shall have delivered to the Facility Agent (in form and substance satisfactory to the Facility Agent, acting reasonably) a certificate verifying compliance with the relevant matters set out in such paragraph and to the extent deemed necessary, the Facility Agent shall have received appropriate advice from counsel in any relevant jurisdiction that such amalgamation, consolidation or merger (A) will not result in the breach of any applicable law or regulation in any material respect and (B) in the case of an amalgamation, consolidation or merger involving an Obligor, will not have a materially adverse impact upon any of the obligations owed by such Obligor to the Relevant Finance Parties or upon the Security granted by such Obligor under any Security Document.

25.9                               Joint Ventures

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, enter into, make any loans, distributions or other payments to, give any guarantees for the Financial Indebtedness of, or acquire any interest or otherwise invest in, any Joint Venture, other than:

(a)                           an acquisition of any interest in or any investment in any member of the UKTV Group;

(b)                          pursuant to any loan or other funding arrangement in accordance with any Existing UKTV Group Loan Stock (including the funding of any undrawn amount thereunder as at the Original Execution Date);

(c)                           the acquisition of any interest in or any investment in, any Joint Venture constituting a Business Division Transaction, provided that:

(i)                              the Net Proceeds of any such transaction shall be distributed in accordance with the provisions of paragraph (iv) of Clause 25.5 (Dividends, Distributions and Share Capital); and

(ii)                           any Net Proceeds which are not distributed in accordance with (i) above shall be retained within the Bank Group; or

(d)                          any other Joint Venture not contemplated by paragraphs (a) to (c) above, which is engaged in a business substantially the same as or reasonably related or complementary to, that carried on by the Bank Group and in any financial year, the aggregate of:

(i)                              all amounts invested or any interests acquired in any Joint Venture by members of the Group; and

(ii)                           any loans made or any guarantees given for Financial Indebtedness of any Joint Venture,

does not exceed 3.25% of Bank Group Consolidated Revenues for the preceding financial year, calculated by reference to the annual financial information for the Bank Group delivered in respect of that preceding financial year of the Bank Group pursuant to Clause 22.1 (Financial Statements), provided that any loans or investments made by way of Asset Passthrough and any payments made in respect of transactions conducted on an arm’s length basis or in the ordinary course of trading with any Joint Venture, shall not be included in the calculation of such amount.

25.10                         Transactions with Affiliates

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, enter into any arrangement, contract or transaction with any other member of the Group which is not an Obligor, other than:

(a)                           transactions expressly permitted by the Relevant Finance Documents;

(b)                          transactions between a member of the Bank Group that is not an Obligor with any other member of the Bank Group which is not an Obligor;

(c)                           transactions in the ordinary course of business and either on no worse than arm’s length terms or, where there is no available market by which to assess whether such a transaction is on no worse than arm’s length terms, on terms such that the transaction is financially fair to the relevant Obligor or, as the case may be, other member of the Bank Group;

(d)                          transactions with any member of the Group in relation to management services conducted at not less than Cost on behalf of such member of the Group;

(e)                           tax sharing agreements or arrangements to surrender tax losses and payments made pursuant thereto, to the extent such transactions are not prohibited by this Agreement;

(f)                             transactions relating to the provision of Intra-Group Services;

(g)                          transactions to effect either an Asset Passthrough or a Funding Passthrough;

(h)                          transactions either on terms and conditions (including, without limitation, as to any reasonable fees payable in connection with such transactions) not substantially less favourable to the relevant Obligor or, as the case may be, other member of the Bank Group than would be obtainable at such time in comparable arm’s length transactions with an entity which is not an Affiliate or, where there is no comparable arm’s length transaction by which to assess whether such a transaction is on terms and conditions not substantially less favourable to the relevant Obligor or, as the case may be, other member of the Bank Group, on such terms and conditions (including, without limitation, as to any fees payable in connection with such transaction) that the transaction is financially fair to the relevant Obligor or, as the case may be, other member of the Bank Group;

(i)                              any transaction to which one or more Obligors and one or more members of the Group who are not Obligors are party where the sole purpose of such transaction is for such Obligors and members of the Group to effect a transaction with a person who is not a member of the Group;

(j)                              insurance arrangements entered into in the ordinary course of business with a Captive Insurance Company;

(k)                           transactions relating to capital contributions between members of the Group or the amendment of the terms of any loans made by or any convertible unsecured loan stock or other securities issued by any member of the Group to any other member of the Group (whether by way of conversion of loans to convertible unsecured loan stock or vice versa or otherwise) or the capitalisation of, or the waiver of or the repayment of, loans made by or any convertible unsecured loan stock issued by any member of the Group to any other member of the Group;

(l)                              transactions relating to Excess Capacity Network Services provided that the price payable by any member of the Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Bank Group in providing such Excess Capacity Network Services;

(m)                        transactions constituting Subordinated Funding;

(n)                          transactions constituting Permitted Payments; or

(o)                          any other transaction or arrangement permitted under Clause 25.3 (Loans and Guarantees), Clause 25.4 (Financial Indebtedness), Clause 25.5 (Dividends, Distributions and Share Capital), Clause 25.6 (Disposals), Clause 25.8 (Mergers), Clause 25.9 (Joint Ventures), or Clause 25.13 (Acquisitions and Investments).

25.11                         Change in Financial Year

Neither the Parent nor any Obligor shall, without the prior consent of the Facility Agent, change the end of its financial year from 31 December.

25.12                         Limitations on Hedging

No Obligor shall (and the Company shall procure that no member of the Bank Group shall) enter into any Hedging Agreement other than:

(a)                           Hedging Agreement specifically required under Clause 24.9 (Hedging) or any extensions, renewals and/or replacements thereof; and

(b)                          any other Hedging Agreement provided that such Hedging Agreement shall be entered into for the purposes of, and shall remain at all times for the purposes of, hedging actual or reasonably anticipated interest rate and/or foreign exchange rate exposure in respect of any Indebtedness of the Group and that such hedging activities shall be at all times for non-speculative purposes.

25.13                         Acquisitions and Investments

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, purchase, subscribe for or otherwise acquire or invest in any shares (or other securities or any interest in it) in, or incorporate, any company or acquire (by subscription or otherwise) or invest in any business or (save in the ordinary course of business) purchase or otherwise acquire any other assets other than:

(a)                           the purchase of or investment in Cash Equivalent Investments or Marketable Securities (including without limitation by way of consideration in respect of any disposal as contemplated in the proviso to Clause 25.6 (Disposals) and subject to the conditions set out therein);

(b)                          the incorporation of a company or the acquisition of an “off-the-shelf” company which is or becomes a member of the Bank Group;

(c)                           any acquisition by any member of the Bank Group in connection with a disposal permitted by the provisions of Clause 25.6 (Disposals) and any acquisition or subscription by a member of the Bank Group of shares issued by a Subsidiary of the Company or a Subsidiary of Virgin Media Communications which in any such case, is a member of the Bank Group which will, after the acquisition of such shares become a wholly-owned direct or indirect Subsidiary of the Company or Virgin Media Communications as the case may be, provided that if the other shares of such Subsidiary are subject to existing Security and if such shares are required to remain subject to Security in order to comply with the 80% Security Test pursuant to Clause 24.12(b)(i) (Further Assurances), either (i) such newly issued shares shall also be subject to Security (in form and substance substantially similar to any existing Security or otherwise in such form and substance as may be reasonably required by the Facility Agent) upon their issue or (ii) such shares shall be made subject to Security (in form and substance substantially similar to any existing Security or otherwise in such form and substance as may be reasonably required by the Facility Agent) within 10 Business Days of their issue;

(d)                          the acquisition of any shares in NTL South Herts or the acquisition of any limited partnership interests in South Hertfordshire United Kingdom Fund, Ltd.;

(e)                           any acquisition made by a member of the Bank Group pursuant to the implementation of an Asset Passthrough or a Funding Passthrough;

(f)                             any acquisition by any member of the Bank Group of any loan receivable, security or other asset by way of capital contribution or in consideration of the issue of any securities or of Subordinated Funding;

(g)                          any acquisition of shares, assets, revenues or rights arising from an amalgamation, consolidation or merger of a member of the Bank Group with any other person which is permitted by Clause 25.8 (Mergers);

(h)                          the acquisition of any leasehold interest in any assets which are the subject of a sale and leaseback permitted by the provisions of paragraph (r) of Clause 25.6 (Disposals);

(i)                              any acquisition of or investment in any Joint Venture permitted by Clause 25.9 (Joint Ventures);

(j)                              any purchase or acquisition of assets or revenues by a member of the Bank Group from a member of the Bank Group, provided that the disposal of such assets or revenues by the relevant member of the Bank Group is permitted under Clause 25.6 (Disposals);

(k)                           arising from the conversion of any company (the “Original Company”) from one form of organisation into another form of organisation provided that (i) if, prior to the time of such conversion, the Security Trustee has the benefit of Security over the shares of such Original Company or such Original Company is an Obligor, then the Company shall ensure that the Security Trustee is provided with Security over the equivalent ownership interests in, and substantially all of the assets of, the converted organisation, of at least an equivalent nature and ranking to the Security previously provided by the Original Company and (ii) the Security Trustee is satisfied that any possibility of the additional Security referred to in this paragraph (k) being challenged or set aside is not greater than any such possibility in relation to the Security entered into by or in respect of the share capital of the Original Company;

(l)                              any acquisition by any member of the Bank Group of any High Yield Notes provided that an amount equal to the purchase price paid for the acquisition of any such High Yield Notes could have been used by such member of the Bank Group to fund a Permitted Payment and provided further that to the extent any such acquisition is made in reliance on any basket amount provided for under the definition of “Permitted Payments”, such amount shall be reduced by an amount equal to the consideration paid for any such acquisition;

(m)                        any acquisition (a “Permitted Acquisition”) of a person carrying on any business similar and/or complementary to the Group (the “Acquiree”) in each case:

(i)                              no Default is continuing on the closing date for the Permitted Acquisition or would occur as a result of the Permitted Acquisition;

(ii)                           the aggregate consideration for the Permitted Acquisition (including any assumed indebtedness, or other assumed actual or contingent liability and any associated fees and expenses) (the “Total Purchase Price”) is funded entirely from (A) the proceeds of New Equity, (B) available cash within the Group and (C) any Financial Indebtedness permitted to be incurred by this Agreement;

(iii)                        the Acquiree has positive earnings before tax, depreciation and amortisation calculated on the same basis as Consolidated Operating Cashflow for the previous one financial year ending on the last day of the last financial quarter of the then current financial year of such company or business for which financial statements are available;

(iv)                       in the case of the acquisition of all of the issued share capital of the Acquiree, as soon as reasonably practicable, but in any case within 90 days from the completion of the Permitted Acquisition, the Acquiree (and the acquirer, as applicable) must to the extent required by Clause 24.12 (Further Assurance) accede as a Guarantor in accordance with the provisions of Clause 26.2 (Acceding Guarantors);

(v)                          in the case of the acquisition of a business or undertaking carried on as a going concern of the Acquiree, as soon as reasonably practicable, but in any case within 90 days from the completion of the Permitted Acquisition, the acquirer, to the extent required in order to comply with the 80% Security Test pursuant to Clause 24.12(b)(i) (Further Assurance), must give Security over the assets acquired by executing Security Documents, in form and substance satisfactory to the Facility Agent and/or accede as a Guarantor in accordance with the provision of Clause 26.2 (Acceding Guarantors);

(vi)                       for any Permitted Acquisition the Total Purchase Price of which is in excess of £100 million, the Company must provide to the Facility Agent (to the extent practicable not later than 5 Business Days prior to the proposed acquisition):

(A)                     copies of all due diligence reports (if any) commissioned by the Company or any relevant member of the Bank Group in respect of the proposed Permitted Acquisition;

(B)                       copies of all sale and purchase documents relating to the proposed Permitted Acquisition, in each case duly executed and delivered by all parties thereto, together with confirmation that all material Authorisations for such acquisition have been made, obtained and are in full force and effect; and

(C)                       an updated Budget amended to reflect the proposed Permitted Acquisition; and

(vii)                    the Company will provide to the Facility Agent, a certificate signed by the chief financial officer of the Company showing in reasonable detail that:

(A)                     it would have remained in compliance with its obligations under Clause 23 (Financial Condition) if the covenants tested therein were recalculated for the most recent Quarter Date for which quarterly financial information is available, such recalculation to be made by reference to the financial statements of the Acquiree consolidated with the financial statements of the Bank Group for such period on a pro forma basis and as if the consideration for the proposed acquisition had been paid at the start of that relevant testing period ending on that Quarter Date and any borrowings incurred in connection with the acquisition or since the last day of the relevant testing period had been incurred on the first day of the relevant testing period and (to the extent agreed by the Facility Agent, acting reasonably) to any reasonably identifiable cost savings and other synergies which are reasonably expected to result from the Permitted Acquisition; and

(B)                       it will be in compliance with its obligations under Clause 23 (Financial Condition) as at the end of the next Financial Quarter, such compliance to be demonstrated on a pro forma basis by reference to the financial statements of the Acquiree, consolidated with the financial statements of the Bank Group for such period and (to the extent agreed by the Facility Agent, acting reasonably) to any reasonably identifiable cost savings and other synergies which are reasonably expected to result from the Permitted Acquisition;

(n)                          acquisitions not falling within paragraphs (a) to (m) above provided that the aggregate consideration for the acquisitions permitted by this paragraph (n) shall not exceed £300 million; and

(o)                          investments in any Asset Securitisation Subsidiary in connection with any asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 25.6(j) (Disposals) that is reasonably necessary or advisable to effect such asset securitisation programme or receivables factoring transaction.

25.14                         High Yield Notes

Save to the extent expressly permitted under the terms of the HYD Intercreditor Agreement and, if applicable, any Supplemental HYD Intercreditor Agreement, without the consent of an Instructing Group:

(a)                           with respect to the Parent only:

(i)                              it will not transfer any of its rights or obligations under the Existing High Yield Notes or agree any amendment to the Existing High Yield Notes (A) relating to the increase in the amount of or the bringing forward of the date of any payment of principal, interest, fees or other amounts payable thereunder or (B) changing the currencies in which the Existing High Yield Notes are denominated as at the Original Execution Date (other than in the case where the United Kingdom becomes a Participating Member State);

(ii)                           it will not transfer any of its rights or obligations under any Additional High Yield Notes or agree any amendment to any Additional High Yield Notes after the date of issuance (i) relating to the increase in the amount of or the bringing forward of the date of any payment of principal, interest, fees or other amounts payable thereunder or (ii) changing the currencies in which such Additional High Yield Notes are denominated as at the date of issuance (other than in the case where the United Kingdom becomes a Participating Member State); or

(iii)                        in relation to any High Yield Refinancing permitted under the terms of this Agreement, it will not change any of the original terms under which such High Yield Refinancing was issued, where such terms relate to the conditions of such High Yield Refinancing set out in the definition thereof; or

(b)                          with respect to the Company, Intermediate Holdco and any other Obligor (as applicable), it will not agree any amendment to the form of any guarantee granted by it in respect of obligations of the Parent under the Existing High Yield Notes or the form of any guarantee granted in respect of any High Yield Refinancing or Additional High Yield Notes required by the terms of paragraph (c) of Clause 25.4 (Financial Indebtedness), in each case, other than amendments of an administrative or technical nature.

25.15                         No Restrictions on Payments

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, enter into any agreement, transaction or other arrangement which restricts or attempts to restrict such Obligor or other member of the Bank Group from making any payments or other distributions in cash to any other member of the Bank Group, if any such restriction affects the ability of the Obligors as a whole to comply with the payment obligations under the Relevant Finance Documents or is reasonably likely to result in the incurrence of significant costs, or any significant increase in, any costs and expenses payable by or any taxes owing by the Bank Group as a whole or is reasonably likely to result in a significant increase in any taxes in any material amount owing by the Bank Group as a whole, other than pursuant to or as contemplated by the Relevant Finance Documents.

25.16                         SSN Finance Subsidiary Covenants

No SSN Finance Subsidiary shall trade, carry on any business, own any material assets or incur any material liabilities except for:

(a)                           effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds thereof as contemplated in the definition of “SSN Finance Subsidiary”;

(b)                          intergroup debit balances, intergroup credit balances and other credit balances in bank accounts and cash, provided that any intergroup credit balances owed to any SSN Finance Subsidiary by an Obligor shall be:

(i)                              subject to Security;

(ii)                           to the extent applicable, subject to the provisions of the HYD Intercreditor Agreement or the Group Intercreditor Agreement;

(c)                           any rights and liabilities arising under the Relevant Finance Documents, any Senior Secured Notes Documents or any High Yield Notes;

(d)                          having rights and liabilities under any hedging arrangements which are entered into by it pursuant to Clause 24.9 (Hedging) of this Agreement or under any Hedging Agreement entered into for the purposes of hedging actual or reasonably anticipated interest rate and/or foreign exchange rate exposure in respect of any Indebtedness of the Group provided that such hedging activities are non-speculative;

(e)                           incurring liabilities for or in connection with Taxes or arising by operation of law; and

(f)          in respect of any service contracts for any directors or employees.

25.17        No Amendments

(a)         No Obligor shall (and the Company shall procure that no member of the Bank Group shall) amend the Tax Cooperation Agreement (to the extent it is a party thereto) or its constitutional documents, in each case, in a manner which could reasonably be expected to have a Material Adverse Effect other than with the prior written consent of an Instructing Group or where required by law (provided that, in the case of the latter, such amendment could not reasonably be expected to have a Material Adverse Effect).

(b)         The Parent shall procure that, except as permitted by the HYD Intercreditor Agreement and the Group Intercreditor Agreement, no amendment is made to the Existing High Yield Notes or, any Additional High Yield Notes, the Convertible Senior Notes or any Senior Secured Notes (including, in each case as applicable, the terms of the guarantees given in respect thereof), in each case in a manner which could reasonably be expected to have a Material Adverse Effect, other than with the prior written consent of the Instructing Group or where required by law.

25.18        Internal Reorganisations

(a)         No Obligor (for these purposes, a “Predecessor Obligor”) shall, without the prior written consent of an Instructing Group, liquidate on a solvent basis any Borrower, any Obligor that is a Material Subsidiary, the Company, Intermediate Holdco or Virgin Media Secured Finance PLC (a “Solvent Liquidation”) unless:

(i)          on or prior to the Solvent Liquidation, an entity (the “Successor Entity”) acquires substantially all of the assets and assumes substantially all of the liabilities of the Predecessor Obligor (a “Liquidation Transfer”), excluding any rights under contracts that cannot be assigned or liabilities that will be satisfied or released upon the Solvent Liquidation, on an arms’ length basis and for full consideration;

(ii)         the Successor Entity is organised in the same jurisdiction as that in which the Predecessor Obligor is organised and is either:

(A)      an existing Obligor; or

(B)      a Subsidiary of the Company that is entitled to become (and subsequently does become) an Obligor in accordance with the provisions of Clause 26.1 (Acceding Borrowers) or Clause 26.2 (Acceding Guarantors);

(iii)        the Successor Entity does not incur any additional material liabilities in connection with the Solvent Liquidation other than those which are to be transferred to it by the Predecessor Obligor but which did not arise directly as a result of the Solvent Liquidation;

(iv)        to the extent previously provided in respect of the shares or the assets of the Predecessor Obligor, the Relevant Finance Parties are granted a first ranking security interest over the shares and/or assets of the Successor Entity to the extent required in order to comply with the 80% Security Test;

(v)         no Event of Default has occurred and is continuing or would arise from the Solvent Liquidation Transfer or the Solvent Liquidation; and

(vi)        immediately after the Solvent Liquidation, the following documents are delivered to the Facility Agent each in a form previously approved by the Facility Agent (acting on the instructions of an Instructing Group):

(A)       copies of solvency declarations of the directors of the Successor Entity confirming to the best of their knowledge and belief, that the Successor Entity was balance sheet solvent immediately prior to and after the Solvent Liquidation, accompanied by any report by the auditors or other advisers of the relevant Successor Entity on which such directors have relied for the purposes of giving such declaration;

(B)       copies of the resolutions of the Predecessor Obligor and the Successor Entity (to the extent required by law) approving the Liquidation Transfer and/or the Liquidation (as applicable);

(C)       copies of the statutory declarations of the directors of the Predecessor Obligor (to the extent required by law) given in connection with Solvent Liquidation;

(D)      a copy of the executed transfer agreement relating to the Liquidation Transfer; and

(E)       the legal opinion from the Successor Entity’s counsel confirming (i) the due capacity and incorporation of each of the Successor Entity and the Predecessor Obligor, (ii) the power and authority of the Successor Entity to enter into and perform its obligations under this Agreement and any other Relevant Finance Document to which it is a party and (iii) that the transfer agreement giving effect to the Liquidation Transfer is legally binding and enforceable in accordance with its terms.

(b)         The solvent liquidation, dissolution or other reorganisation of any Obligor that is not a Material Subsidiary (other than any Borrower, the Company, Intermediate Holdco and Virgin Media Secured Finance PLC) shall be permitted provided that any payments or assets distributed as a result of such solvent liquidation, dissolution or other reorganisation are distributed to other members of the Bank Group.

25.19        ERISA

Neither any Obligor nor any ERISA Affiliate shall maintain or contribute to (or have an obligation to contribute to) a Plan subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code or to a Multiemployer Plan which could reasonably be expected to give rise to a Material Adverse Effect with respect to any Obligor or any Relevant Finance Party.

25.20        Undertakings in Respect of the Group Intercreditor Agreement

The Company shall not, without the consent of the Facility Agent (acting on the instructions of an Instructing Group), (i) designate any liabilities, other than any Senior Secured Notes or any other Financial Indebtedness permitted to be (A) incurred under Clause 25.4 (Financial Indebtedness) and (B) secured pursuant to Clause 25.2 (Negative Pledge), as “New Senior Liabilities” under the Group Intercreditor Agreement, (ii) designate any agreement as a “Designated Refinancing Facilities Agreement” under the Group Intercreditor Agreement other than this Agreement, or (iii) designate any person other than Intermediate Holdco as an “Additional High Yield Guarantor” under the HYD Intercreditor Agreement.  To the extent permitted by the HYD Intercreditor Agreement, the Company shall designate any Financial Indebtedness of the Bank Group that represents “Senior Liabilities” under the HYD

Intercreditor Agreement, as “Designated Senior Liabilities” under the HYD Intercreditor Agreement.

26.            ACCEDING GROUP COMPANIES

26.1          Acceding Borrowers

(a)         Subject to paragraph (b) below, the Company may, upon not less than 5 Business Days prior written notice to the Facility Agent, request that any member of the Bank Group becomes an Acceding Borrower under this Agreement.

(b)         Such member of the Bank Group may become an Acceding Borrower to a Facility if:

(i)          it is incorporated in the United Kingdom or in the same jurisdiction as an existing Borrower for that Facility or (if it is not incorporated in the United Kingdom) an Instructing Group has approved the addition of that member of the Bank Group as an Acceding Borrower;

(ii)         the Company delivers to the Facility Agent a duly completed and executed Accession Notice pursuant to which it agrees to become a party to this Agreement as an Acceding Borrower and (subject to any provision of law prohibiting the same) an Acceding Guarantor;

(iii)        the Company confirms that no Event of Default is continuing or would occur as a result of that member of the Bank Group becoming an Acceding Borrower and (if applicable) an Acceding Guarantor; and

(iv)        the Facility Agent has received all of the documents and other evidence listed in Part 4 of Schedule 5 (Accession Documents) in relation to that member of the Bank Group, each in form and substance satisfactory to the Facility Agent, acting reasonably.

(c)         The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above have been satisfied.

26.2          Acceding Guarantors

(a)         Subject to paragraph (b) below, the Company may, upon not less than 5 Business Days prior written notice to the Facility Agent, request that any member of the Bank Group becomes an Acceding Guarantor under this Agreement.

(b)         Such member of the Bank Group may become an Acceding Guarantor if:

(i)          the Company delivers to the Facility Agent a duly completed and executed Accession Notice;

(ii)         the Company confirms that no Event of Default is continuing or would occur as a result of that member of the Bank Group becoming an Acceding Guarantor; and

(iii)        the Facility Agent has received all of the documents and other evidence listed in Part 4 of Schedule 5 (Accession Documents) in relation to that member of the Bank Group, each in form and substance satisfactory to the Facility Agent, acting reasonably.

(c)         The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above have been satisfied.

26.3          Acceding Holding Company

If at any time the Ultimate Parent becomes a Subsidiary of a Holding Company, the Ultimate Parent shall ensure that such Holding Company shall, upon becoming the Holding Company of the Ultimate Parent deliver an Accession Notice duly executed by the Company and the Holding Company together with the documents set out in Part 4 of Schedule 5 (Accession Documents).

26.4          Assumption of Rights and Obligations

(a)         Upon satisfactory delivery of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under Clauses 26.1 (Acceding Borrowers) and 26.2 (Acceding Guarantors), the relevant member of the Bank Group, the Ultimate Parent, the Parent, the Obligors and the Relevant Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such member of the Bank Group been an original party to this Agreement as a Borrower or a Guarantor as the case may be and such member of the Bank Group shall become a party to this Agreement as an Acceding Borrower and/or an Acceding Guarantor as the case may be.

(b)         Upon satisfactory delivery of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under Clause 26.3 (Acceding Holding Company), the relevant Holding Company, the Parent, the Obligors and the Relevant Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such Holding Company been an original party to this Agreement as the Ultimate Parent, and such Holding Company shall become a party to this Agreement in such capacity.  Simultaneously with such Holding Company becoming a party to this Agreement as aforesaid, the Facility Agent shall release the Ultimate Parent for the time being from its obligations as an Ultimate Parent under this Agreement and such Ultimate Parent shall cease to be a party to this Agreement in such capacity.

27.            EVENTS OF DEFAULT

Each of Clauses 27.1 (Non-Payment) to 27.16 (Change of Ownership) describes the circumstances which constitute an Event of Default for the purposes of this Agreement.

27.1          Non-Payment

The Parent or any Obligor fails to pay any sum due from it under any Relevant Finance Document at the time, in the currency and in the manner specified in such Relevant Finance Document within (a) 3 Business Days of the due date, in the case of payments of principal where failure to pay was due solely to technical or administrative error in the transmission of funds or a Disruption Event, (b) 5 Business Days of the due date, in the case of payments of interest, or (c) 5 Business Days of the due date, in respect of payments of any other amounts.

27.2          Covenants

(a)         The Ultimate Parent, the Parent or an Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 24.1 (Application of Advances), Clause 24.20 (Minimum Outstandings and Commitments), Clause 25.2 (Negative Pledge), Clause 25.3 (Loans and Guarantees), Clause 25.4 (Financial Indebtedness), Clause 25.5 (Dividends, Distributions and Share Capital), Clause 25.8 (Mergers),

Clause 25.9 (Joint Ventures), Clause 25.13 (Acquisitions and Investments) or Clause 25.20 (Undertakings in Respect of the Group Intercreditor Agreement).

(b)         The Parent or any Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 22 (Financial Information), paragraphs (a) and (b) of Clause 24.9 (Hedging) or paragraph (b)(i) of Clause 24.12 (Further Assurance), and such failure, if capable of remedy, is not so remedied within 15 Business Days of the earlier of (i) the Parent or such Obligor becoming aware of such failure to perform or comply (ii) the Facility Agent having given notice of such failure to the Company.

(c)         Subject to the expiry of the cure period in Clause 23.3 (Equity Cure Right), there is any breach of Clause 23.2 (Ratios).

(d)         There is any breach of Clause 25.6 (Disposals), provided that where the failure to comply with any obligation under Clause 25.6 (Disposals) relates to the obligation to deliver a certificate within a specified time period, no Event of Default shall be deemed to have occurred unless the Company shall have failed to deliver (or procure delivery of) the required certificate within such time period and upon request by the Facility Agent for a description of the transactions relating to such certificate which was not delivered, the Company fails to provide (or procure the delivery of) such details within 15 Business Days after such request.

27.3          Other Obligations

The Ultimate Parent, the Parent or any Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in any of the Relevant Finance Documents (other than any of those referred to in Clauses 27.1 (Non-Payment) and 27.2 (Covenants)) and such failure, if capable of remedy, is not so remedied within 30 days of the earlier of (i) the Ultimate Parent, the Parent or such Obligor becoming aware of such failure to perform or comply and (ii) the Facility Agent having given notice of such failure to the Company.

27.4          Misrepresentation

Any representation or statement made or repeated by the Ultimate Parent, the Parent or an Obligor in any Relevant Finance Document or in any notice or other document or certificate delivered by it pursuant to a Relevant Finance Document is or proves to have been incorrect or misleading in any material respect when made or repeated where the circumstances giving rise to such inaccuracy, if capable of remedy or change are not remedied or do not change within 30 days of the earlier of (i) the Ultimate Parent, the Parent or the relevant Obligor becoming aware of such circumstances and (ii) the Facility Agent having notified the Company of such misrepresentation having occurred.

27.5          Cross Default

(a)         Any Financial Indebtedness of any member of the Group is not paid when due and payable, after taking into account any applicable grace period;

(b)         any Financial Indebtedness of any member of the Group is declared (or is capable of being declared) to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), after taking into account any applicable grace period; or

(c)         any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described), provided that no Event of Default will occur under this Clause 27.5:

(i)          if the aggregate amount of Financial Indebtedness and/or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than £50 million (or its equivalent in other currencies);

(ii)         if the circumstance which would otherwise have caused an Event of Default under this Clause 27.5 is being contested in good faith by appropriate action;

(iii)        if the relevant Financial Indebtedness is cash-collateralised and such cash is available for application in satisfaction of such Financial Indebtedness;

(iv)        if such Financial Indebtedness is owed by one member of the Group to another member of the Group; or

(v)         if such Event of Default arises solely by reason of the failure of any member of the Group to obtain the consent of the lenders under the Existing Senior Credit Facilities Agreement to (i) the execution of the Relevant Finance Documents, (ii) the exercise of any of its rights or the performance of any of its obligations under the Relevant Finance Documents or (iii) any other matter contemplated by the Relevant Finance Documents.

27.6          Insolvency

The Ultimate Parent, the Parent, any Borrower or any Obligor that is a Material Subsidiary is unable to pay its debts as they fall due, ceases or suspends generally the payment of its debts or announces an intention to do so, or makes a general assignment for the benefit of or a composition with its creditors generally or a general moratorium is declared in respect of the Financial Indebtedness of the Ultimate Parent, the Parent, such Borrower or such Obligor (as applicable).

27.7          Winding-up

After the Original Execution Date, the Ultimate Parent, the Parent, any Borrower or any Obligor that is a Material Subsidiary takes any corporate action or formal legal proceedings are started and served (not being actions or proceedings which can be demonstrated to the satisfaction of the Facility Agent by providing an opinion of a leading firm of London solicitors (within 30 days of any such action or proceedings having commenced) to that effect as a frivolous, vexatious or an abuse of the process of the court or related to a claim to which such Person has a good defence and which is being vigorously contested by such body) for its winding-up, dissolution, administration or reorganisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets other than where any such legal proceedings in respect of the Ultimate Parent, the Parent, such Borrower or such Material Subsidiary either (a)(i) do not relate to the appointment of an administrator and (ii) are stayed or discharged within 30 days from their commencement, (b) relate to a solvent liquidation or dissolution set forth under paragraph (d) of Clause 25.8 (Mergers) or (c) are permitted under Clause 25.18 (Internal Reorganisations).

27.8          Execution or Distress

Any execution, distress or attachment is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of the Parent, any Borrower or any Obligor which is a Material Subsidiary, having an aggregate value of more than £50 million (or its equivalent in other currencies) and the same is not discharged within 30 days.

27.9          Similar Events

Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clause 27.6 (Insolvency), Clause 27.7 (Winding-up) or Clause 27.8 (Execution or Distress).

27.10        Repudiation

The Ultimate Parent, the Parent or any Obligor repudiates any of the Relevant Finance Documents to which it is party.

27.11        Illegality

Save as provided in the Reservations, at any time it is or becomes unlawful for the Ultimate Parent, the Parent or any Obligor to perform or comply with any or all of its material obligations under any of the Relevant Finance Documents to which it is party or any of the material obligations of the Ultimate Parent, the Parent or any Obligor under any of the Relevant Finance Documents to which it is party are not or cease to be legal, valid and binding except as contemplated by the Reservations and, if capable of remedy, is not remedied within 10 Business Days of the earlier of the Ultimate Parent, the Parent or such Obligor becoming aware of the relevant illegality and the Facility Agent having given notice of the same to the Company.

27.12        Intercreditor Default

Any member of the Group which is party to the Group Intercreditor Agreement or the HYD Intercreditor Agreement fails to comply with any of its material obligations under it and such failure, if capable of remedy, is not remedied within 30 days of the earlier of such member of the Group becoming aware of the relevant failure to comply and the Facility Agent having given notice of the same to the Parent.

27.13        Revocation of Necessary Authorisations

Any Necessary Authorisation is revoked and where such revocation has or would reasonably be expected to have a Material Adverse Effect, is not replaced within 10 Business Days.

27.14        Material Adverse Effect

Any event or circumstance occurs which has a Material Adverse Effect.

27.15        Material Proceedings

Any litigation, arbitration or administrative proceeding of or before any court, arbitral body, or agency is commenced against any member of the Group, which is reasonably likely to be adversely determined and which, if adversely determined, has or would reasonably be expected to have a Material Adverse Effect.

27.16        Change of Ownership

If any of the following occurs:

(a)         the Parent ceases to be a direct or indirect wholly-owned Subsidiary of the Ultimate Parent; or

(b)         the Company ceases to be a direct wholly-owned Subsidiary of the Parent.

27.17        Acceleration

Upon the occurrence of an Event of Default and while the same is continuing at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Company:

(a)         declare all or any part of the Outstandings to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by any Obligor under the Relevant Finance Documents) or declare all or any part of the Outstandings to be due and payable on demand of the Facility Agent; and/or

(b)         require the Borrowers to procure that the Outstanding L/C Amount under each Documentary Credit is and all Ancillary Facility Outstandings are promptly reduced to zero and/or provide cash collateral therefor by deposit in such interest bearing account as the Facility Agent may specify for each Documentary Credit/Ancillary Facility in an amount specified by the Facility Agent and in the currency of such Documentary Credit/Ancillary Facility (whereupon the Borrower shall do so) but no greater than the amount outstanding under such Documentary Credit/Ancillary Facility; and/or

(c)         declare that any unutilised portion of the Facilities shall be cancelled, whereupon the same shall be cancelled and the corresponding Commitments of each Lender shall be reduced to zero; and/or

(d)         exercise or direct the Security Trustee to exercise any rights and remedies (including any right to demand cash collateral by deposit in such interest-bearing account as the Facility Agent may specify) to which the Facility Agent, the Security Trustee or the Lenders may be entitled, provided that, notwithstanding anything to the contrary contained above in this Clause 27.17, upon the occurrence of any Event of Default listed in Clause 27.9 (Similar Events) or Clause 27.19 (US Obligors) in relation to any US Obligor, all or any part of the Outstandings shall be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by any Obligor under the Relevant Finance Documents), any unutilised portion of the Facilities shall be immediately cancelled and the corresponding Commitments of each Lender shall be reduced to zero and the Facility Agent may exercise or direct the Security Trustee to exercise any rights and remedies (including any right to demand cash collateral by deposit in such interest-bearing account as the Facility Agent may specify) to which the Facility Agent, the Security Trustee or the Lenders may be entitled.

27.18        Repayment on Demand

If, pursuant to paragraph (a) of Clause 27.17 (Acceleration), the Facility Agent declares all or any part of the Outstandings to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Company:

(a)         require repayment of all or the relevant part of the Outstandings on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Parent or any Obligor under the Relevant Finance Documents) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)         select as the duration of any Interest Period or Term which begins whilst such declaration remains in effect a period of 6 months or less.

27.19        US Obligors

Notwithstanding Clause 27.17 (Acceleration), if any US Obligor that is a Material Subsidiary shall commence a voluntary case concerning itself under the US Bankruptcy Code, or an involuntary case is commenced against any US Obligor and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case, or a custodian (as defined in the US Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any US Obligor, or any order of relief or other order approving any such case or proceeding is entered, the Facilities shall cease to be available to such US Obligor, all Advances outstanding to such US Obligor shall become immediately due and payable and such US Obligor shall be required to provide cash cover in respect of all Documentary Credits issued for its account in each case automatically and without any further action by any party hereto.

28.            DEFAULT INTEREST

28.1          Consequences of Non-Payment

If any sum due and payable by the Parent or any Obligor under this Agreement is not paid on the due date therefor in accordance with the provisions of Clause 33 (Payments) or if any sum due and payable by an Obligor pursuant to a judgment of any court in connection with this Agreement is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the Business Day on which the obligation of such Obligor to pay the Unpaid Sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period (which shall be a Business Day) and the duration of each of which shall (except as otherwise provided in this Clause 28) be selected by the Facility Agent.

28.2          Default Rate

During each such period relating thereto as is mentioned in Clause 28.1 (Consequences of Non-Payment) an Unpaid Sum shall bear interest at the rate per annum which is the sum from time to time of 1%, the Applicable Margin (provided that if any Unpaid Sum is not directly referable to a particular Facility the Applicable Margin shall be the Revolving Facility Margin, the Mandatory Cost at such time and EURIBOR or LIBOR, as the case may be, on the Quotation Date therefor, provided that:

(a)         if, for any such period, EURIBOR or LIBOR, as the case may be, cannot be determined, the rate of interest applicable to each Lender’s portion of such Unpaid Sum shall be the rate per annum which is the sum of 1%, the Applicable Margin, (as aforesaid), and the Mandatory Cost at such time and the rate per annum that shall be notified to the Facility Agent by such Lender as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Unpaid Sum during such period; and

(b)         if such Unpaid Sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period or Term relating thereto, the first Interest Period applicable to it shall be of a duration equal to the unexpired portion of that Interest Period or Term and the rate of interest applicable thereto from time to time during such Interest Period shall be that which exceeds by 1% the rate which would have been applicable to it had it not so fallen due.

28.3          Maturity of Default Interest

Any interest which shall have accrued under Clause 28.2 (Default Rate) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such sum at the end of the period by reference to which it is calculated or on such other dates as the Facility Agent may specify by written notice to such Obligor.

28.4          Construction of Unpaid Sum

Any Unpaid Sum shall (for the purposes of this Clause 28, Clause 18 (Increased Costs), Clause 31 (Borrowers’ Indemnities) and Schedule 7 (Mandatory Cost Formula)) be treated as an advance and accordingly in those provisions the term “Advance” includes any Unpaid Sum and the term “Interest Period” and “Term”, in relation to an Unpaid Sum, includes each such period relating thereto as is mentioned in Clause 28.1 (Consequences of Non-Payment).

29.            GUARANTEE AND INDEMNITY

29.1          Guarantee

With effect from the Original Execution Date or if later, the date on which it accedes to this Agreement in such capacity, each Guarantor irrevocably and unconditionally guarantees, jointly and severally, to each of the Relevant Finance Parties the due and punctual payment by each of the Borrowers of all sums payable by it under each of the Relevant Finance Documents and agrees that promptly on demand it will pay to the Facility Agent each and every sum of money which any of the Borrowers is at any time liable to pay to any Relevant Finance Party under or pursuant to any Relevant Finance Document and which has become due and payable but has not been paid at the time such demand is made and provided that before any such demand is made on a Restricted Guarantor, demand for payment of the relevant sum shall first have been made on the relevant Borrower.

29.2          Indemnity

With effect from the Original Execution Date, or if later, the date upon which it accedes to this Agreement in such capacity, each Guarantor (other than a Restricted Guarantor) irrevocably and unconditionally agrees, jointly and severally, as primary obligor and not only as surety, to indemnify and hold harmless each Relevant Finance Party on demand by the Facility Agent from and against any loss incurred by such Relevant Finance Party as a result of any of the obligations of the Borrowers under or pursuant to any Relevant Finance Document being or becoming void, voidable, unenforceable or ineffective as against any Borrower for any reason whatsoever (whether or not known to that Relevant Finance Party or any other person) the amount of such loss being the amount which the Relevant Finance Party suffering it would otherwise have been entitled to recover from such Borrower and provided that the amount payable by a Guarantor under this Clause 29.2 shall not exceed the amount such Guarantor would have had to pay under Clause 29.1 (Guarantee) if the amount claimed had been recoverable on the basis of a guarantee.

29.3          Continuing and Independent Obligations

The obligations of each Guarantor under this Agreement shall constitute and be continuing obligations which shall not be released or discharged by any intermediate payment or settlement of all or any of the obligations of each of the Borrowers under the Relevant Finance Documents, shall continue in full force and effect until the unconditional and irrevocable payment and discharge in full of all amounts owing by each of the Borrowers under each of the Relevant Finance Documents and are in addition to and independent of, and shall not prejudice or merge with, any other security (or right of set off) which any Relevant Finance Party may at any time hold in respect of such obligations or any of them.

29.4                             Avoidance of Payments

Where any release, discharge or other arrangement in respect of any obligation of any Borrower, or any Security held by any Relevant Finance Party therefor, is given or made in reliance on any payment or other disposition which is avoided or must be repaid (whether in whole or in part) in an insolvency, liquidation or otherwise and whether or not any Relevant Finance Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid (in whole or in part), the provisions of this Clause 29 shall continue as if such release, discharge or other arrangement had not been given or made.

29.5                             Immediate Recourse

None of the Relevant Finance Parties shall be obliged, before exercising or enforcing any of the rights conferred upon them in respect of the Guarantors by this Agreement or by Law, to seek to recover amounts due from any Borrower or to exercise or enforce any other rights or Security any of them may have or hold in respect of any of the obligations of any Borrower under any of the Relevant Finance Documents save that no demand for any payment may be made on any Restricted Guarantor unless such demand has first been made on the relevant Borrower.

29.6                             Waiver of Defences

Neither the obligations of the Guarantors contained in this Agreement nor the rights, powers and remedies conferred on the Relevant Finance Parties in respect of the Guarantors by this Agreement or by Law shall be discharged, impaired or otherwise affected by:

(a)                           the winding-up, dissolution, administration or reorganisation of any Borrower or any other person or any change in the status, function, control or ownership of any Borrower or any such person;

(b)                          any of the obligations of any Borrower or any other person under any Relevant Finance Document or any Security held by any Relevant Finance Party therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)                           any time or other indulgence being granted to or agreed (i) to or with any Borrower or any other person in respect of its obligations or (ii) in respect of any security granted under any Relevant Finance Documents;

(d)                          unless otherwise agreed, any amendment to, or any variation, waiver or release of, any obligation of, or any Security granted by, any Borrower or any other person under any Relevant Finance Document;

(e)                           any total or partial failure to take, or perfect, any Security proposed to be taken in respect of the obligations of any Borrower or any other person under the Relevant Finance Documents;

(f)                             any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any security held by any Relevant Finance Party in respect of any Borrower’s obligations under any Relevant Finance Document;

(g)                          any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(h)                          any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Relevant Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Relevant Finance Document or other document or security; or

(i)                              any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of any of the Guarantors under this Agreement or any of the rights, powers or remedies conferred upon the Relevant Finance Parties or any of them by this Agreement or by Law.

29.7                             No Competition

Until all amounts which may become payable by the Borrowers under or in connection with the Relevant Finance Documents have been paid in full, no Guarantor will exercise any rights:

(a)                           to claim by way of contribution or indemnity in relation to any of the obligations of the Borrowers under any of the Relevant Finance Documents;

(b)                          to claim or prove as a creditor of any Borrower or any other person or its estate in competition with the Relevant Finance Parties or any of them;

(c)                           to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Relevant Finance Parties under the Relevant Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Relevant Finance Documents by any Relevant Finance Party;

(d)                          to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 29.1 (Guarantee); or

(e)                           to exercise any right of set-off against any Obligor,

except to the extent that the Facility Agent so requires and in such manner and upon such terms as the Facility Agent may specify and each Guarantor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Facility Agent for application in or towards payment of any sums at any time owed by the Borrowers under any of the Relevant Finance Documents as if such moneys, rights or security were held or received by the Facility Agent under this Agreement.

29.8                             Appropriation

To the extent any Relevant Finance Party receives any sum from any Guarantor in respect of the obligations of any of the other Obligors under any of the Relevant Finance Documents which is insufficient to discharge all sums which are then due and payable in respect of such obligations of such other Obligors, such Relevant Finance Party shall not be obliged to apply any such sum in or towards payment of amounts owing by such other Obligor under any of the Relevant Finance Documents, and any such sum may, in the relevant Relevant Finance Party’s discretion, be credited to a suspense or impersonal account and held in such account pending the application from time to time (as the relevant Relevant Finance Party may think fit) of such sums in or towards the discharge of such liabilities owed to it by such other Obligor under the Relevant Finance Documents as such Relevant Finance Party may select provided that such Relevant Finance Party shall promptly make such application upon receiving sums sufficient to discharge all sums then due and payable to it by such other Obligor under the Relevant Finance Documents.

29.9                             Limitation of Liabilities of United States Guarantors

Each Restricted Guarantor and each of the Relevant Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 29) hereby confirms its intention that this guarantee should not constitute a fraudulent transfer or conveyance for the purposes of any bankruptcy, insolvency or similar law, the United States Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law.  To effectuate the foregoing intention, each Restricted Guarantor and each of the Relevant Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 29) hereby irrevocably agrees that its obligations under this Clause 29 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Restricted Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Restricted Guarantor and the other Guarantors, result in the obligations of such Restricted Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

29.10                       Droit de Discussion and Droit de Division

(a)                           Any right which at any time any Guarantor may have under the existing or future laws of Jersey whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against such Guarantor in respect of the obligations assumed by such Guarantor under or in connection with any Relevant Finance Document is hereby waived.

(b)                          Any right which at any time any Guarantor may have under the existing or future laws of Jersey whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity given in or in connection with any Relevant Finance Document be divided or apportioned with any other person or reduced in any manner whatsoever is hereby waived.

29.11                       Guarantee Limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Act or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor and, with respect to any Acceding Guarantor, is subject to any limitations set out in the Accession Notice applicable to such Acceding Guarantor.

30.                                   ROLE OF THE FACILITY AGENT, THE ARRANGERS, THE L/C BANKS AND OTHERS

30.1                             Appointment of the Facility Agent

Each of the other Relevant Finance Parties appoints the Facility Agent to act as its agent under and in connection with the Relevant Finance Documents and authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically delegated to it under or in connection with the Relevant Finance Documents together with any other incidental rights, powers, authorities and discretions.

30.2                             Duties of the Facility Agent

(a)                           Subject to paragraph (b) below, the Facility Agent shall promptly forward to a party to this Agreement the original or a copy of any document which is delivered to the Facility Agent for that party by any other party.

(b)                          Without prejudice to Clause 37.12 (Copy of Transfer Deed or Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Deed or any Increase Confirmation.

(c)                           Except where a Relevant Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to any party to this Agreement.

(d)                          If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Relevant Finance Party (other than the Facility Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Relevant Finance Parties.

(e)                           The Facility Agent shall promptly inform each Lender of the contents of any notice or document received by it in its capacity as Facility Agent from the Parent or any of the Obligors under the Relevant Finance Documents.

(f)                             The Facility Agent shall promptly notify the Lenders of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Relevant Finance Document upon becoming aware of the same.

(g)                          If so instructed by an Instructing Group, the Facility Agent shall refrain from exercising any power or discretion vested in it as agent under any Relevant Finance Document.

(h)                          The duties of the Facility Agent under the Relevant Finance Documents are, save to the extent otherwise expressly provided, solely mechanical and administrative in nature.

(i)                              The Facility Agent shall provide to the Company within 5 Business Days of request (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Relevant Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Relevant Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Relevant Finance Documents.

30.3                             Role of the Bookrunners and the Arrangers

Except as specifically provided in the Relevant Finance Documents, none of the Bookrunners or the Arrangers shall have any obligations of any kind to any other party under or in connection with any Relevant Finance Document.

30.4                             No Fiduciary Duties

(a)                           Nothing in the Relevant Finance Documents constitutes the Facility Agent, any of the Arrangers or any L/C Bank as a trustee or fiduciary of any other person.

(b)                          None of the Facility Agent, the Security Trustee, the Arrangers, any L/C Bank or any Ancillary Facility Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.5                             Business with the Group

Any of the Facility Agent, the Arrangers, the Security Trustee, each L/C Bank and each Ancillary Facility Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.6                             Discretion of the Facility Agent and L/C Banks

(a)                           The Facility Agent and each L/C Bank may rely on:

(i)                              any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (d) of Clause 38 (Debt Purchase Transactions) believed by it to be genuine, correct and appropriately authorised; and

(ii)                           any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                          The Facility Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)                              no Default has occurred (unless the Facility Agent has actual knowledge of a Default arising under Clause 27.1 (Non-Payment);

(ii)                           any right, power, authority or discretion vested in this Agreement upon any party, the Lenders or an Instructing Group has not been exercised;

(iii)                        any notice or request made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of the Parent and all the Obligors; and

(iv)                       no Notifiable Debt Purchase Transaction:

(A)                     has been entered into;

(B)                       has been terminated; or

(C)                       has ceased to be with a member of the Group.

(c)                           The Facility Agent and each L/C Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                          The Facility Agent and each L/C Bank may act in relation to the Relevant Finance Documents through its personnel and agents.

(e)                           The Facility Agent may execute on behalf of any L/C Bank any Documentary Credit issued under this Agreement.

(f)                             The Facility Agent may disclose to any other party to this Agreement any information it reasonably believes it has received as agent under this Agreement.

(g)                          Without prejudice to the generality of paragraph (f) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Relevant Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Instructing Group.

(h)                          Notwithstanding any other provision of any Relevant Finance Document to the contrary, none of the Facility Agent, the Arranger or the bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

30.7                             Instructing Group’s Instructions

(a)                           Unless a contrary indication appears in a Relevant Finance Document, the Facility Agent shall (i) act in accordance with any instructions given to it by an Instructing Group or Revolving Facility Instructing Group, as applicable (or, if so instructed by an Instructing Group or Revolving Facility Instructing Group, as applicable, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) shall not be liable to any Relevant Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of an Instructing Group.

(b)                          Unless a contrary indication appears in a Relevant Finance Document, any instructions given by (i) an Instructing Group will be binding on all the Relevant Finance Parties or (ii) a Revolving Facility Instructing Group will be binding on all the Lenders under the Revolving Facility.

(c)                           The Facility Agent may refrain from acting in accordance with the instructions of an Instructing Group, a Revolving Facility Instructing Group, or, if appropriate, the Lenders until it has received such security or collateral as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with such instructions.

(d)                          In the absence of instructions from an Instructing Group, a Revolving Facility Instructing Group, or, if appropriate, the Lenders, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of the Lenders.

(e)                           The Facility Agent shall not be authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Relevant Finance Document without first obtaining the Lender’s consent to do so.  This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, presentation or protection of rights under the Security Documents or enforcement of the Security or Security Documents.

30.8                             No Responsibility

None of the Facility Agent, the Arrangers or any L/C Bank shall be:

(a)                           responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Relevant Finance Party or an Obligor or any other person in or in connection with any Relevant Finance Document, including the Information Memorandum, the Agreed Business Plan and any Budget;

(b)                          responsible for the legality, validity, effectiveness, adequacy or enforceability of any Relevant Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Relevant Finance Document; or

(c)                           responsible for any determination as to whether any information provided or to be provided to any Relevant Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9                             Exclusion of Liability

(a)                           Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 33.8 (Disruption to Payment Systems), the Facility Agent, any L/C Bank or any Ancillary Facility Lender will not be liable to any Relevant Finance Party for any action taken by it under or in connection with any Relevant Finance Document, unless directly caused by its negligence or wilful misconduct.

(b)                          No party to this Agreement (other than any Agent, L/C Bank or Ancillary Facility Lender (as applicable)) may take any proceedings, or assert or seek to assert any claim, against any officer, employee or agent of any Agent, L/C Bank or Ancillary Facility Lender in respect of any claim it might have against such Agent, L/C Bank or Ancillary Facility Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Relevant Finance Document and agrees that any such officer, employee or agent may enforce this provision.

(c)                           The Facility Agent will not be liable for any failure to notify any person of any matter referred to in Clause 14.9 (Notification) or any delay (or any related consequences) in crediting an account with an amount required under the Relevant Finance Documents to be paid by it if it has taken all reasonable steps to comply with Clause 14.9 (Notification) and taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

30.10                       Lender’s Indemnity

Each Lender shall in its relevant Proportion (as determined at all times for these purposes in accordance with paragraph (c) of the definition of “Proportion”) indemnify the Facility Agent from time to time within three Business Days of demand by any Agent against any cost, loss or liability incurred by such Agent (otherwise than by reason of its negligence or wilful misconduct or, in the case of any cost, loss or liability pursuant to Clause 33.8 (Disruption to Payment Systems) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as a Facility Agent under the Relevant Finance Documents (unless it has been reimbursed therefor by an Obligor pursuant to the terms of the Relevant Finance Documents).

30.11                       Resignation

(a)                           The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor Facility Agent by giving notice to the Lenders and the Company.

(b)                          The Facility Agent may resign without having designated a successor as agent under paragraph (a) above (and shall do so if so required by an Instructing Group) by giving 30 days notice to the Lenders and the Company, in which case an Instructing Group may appoint a successor Facility Agent (acting through an office in the United Kingdom), approved by the Company, acting reasonably.  If an Instructing Group has not appointed a successor Facility Agent in accordance with this paragraph (b) within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent (acting through an office in the United Kingdom), approved by the Company, acting reasonably.

(c)                           The retiring Facility Agent shall, at the Borrowers’ cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent under the Relevant Finance Documents.

(d)                          The resignation notice of the Facility Agent shall only take effect upon the appointment of a successor Facility Agent.

(e)                           Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Relevant Finance Documents but shall remain entitled to the benefit of this Clause 30.  The Facility Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor Facility Agent had been an original party as Facility Agent.

(f)                             If the Facility Agent wishes to resign because it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (b) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary or advisable to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement (as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 30 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent’s normal fee rates and those amendments will bind the parties to this Agreement.

30.12                       Confidentiality

(a)                           The Facility Agent (in acting as agent for the Relevant Finance Parties) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                          If information is received by another division or department of the Facility Agent it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)                           Notwithstanding any other provision of any Relevant Finance Document to the contrary, the Relevant Finance Parties are not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any Law.

(d)                          Notwithstanding any other provision of any Relevant Finance Document, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

30.13                       Facility Office

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

30.14                       Lenders’ Mandatory Cost Details

To the extent applicable, each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 7 (Mandatory Cost Formula).

30.15                       Credit Appraisal by the Lenders

Without affecting the responsibility of the Parent or any Obligor for information supplied by it or on its behalf in connection with any Relevant Finance Document, each Lender, L/C Bank and Ancillary Facility Lender confirms to each of the Facility Agent, the Bookrunners, the Arrangers, each L/C Bank and each Ancillary Facility Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Relevant Finance Document including but not limited to:

(a)                           the financial condition, status and nature of each member of the Group;

(b)                          the legality, validity, effectiveness, adequacy or enforceability of any Relevant Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Finance Document;

(c)                           whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Relevant Finance Document, the transactions contemplated by the Relevant Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Finance Document;

(d)                          the adequacy, accuracy and/or completeness of the Information Memorandum, the Agreed Business Plan and each Budget and any other information provided by the Facility Agent, the Bookrunners, the Arrangers or by any other person under or in connection with any Relevant Finance Document, the transactions contemplated by the Relevant Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Finance Document; and

(e)                           the right or title of any person in or to, or the value or sufficiency of any part of the Security, the priority of any of the Security or the existence of any Encumbrances affecting the Security.

30.16                       Deduction from Amounts Payable by the Facility Agent

If any amount is due and payable by any party to the Facility Agent under any Relevant Finance Document the Facility Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Facility Agent would otherwise be obliged to make under the Relevant Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Relevant

Finance Documents that party shall be regarded as having received such payment without any such deduction.

30.17                       Obligors’ Agent

(a)                           The Parent and each Obligor (other than the Company) irrevocably authorises the Company to act on its behalf as its agent in relation to the Relevant Finance Documents and irrevocably authorises:

(i)                              the Company on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions, (including, in the case of a Borrower, Utilisation Requests) to execute on its behalf any Relevant Finance Document and to enter into any agreement in connection with the Relevant Finance Documents notwithstanding that the same may affect the Parent or such Obligor, without further reference to or the consent of the Parent or such Obligor; and

(ii)                           each Relevant Finance Party to give any notice, demand or other communication to be given to or served on the Parent or such Obligor pursuant to the Relevant Finance Documents to the Company on its behalf, and in each such case the Parent or such Obligor will be bound thereby as though the Parent or such Obligor itself had supplied such information, given such notice and instructions, executed such Relevant Finance Document and agreement or received any such notice, demand or other communication and each Relevant Finance Party may rely on any action purported to be taken by the Company on behalf of that Obligor.

(b)                          Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Obligors’ Agent under any Relevant Finance Document, or in connection with this Agreement (whether or not known to the Parent or any other Obligor, as the case may be, and whether occurring before or after such person became party to this Agreement), shall be binding for all purposes on the Parent and all other Obligors as if the Parent or the other Obligors had expressly made, given or concurred with the same.  In the event of any conflict between any notices or other communications of the Obligors’ Agent and the Parent or any other Obligor, those of the Obligors’ Agent shall prevail.

30.18                       Co-operation with the Facility Agent

(a)                           Each Lender and each Obligor will co-operate with each of the Facility Agent to complete any legal requirements imposed on the Facility Agent in connection with the performance of its duties under this Agreement and shall supply any information requested by the Facility Agent in connection with the proper performance of those duties provided that neither the Parent nor any Obligor shall be under any obligation to provide any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Group or prejudice the retention of legal privilege in such information and provided further that neither the Parent nor any Obligor shall (and the Company shall procure that no member of the Bank Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group.

(b)                          Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Relevant Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 41.5 (Electronic Communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 41.2 (Giving of Notice) and paragraph (a)(iii) of Clause 41.5 (Electronic Communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

30.19                       “Know your client” checks

Nothing in this Agreement shall oblige any of the Facility Agent, the Bookrunners or the Arrangers to carry out any “know your client” or other applicable anti-money laundering checks in relation to the identity of any person on behalf of any Lender and each Lender confirms to each of the Facility Agent, the Bookrunners and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any other person.

31.                                   BORROWERS’ INDEMNITIES

31.1                             General Indemnities

Each of the Borrowers undertake, on a joint and several basis, to indemnify:

(a)                           each of the Relevant Finance Parties against any out-of-pocket cost, claim, loss, expense (including legal fees) or liability, which any of them may sustain or incur as a consequence of the occurrence of any Default; and

(b)                          each Lender against any out-of-pocket loss it may suffer or incur as a result of (i) its funding or making arrangements to fund its portion of an Advance or (ii) its issuing or making arrangements to issue a Documentary Credit or (iii) its funding or making arrangements to fund any Ancillary Facility made available by it, in each case requested by any Borrower under this Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement (save as a result of such Lender’s own gross negligence or wilful default).

31.2                             Break Costs

(a)                           Each Borrower shall, within 3 Business Days of demand by a Relevant Finance Party, pay to that Relevant Finance Party its Break Costs attributable to all or any part of any Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period or Term for that Advance or Unpaid Sum.

(b)                          Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period or Term in which they accrue.

32.                                   CURRENCY OF ACCOUNT

32.1                             Currency

Sterling is the currency of account and payment for each and every sum at any time due from any Obligor under this Agreement provided that:

(a)                           each repayment of any Outstandings or Unpaid Sum (or part of it) shall be made in the currency in which those Outstandings or Unpaid Sum are denominated on their due date;

(b)                          interest shall be payable in the currency in which the sum in respect of which such interest is payable was denominated when that interest accrued;

(c)                           each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(d)                          each payment pursuant to Clause 17.3 (Tax Indemnity) or Clause 18.1 (Increased Costs) shall be made in the currency specified by the Relevant Finance Party claiming under it, acting reasonably.

32.2                             Currency Indemnity

If any sum due from the Parent or any Obligor under this Agreement or any order or judgment given or made in relation to this Agreement has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Parent or such Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Agreement, each Borrower agrees to indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (x) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (y) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency at the time of receipt of the sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

33.                                   PAYMENTS

33.1                             Payment to the Facility Agent

On each date on which this Agreement requires an amount to be paid by the Parent or any Obligor or any of the Lenders under this Agreement, the Parent or such Obligor or, as the case may be, such Lender shall make the same available to the Facility Agent by payment in same day funds (or such other funds as may for the time being be customary for the settlement of transactions in the relevant currency) to such account or bank as the Facility Agent (acting reasonably) may have specified for this purpose and any such payment which is made for the account of another person shall be made in time to enable the Facility Agent to make available such person’s portion of it to such other person in accordance with Clause 33.2 (Distributions by the Facility Agent).

33.2                             Distributions by the Facility Agent

Save as otherwise provided in this Agreement, each payment received by the Facility Agent for the account of another person shall be made available by the Facility Agent to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in a Participating Member State or London (or for payments in Dollars or any Optional Currency, in the applicable financial centre) as such person shall have previously notified to the Facility Agent by not less than 5 Business Days notice for this purpose.

33.3                             Clear Payments

Save to the extent contemplated in Clause 8 (Repayment of Revolving Facility Outstandings), any payment required to be made by the Parent or any Obligor under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of, and without any deduction for or on account of, any set-off or counterclaim.

33.4                             Impaired Agent

(a)                           If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Relevant Finance Documents to the Facility Agent in accordance with Clause 33.1 (Payment to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account (the “trust account”) held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Relevant Finance Party beneficially entitled to that payment under the Relevant Finance Documents.  In each case such payments must be made within 5 Business Days of the due date for payment under the Relevant Finance Documents.

(b)                          All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)                           A party which has made a payment in accordance with this Clause 33.4 shall be discharged of the relevant payment obligation under the Relevant Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                          Promptly upon the appointment of a successor Facility Agent in accordance with Clause 30.11 (Resignation), each Party which has made a payment to a trust account in accordance with this Clause 33.4 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with this Agreement.

33.5                             Partial Payments

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Parent or any Obligor under the Relevant Finance Documents, the Facility Agent shall, unless otherwise instructed by an Instructing Group, apply that payment towards the obligations of that Obligor under the Relevant Finance Documents in the following order:

(a)                           first, in payment in or towards payment pro rata of any unpaid fees, costs and expenses incurred by the Facility Agent, the Security Trustee and each L/C Bank under the Relevant Finance Documents;

(b)                          secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under any Relevant Finance Document;

(c)                           thirdly, in or towards payment pro rata of any principal due but unpaid under any Relevant Finance Document; and

(d)                          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Relevant Finance Documents,

and such application shall override any appropriation made by an Obligor.

33.6                             Indemnity

Where a sum is to be paid under the Relevant Finance Documents to the Facility Agent for the account of another person, the Facility Agent shall not be obliged to make the same available to that other person (or to enter into or perform any exchange contract in connection therewith) until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum (or the proceeds of such exchange contract) was (or were) so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify and hold harmless the Facility Agent from and against any cost or loss it may have suffered or incurred by reason of its having paid out such sum (or the proceeds of such exchange contract) prior to its having received such sum.  This indemnity shall only apply to the Obligors with effect from the Original Execution Date.

33.7                             Notification of Payment

Without prejudice to the liability of each party to this Agreement to pay each amount owing by it under this Agreement on the due date therefor, whenever a payment is expected to be made by any of the Relevant Finance Parties, the Facility Agent shall give notice prior to the expected date for such payment, notify all such Relevant Finance Parties of the amount, currency and timing of such payment.

33.8                             Disruption to Payment Systems

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)                           the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facility Agent may deem reasonably necessary in the circumstances;

(b)                          the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                           the Facility Agent may consult with the Relevant Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                          any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Relevant Finance Parties as an amendment to (or, as the case may be, waiver of)

the terms of the Relevant Finance Documents notwithstanding the provisions of Clause 44 (Amendments);

(e)                           the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.8; and

(f)                             the Facility Agent shall notify the Relevant Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.9                             Business Days

(a)                           Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately succeeding Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)                          During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement, interest is payable on such amount at the rate payable on the original due date.

34.                                   SET-OFF

34.1                             Right to Set-off

(a)                           A Relevant Finance Party may set off any matured obligation due from an Obligor under the Relevant Finance Documents (to the extent beneficially owned by that Relevant Finance Party) against any matured obligation owed by that Relevant Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Relevant Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)                          Any credit balances taken into account by an Ancillary Facility Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Relevant Finance Documents be applied first in the reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

34.2                             No Obligation

No Lender shall be obliged to exercise any right given to it by Clause 34.1 (Right to Set-off).

35.                                   SHARING AMONG THE RELEVANT FINANCE PARTIES

35.1                             Payments to Relevant Finance Parties

If a Relevant Finance Party (a “Recovering Relevant Finance Party”) receives or recovers any amount from the Parent or any Obligor other than in accordance with Clause 33 (Payments) and applies that amount to a payment due under the Relevant Finance Documents then:

(a)                           the Recovering Relevant Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)                          the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Relevant Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 33.5 (Partial Payments), without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                           the Recovering Relevant Finance Party shall, within 3 Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Relevant Finance Party as its share of any payment to be made, in accordance with Clause 33.5 (Partial Payments).

35.2                             Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Parent or the relevant Obligor and shall distribute it between the Relevant Finance Parties (other than the Recovering Relevant Finance Party) in accordance with Clause 33.5 (Partial Payments).

35.3                             Recovering Relevant Finance Party’s Rights

On a distribution by the Facility Agent under Clause 35.2 (Redistribution of Payments), of a payment received by a Recovering Relevant Finance Party from an Obligor, as between the relevant Obligor and the Recovering Relevant Finance Party, an amount of the sum recovered equal to the Sharing Payment will be treated as not having been paid by that Obligor.

35.4                             Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Relevant Finance Party becomes repayable and is repaid by that Recovering Relevant Finance Party, then:

(a)                           each Relevant Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 35.2 (Redistribution of Payments) shall, upon the request of the Facility Agent, pay to the Facility Agent for account of that Recovering Relevant Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Relevant Finance Party for its share of any interest on the Sharing Payment which that Recovering Relevant Finance Party is required to pay); and

(b)                          that Recovering Relevant Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Parent or the relevant Obligor will be liable to the reimbursing Relevant Finance Party for the amount so reimbursed.

35.5                             Exceptions

(a)                           This Clause 35 shall not apply to the extent that the Recovering Relevant Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Parent or the relevant Obligor.

(b)                          A Recovering Relevant Finance Party is not obliged to share with any other Relevant Finance Party under this Clause 35, any amount which the Recovering Relevant Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                              it notified such other Relevant Finance Party of the legal or arbitration proceedings; and

(ii)                           such other Relevant Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice of it or did not take separate legal or arbitration proceedings.

35.6                             Ancillary Facility Lenders

(a)                           This Clause 35 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Facility Lender at any time prior to service of notice under Clause 27.17 (Acceleration).

(b)                          Following service of notice under Clause 27.17 (Acceleration), this Clause 35 shall apply to all receipts or recoveries by Ancillary Facility Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

36.                                   CALCULATIONS AND ACCOUNTS

36.1                             Day Count Convention

Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 365 days (in the case of amounts denominated in Sterling) or 360 days (in the case of amounts denominated in any other currency) (as appropriate or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed and any Tax Deductions required to be made from any payment of interest shall be computed and paid accordingly.

36.2                             Reductions

Any repayment of any Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Sterling Amount of such Advance proportionately.

36.3                             Reference Banks

Save as otherwise provided in this Agreement, on any occasion a Reference Bank, Alternative Reference Bank or Lender fails to supply the Facility Agent with an interest rate quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Facility Agent.

36.4                             Maintain Accounts

Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

36.5                             Control Accounts

The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded:

(a)                           the amount and the Sterling Amount of any Advance or Unpaid Sum and the face amount and the Sterling Amount of any Documentary Credit, and each Lender’s share in it;

(b)                          the Sterling Amount of the Ancillary Facility Commitment (if any) of each Lender;

(c)                           the amount of all principal, interest and other sums due or to become due from each of the Obligors to any of the Lenders under the Relevant Finance Documents and each Lender’s share in it; and

(d)                          the amount of any sum received or recovered by the Facility Agent under this Agreement and each Lender’s share in it.

36.6                             Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 36.4 (Maintain Accounts) and Clause 36.5 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

36.7                             Certificate of Relevant Finance Party

A certificate of a Relevant Finance Party as to the amount for the time being required to indemnify it against any Tax Liability pursuant to Clause 17.3 (Tax Indemnity) or any Increased Cost pursuant to Clause 18.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrowers.

36.8                             Certificate of the Facility Agent

A certificate of the Facility Agent as to the amount at any time due from any Borrower under this Agreement (or the amount which, but for any of the obligations of any Borrower under this Agreement being or becoming void, unenforceable or ineffective, at any time, would have been due from such Borrower under this Agreement) shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 29 (Guarantee and Indemnity).

36.9                             Certificate of L/C Bank

A certificate of an L/C Bank as to the amount paid out or at any time due in respect of a Documentary Credit shall, absent manifest error, be prima facie evidence of the payment of such amounts or (as the case may be) of the amounts outstanding in any legal action or proceedings arising in connection therewith.

37.                                   ASSIGNMENTS AND TRANSFERS

37.1                               The provisions of this Clause 37 shall be subject to the provisions of Clause 38 (Debt Purchase Transactions).

37.2                             Successors and Assignees

This Agreement shall be binding upon and enure to the benefit of each party to this Agreement and its or any subsequent successors, permitted assignees and transferees.

37.3                             Resignation of a Borrower

(a)                           With the prior consent of an Instructing Group, the Company may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)                          The Facility Agent shall accept a Resignation Letter and notify the Company and the other Relevant Finance Parties of its acceptance if:

(i)                              the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)                           the Borrower is under no actual or contingent obligations as a Borrower under any Relevant Finance Documents; and

(iii)                      where the Borrower is also a Guarantor, its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Reservations) and the amount guaranteed by it as a Guarantor is not decreased, subject to Clause 44.5 (Release of Guarantees and Security).

(c)                           Upon notification by the Facility Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Relevant Finance Documents as a Borrower.

(d)                          The Facility Agent may, at the cost and expense of the Company, require a legal opinion from counsel confirmed the matters set out in paragraph (b)(iii) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance reasonably satisfactory to it.

37.4                             Assignment or Transfers by Obligors

None of the rights, benefits and obligations of the Parent or an Obligor under this Agreement shall be capable of being assigned or transferred and the Parent and each Obligor undertakes not to seek to assign or transfer any of its rights, benefits and obligations under this Agreement.

37.5                             Assignments or Transfers by Lenders

(a)                           Any Lender may, at any time, assign all or any of its rights and benefits under the Relevant Finance Documents in accordance with Clause 37.6 (Assignments) or transfer all or any of its rights, benefits and obligations under the Relevant Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “New Lender”) in accordance with Clause 37.7 (Transfer Deed) provided that:

(i)                              the prior consent of the Company is received in respect of any assignment or transfer, such consent not to be unreasonably withheld, provided that:

(A)                     such consent shall be deemed to have been given if not declined in writing within 10 Business Days of a written request by any Lender to the Company;

(B)                       no consent shall be required in the case of any assignment or transfer by a Lender to its Affiliate (or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate) which is a Qualifying UK Lender; and

(C)                       no consent shall be required in the case of any assignment or transfer to any New Lender at any time after the occurrence of a Major Event of Default which is continuing; and

(ii)                           the New Lender makes one of the representations set out in paragraph 8 of the Transfer Deed and provides the Company with the information required under paragraph 9 of the Transfer Deed.

(b)                          No Lender shall be entitled to:

(i)                              effect any assignment or transfer:

(A)                     in respect of any portion of its Commitment and/or Outstandings under any individual Facility in an amount of less than £1,000,000, $1,000,000 or €1,000,000 (in the case of participations in Advances denominated in Sterling, Dollars or euro respectively) (or its equivalent as at the date of such assignment or transfer);

(B)                       which would result in it or the proposed assignee or transferee holding an aggregate participation of more than zero but less than £5,000,000 (or its equivalent as at the date of such assignment or transfer) in the Facilities, save that an assignment or transfer may be made to or by a trust, fund or other non-bank entity which customarily participates in the institutional market which would result in such entity holding an aggregate participation of at least £1,000,000, $1,000,000 or €1,000,000 (in the case of participations in Advances denominated in Sterling, Dollars or euro respectively) in the Facilities; or

(C)                       in relation to its participation in the Revolving Facility other than to the extent such transfers and assignments are on a pro rata basis as between the relevant Lender’s Commitment under and participation in Outstandings under the Revolving Facility;

(ii)                           in relation to any sub-participation of its rights and obligations under the Facilities, relinquish some or all of its voting rights in respect of the Facilities to any person in respect of any such sub-participation other than voting rights in respect of the matters referred to in paragraphs (b), (c), (d) or (e) of Clause 44.2 (Consents); or

(iii)                        effect any assignment or transfer of any Facility to a person who is not a Qualifying UK Lender.

(c)                           For the purposes of satisfying the minimum hold requirement set out in paragraph (b)(i) above, any participations held by funds advised and/or managed by a common entity or an Affiliate thereof may be aggregated.

(d)                          Notwithstanding any other provision of this Agreement, the consent of each L/C Bank shall be required (such consent not to be unreasonably withheld or delayed) for any assignment or transfer of any Lender’s rights and/or obligations under the Revolving Facility provided that in relation to any assignment or transfer required by the Company under Clause 10.4 (Right of Repayment and Cancellation in Relation to a Single Lender) or Clause 44.9 (Replacement of Lenders), an L/C Bank may not withhold such consent unless, acting reasonably, the reason for so doing relates to the creditworthiness of the proposed New Lender.

(e)                           Notwithstanding any other provision of this Clause 37.5, no assignment or transfer shall be permitted to settle or otherwise become effective within the period of five Business Days prior to (i) the end of any Interest Period or (ii) any Repayment Date.

(f)                             Each New Lender, by executing the relevant Transfer Deed, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the transferring Lender would have been had it remained a Lender.

37.6                             Assignments

(a)                                      If any Lender wishes to assign all or any of its rights and benefits under the Relevant Finance Documents, unless and until the relevant assignee has agreed with the other Relevant Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Relevant Finance Documents as a Lender, such assignment shall not become effective and the other Relevant Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to this Agreement.

(b)                                     Without limiting any right or discretion of the Facility Agent under the Relevant Finance Documents, the Facility Agent may in its discretion stop processing assignments or transfers under this Clause 37 when a notice of prepayment has been received by it under this Agreement, for a period of five Business Days prior to the date the prepayment is required or expected to be made.

37.7                             Transfer Deed

(a)                           If any Lender wishes to transfer all or any of its rights, benefits and/or obligations under the Relevant Finance Documents, such transfer may be effected by novation through the delivery to the Facility Agent of a duly completed and duly executed Transfer Deed.

(b)                          The Facility Agent shall only be obliged to execute a Transfer Deed delivered to it pursuant to paragraph (a) above, upon its satisfaction with the results of all “know your client” or other applicable anti-money laundering checks relating to the identity of any person that it is required to carry out in relation to such New Lender.

(c)                           Upon its execution of the Transfer Deed pursuant to paragraph (b) above on the later of the Transfer Date specified in such Transfer Deed and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Deed falling on or after) the date of execution of such Transfer Deed by the Facility Agent:

(i)                              to the extent that in such Transfer Deed the Lender party to it seeks to transfer its rights, benefits and obligations under the Relevant Finance Documents, the Ultimate Parent, the Parent, each of the Obligors and such Lender shall be released from further obligations towards one another under the Relevant Finance Documents to that extent and their respective rights against one another shall be cancelled to that extent (such rights and obligations being referred to in this Clause 37.7 as “discharged rights and obligations”);

(ii)                           the Ultimate Parent, the Parent, each of the Obligors and the New Lender party to it shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as the Ultimate Parent, the Parent, such Obligor and such New Lender have assumed and/or acquired the same in place of the Ultimate Parent, the Parent, such Obligor and such Lender;

(iii)                        the other Relevant Finance Parties and the New Lender shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party to the Relevant Finance Documents as a Lender with the rights, benefits and obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Arranger, the Security Trustee, each L/C Bank and any relevant Ancillary Facility Lender and the Lender which has transferred its rights, benefits and obligations shall each be released from further obligations to each other under the Relevant Finance Documents; and

(iv)                       all payments due hereunder from the Parent or any Obligor shall be due and payable to such New Lender and not to the transferring Lender; and

(d)                          such New Lender shall become a party to this Agreement as a Lender.

37.8                             Limitation of Responsibility of Transferor

(a)                           Unless expressly agreed to the contrary, a Lender which assigns or transfers its rights and/or obligations under any Relevant Finance Document (a “Transferor”) makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                              the legality, validity, effectiveness, adequacy or enforceability of the Relevant Finance Documents, the Security or any other documents;

(ii)                           the financial condition of any Obligor;

(iii)                        the performance and observance by any Obligor or any other member of the Group of its obligations under the Relevant Finance Documents or any other document; or

(iv)                       the accuracy of any statements (whether written or oral) made in or in connection with any Relevant Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                          Each New Lender confirms to the Transferor and the other Relevant Finance Parties that it:

(i)                              has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Transferor or any other Relevant Finance Party in connection with any Relevant Finance Document or the Security; and

(ii)                           will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Relevant Finance Documents or any Commitment is in force.

(c)                           Nothing in any Relevant Finance Document obliges a Transferor to:

(i)                              accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 37; or

(ii)                           support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Relevant Finance Documents or otherwise.

37.9                             Transfer Fee

On the date upon which a transfer takes effect pursuant to Clause 37.7 (Transfer Deed) the New Lender in respect of such transfer shall pay to the Facility Agent for its own account a transfer fee of £2,000.

37.10                       Disclosure of Information

(a)                           Each of the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers, the Lenders, each L/C Bank and any Ancillary Facility Lender agrees to maintain the confidentiality of all information received from the Ultimate Parent or any member of the Group relating to the Ultimate Parent or any member of the Group or its business other than any such information that:

(i)                              is or becomes public knowledge other than as a direct result of any breach of this Clause 37.10;

(ii)                           is available to the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers, the Lenders, each L/C Bank or such Ancillary Facility Lender on a non-confidential basis prior to receipt thereof from the relevant member of the Group; or

(iii)                        is lawfully obtained by any of the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers, the Lenders, each L/C Bank and any Ancillary Facility Lender after that date of receipt other than from a source which is connected with the Group and which, as far as the relevant recipient thereof is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

(b)                          Notwithstanding paragraph (a) above any Lender may disclose to any of its Affiliates, to any actual or potential assignee or New Lender, to any person who may otherwise enter into contractual relations with such Lender in relation to this Agreement or any person to whom, and to the extent that, information is required to be disclosed by any applicable Law, such information about the Ultimate Parent, the Parent, the Obligors or the Group as a whole as such Lender shall consider appropriate (including any Relevant Finance Document) provided that any such Affiliate, actual or potential assignee or New Lender or other person who may otherwise enter into contractual relations in relation to this Agreement shall first have entered into a confidentiality undertaking on substantially the same terms as this Clause 37.10.

37.11                       No Increased Obligations

If:

(a)                           a Lender assigns or transfers any of its rights or obligations under the Relevant Finance Documents or changes its Facility Office; and

(b)                          as a result of circumstances existing at the date of the assignment, transfer or change of Facility Office, the Parent or an Obligor would be obliged to make a payment to the assignee, New Lender or the Lender acting through its new Facility Office under Clause 17.1 (Tax Gross-Up), Clause 17.3 (Tax Indemnity) or Clause 18 (Increased Costs),

then the assignee, New Lender or the Lender acting through its new Facility Office shall only be entitled to receive payment under those Clauses to the same extent as the assignor, transferor or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

37.12                       Copy of Transfer Deed or Increase Confirmation to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Deed or an Increase Confirmation, send to the Company a copy of that Transfer Deed or Increase Confirmation.

37.13                       Security Over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 37 each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Relevant Finance Document to secure obligations of that Lender including, without limitation:

(a)                           any charge, assignment or other Security to secure obligations to a government authority, department or agency including HM Treasury as well as a federal reserve or central bank; and

(b)                          in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                           release a Lender from any of its obligations under the Relevant Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Relevant Finance Documents; or

(ii)                                        require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Relevant Finance Documents.

37.14                       Pro Rata Interest Settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Transferors and New Lenders then (in respect of any transfer pursuant to Clause 37.7 (Transfer Deed) or any assignment pursuant to Clause 37.6 (Assignments) the date of transfer or assignment of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)                           any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Transferor up to but excluding the date of transfer (“Accrued Amounts”) and shall become due and payable to the Transferor (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(b)                          the rights assigned or transferred by the Transferor will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)                              when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Transferor; and

(ii)                           the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 37.14, have been payable to it on that date, but after deduction of the Accrued Amounts.

37.15                       Notification

The Facility Agent shall, within 10 Business Days of receiving a notice relating to an assignment pursuant to Clause 37.6 (Assignments) or a notice from a Lender or the giving by the Facility Agent of its consent, in each case, relating to a change in such Lender’s Facility Office, notify the Borrowers of any such assignment, transfer or change in Facility Office, as the case may be.

38.                                   DEBT PURCHASE TRANSACTIONS

(a)                           Notwithstanding any other term of this Agreement or the other Relevant Finance Documents, any Obligor may purchase by way of a Debt Purchase Transaction, a participation in any Advance and any related Commitment where:

(i)                              such purchase is made for a consideration of less than par; and

(ii)                           such purchase is made at a time when no Event of Default is continuing.

For the avoidance of doubt, no member of the Bank Group that is not an Obligor may purchase by way of a Debt Purchase transaction, or otherwise, any participation in any Advance or any related Commitment.

(b)                          Notwithstanding any other term of this Agreement or the other Relevant Finance Documents, in relation to any Debt Purchase Transaction entered into by any Obligor pursuant to this Clause 38:

(i)                              on completion of the relevant Debt Purchase Transaction, the portions of the Advances to which it relates may (at the option of the Company taking account of the tax impact on the Group) be extinguished and, if so extinguished, any related A Facility Repayment Instalments will be reduced pro-rata accordingly;

(ii)                           such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)                        the relevant Obligor shall be deemed to be an entity which fulfils the requirements of Clause 37.5 (Assignments or Transfers by Lenders) to be a New Lender (as defined in such Clause);

(iv)                       the relevant Obligor shall only be permitted to transfer an Advance to another Obligor;

(v)                          no member of the Bank Group shall be deemed to be in breach of any provision of Clause 24 (Positive Undertakings) or Clause 25 (Negative Undertakings) solely by reason of such Debt Purchase Transaction;

(vi)                       Clause 35 (Sharing Among the Relevant Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction;

(vii)                    any extinguishment of any part of the Outstandings shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement;

(viii)                 any Financial Indebtedness subject to any Debt Purchase Transaction shall not be taken into account for purposes of the definitions of “Consolidated Total Debt” and “Consolidated Senior Debt”;

(ix)                         no profits or losses resulting from Debt Purchase Transactions shall be taken into account for the calculation of the Consolidated Operating Cashflow;

(x)                            any Obligor holding any Outstandings purchased pursuant to a Debt Purchase Transaction shall not be able to exercise any enforcement rights in relation thereto under any of the Relevant Finance Documents;

(xi)                         any Outstandings purchased pursuant to a Debt Purchase Transaction shall be subject to security in favour of the Lenders; and

(xii)                      any Obligor holding any Outstandings purchased pursuant to a Debt Purchase Transaction shall not receive any proceeds of (A) any mandatory or voluntary prepayment or (B) any enforcement under any Relevant Finance Document until all other Lenders under the applicable Facility have been repaid in full.

(c)                           For so long as an Obligor (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)                              in determining whether the requisite level of consent has been obtained to approve any request for a consent, waiver, amendment or other vote under the Relevant Finance Documents such Commitment shall be deemed to be zero; and

(ii)                           for the purposes of Clause 44.2 (Consents), such Obligor or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender.

(d)                          Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Facility Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Obligor (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Schedule 14 (Form of Notifiable Debt Purchase Transaction Notice).

(e)                           Each Obligor that is a Lender agrees that:

(i)                              in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)                           in its capacity as Lender, unless the Facility Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.

(f)                             In the event that a member of the Group that is not a member of the Bank Group enters into a Debt Purchase Transaction, paragraphs (b)(i), (b)(ii), (b)(iii), b(v), b(vi),

(b)(vii), (b)(viii), (b)(ix), (b)(x), (b)(xii), (c), (d) and (e) shall apply as if such member of the Group were an Obligor.

39.                                   COSTS AND EXPENSES

39.1                             Transaction Costs

Each Borrower shall, promptly on demand from the Facility Agent (unless the relevant cost or expense is being queried by a Borrower in good faith), reimburse the Facility Agent, the Security Trustee and each of the Arrangers for all reasonable out-of-pocket costs and expenses (including reasonable legal fees and disbursements of legal counsel, any value added tax thereon and all travel and other reasonable out-of-pocket expenses) incurred by them in connection with the negotiation, preparation, execution, perfection, printing and distribution of the Relevant Finance Documents and the completion of the transactions therein contemplated, subject in each case to any limits or caps agreed between the Arrangers and the Company from time to time or otherwise set out in any Fee Letter or the B Facility Syndication Letter.

39.2                             Preservation and Enforcement Costs

Each Borrower shall, promptly on demand of the Facility Agent, reimburse each Relevant Finance Party for all third party costs and expenses (including legal fees and any value added tax thereon) incurred in or in connection with the preservation and/or enforcement of any of the rights of such Relevant Finance Party under the Relevant Finance Documents provided that any such costs and expenses incurred in connection with the preservation of such rights are reasonable.

39.3                             Stamp Taxes

Each Borrower shall pay all stamp, registration, documentary and other taxes (including any penalties, additions, fines, surcharges or interest relating thereto) to which any of the Relevant Finance Documents or any judgment given in connection therewith is or at any time may be subject and shall with effect from the Original Execution Date and from time to time thereafter within 10 Business Days of demand from the Facility Agent, indemnify the Relevant Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying those taxes.  The Facility Agent shall be entitled (but not obliged) to pay those taxes (whether or not they are its primary responsibility) and to the extent that it does so claim under this Clause 39.3.

39.4                             Amendments, Consents and Waivers

If an Obligor requests any amendment, consent or waiver in accordance with Clause 44 (Amendments), the relevant Obligor shall, promptly on demand reimburse the Facility Agent and the Security Trustee, for all third party costs and expenses (including legal fees) reasonably incurred by the Facility Agent and the Security Agent (and in the case of the Security Agent, by any receiver or delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

39.5                             Lenders’ Indemnity

If any Obligor fails to perform any of its obligations under this Clause 39, each Lender shall indemnify and hold harmless each of the Facility Agent, the Arrangers and/or the Security Trustee from and against its Proportion (as determined at all times for these purposes in accordance with paragraph (c) of the definition of “Proportion”) of any loss incurred by any of them as a result of such failure and the relevant Obligor shall forthwith reimburse each Lender for any payment made by it pursuant to this Clause 39.5.

39.6                             Value Added Tax

(a)                           All amounts expressed to be payable under any Relevant Finance Document by any Obligor to a Relevant Finance Party shall be exclusive of any VAT.  If VAT is chargeable on any supply made by a Relevant Finance Party to any Obligor under any Relevant Finance Document (whether that supply is taxable pursuant to the exercise of an option or otherwise), the relevant Relevant Finance Party shall provide a VAT invoice to the Obligor and that Obligor shall pay to that Relevant Finance Party (in addition to and at the same time as paying that consideration) the VAT as further consideration.

(b)                          No payment or other consideration to be made or furnished to any Obligor pursuant to or in connection with any Relevant Finance Document may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

(c)                           Where a Relevant Finance Document requires any party to reimburse a Relevant Finance Party for any costs or expenses, that party shall also pay any amount of those costs or expenses incurred referable to VAT chargeable thereon.

(d)                          If VAT is or becomes chargeable on any supply made by any Relevant Finance Party (the “Supplier”) to any other Relevant Finance Party (the “Recipient”) under a Relevant Finance Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Relevant Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

40.                                   REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Relevant Finance Parties or any of them, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

41.                                   NOTICES AND DELIVERY OF INFORMATION

41.1                             Writing

Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax, telex or letter.

41.2                             Giving of Notice

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall in the case of any person other than a Lender (unless that other person has by 10 Business Days written notice to the Facility Agent specified another address) be made or delivered to that other person at the address identified with its signature below or, in the case of a Lender, at the address from time to time designated by it to the Facility Agent for the purpose of this Agreement (or, in the case of a New Lender at the end of the Transfer Deed to which it is a party as New Lender) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at the address or (as the case may be) 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by the Facility Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or such other department or officer as the relevant Agent shall from time to time specify by not less than 10 Business Days prior written notice to the Company for this purpose).

41.3                             Use of Websites/E-mail

(a)                           An Obligor may (and upon request by the Facility Agent, shall) satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who have not objected to the delivery of information electronically by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) or by e-mailing such information to the Facility Agent, if:

(i)                              the Facility Agent expressly agree that they will accept communication and delivery of any documents required to be delivered pursuant to this Agreement by this method;

(ii)                           in the case of posting to the Designated Website, the Company and the Facility Agent are aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)                        the information is in a format previously agreed between the Company and the Facility Agent.

(b)                          If any Lender (a “Paper Form Lender”) objects to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.

(c)                           The Facility Agent shall supply each Website Lender with the address of, and any relevant password specifications for, the Designated Website following designation of that website by the Company and the Facility Agent.

(d)                          Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Company shall comply with any such request within 10 Business Days.

(e)                           Subject to the other provisions of this Clause 41.3, any Obligor may discharge its obligation to supply more than one copy of a document under this Agreement by posting one copy of such document to the Designated Website or e-mailing one copy of such document to the Facility Agent.

(f)                             For the purposes of paragraph (a) above, the Facility Agent hereby expressly agree that:

(i)                              they will accept delivery of documents required to be delivered under Clause 22 (Financial Information) by the posting of such documents to the Designated Website or by email delivery to the Facility Agent; and

(ii)                           they have agreed to the format of the information required to be delivered under Clause 22 (Financial Information).

41.4                             Public Information

(a)                           The Company hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, the Group and/or its business) (each, a “Public Lender”).

(b)                          The Company hereby agrees that if and for so long as any member of the Group is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of any materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) that may be distributed to the Public Lenders and that:

(i)                              all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;

(ii)                           by marking Company Materials “PUBLIC”, the Company shall be deemed to have authorized the Facility Agent and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company, the Group and/or its business for purposes of United States federal and state securities laws;

(iii)                        all Company Materials marked “PUBLIC” shall be made available on the Designated Website under the title “PUBLIC”; and

(iv)                       the Facility Agent shall be entitled to post any Company Materials that are not marked “PUBLIC” on to the Designated Website without specifying in the title of such document whether such information is public.

(c)                           Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC”. Each of Facility Agent and the Lenders hereby acknowledge that in respect of any obligation of the Obligors to deliver information to the Relevant Finance Parties under this Agreement, such obligation shall be deemed to have been satisfied notwithstanding the determination of any Public Lender not to view such information by reason of it not having been marked with the title “PUBLIC”.  The foregoing provisions of this Clause 41.4 shall be without prejudice to the provisions of Clause 30 (Role of the Facility Agent, the Arrangers, the L/C Banks and Others) and Clause 37.10 (Disclosure of Information) hereof.

41.5                             Electronic Communication

(a)                           Any communication to be made between the Facility Agent and any Lender under or in connection with the Relevant Finance Documents may be made by electronic mail or other electronic means, if the relevant Agent and the relevant Lender:

(i)                              agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                           notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                        notify each other of any change to their address or any other such information supplied by them.

(b)                          Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

41.6                               Certificates of Officers

All certificates of officers of any company hereunder may be given on behalf of the relevant company and in no event shall personal liability attach to such an officer.

41.7                               Patriot Act

Each Lender subject to the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Ultimate Parent and the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Ultimate Parent, the Parent, the Company and the other Obligors and other information that will allow such Lender to identify Parent, the Company and the other Obligors in accordance with the Patriot Act.

41.8                               Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Relevant Finance Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Relevant Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the Relevant Finance Parties to this Agreement directly.  This provision shall not operate after a replacement Facility Agent has been appointed.

42.                                     ENGLISH LANGUAGE

Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation of it into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation of it.

43.                                     PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)                           the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)                          the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

44.                                     AMENDMENTS

44.1                               Amendments Generally

Except as otherwise provided in this Agreement, the Facility Agent, if it has the prior written consent of an Instructing Group, and the Obligors affected thereby, may from time to time agree in writing to amend any Relevant Finance Document or to consent to or waive, prospectively or retrospectively, any of the requirements of any Relevant Finance Document and any amendments, consents or waivers so agreed shall be binding on all the Relevant Finance Parties and the Obligors.  For the avoidance of doubt, any amendments relating to this Agreement shall only be made in accordance with the provisions of this Agreement and any amendments relating to a Hedging Agreement shall only be made in accordance with the provisions of such Hedging Agreement, in each case notwithstanding any other provisions of the Relevant Finance Documents.

44.2                               Consents

An amendment, consent or waiver relating to the following matters (including any technical consequential amendments relating to such amendment, consent or waiver) may be made with the prior written consent of each Lender affected thereby and without the consent of any other Lender:

(a)                           any increase in the principal amount of any Commitment of such Lender;

(b)                          a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from the Parent or any Obligor under this Agreement to which such Lender is entitled;

(c)                           a decrease in any Applicable Margin for, or the principal amount of, any Advance, any Documentary Credit or any interest payment, fees or other amounts due under this Agreement to such Lender from the Parent or any Obligor or any other party to this Agreement;

(d)                          any change in the currency of account (other than a change resulting from the United Kingdom becoming a Participating Member State);

(e)                           unless otherwise specified the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to such Lender from the Parent or any Obligor or any other party to this Agreement;

(f)                             the deferral of any Termination Date or Final Maturity Date;

(g)                          any reduction to the percentage set forth in the definition of Instructing Group; or

(h)                          a change to this Clause 44.2 and Clause 44.4 (Guarantees and Security).

44.3                               Technical Amendments

Notwithstanding any other provision of this Clause 44, the Facility Agent may at any time without the consent or sanctions of the Lenders, concur with the Company in making any modifications to any Relevant Finance Document, which in the opinion of the Facility Agent would be proper to make provided that the Facility Agent is of the opinion that such modification would not be prejudicial to the position of any Lender and in the opinion of the Facility Agent such modification is of a formal, minor or technical nature or is to correct a manifest error.  Any such modification shall be made on such terms as the Facility Agent may determine, shall be binding upon the Lenders, and shall be notified by the Company to the Lenders as soon as practicable thereafter.

44.4                               Guarantees and Security

A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 29 (Guarantee and Indemnity) or a release of any Security under the Security Documents, in each case, other than in accordance with the terms of any Relevant Finance Document shall require the prior written consent of affected Lenders whose Available

Commitments plus Outstandings amount in aggregate to more than 90 per cent. of the Available Facilities plus aggregate Outstandings.

44.5                               Release of Guarantees and Security

(a)                           Subject to paragraph (b) below, at the time of completion of any disposal by the Parent or any Obligor of any shares, assets or revenues the Security Trustee shall (and it is hereby authorised by the other Relevant Finance Parties to) at the request of and cost of the relevant Obligor, execute such documents as may be required to:

(i)                              release those shares, assets or revenues from Security constituted by any relevant Security Document or certify that any floating charge constituted by any relevant Security Documents over such assets, revenues or rights has not crystallised; and

(ii)                           release any person which as a result of that disposal, ceases to be the Parent or any Obligor, from any guarantee, indemnity or Security Document to which it is a party and its other obligations under any other Relevant Finance Document.

(b)                          The Security Trustee shall only be required under paragraph (a) above to grant the release of any Security or to deliver a certificate of non-crystallisation on account of a disposal as described in that paragraph if

(i)                              the disposal is permitted under Clause 25.6 (Disposals) or otherwise with the consent of an Instructing Group; and

(ii)                           to the extent that the disposal is to be in exchange for replacement assets the Security Trustee has either received (or is satisfied, acting reasonably, that it will receive immediately following the disposal) one or more duly executed Security Documents granting Security over those replacement assets or is satisfied, acting reasonably, that the replacement assets will be subject to Security pursuant to any existing Security Documents.

(c)                           If at any time the Obligors at the relevant time represent a percentage which is greater than that required to satisfy the 80% Security Test and the Company provides a certificate to the Facility Agent certifying that upon the release of one or more specified Obligors from its obligations under this Agreement the 80% Security Test would continue to be satisfied, the Security Trustee shall (and it is hereby authorised by the other Relevant Finance Parties to) at the request and cost of the Company, execute such documents as may be required to release such specified Obligors from any guarantees, indemnities and/or Security Documents to which it is a party and to release it from its other obligations under any Relevant Finance Document.  Any Obligor, whose assets are to be released by this paragraph (c) or any other provision of this Agreement or the Relevant Finance Documents and who as a result will not have granted security over all or substantially all of its assets for the benefit of the Relevant Finance Parties, shall, for purposes of the determination of the 80% Security Test, not be treated as an Obligor for the calculation in the preceding sentence and on a going forward basis. The release provisions of this paragraph (c) shall not permit any release of any guarantees or Security in favour of the Relevant Finance Parties, in each case, of the Parent, the Company, New Intermediate Holdco and any Borrower (other than the Company) for as long as such entity is a Borrower.

(d)                          The Security Trustee shall (and it is hereby authorised by the other Relevant Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect any release (i) permitted under Clause 10.2 (Releases)

and Clause 10.3 (Release of Obligors), in each case, of the Security Trust Agreement, (ii) to which a prior written consent of the relevant Lenders has been granted in accordance with Clause 44.4 (Guarantees and Security) and (iii) required to permit the granting of any Encumbrance permitted under paragraphs (d), (g), (h), (i), (k), (l), (m) and (p)(i) of Clause 25.2 (Negative Pledge).

44.6                               Amendments Affecting the Facility Agent

Notwithstanding any other provision of this Agreement, the Facility Agent shall not be obliged to agree to any amendment, consent or waiver if the same would:

(a)                           amend or waive any provision of Clause 30 (Role of the Facility Agent, the Arrangers, the L/C Banks and Others), Clause 37.10 (Disclosure of Information), Clause 39 (Costs and Expenses) or this Clause 44; or

(b)                          otherwise amend or waive any of the Facility Agent’s rights under this Agreement or subject the Facility Agent to any additional obligations under this Agreement.

44.7                               Calculation of Consent

Where a request for a waiver of, or an amendment to, any provision of any Relevant Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor, each Lender that does not respond to such request for waiver or amendment within 30 days after receipt by it of such request (or within such other period as the Facility Agent and the Company shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted.

44.8                               Disenfranchisement of Defaulting Lenders

(a)                           For so long as a Defaulting Lender has any Available Commitments, in determining whether the requisite level of consent has been obtained for a consent, waiver, amendment or other vote under the Relevant Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)                          For the purposes of this Clause 44.8, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)                              any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)                           any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

44.9                               Replacement of Lenders

(a)                           If at any time:

(i)                              any Lender becomes a Non-Consenting Lender; or

(ii)                           any Lender becomes a Non-Funding Lender,

then the Company may, on not less than 3 Business Days prior notice to the Facility Agent and that Lender (A), replace that Lender by requiring it to (and that Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or other person selected by the Company for a purchase price equal to the outstanding principal amount of such Lender’s share in the outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement or (B) prepay that Lender all but not part of its share in its outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement from retained Excess Cash Flow, permitted Subordinated Funding or New Equity received by the Group. Any notice delivered under this paragraph (a) shall be accompanied by a Transfer Deed complying with Clause 37 (Assignments and Transfers), which Transfer Deed shall be immediately executed by the relevant Non-Consenting Lender or, as the case may be, Non-Funding Lender and returned to the Company. If a Lender does not execute and/or return a Transfer Deed as required by this paragraph (a) within two Business Days of delivery by the Company, the Facility Agent shall execute (and is hereby irrevocably authorised by the relevant Lender to do so) that Transfer Deed on behalf of such Lender.

(b)                          The Company shall have no right to replace the Arranger, the Facility Agent or the Security Trustee and none of the foregoing nor shall any Lender have any obligation to the Company to find a replacement Lender or other such entity. The Company may only exercise its replacement or prepayment rights in respect of any relevant Lender within 90 days of becoming entitled to do so on each occasion such Lender is a Non-Consenting Lender or a Non-Funding Lender.

(c)                           In no event shall the Lender being replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender being replaced pursuant to this Agreement.

45.                                     THIRD PARTY RIGHTS

(a)                           A person which is not a party to this Agreement (a “third party”) shall have no right to enforce any of its provisions except that:

(i)                              a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(ii)                           each of Clause 17.3 (Tax Indemnity), Clause 18 (Increased Costs) and Clause 30.9 (Exclusion of Liability) shall be enforceable by any third party referred to in such clause as if such third party were a party to this Agreement.

(b)                          The parties to this Agreement may without the consent of any third party vary or rescind this Agreement.

46.                                     COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

47.                                     GOVERNING LAW

This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

48.                                     JURISDICTION

48.1                               Courts

Each of the parties to this Agreement irrevocably agrees for the benefit of each of the Relevant Finance Parties that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

48.2                               Waiver

Each of the Obligors irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

48.3                               Service of Process

Each of the Obligors which is not incorporated in England agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to the Company at its registered office for the time being and the Company, by its signature to this Agreement, accepts its appointment as such in respect of each such Obligor.  If the appointment of the person mentioned in this Clause 48.3 ceases to be effective in respect of any of the Obligors the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent shall be entitled to appoint such person by notice to the relevant Obligor. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

48.4                               Proceedings in Other Jurisdictions

Nothing in Clause 48.1 (Courts) shall (and shall not be construed so as to) limit the right of the Relevant Finance Parties or any of them to take Proceedings against any of the Obligors in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

48.5                               General Consent

Each of the Obligors consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

48.6                               Waiver of Immunity

To the extent that any Obligor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART 1 - LENDERS AND COMMITMENTS

Lender	Revolving Facility Commitment (£)	A Facility Commitment (£)

Deutsche Bank AG, London Branch	25,000,000	100,000,000

BNP Paribas London Branch	25,000,000	100,000,000

Bank of America, N.A.	25,000,000	100,000,000

Crédit Agricole Corporate and Investment Bank	25,000,000	100,000,000

GE Corporate Finance Bank SAS	25,000,000	100,000,000

Goldman Sachs Lending Partners LLC	25,000,000	100,000,000

JPMorgan Chase Bank, N.A. London Branch	25,000,000	100,000,000

Lloyds TSB Bank plc	25,000,000	100,000,000

The Royal Bank of Scotland plc	25,000,000	100,000,000

UBS Limited	25,000,000	100,000,000

Total Commitments	250,000,000	1,000,000,000

SCHEDULE 1

PART 2 - LENDERS TAX STATUS

Lender	Tax Status

Deutsche Bank AG, London Branch	UK Bank Lender

BNP Paribas London Branch	UK Bank Lender

Bank of America, N.A.	UK Bank Lender

Crédit Agricole Corporate and Investment Bank	UK Bank Lender

GE Corporate Finance Bank SAS	UK Treaty Lender

Goldman Sachs Lending Partners LLC	UK Treaty Lender

JPMorgan Chase Bank, N.A. London Branch	UK Bank Lender

Lloyds TSB Bank plc	UK Bank Lender

The Royal Bank of Scotland plc	UK Bank Lender

UBS Limited	UK Bank Lender

SCHEDULE 2

PART 1 - THE ORIGINAL GUARANTORS

	NAME	Jurisdiction of Incorporation	Company number (if applicable)
1.	Andover Cablevision Limited	England	01932254
2.	Anglia Cable Communications Limited	England	02433857
3.	Avon Cable Joint Venture	England
4.	BCMV Limited	England	03074517
5.	Berkhamsted Properties & Building Contractors Limited	England	00958564
6.	Birmingham Cable Corporation Limited	England	02170379
7.	Birmingham Cable Limited	England	02244565
8.	Cable Camden Limited	England	01795642
9.	Cable Enfield Limited	England	02466511
10.	Cable Hackney & Islington Limited	England	01795641
11.	Cable Haringey Limited	England	01808589
12.	Cable London Limited	England	01794264
13.	Cable Television Limited	England	00683065
14.	Cable Thames Valley Limited	England	02254089
15.	Cabletel (UK) Limited	England	02835551
16.	CableTel Cardiff Limited	England	02740659
17.	CableTel Central Hertfordshire Limited	England	02347168
18.	CableTel Hertfordshire Limited	England	02381354
19.	CableTel Herts and Beds Limited	England	01785533
20.	CableTel Investments Limited	England	03157216
21.	CableTel Newport	England	02478879
22.	CableTel North Bedfordshire Limited	England	02455397
23.	CableTel Surrey and Hampshire Limited	England	02740651
24.	CableTel Telecom Supplies Limited	England	02919285
25.	CableTel West Glamorgan Limited	England	00623197

26.	CableTel West Riding Limited	England	02372564
27.	Cambridge Cable Services Limited	England	03262220
28.	Cambridge Holding Company Limited	England	02670603
29.	CCL Corporate Communication Services Limited	England	02955679
30.	Central Cable Holdings Limited	England	03008567
31.	Columbia Management Limited	England	02361163
32.	ComTel Cable Services Limited	England	02265315
33.	ComTel Coventry Limited	England	00277802
34.	Continental Shelf 16 Limited	England	03005499
35.	Credit-Track Debt Recovery Ltd	England	02425789
36.	Crystal Palace Radio Limited	England	01459745
37.	Diamond Cable Communications Limited	England	02965241
38.	Digital Television Network Limited	England	03288768
39.	DTELS Limited	England	02834403
40.	East Coast Cable Limited	England	02352468
41.	Ed Stone Limited	England	04170969
42.	EMS Investments Limited	England	03373057
43.	Enablis Limited	England	03144815
44.	EuroBell (Holdings) Limited	England	02904215
45.	EuroBell (IDA) Limited	England	03373001
46.	EuroBell (No. 2) Limited	England	03405634
47.	EuroBell (No. 3) Limited	England	03006948
48.	EuroBell (No. 4) Limited	England	02983110
49.	EuroBell (South West) Limited	England	01796131
50.	EuroBell (Sussex) Limited	England	02272340
51.	EuroBell (West Kent) Limited	England	02886001
52.	EuroBell CPE Limited	England	02742145
53.	EuroBell Internet Services Limited	England	03172207
54.	EuroBell Limited	England	02983427
55.	Filegale Limited	England	02804553

56.	Fleximedia Limited	England	02654520
57.	Flextech Limited	England	02688411
58.	Flextech (1992) Limited	England	01190025
59.	Flextech (Kindernet Investment) Limited	England	01260228
60.	Flextech (Travel Channel) Limited	England	03427763
61.	Flextech Broadband Limited	England	04125315
62.	Flextech Broadcasting Limited	England	04125325
63.	Flextech Business News Limited	England	02954531
64.	Flextech Childrens Channel Limited	England	02678881
65.	Flextech Communications Limited	England	02588902
66.	Flextech Digital Broadcasting Limited	England	03298737
67.	Flextech Distribution Limited	England	02678883
68.	Flextech Family Channel Limited	England	02856303
69.	Flextech IVS Limited	England	02678882
70.	Flextech Media Holdings Limited	England	02678886
71.	Flextech Music Publishing Limited	England	03673917
72.	Flextech Video Games Limited	England	02670821
73.	Flextech-Flexinvest Limited	England	01192945
74.	General Cable Group Limited	England	02872852
75.	General Cable Holdings Limited	England	02798236
76.	General Cable Limited	England	02369824
77.	Heartland Cablevision (UK) Limited	England	02415170
78.	Heartland Cablevision II (UK) Limited	England	02443617
79.	Herts Cable Limited	England	02390426
80.	Interactive Digital Sales Limited	England	04257717
81.	Jewel Holdings	England	03085518
82.	Lanbase European Holdings Limited	England	02529290
83.	Lanbase Limited	England	02617729
84.	Lichfield Cable Communications Limited	England	03016595
85.	M&NW Network II Limited	England	06765761

86.	M&NW Network Limited	England	06763496
87.	Maza Limited	England	02785299
88.	Metro Hertfordshire Limited	England	03092899
89.	Metro South Wales Limited	England	03092897
90.	Middlesex Cable Limited	England	02460325
91.	Northampton Cable Television Limited	England	02475464
92.	NTL (Aylesbury and Chiltern) Limited	England	02416084
93.	NTL (B) Limited	England	02735732
94.	NTL (Broadland) Limited	England	02443741
95.	NTL (City and Westminster) Limited	England	02809080
96.	NTL (County Durham) Limited	England	03128449
97.	NTL (CRUK)	England	02329254
98.	NTL (CWC Holdings)	England	03922682
99.	NTL (CWC) Corporation Limited	England	02719477
100.	NTL (CWC) Limited	England	03288998
101.	NTL (CWC) Management Limited	England	02924200
102.	NTL (CWC) No. 2 Limited	England	02441766
103.	NTL (CWC) No. 3 Limited	England	02441768
104.	NTL (CWC) No. 4 Limited	England	02351068
105.	NTL (CWC) Programming Limited	England	03403986
106.	NTL (CWC) UK	England	02463427
107.	NTL (Ealing) Limited	England	01721894
108.	NTL (Fenland) Limited	England	02459153
109.	NTL (Greenwich and Lewisham) Limited	England	02254009
110.	NTL (Hampshire) Limited	England	02351070
111.	NTL (Harrogate) Limited	England	02404019
112.	NTL (Harrow) Limited	England	02459179
113.	NTL (Kent) Limited	England	02456153
114.	NTL (Lambeth and Southwark) Limited	England	02277986
115.	NTL (Leeds) Limited	England	02400103

116.	NTL (Norwich) Limited	England	02332233
117.	NTL (Peterborough) Limited	England	02332232
118.	NTL (South East) Limited	England	01870928
119.	NTL (South London) Limited	England	00657093
120.	NTL (Southampton and Eastleigh) Limited	England	01866504
121.	NTL (Sunderland) Limited	England	02402393
122.	NTL (Thamesmead) Limited	England	02461140
123.	NTL (V)	England	02719474
124.	NTL (Wandsworth) Limited	England	01866178
125.	NTL (Wearside) Limited	England	02475099
126.	NTL (West London) Limited	England	01735664
127.	NTL (Yorcan) Limited	England	02371785
128.	NTL (York) Limited	England	02406267
129.	NTL Acquisition Company Limited	England	02270117
130.	NTL Bolton Cablevision Holding Company	England	02422198
131.	NTL Business (Ireland) Limited	England	03284482
132.	NTL Business Limited	England	03076222
133.	NTL Cablecomms Bolton	England	01883383
134.	NTL Cablecomms Bromley	England	02422195
135.	NTL Cablecomms Bury and Rochdale	England	02446183
136.	NTL Cablecomms Cheshire	England	02379804
137.	NTL Cablecomms Derby	England	02387713
138.	NTL Cablecomms East Lancashire	England	02114543
139.	NTL Cablecomms Greater Manchester	England	02407924
140.	NTL Cablecomms Group Limited	England	03024703
141.	NTL Cablecomms Holdings No. 1 Limited	England	03709869
142.	NTL Cablecomms Holdings No. 2 Limited	England	03709840
143.	NTL Cablecomms Lancashire No. 1	England	02453249
144.	NTL Cablecomms Lancashire No. 2	England	02453059
145.	NTL Cablecomms Limited	England	02664006

146.	NTL Cablecomms Macclesfield	England	02459067
147.	NTL Cablecomms Manchester Limited	England	02511868
148.	NTL Cablecomms Oldham and Tameside	England	02446185
149.	NTL Cablecomms Solent	England	02422654
150.	NTL Cablecomms Staffordshire	England	02379800
151.	NTL Cablecomms Stockport	England	02443484
152.	NTL Cablecomms Surrey	England	02531586
153.	NTL Cablecomms Sussex	England	02266092
154.	NTL Cablecomms Wessex	England	02410378
155.	NTL Cablecomms West Surrey Limited	England	02512757
156.	NTL Cablecomms Wirral	England	02531604
157.	NTL Cambridge Limited	England	02154841
158.	NTL Chartwell Holdings Limited	England	03290823
159.	NTL Communications Services Limited	England	03403985
160.	NTL Darlington Limited	England	02533674
161.	NTL Derby Cablevision Holding Company	England	02422310
162.	NTL Equipment No. 1 Limited	England	02794518
163.	NTL Equipment No. 2 Limited	England	02071491
164.	NTL Finance Limited	England	05537678
165.	NTL Glasgow Holdings Limited	England	04170072
166.	NTL Holdings (Broadland) Limited	England	02427172
167.	NTL Holdings (East London) Limited	England	02032186
168.	NTL Holdings (Fenland) Limited	England	02427199
169.	NTL Holdings (Leeds) Limited	England	02766909
170.	NTL Holdings (Norwich) Limited	England	02412962
171.	NTL Holdings (Peterborough) Limited	England	02888397
172.	NTL Internet Limited	England	02985161
173.	NTL Internet Services Limited	England	04038930
174.	NTL Irish Holdings Limited	England	05313953
175.	NTL Kirklees	England	02495460

176.	NTL Kirklees Holdings Limited	England	04169826
177.	NTL Limited	England	02586701
178.	NTL Manchester Cablevision Holding Company	England	02455631
179.	NTL Microclock Services Limited	England	02861856
180.	NTL Midlands Limited	England	02357645
181.	NTL Milton Keynes Limited	England	02410808
182.	NTL National Networks Limited	England	05174655
183.	NTL Networks Limited	England	03045209
184.	NTL Partcheer Company Limited	England	02861817
185.	NTL Rectangle Limited	England	04329656
186.	NTL Sideoffer Limited	England	02927099
187.	NTL Solent Telephone and Cable TV Company Limited	England	02511653
188.	NTL South Central Limited	England	02387692
189.	NTL South Wales Limited	England	02857050
190.	NTL Streetunique Projects Limited	England	02851203
191.	NTL Streetunit Projects Limited	England	02851201
192.	NTL Streetusual Services Limited	England	02851019
193.	NTL Streetvision Services Limited	England	02851020
194.	NTL Streetvital Services Limited	England	02851021
195.	NTL Streetwarm Services Limited	England	02851011
196.	NTL Streetwide Services Limited	England	02851013
197.	NTL Strikeagent Trading Limited	England	02851014
198.	NTL Strikeamount Trading Limited	England	02851015
199.	NTL Strikeapart Trading Limited	England	02851018
200.	NTL Systems Limited	England	03217975
201.	NTL Technical Support Company Limited	England	02512756
202.	NTL Teesside Limited	England	02532188
203.	NTL Telecom Services Limited	England	02937788
204.	NTL UK Telephone and Cable TV Holding Company Limited	England	02511877
205.	NTL Victoria II Limited	England	05685189

206.	NTL Victoria Limited	England	05685196
207.	NTL Westminster Limited	England	01735641
208.	NTL Winston Holdings Limited	England	03290821
209.	NTL Wirral Telephone and Cable TV Company	England	02511873
210.	Oxford Cable Limited	England	02450228
211.	Screenshop Limited	England	03529106
212.	Secure Backup Systems Limited	England	03130333
213.	Sheffield Cable Communications Limited	England	02465953
214.	Southern East Anglia Cable Limited	England	02905929
215.	Southwestern Bell International Holdings Limited	England	02378768
216.	Stafford Communications Limited	England	02381842
217.	Swindon Cable Limited	England	00318216
218.	Tamworth Cable Communications Limited	England	03016602
219.	Telewest Communications (Central Lancashire) Limited	England	01737862
220.	Telewest Communications (Cotswolds) Limited	England	01743081
221.	Telewest Communications (Cotswolds) Venture	England
222.	Telewest Communications (Liverpool) Limited	England	01615567
223.	Telewest Communications (London South) Joint Venture	England
224.	Telewest Communications (London South) Limited	England	01697437
225.	Telewest Communications (Midlands and North West) Limited	England	02795350
226.	Telewest Communications (Midlands) Limited	England	01882074
227.	Telewest Communications (Nominees) Limited	England	02318746
228.	Telewest Communications (North East) Limited	England	02378214
229.	Telewest Communications (North East) Partnership	England
230.	Telewest Communications (North West) Limited	England	02321124
231.	Telewest Communications (Scotland) Venture	England
232.	Telewest Communications (South East) Limited	England	02270764
233.	Telewest Communications (South East) Partnership	England
234.	Telewest Communications (South Thames Estuary) Limited	England	02270763
235.	Telewest Communications (South West) Limited	England	02271287

236.	Telewest Communications (St. Helens & Knowsley) Limited	England	02466599
237.	Telewest Communications (Tyneside) Limited	England	02407676
238.	Telewest Communications (Wigan) Limited	England	02451112
239.	Telewest Communications Cable Limited	England	02883742
240.	Telewest Communications Holdings Limited	England	02982404
241.	Telewest Communications Networks Limited	England	03071086
242.	Telewest Limited	England	03291383
243.	Telewest Parliamentary Holdings Limited	England	02514316
244.	Telewest UK Limited	England	04925679
245.	Telso Communications Limited	England	02067186
246.	The Cable Corporation Limited	England	02075227
247.	The Yorkshire Cable Group Limited	England	02782818
248.	Theseus No. 1 Limited	England	02994027
249.	Theseus No. 2 Limited	England	02994061
250.	TVS Pension Fund Trustees Limited	England	01539051
251.	TVS Television Limited	England	00591652
252.	United Artists Investments Limited	England	02761569
253.	Virgin Media Business Limited	England	01785381
254.	Virgin Media Investments Limited	England	07108297
255.	Virgin Media Investment Holdings Limited	England	03173552
256.	Virgin Media Limited	England	02591237
257.	Virgin Media Payments Ltd	England	06024812
258.	Virgin Media Secured Finance PLC	England	07108352
259.	Virgin Media SFA Finance Limited	England	07176280
260.	Virgin Media Wholesale Limited	England	02514287
261.	Virgin Mobile Group (UK) Limited	England	05050748
262.	Virgin Mobile Holdings (UK) Limited	England	03741555
263.	Virgin Mobile Telecoms Limited	England	03707664
264.	Virgin Net Limited	England	02833330
265.	Vision Networks Services UK Limited	England	03135501

266.	VMIH Sub Limited	England	05316140
267.	Wessex Cable Limited	England	02433185
268.	Windsor Television Limited	England	01745542
269.	XL Debt Recovery Agency Limited	England	03303903
270.	X-Tant Limited	England	03580901
271.	Yorkshire Cable Communications Limited	England	02490136
272.	CableTel Scotland Limited	Scotland	SC119938
273.	NTL Glasgow	Scotland	SC075177
274.	Prospectre Limited	Scotland	SC145280
275.	Telewest Communications (Dundee & Perth) Limited	Scotland	SC096816
276.	Telewest Communications (Motherwell) Limited	Scotland	SC121617
277.	Telewest Communications (Scotland Holdings) Limited	Scotland	SC150058
278.	Telewest Communications (Scotland) Limited	Scotland	SC080891
279.	Chartwell Investors L.P.	Delaware
280.	NNS U.K. Holdings 2, Inc.	Delaware
281.	NNS U.K. Holdings 1 LLC	Delaware
282.	North CableComms Holdings, Inc.	Delaware
283.	North CableComms L.L.C.	Delaware
284.	North CableComms Management, Inc.	Delaware
285.	NTL (Triangle) LLC	Delaware
286.	NTL Bromley Company	Delaware
287.	NTL CableComms Group, Inc.	Delaware
288.	NTL Chartwell Holdings 2, Inc.	Delaware
289.	NTL Chartwell Holdings, Inc.	Delaware
290.	NTL North CableComms Holdings, Inc.	Delaware
291.	NTL North CableComms Management, Inc.	Delaware
292.	NTL Programming Subsidiary Company	Delaware
293.	NTL Solent Company	Delaware
294.	NTL South CableComms Holdings, Inc.	Delaware
295.	NTL South CableComms Management, Inc.	Delaware

296.	NTL Surrey Company	Delaware
297.	NTL Sussex Company	Delaware
298.	NTL UK CableComms Holdings, Inc.	Delaware
299.	NTL Wessex Company	Delaware
300.	NTL Winston Holdings, Inc.	Delaware
301.	NTL Wirral Company	Delaware
302.	South CableComms Holdings, Inc.	Delaware
303.	South CableComms L.L.C.	Delaware
304.	South CableComms Management, Inc.	Delaware
305.	Winston Investors L.L.C.	Delaware
306.	Avon Cable Limited Partnership	Colorado
307.	Cotswolds Cable Limited Partnership	Colorado
308.	Edinburgh Cable Limited Partnership	Colorado
309.	Estuaries Cable Limited Partnership	Colorado
310.	London South Cable Partnership	Colorado
311.	TCI/US West Cable Communications Group	Colorado
312.	Tyneside Cable Limited Partnership	Colorado
313.	United Cable (London South) Limited Partnership	Colorado
314.	Birmingham Cable Finance Limited	Jersey	60972
315.	Future Entertainment S.à r.l.	Luxembourg	B 145.414

SCHEDULE 2

PART 2 - THE RESTRICTED GUARANTORS

	NAME	Jurisdiction of Incorporation	Company number (if applicable)
1.	NTL Bolton Cablevision Holding Company	England	02422198
2.	NTL Cablecomms Bolton	England	01883383
3.	NTL Cablecomms Bromley	England	02422195
4.	NTL Cablecomms Bury and Rochdale	England	02446183
5.	NTL Cablecomms Cheshire	England	02379804
6.	NTL Cablecomms Derby	England	02387713
7.	NTL Cablecomms East Lancashire	England	02114543
8.	NTL Cablecomms Greater Manchester	England	02407924
9.	NTL Cablecomms Group Limited	England	03024703
10.	NTL Cablecomms Holdings No. 1 Limited	England	03709869
11.	NTL Cablecomms Holdings No. 2 Limited	England	03709840
12.	NTL Cablecomms Macclesfield	England	02459067
13.	NTL Cablecomms Oldham and Tameside	England	02446185
14.	NTL Cablecomms Solent	England	02422654
15.	NTL Cablecomms Staffordshire	England	02379800
16.	NTL Cablecomms Stockport	England	02443484
17.	NTL Cablecomms Surrey	England	02531586
18.	NTL Cablecomms Sussex	England	02266092
19.	NTL Cablecomms Wessex	England	02410378
20.	NTL Cablecomms Wirral	England	02531604
21.	NTL Chartwell Holdings Limited	England	03290823
22.	NTL Derby Cablevision Holding Company	England	02422310
23.	NTL Glasgow Holdings Limited	England	04170072
24.	NTL Kirklees	England	02495460

25.	NTL Kirklees Holdings Limited	England	04169826
26.	NTL Manchester Cablevision Holding Company	England	02455631
27.	NTL Winston Holdings Limited	England	03290821
28.	NTL Wirral Telephone and Cable TV Company	England	02511873
29.	NTL Glasgow	Scotland	SC075177
30.	Chartwell Investors L.P.	Delaware
31.	NNS U.K. Holdings 2, Inc.	Delaware
32.	NNS U.K. Holdings 1 LLC	Delaware
33.	North CableComms Holdings, Inc.	Delaware
34.	North CableComms L.L.C.	Delaware
35.	North CableComms Management, Inc.	Delaware
36.	NTL (Triangle) LLC	Delaware
37.	NTL Bromley Company	Delaware
38.	NTL CableComms Group, Inc.	Delaware
39.	NTL Chartwell Holdings 2, Inc.	Delaware
40.	NTL Chartwell Holdings, Inc.	Delaware
41.	NTL North CableComms Holdings, Inc.	Delaware
42.	NTL North CableComms Management, Inc.	Delaware
43.	NTL Programming Subsidiary Company	Delaware
44.	NTL Solent Company	Delaware
45.	NTL South CableComms Holdings, Inc.	Delaware
46.	NTL South CableComms Management, Inc.	Delaware
47.	NTL Surrey Company	Delaware
48.	NTL Sussex Company	Delaware
49.	NTL UK CableComms Holdings, Inc.	Delaware
50.	NTL Wessex Company	Delaware
51.	NTL Winston Holdings, Inc.	Delaware
52.	NTL Wirral Company	Delaware

53.	South CableComms Holdings, Inc.	Delaware
54.	South CableComms L.L.C.	Delaware
55.	South CableComms Management, Inc.	Delaware
56.	Winston Investors L.L.C.	Delaware
57.	Avon Cable Limited Partnership	Colorado
58.	Cotswolds Cable Limited Partnership	Colorado
59.	Edinburgh Cable Limited Partnership	Colorado
60.	Estuaries Cable Limited Partnership	Colorado
61.	London South Cable Partnership	Colorado
62.	TCI/US West Cable Communications Group	Colorado
63.	Tyneside Cable Limited Partnership	Colorado
64.	United Cable (London South) Limited Partnership	Colorado

SCHEDULE 2

PART 3 - MEMBERS OF THE BANK GROUP

Andover Cablevision Limited

Anglia Cable Communications Limited

Avon Cable Investments Limited

Avon Cable Joint Venture

Barnsley Cable Communications Limited

BCMV Limited

Berkhamsted Properties & Building Contractors Limited

Birmingham Cable Corporation Limited

Birmingham Cable Limited

Blue Yonder Workwise Limited

Bluebottle Call Limited

Bradford Cable Communications Limited

Bravo TV Limited

Cable Adnet Limited

Cable Camden Limited

Cable Communications (Telecom) Limited

Cable Communications Limited

Cable Enfield Limited

Cable Hackney & Islington Limited

Cable Haringey Limited

Cable Interactive Limited

Cable Internet Limited

Cable London Limited

Cable on Demand Limited

Cable Television Limited

Cable Thames Valley Limited

CableTel (UK) Limited

CableTel Cardiff Limited

CableTel Central Hertfordshire Limited

CableTel Hertfordshire Limited

CableTel Herts and Beds Limited

CableTel Investments Limited

CableTel Newport

CableTel North Bedfordshire Limited

CableTel Surrey and Hampshire Limited

CableTel Telecom Supplies Limited

CableTel West Glamorgan Limited

CableTel West Riding Limited

Cambridge Cable Services Limited

Cambridge Holding Company Limited

CCL Corporate Communication Services Limited

Central Cable Holdings Limited

Central Cable Limited

Central Cable Sales Limited

Challenge TV

Chariot Collection Services Limited

Columbia Management Limited

ComTel Cable Services Limited

ComTel Coventry Limited

Continental Shelf 16 Limited

Credit-Track Debt Recovery Ltd

Crystal Palace Radio Limited

De Facto 1159 Limited

Diamond Cable Communications Limited

Digital Television Network Limited

Doncaster Cable Communications Limited

DTELS Limited

East Coast Cable Limited

Ed Stone Limited

EMS Investments Limited

Enablis Limited

Eurobell (Holdings) Limited

Eurobell (IDA) Limited

Eurobell (No. 2) Limited

Eurobell (No. 3) Limited

Eurobell (No. 4) Limited

Eurobell (South West) Limited

Eurobell (Sussex) Limited

Eurobell (West Kent) Limited

Eurobell CPE Limited

Eurobell Internet Services Limited

Eurobell Limited

European Business Network Limited

Fastrak Limited

Filegale Limited

Fleximedia Limited

Flextech (1992) Limited

Flextech (Kindernet Investment) Limited

Flextech (Travel Channel) Limited

Flextech Broadband Holdings Limited

Flextech Broadband Limited

Flextech Broadcasting Limited

Flextech Business News Limited

Flextech Childrens Channel Limited

Flextech Communications Limited

Flextech Digital Broadcasting Limited

Flextech Distribution Limited

Flextech Family Channel Limited

Flextech Holdco Limited

Flextech Homeshopping Limited Flextech Interactive Limited

Flextech IVS Limited

Flextech Limited

Flextech Media Holdings Limited

Flextech Music Publishing Limited

Flextech Ventures Limited

Flextech Video Games Limited

Flextech-Flexinvest Limited

General Cable Group Limited

General Cable Holdings Limited

General Cable Investments Limited

General Cable Limited

General Cable Programming Limited

Halifax Cable Communications Limited

Heartland Cablevision (UK) Limited

Heartland Cablevision II (UK) Limited

Herts Cable Limited

Interactive Digital Sales Limited

Jewel Holdings

Lanbase European Holdings Limited

Lanbase Limited

Lewis Reed Debt Recovery Limited

Lichfield Cable Communications Limited

Living TV Limited

M&NW Network II Limited

M&NW Network Limited

Matchco Directors Limited

Matchco Secretaries Limited

Maza Limited

Metro Hertfordshire Limited

Metro South Wales Limited

Middlesex Cable Limited

Northampton Cable Television Limited

Northern Credit Limited

ntl (Aylesbury and Chiltern) Limited

ntl (B) Limited

ntl (Broadland) Limited

ntl (City and Westminster) Limited

ntl (County Durham) Limited

ntl (CRUK)

ntl (CWC Holdings)

ntl (CWC) Corporation Limited

ntl (CWC) Limited

ntl (CWC) Management Limited

ntl (CWC) No. 2 Limited

ntl (CWC) No. 3 Limited

ntl (CWC) No. 4 Limited

ntl (CWC) Programming Limited

ntl (CWC) UK

ntl (Ealing) Limited

ntl (Fenland) Limited

ntl (Greenwich and Lewisham) Limited

ntl (Hampshire) Limited

ntl (Harrogate) Limited

ntl (Harrow) Limited

ntl (Kent) Limited

ntl (Lambeth and Southwark) Limited

ntl (Leeds) Limited

ntl (Norwich) Limited

ntl (Peterborough) Limited

ntl (South East) Limited

ntl (South London) Limited

ntl (Southampton and Eastleigh) Limited

ntl (Sunderland) Limited

ntl (Thamesmead) Limited

ntl (V)

ntl (Wandsworth) Limited

ntl (Wearside) Limited

ntl (West London) Limited

ntl (YorCan) Limited

ntl (York) Limited

ntl Acquisition Company Limited

ntl Bolton Cablevision Holding Company

ntl Business (Ireland) Limited

ntl Business Limited

ntl CableComms Bolton

ntl CableComms Bromley

ntl CableComms Bury and Rochdale

ntl CableComms Cheshire

ntl CableComms Derby

ntl CableComms East Lancashire

ntl CableComms Greater Manchester

ntl CableComms Group Limited

ntl CableComms Holdings No. 1 Limited

ntl CableComms Holdings No. 2 Limited

ntl CableComms Lancashire No. 1

ntl CableComms Lancashire No. 2

ntl CableComms Limited

ntl CableComms Macclesfield

ntl CableComms Manchester Limited

ntl CableComms Oldham and Tameside

ntl CableComms Solent

ntl CableComms Staffordshire

ntl CableComms Stockport

ntl CableComms Surrey

ntl CableComms Sussex

ntl CableComms Wessex

ntl CableComms West Surrey Limited

ntl CableComms Wirral

ntl Cambridge Limited

ntl Chartwell Holdings Limited

ntl Communications Services Limited

ntl Darlington Limited

ntl Derby Cablevision Holding Company

ntl Equipment No. 1 Limited

ntl Equipment No 2. Limited

ntl Finance Limited

NTL Funding Limited

ntl Glasgow Holdings Limited

ntl Holdings (Broadland) Limited

ntl Holdings (East London) Limited

ntl Holdings (Fenland) Limited

ntl Holdings (Leeds) Limited

ntl Holdings (Norwich) Limited

ntl Holdings (Peterborough) Limited

ntl Internet Limited

ntl Internet Services Limited

ntl Irish Holdings Limited

ntl Kirklees

ntl Kirklees Holdings Limited

ntl Limited

ntl Manchester Cablevision Holding Company

ntl Microclock Services Limited

ntl Midlands Limited

ntl Milton Keynes Limited

ntl National Networks Limited

ntl Networks Limited

ntl Partcheer Company Limited

ntl Rectangle Limited

ntl Sideoffer Limited

ntl Solent Telephone and Cable TV Company Limited

ntl South Central Limited

ntl South Wales Limited

ntl Streetunique Projects Limited

ntl Streetunit Projects Limited

ntl Streetusual Services Limited

ntl Streetvision Services Limited

ntl Streetvital Services Limited

ntl Streetwarm Services Limited

ntl Streetwide Services Limited

ntl Strikeagent Trading Limited

ntl Strikeamount Trading Limited

ntl Strikeapart Trading Limited

ntl Systems Limited

ntl Technical Support Company Limited

ntl Teesside Limited

ntl Telecom Services Limited

ntl UK Telephone and Cable TV Holding Company Limited

ntl Victoria II Limited

ntl Victoria Limited

ntl Westminster Limited

ntl Winston Holdings Limited

ntl Wirral Telephone and Cable TV Company

Oxford Cable Limited

Pinnacle Debt Recovery Limited

Rapid Travel Solutions Limited

Rotherham Cable Communications Limited

Screenshop Limited

Secure Backup Systems Limited

Sheffield Cable Communications Limited

Southern East Anglia Cable Limited

Southwestern Bell International Holdings Limited

Stafford Communications Limited

Swindon Cable Limited

Tamworth Cable Communications Limited

Telewest Communications (Central Lancashire) Limited

Telewest Communications (Cotswolds) Limited

Telewest Communications (Cotswolds) Venture

Telewest Communications (Fylde & Wyre) Limited

Telewest Communications (Internet) Limited

Telewest Communications (Liverpool) Limited

Telewest Communications (London South) Joint Venture

Telewest Communications (London South) Limited

Telewest Communications (Midlands and North West) Limited

Telewest Communications (Midlands) Limited

Telewest Communications (Nominees) Limited

Telewest Communications (North East) Limited

Telewest Communications (North East) Partnership

Telewest Communications (North West) Limited

Telewest Communications (Publications) Limited

Telewest Communications (South East) Limited

Telewest Communications (South East) Partnership

Telewest Communications (South Thames Estuary) Limited

Telewest Communications (South West) Limited

Telewest Communications (Southport) Limited

Telewest Communications (St Helens & Knowsley) Limited

Telewest Communications (Taunton & Bridgwater) Limited

Telewest Communications (Telford) Limited

Telewest Communications (Tyneside) Limited

Telewest Communications (Wigan) Limited

Telewest Communications Cable Limited

Telewest Communications Holdco Limited

Telewest Communications Holdings Limited

Telewest Communications Networks Limited

Telewest Communications Services Limited

Telewest Health Trustees Limited

Telewest Limited

Telewest Parliamentary Holdings Limited

Telewest Share Trust Limited

Telewest Trustees Limited

Telewest UK Limited

Telewest Workwise Limited

Telso Communications Limited

The Cable Corporation Equipment Limited

The Cable Corporation Limited

The Cable Equipment Store Limited

The North London Channel Limited

The Yorkshire Cable Group Limited

Theseus No.1 Limited

Theseus No.2 Limited

Trouble TV Limited

TVS Pension Fund Trustees Limited

TVS Television Limited

United Artists Investments Limited

Virgin Media Business Limited

Virgin Media Directors Limited

Virgin Media Investment Holdings Limited

Virgin Media Investments Limited

Virgin Media Limited

Virgin Media Payments Ltd

Virgin Media Secretaries Limited

Virgin Media Secured Finance PLC

Virgin Media SFA Finance Limited

Virgin Media Wholesale Limited

Virgin Media Television Limited

Virgin Media Television Rights Limited

Virgin Mobile Group (UK) Limited

Virgin Mobile Holdings (UK) Limited

Virgin Mobile Telecoms Limited

Virgin Net Limited

Vision Networks Services UK Limited

VMIH Sub Limited

Wakefield Cable Communications Limited

Wessex Cable Limited

Windsor Television Limited

Workplace Technologies Trustees Company Limited

XL Debt Recovery Agency Limited

X-TANT Limited

Yorkshire Cable Communications Limited

Yorkshire Cable Finance Limited

Yorkshire Cable Limited

Yorkshire Cable Properties Limited

Yorkshire Cable Telecom Limited

CableTel Scotland Limited

Capital City Cablevision Limited

Dundee Cable and Satellite Limited

Edinburgh Cablevision Limited

Hieronymous Limited

ntl Glasgow

Perth Cable Television Limited

Prospectre Limited

SANE Network Limited

Telewest Communications (Cumbernauld) Limited

Telewest Communications (Dumbarton) Limited

Telewest Communications (Dundee & Perth) Limited

Telewest Communications (East Lothian and Fife) Limited

Telewest Communications (Falkirk) Limited

Telewest Communications (Glenrothes) Limited

Telewest Communications (Motherwell) Limited

Telewest Communications (Scotland Holdings) Limited

Telewest Communications (Scotland) Limited

Telewest Communications (Scotland) Venture

Chartwell Investors, L.P.

NNS U.K. Holdings 1 LLC

NNS U.K. Holdings 2, Inc.

North CableComms Holdings, Inc.

North CableComms L.L.C.

North CableComms Management, Inc.

NTL (Triangle) LLC

NTL Bromley Company

NTL CableComms Group, Inc.

NTL Chartwell Holdings 2, Inc.

NTL Chartwell Holdings, Inc.

NTL North CableComms Holdings, Inc.

NTL North CableComms Management, Inc.

NTL Programming Subsidiary Company

NTL Solent Company

NTL South CableComms Holdings, Inc.

NTL South CableComms Management, Inc.

NTL Surrey Company

NTL Sussex Company

NTL UK CableComms Holdings, Inc.

NTL Wessex Company

NTL Winston Holdings, Inc.

NTL Wirral Company

South CableComms Holdings, Inc.

South CableComms LLC

South CableComms Management, Inc.

Telewest Global Finance LLC

Virgin Media Dover LLC

Winston Investors LLC

Avon Cable Limited Partnership

Cotswolds Cable Limited Partnership

Edinburgh Cable Limited Partnership

Estuaries Cable Limited Partnership

London South Cable Partnership

TCI/US West Cable Communications Group

Tyneside Cable Limited Partnership

United Cable (London South) Limited Partnership

Future Entertainment Sàrl

Birmingham Cable Finance Limited

Cable Finance Limited

IVS Cable Holdings Limited

CableTel Northern Ireland Limited

Imminus (Ireland) Limited

SCHEDULE 3

PART 1 - CONDITIONS PRECEDENT TO FIRST UTILISATION

1.                                           Corporate Documents

In relation to the Ultimate Parent, the Parent, each Original Obligor and, if applicable, each general partner of any Obligor:

(a)                           in the case of a company, a copy of its up-to-date constitutional documents(1) or, in the case of a partnership, a copy of its up-to-date partnership agreement;

(b)                          a copy of a board resolution or a manager’s or partner’s resolution of such person approving the execution, delivery and performance of any applicable Relevant Finance Documents to which it is party and the terms and conditions of such Relevant Finance Documents and authorising a person or persons identified by name or office to sign the Relevant Finance Documents to which it is party and any documents to be delivered by such person pursuant to it;

(c)                           a duly completed certificate of a duly authorised officer of such person in the form attached in Part 3 of Schedule 3 (Form of Officer’s Certificate); and

(d)                          a copy of resolutions signed by all the holders of the issued shares of the Original Obligors incorporated in England, Wales, Jersey and Scotland approving the terms of, and the transactions contemplated by, the Relevant Finance Documents to which each such Obligor is a party.

2.                                           Relevant Finance Documents

Original duly executed copies of this Agreement.

Copies of:

(a)                           the Group Intercreditor Agreement;

(b)                          the HYD Intercreditor Agreement;

(c)                           the Barclays Intercreditor Agreement;

(d)                          the Security Trust Agreement; and

(e)                           the Original Security Documents.

3.                                           Confirmation Deeds

An original duly executed copy of a confirmation deed relating to the Security granted pursuant to the Security Agreement for the following jurisdictions:

(a)                           England and Wales;

(b)                          Luxembourg; and

(c)                           New York.

(1)                                     Including for Birmingham Cable Finance Limited, a certified copy of the register of members.

4.                                           Designation

Duly executed copy of notices of the Company of:

(a)                           designating this Agreement as a Designated Refinancing Facilities Agreement in accordance with the terms of the Group Intercreditor Agreement;

(b)                          designating the Facilities as New Senior Liabilities in accordance with Clause 12 (New Senior Liabilities) of the Group Intercreditor Agreement;

(c)                           designating the Facilities as Designated Senior Liabilities in accordance with Clause 8.2 (Designated Senior Liabilities) of the HYD Intercreditor Agreement; and

(d)                          designating this Agreement as a Refinancing Facilities Agreement in accordance with the terms of the HYD Intercreditor Agreement and confirming that there is no other such Refinancing Facilities Agreement in place.

5.                                           Guarantee Accession

For each Original Guarantor that is not a signatory to this Agreement on the Original Execution Date, an original duly executed copy of an Accession Notice.

6.                                           Virgin Media SFA Finance Limited Accession

Original duly executed copies of:

(a)                           a composite debenture;

(b)                          deed of accession to the Group Intercreditor Agreement; and

(c)                           deed of accession to the Security Trust Agreement.

7.                                           Original Security Documents

Original duly executed copies of the documents listed in Schedule 9B.

8.                                           Fees

Original duly executed copies of the A Facility Fee Letter and the B Facility Fee Letter, in each case, in the agreed form and evidence that all fees and expenses (excluding legal fees) due and payable under this Agreement or in connection with this Agreement as at the date of first Utilisation, the quantum of which have been notified to the Company in writing no less than five Business Days prior to the first Utilisation Date, have been paid or will be paid promptly upon receipt of the funds from the first utilisation.

9.                                           Legal Opinions

An opinion of:

(a)                           Latham & Watkins (London) LLP, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of English law;

(b)                          Fried, Frank, Harris, Shriver & Jacobson (London) LLP, legal advisers to the Obligors on matters of New York law;

(c)                           Dundas & Wilson CS LLP, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of Scottish law;

(d)                          Mourant du Feu & Jeune, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of Jersey law;

(e)                           Morrison & Foerster LLP, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of the laws of the State of Colorado, United States of America;

(f)                             Loyens & Loeff, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of Luxembourg law; and

(g)                          LG@Vocats, legal advisers to the Ultimate Parent, the Parent, the Borrowers and the Original Guarantors on matters of Luxembourg law,

in each case addressed to the Relevant Finance Parties.

10.                                     Funds Flow Statement

A funds flow statement in the agreed form detailing the proposed movement of funds on the Utilisation Date.

11.                                     Group Structure Chart

A copy of a chart showing in all material respects the structure of the Bank Group and the Holding Companies of the Parent evidencing all material ownership interests thereof as at the Original Execution Date (including the matters set forth in paragraphs (b) and (c) of Clause 21.19 (Structure)).

12.                                     Miscellaneous

Copies of:

(a)                                      the Steps Paper; and

(b)                                     the Tax Cooperation Agreement.

13.                                     “Know your client”

In respect of each of the Borrowers, copies of each of the documents listed below:

(a)                           certificate of incorporation or the local equivalent (including any change of name certificate(s) since establishment);

(b)                          memorandum and articles of association, by-laws or the local equivalent;

(c)                           list of the directors;

(d)                          extract from the share register (or local equivalent) containing a list of the shareholders;

(e)                           for at least 2 of the directors: verification of their identity by delivery of a certified copy of their passport or national identity card; verification of their residential address within the last 3 months by delivery of an original or certified copy of a utility bill (excluding mobile telephone bills), bank statement or other correspondence addressed to them at their residential address from a local government authority, tax office or similar entity (2 pieces of evidence of residential address for each person being identified);

(f)                             address of the relevant company;

(g)                          bank account(s) details (account name, name of bank, address) of the relevant company including a list of signatories to the bank account(s);

(h)                          commercial register number (or the local equivalent);

(i)                              most recent board resolution; and

(j)                              financial statements,

together with such other information as the Relevant Finance Parties may require (acting reasonably) for the purposes of complying with its “know your client” procedures and in compliance with applicable laws relating to anti-money laundering.

14.                                     B Facility Commitments

Evidence of the Borrowers having obtained B Facility Commitments (or other Substitute Financing) in an aggregate principal amount of not less than £600 million.

15.                                     Repayment of Existing Senior Credit Facilities

Evidence that any obligations under the Existing Senior Credit Facilities Agreement will be repaid and cancelled in full on the first Utilisation Date.

SCHEDULE 3

PART 2 - CONDITIONS SUBSEQUENT DOCUMENTS

1.              Authorisations and Clearances

A copy of each Necessary Authorisation as is, in the reasonable opinion of counsel to the Lenders, necessary to render the Relevant Finance Documents to which the Ultimate Parent, the Parent and each Original Obligor is party legal, valid, binding and enforceable, to make the Relevant Finance Documents to which the Ultimate Parent, the Parent and each Original Obligor is party admissible in evidence in such Original Obligor’s jurisdiction of incorporation and in England and to enable the Ultimate Parent, the Parent and such Original Obligor to perform its obligations thereunder, save in each case, for any registration or recording required for the perfection of the Security Documents and subject to the Reservations (to the extent applicable).

2.              Existing Encumbrances and Indebtedness

Evidence satisfactory to the Facility Agent that all Existing Encumbrances set out in Section 1A of Part 1 of Schedule 10 (Existing Encumbrances) have been released or discharged within 10 Business Days.

SCHEDULE 3

PART 3 - FORM OF OFFICER’S CERTIFICATE

To:           Deutsche Bank AG, London Branch as Facility Agent

We refer to the facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited as Original Borrowers, BNP Paribas London Branch and Deutsche Bank AG, London Branch as Global Coordinators and Physical Bookrunners, BNP Paribas London Branch, Deutsche Bank AG, London Branch, Crédit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International, J.P. Morgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meanings in this Certificate.

I, [name], a [Director/General Partner/Partner/Officer] of [name of Obligor] of [address] (the [“Company”/”Partnership”])

CERTIFY without personal liability, that:

(a)             [attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the [constitution of the Company]/[due formation of the Partnership]*] / [the [Company/Partnership] has not amended any of its constitutional documents in a manner which could be reasonably expected to be materially adverse to the interests of the Lenders since the date such documents were last delivered to the Facility Agent](2);

(b)            attached to this Certificate marked [“A”/”B”] is a true, correct and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors] [a meeting of the managers] [a meeting of the partners] duly convened and held on [•] or the equivalent thereof passed as a written resolution of the [Company/Partnership] approving the Relevant Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect;

(c)             the entry into and performance of the Relevant Finance Documents to which it is a party by the [Company/Partnership] will not breach any borrowing, guaranteeing or other indebtedness limit to which the [Company/Partnership] is subject other than any such limit imposed by the Existing Senior Credit Facilities Agreement; and

(d)            the following signatures are the true signatures of the persons who have been authorised to sign any necessary documents on behalf of the [Company/Partnership] and to give notices and communications (including Utilisation Requests), under or in connection with the Relevant Finance Documents on behalf of the [Company/Partnership].

Name	Position	Signature

[•]	[•]	[•]

(2) This option is not available on or prior to the first Utilisation.

Signed:
Director/Partner/Officer

Date:	[•]

I, [name], a [Director/Secretary/General Partner/Partner] of [name of Obligor] (the [“Company”/”Partnership”]), certify that the persons whose names and signatures are set out above are duly appointed [•] of the [Company/Partnership] and that the signatures of each of them above are their respective signatures.

Signed:
[Director/Secretary] [Partner]

Date:	[•]

Notes:

*	Including for the avoidance of doubt any partnership agreement.

SCHEDULE 4

PART 1 - FORM OF UTILISATION REQUEST (ADVANCES)

From:	[Name of Borrower] (the “Borrower”)

To:	Deutsche Bank AG, London Branch
as Facility Agent

Date:	[•]

Dear Sirs

We refer to the facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited as Original Borrowers, BNP Paribas London Branch and Deutsche Bank AG, London Branch as Global Coordinators and Physical Bookrunners, BNP Paribas London Branch, Deutsche Bank AG, London Branch, Crédit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International, J.P. Morgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meanings in this Utilisation Request.

We, [•] and [•], being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish the Lenders to make an Advance on the following terms:

(a)             Facility to be used: [A/BX/Revolving Facility]

(b)            Sterling Amount: £[•]

(c)             Currency: [•]

(d)            Interest Period/Term: [•] month[s]

(e)             Proposed date of Advance: [•] (or if that day is not a Business Day, the next Business Day)

[We hereby inform you that as of the date of this Utilisation Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details].](3)  [We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Advance to which this Utilisation Request relates.](4)

The proceeds of this Utilisation should be credited to [insert account details].

This Utilisation Request is made by the authorised signatories of the Borrower named below and is given without personal liability.

Yours faithfully,

(3)           Applicable for Rollover Advances only.  Insert details of relevant Event of Default, if any.

(4)           Applicable for any Advance other than a Rollover Advance.

Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
[Name of Borrower]	[Name of Borrower]

SCHEDULE 4

PART 2 - FORM OF UTILISATION REQUEST (DOCUMENTARY CREDITS)

From:	[Name of Borrower] (the “Borrower”)

To:	Deutsche Bank AG, London Branch
as Facility Agent

and

[•]

as a L/C Bank

Date:	[•]

Dear Sirs

We refer to the facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited as Original Borrowers, BNP Paribas London Branch and Deutsche Bank AG, London Branch as Global Coordinators and Physical Bookrunners, BNP Paribas London Branch, Deutsche Bank AG, London Branch, Crédit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International, J.P. Morgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meanings in this Utilisation Request.

We, [•] and [•], being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish [name of L/C Bank] to issue a Documentary Credit on the following terms:

(a)             Name of Beneficiary: [•]

(b)            Address of Beneficiary: [•]

(c)             Purpose of/Liabilities to be assured by the Documentary Credit: [insert details]

(d)            Sterling Amount: £[•]

(e)             Currency: [•]

(f)             Expiry Date: [•] month[s]

(g)            Proposed date of issue of Documentary Credit: [•] (or if that day is not a Business Day, the next Business Day)

[We hereby inform you that as of the date of this Utilisation Request, the following Event of Default has occurred and is continuing or would result from the issuance of the Documentary Credit requested hereunder [insert details].](5)

(5)             Applicable for Renewal Requests only.  Insert details of the relevant Event of Default, if any.

[We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the issuance of the Documentary Credit to which this Utilisation Request relates.](6)

Upon issuance of the Documentary Credit requested hereunder, please send the Documentary Credit to the Beneficiary at the address shown above, with a copy to [insert details of relevant contact at the Borrower].

This Utilisation Request is made by the authorised signatories of the Borrower named below and is given without personal liability.

Yours faithfully

Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
[Name of Borrower]	[Name of Borrower]

(6)             Applicable to all Utilisation Requests in respect of a Documentary Credit (other than a Renewal Request).

SCHEDULE 5

PART 1 - FORM OF DEED OF TRANSFER AND ACCESSION

To:           Deutsche Bank AG, London Branch as Facility Agent

This Deed is dated [•] and relates to:

(a)         the facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf Deutsche Bank AG, London Branch acts as Facility Agent in connection therewith;

(b)         the HYD Intercreditor Agreement;

(c)         the Group Intercreditor Agreement; and

(d)         the Security Trust Agreement.

1.              Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings in this Deed.  The terms “Lender”, “New Lender”, “Lender’s Participation” and “Portion Transferred” are defined in the Schedule to this Deed.

2.              The Lender:

(a)         confirms that the details in the Schedule to this Deed are an accurate summary of the Lender’s Participation in the Facilities Agreement and the Interest Periods or Terms (as the case may be) for existing Advances as at the date of this Deed; and

(b)         requests the New Lender to accept and procure the transfer by novation to the New Lender of the Portion Transferred by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Facilities Agreement.

3.              The New Lender requests the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 37.7 (Transfer Deed) of the Facilities Agreement so as to take effect in accordance with the terms of it on the Transfer Date or on such later date as may be determined in accordance with the terms of it.

4.              The New Lender confirms that it has received a copy of the Facilities Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

5.              The New Lender undertakes with the Lender and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Relevant Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.              The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facilities Agreement, any other Relevant Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Facilities Agreement, any Relevant Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.              The Lender gives notice that nothing in this Deed or in the Facilities Agreement (or any Relevant Finance Document or other document relating to it) shall oblige the Lender (a) to accept a re transfer from the New Lender of the whole or any part of its rights, benefits and/or obligations under the Relevant Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Relevant Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

8.              [The New Lender represents to the Facility Agent and to each relevant Borrower that it is a UK Bank Lender.](7)

OR

[The New Lender represents to the Facility Agent and to each relevant Borrower that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)](8)  of the definition thereof.](9)

OR

[The New Lender represents to the Facility Agent and to each relevant Borrower that it is a UK Treaty Lender.](10)

9.              Any New Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the New Lender as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.
UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If a New Lender has previously provided the Company with the above documents (in connection with any financing made available by such New Lender to the Company) such New Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

(7)            A Lender giving this representation is a Qualifying UK Lender.

(8)            UK Non-Bank Lender to delete as appropriate.

(9)            A Lender giving this representation is a Qualifying UK Lender.

(10)          A LENDER GIVING THIS REPRESENTATION IS A QUALIFYING UK LENDER.

ACCESSION TO THE HYD INTERCREDITOR AGREEMENT

The New Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party as if it had been an original party thereto in such capacity.

ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT

The New Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Lender as if it had been an original party thereto in such capacity.

ACCESSION TO THE SECURITY TRUST AGREEMENT

The New Lender hereby agrees with each other person who is or becomes party to the Security Trust Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Security Trust Agreement as a Beneficiary as if it had been an original party thereto in such capacity.  This Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

THE SCHEDULE

1.		Lender:

2.		New Lender:

3.		Transfer Date:

4.		Lender’s Participation in Term Facilities	Portion Transferred

	(a)	Lender’s Available A Facility Commitment*	(a)

	(b)	Lender’s Available [BX] Facility Commitment*	(b)

5.		Lender’s Participation in Term Facility Outstandings		Interest Period	Portion Transferred

		A Facility Advances		(a)	(a)

		[BX] Facility Advances		(b)	(b)

6.	[(a)]	Lender’s Revolving Facility Commitment		Portion Transferred

	[(b)	Lender’s Ancillary Facility Commitment		Portion Transferred 100%]

7.	[(a)]	Lender’s Participation in Revolving Facility Outstandings		Term	Portion Transferred

	[(b)	Lender’s Participation in Ancillary Facility Outstandings			Portion Transferred 100%]

8.		[Documentary Credits Issued		Term and Expiry Date	Portion Transferred]

*                                         Details of the Lender’s Available Commitment should not be completed after the applicable Termination Date.

The Lender	The Transferee

EXECUTED as a DEED by for and on	EXECUTED as a DEED by for and on

behalf of [ ]	behalf of [ ]

By:	By:

By:	By:

The Facility Agent

EXECUTED as a DEED by for and on

behalf of DEUTSCHE BANK AG, LONDON BRANCH

By:

By:

ADMINISTRATIVE AND FACILITY OFFICE DETAILS

1.                                       Facility Office Address (in relation to the Transferee’s tax status as set out in paragraph 8 above):

Please provide administrative details of the Transferee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.

2.                                       Administrative Office Address:

Contact Name:

Account for Payments:

Fax:

Telephone:

SCHEDULE 5

PART 2 - FORM OF B FACILITY ACCESSION DEED

To:                              Deutsche Bank AG, London Branch as Facility Agent

Virgin Media Investment Holdings Limited (the “Company”)

This Deed is dated [•] and relates to:

(a)                                 the facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf Deutsche Bank AG, London Branch acts as Facility Agent in connection therewith;

(b)                                the HYD Intercreditor Agreement;

(c)                                 the Group Intercreditor Agreement; and

(d)                                the Security Trust Agreement.

1.                                      Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings in this Deed.  The B Facility made available under this Deed shall be designated as the “[BX](11) Facility”. [The/Each] “[BX] Facility Lender” and [the/each] “[BX] Facility Borrower” is set out on the Schedule to this Deed.

2.                                      [Each/The] [BX] Facility Lender confirms that the details in the Schedule to this Deed are an accurate summary of [such/the] [BX] Facility Lender’s Commitment in the [BX] Facility.

3.                                      [Each/The] [BX] Facility Lender requests the Facility Agent and the Company to accept this Deed as being delivered to the Facility Agent and the Company pursuant to and for the purposes of Clause 2.1(b) (The Facilities) of the Facilities Agreement.

4.                                      [Each/The] [BX] Facility Lender confirms that it has received a copy of the Facilities Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on any other Relevant Finance Party to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on any other Relevant Finance Party to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Parent or any Obligor.

5.                                      [Each/The] [BX] Facility Lender agrees to become party to and to be bound by the terms of the Facilities Agreement as a B Facility Lender.

6.                                      The Termination Date in respect of the [BX] Facility is [     ].

7.                                      The [BX] Facility Margin is [   ] per annum. [The [BX] Facility Margin shall be subject to reduction and increase as follows: [Insert ratchet provision].]

(11)                           Insert designation of the relevant B Facility, if applicable, e.g., B1, B2 or B3.

8.                                      The Maturity Date in respect of the [BX] Facility is [     ].

9.                                      [Insert prepayment premium provision if applicable.]

10.                                [The issue price of the [BX] Facility is [     ].]

11.                                [Each/The] [BX] Facility Lender undertakes with the Company and each of the other Relevant Finance Parties that it will perform in accordance with their terms all those obligations which by the terms of the Relevant Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

12.                                The Company undertakes to deliver to any [BX] Facility Lender that has not previously received it, a copy of the annual operating budget in respect of the financial year ending 31 December 2010 that was delivered to the Lenders under the Existing Senior Credit Facilities Agreement.

13.                                [[Each of] [Insert name of relevant BX Facility Lender(s)] represents to the Facility Agent and to the Company that is a UK Bank Lender.](12)

AND/OR

[[Each of] [Insert name of relevant BX Facility Lender(s)]represents to the Facility Agent and to the Company that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)](13) of the definition thereof.](14)

AND/OR

[[Each of] [Insert name of relevant BX Facility Lender(s)]represents to the Facility Agent and to the Company that it is a UK Treaty Lender.](15)

14.                                Each [BX] Facility Lender that is a UK Bank or UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of such [BX] Facility Lender as indicated above:

UK Bank Lender	(i)	certificate of incorporation; and

	(ii)	copy of banking licence.

UK Non- Bank Lender	(i)	certificate of incorporation in the UK; or

	(ii)	other evidence that the relevant ss. 933-937 Income Tax Act 2007 are met.

(12)                           A [BX] Facility Lender giving this representation is a Qualifying UK Lender and may lend to any Borrower incorporated in the United Kingdom.

(13)                           UK Non- Bank Lender to delete as appropriate.

(14)                           A [BX] Facility Lender giving this representation is a Qualifying UK Lender and may lend to any Borrower incorporated in the United Kingdom.

(15)                           A [BX] Facility Lender giving this representation is a Qualifying UK Lender and may lend to any Borrower incorporated in the United Kingdom.

If a [BX] Facility Lender has previously provided the Company with the above documents (in connection with any financing made available by such [BX] Facility Lender to the Company) such [BX] Facility Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

ACCESSION TO THE HYD INTERCREDITOR AGREEMENT

[Each/The] [BX] Facility Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT

[Each/The] [BX] Facility Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

This Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

THE SCHEDULE

Name of [BX] Facility Lender	[BX] Facility Lender’s Commitment

[•]	[•]

Name of [BX] Facility Borrower

[•]

[Insert Appropriate Signature Block for Each BX Facility Lender]

The Facility Agent

EXECUTED as a DEED for and on behalf of

DEUTSCHE BANK AG, LONDON BRANCH

By:	By:

The Company

EXECUTED as a DEED for and on behalf of

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED acting by:

Director
[Insert name of director]

Witness

Name:
Address:
Occupation:

Administrative Details of [BX] Facility Lender and its Facility Office(16)

Facility Office Address in relation to its tax status as set out in paragraph 14 above:

Administrative Office:

Contact Name:

Account for Payments:

Fax:

Telephone:

(17)                           To be replicated for each [BX] Facility Lender

SCHEDULE 5

PART 3 - FORM OF ACCESSION NOTICE

THIS ACCESSION NOTICE is entered into on [•] by [insert name of Holding Company] (“Holdco”)] / [[insert name of Subsidiary] (the “Subsidiary”)] and [Virgin Media Finance PLC (the “Parent”)] [Virgin Media Investment Holdings Limited (the “Company”)] by way of a deed in favour of the Facility Agent, the Mandated Lead Arrangers and the Lenders (each as defined in the Facilities Agreement referred to below).

BACKGROUND

(A)                                  We refer to the facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited as Original Borrowers, BNP Paribas London Branch and Deutsche Bank AG, London Branch as Global Coordinators and Physical Bookrunners, BNP Paribas London Branch, Deutsche Bank AG, London Branch, Crédit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International, J.P. Morgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee and the financial and other institutions named in it as Lenders.

(B)                                    [The Subsidiary is required to accede to the Facilities Agreement as an Acceding Guarantor pursuant to Clause 3.1 (Conditions Precedent) and Clause 26.2 (Acceding Guarantors).]

OR

[The Company has requested that the Subsidiary becomes an Acceding Borrower and an Acceding Guarantor pursuant to Clause 26.1 (Acceding Borrowers) of the Facilities Agreement.]

OR

[The Company has requested that the Subsidiary become an Acceding Guarantor pursuant to Clause 26.2 (Acceding Guarantors) of the Facilities Agreement.]

OR

[The Company has requested that Holdco becomes a party to this Agreement as the Ultimate Parent pursuant to Clause 26.3 (Acceding Holding Company) of the Facilities Agreement.]

NOW THIS DEED WITNESS AS FOLLOWS:

1.                                           Terms defined in the Facilities Agreement have the same meanings in this Accession Notice.

2.                                           [The Subsidiary/Holdco] is a company [or specify any other type of entity] duly incorporated, established or organised under the laws of [insert relevant jurisdiction].

3.                                           [The Subsidiary/Holdco] confirms that it has received from the Company a true and up-to-date copy of the Facilities Agreement and the other Relevant Finance Documents.

4.                                           [The Subsidiary/Holdco] undertakes, upon its becoming a [party to the Facilities Agreement/Borrower/Guarantor], to perform all the obligations expressed to be undertaken under the Facilities Agreement, [the Group Intercreditor Agreement], [the HYD Intercreditor Agreement] and the other Relevant Finance Documents by a [Borrower] [Guarantor] [Holdco] and agrees that it shall be bound by the Facilities Agreement, [the Group Intercreditor Agreement], [the HYD Intercreditor Agreement], [the Supplemental HYD Intercreditor Agreement](17) and the other Relevant Finance Documents in all respects as if it had been an original party to them as [a Borrower] [a Guarantor] [the Ultimate Parent](18).

5.                                           The Company:

(a)                           repeats the Repeating Representations identified as being made by it under Clause 21 (Representations and Warranties) upon the date [the Subsidiary/Holdco] accedes to the Facilities Agreement; and

(b)                          confirms that no Default [(other than any Default which will be remedied by the accession of the [Acceding Borrower][Acceding Guarantor] and each other person acceding as a [Borrower][Guarantor] on or about the date of this Accession Notice)] is continuing or will occur as a result of [the Subsidiary/Holdco] becoming an [Acceding Borrower/an Acceding Guarantor/ a party to this Agreement].

6.                                           [The Subsidiary makes, in relation to itself, the representations and warranties expressed to be made by a Guarantor in Clause 21 (Representations and Warranties) of the Facilities Agreement.](19)

OR

[The Subsidiary makes, in relation to itself, the Repeating Representations expressed to be made by a Borrower in Clause 21 (Representations and Warranties) of the Facilities Agreement]

OR

[The Subsidiary makes, in relation to itself, the Repeating Representations expressed to be made by a Guarantor in Clause 21 (Representations and Warranties) of the Facilities Agreement](20)

OR

[Holdco makes, in relation to itself, the Repeating Representations expressed to be made by the Ultimate Parent in Clause 21 (Representations and Warranties) of the Facilities Agreement](21)

7.                                           [The Subsidiary hereby represents that it is subject to or is potentially liable to US Federal Income Taxes or its members or shareholders are liable or potentially liable to US Federal Income Taxes in respect of its net income or profit and upon its accession to the Facilities Agreement as an Acceding Guarantor, it will be a Restricted Guarantor.](22)

8.                                           [[The Subsidiary/Holdco] confirms that it has appointed [Virgin Media Investment Holdings Limited] to be its process agent for the purposes of accepting service of Proceedings on it.](23)

(17)                                Delete if inapplicable.

(18)                                Insert any legal limitations on guarantee, if applicable.

(19)                                Original Guarantors only.

(20)                                Acceding Guarantors only.

(21)                                Acceding Holdco only.

(22)                                Restricted Guarantors only.

(23)                                Non-English entities only.

9.              [The Subsidiary/Holdco]’s administrative details for the purposes of the Facilities Agreement are as follows:

Address:

Contact:

Telephone No:

Fax No:

10.            This Accession Notice, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

This Accession Notice has been executed as a Deed by the Company and [the Parent/The Subsidiary /Holdco] and signed by the Facility Agent on the date written at the beginning of this Accession Notice.

[THE SUBSIDIARY

EXECUTED as a DEED by

[Name of Subsidiary] acting by

Director	)
[insert name of director]

)
WITNESS
Witness name:
Address:
Occupation:

OR

[HOLDCO

EXECUTED as a DEED by

[Insert name of Holdco] acting by

Director	)
[insert name of director]

)
WITNESS
Witness name:
Address:
Occupation:

THE COMPANY

EXECUTED as a DEED by

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED

acting by

Director	)
[insert name of director]

)
WITNESS
Witness name:
Address:
Occupation:

THE FACILITY AGENT

DEUTSCHE BANK AG, LONDON BRANCH

By:

By:

SCHEDULE 5

PART 4 - ACCESSION DOCUMENTS

1.                                           Corporate Documents

In relation to the proposed Acceding Group Company:

(a)                           a copy of its up-to-date constitutional documents;

(b)                          a board resolution or a manager’s resolution or a partner’s resolution of such person approving the execution and delivery of the relevant Accession Notice, its accession to the Facilities Agreement as an Acceding Guarantor, Acceding Holding Company or Acceding Borrower, as applicable, and the performance of its obligations under the Relevant Finance Documents and authorising a person or persons identified by name or office to sign such Accession Notice and any other documents to be delivered by it pursuant thereto;

(c)                           to the extent legally necessary, a copy of a shareholders’ resolution of all the shareholders of such person approving the execution, delivery and performance of the Relevant Finance Documents to which it is a party and the terms and conditions to it; and

(d)                          a duly completed certificate of a duly authorised officer of such person substantially in the form of Part 3 of Schedule 3 (Form of Officer’s Certificate).

2.                                           Legal Opinions

Such legal opinions as the Facility Agent may reasonably require of such legal advisers as may be acceptable to the Facility Agent, as to:

(a)                           the due incorporation, capacity and authorisation of the relevant Acceding Group Company; and

(b)                          the relevant obligations to be assumed by the relevant Acceding Group Company under the Relevant Finance Documents to which it is a party being legal, valid, binding and enforceable against it, in each case, under the relevant laws of the jurisdiction of organisation or establishment of such Acceding Group Company, as the case may be.

3.                                           Necessary Authorisations

A copy of any Necessary Authorisation as is in, the reasonable opinion of counsel to the Lenders necessary to render the Relevant Finance Documents to which the relevant Acceding Group Company, is or is to be party legal, valid, binding and enforceable, to make the Relevant Finance Documents to which the relevant Acceding Group Company is or is to be party admissible in evidence in such Acceding Group Company’s jurisdiction of incorporation and (if different) in England and to enable such Acceding Group Company to perform its obligations thereunder, as a matter of law save, in the case of any Acceding Guarantor or Acceding Borrower, for any registrations or recordings required for the perfection of the Security Documents and subject to the Reservations (to the extent applicable).

4.                                           Security Documents

In the case of an Acceding Guarantor or Acceding Borrower, at least 2 original copies of any Security Documents required by the Facility Agent, acting reasonably in accordance with the terms of this Agreement duly executed by the proposed Acceding Guarantor or Acceding Borrower together with all documents required to be delivered pursuant to it provided the Acceding Guarantor or Acceding Borrower shall be under no obligation to procure the granting of Security over any shares, in receivables owed by, or any other interest in any Bank Group Excluding Subsidiary or Project Company.

5.                                           Process Agent

Written confirmation from any process agent referred to in the relevant Accession Notice that it accepts its appointment as process agent.

6.                                           Financial Statements

The latest annual audited financial statements of the relevant Acceding Group Company, if any.

SCHEDULE 6

PART 1 — FORM OF ADDITIONAL FACILITY ACCESSION DEED

To:                                  Deutsche Bank AG, London Branch as Facility Agent

[Date]

Dear Sirs

Additional Facility Accession Deed

This Deed is dated [•] and relates to:

(a)                                      the facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf Deutsche Bank AG, London Branch acts as Facility Agent in connection therewith;

(b)                                     the HYD Intercreditor Agreement;

(c)                                      the Group Intercreditor Agreement; and

(d)                                     the Security Trust Agreement.

1.                                           Terms defined in the Facilities Agreement shall have the same meaning in this Additional Facility Accession Deed.

2.                                           We refer to Clause 2.5 (Additional Facility) of the Facilities Agreement.

3.                                           [Unless otherwise indicated herein, the terms of this Additional Facility Accession Deed shall be consistent in all material respects with the terms of the Facilities Agreement including, without limitation, with respect to interest period, conditions precedent, tax gross-up provisions and indemnity provisions, representations and warranties, utilisation mechanics, cancellation and prepayment (including the treatment of this Additional Facility Accession Deed under the prepayment waterfall), fees, costs and expenses, transfers, voting, amendments and waivers, financial and non-financial covenants and events of default.]

4.                                           No Utilisation may be made of the Additional Facility made available pursuant to this Additional Facility Accession Deed, if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation.

5.                                           This Additional Facility Accession Deed is made as a [term loan/revolving loan].

6.                                           [Each of] [Name of Additional Facility Lender(s)] agrees to become party to and to be bound by the terms of the Facilities Agreement as an Additional Facility Lender in accordance with Clause 2.5 (Additional Facility).

7.                                           The aggregate principal amount of the Additional Facility being made available under this Additional Facility Accession Deed is EUR/US$/Sterling [          ].

8.                                           The Additional Facility Availability Period is [       ].

9.                                           Interest on the Additional Facility will accrue and be payable as follows: [   ].  The Additional Facility Margin is [   ] per annum.

10.                                     The Final Maturity Date(24) in respect of the Additional Facility is [        ].

11.                                     Use of proceeds: [       ].

12.                                     The Additional Facility shall be repaid as follows:  [      ].

13.                                     The Additional Facility Commencement Date is [       ].

14.                                     The commitment fee in relation to this Additional Facility under Clause 16 (Commissions and Fees) is [    ] per cent. per annum.

15.                                     [Add additional terms of the Additional Facility, as required, as set out in Clause 2.5 (Additional Facility)]

16.                                     The Company confirms that all requirements of paragraph (a) of Clause 2.5 (Additional Facility) are fulfilled as of the date of this Additional Facility Accession Deed;

17.                                     [[Each/The] Additional Facility Lender and [each/the] Additional Facility Borrower confirms that the Additional Facility being made available pursuant to this Additional Facility Accession Deed shares in the Security on a junior basis to the Facilities].

18.                                     [Each/The] Additional Facility Lender confirms to each other Relevant Finance Party that:

(a)                           it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and such Obligor’s related entities in connection with its participation in the Additional Facility being made available pursuant to this Additional Facility Accession Deed and has not relied on any information provided to it by any other Relevant Finance Party in connection with any Relevant Finance Document; and

(b)                          it will continue to make its own independent appraisal of the creditworthiness of each Obligor and such Obligor’s related entities while any amount is or may be outstanding under the Facilities Agreement or any Additional Facility Commitment is in force.

19.                                     The Facility Office and address for notices of [each/the] Additional Facility Lender for the purposes of Clause 41 (Notices and Delivery of Information) is:

[               ]

20.                                     This Additional Facility Accession Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

21.                                     [[Each of] [Insert name of relevant Additional Facility Lender(s)] represents to the Facility Agent and to the Company that is a UK Bank Lender.](25)

(24)                                The Final Maturity Date shall be no earlier than 31 December 2015 and, in the event that there’s provision for any scheduled repayments prior to this date, the average life to maturity shall not be shorter than the average life to maturity of any A Facility outstanding under the Facilities Agreement at the time of establishment of such Additional Facility.

(25)                                An Additional Facility Lender giving this representation is a Qualifying UK Lender.

AND/OR

[[Each of] [Insert name of relevant Additional Facility Lender(s)] represents to the Facility Agent and to the Company that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)](26) of the definition thereof.](27)

AND/OR

[[Each of] [Insert name of relevant Additional Facility Lender(s)] represents to the Facility Agent and to the Company that it is a UK Treaty Lender.](28)

AND/OR

[[Each of] [Insert name of relevant Additional Facility Lender(s)] represents to the Facility Agent and to the Company that it is a UK Treaty Lender.](29)

AND/OR

[[Each of] [Insert name of relevant Additional Facility Lender(s)] represents to the Facility Agent and to the Company that it is not a Qualifying UK Lender.]

22.                                     Each Additional Facility Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of such Additional Facility Lender as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.
UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If an Additional Facility Lender has previously provided the Company with the above documents (in connection with any financing made available by such Additional Facility Lender to the Company) such Additional Facility Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

ACCESSION TO THE HYD INTERCREDITOR AGREEMENT

[Each/The] Additional Facility Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

(26)                                UK Non-Bank Lender to delete as appropriate.

(27)                                An Additional Facility Lender giving this representation is a Qualifying UK Lender.

(28)                                An Additional Facility Lender giving this representation is a Qualifying UK Lender.

(29)                                An Additional Facility Lender giving this representation is a Qualifying UK Lender.

ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT

[Each/The] Additional Facility Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

This Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

[INSERT APPROPRIATE SIGNATURE BLOCK FOR EACH ADDITIONAL FACILITY LENDER(S)]

THE COMPANY

EXECUTED as a DEED for and on behalf of

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED acting by:

Director
[Insert name of director]

Witness

Name:
Address:
Occupation:

[INSERT APPROPRIATE SIGNATURE BLOCK FOR EACH ADDITIONAL FACILITY BORROWER]

THE FACILITY AGENT

EXECUTED as a DEED for and on behalf of

DEUTSCHE BANK AG, LONDON BRANCH

By:	By:

Administrative Details of Additional Facility Lender and its Facility Office(30)

Facility Office Address in relation to its tax status as set out in paragraph 21 above:

Administrative Office:

(30)                                To be replicated for each Additional Facility Lender

Contact Name:

Account for Payments:

Fax:

Telephone:

SCHEDULE 6

PART 2 - CONDITIONS PRECEDENT TO ADDITIONAL FACILITY UTILISATION

1.                                           Corporate Documents

In relation to each Borrower in respect of the Additional Facility:

(a)                           a copy of its up-to-date constitutional documents or a certificate of an authorised officer of the Company confirming that such Borrower has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date the Obligor’s Certificate in relation to such Obligor was last delivered to the Facility Agent.

(b)                          a copy of a board resolution or a manager’s or partner’s resolution of such person approving the incurrence by such person of the indebtedness under the Additional Facility; and

(c)                           a duly completed certificate of a duly authorised officer of such person in the form attached in Part 3 of Schedule 6 (Form of Additional Facility Officer’s Certificate) with such amendments as the Facility Agent may agree.

2.                                           Fees

Evidence that the agreed fees payable by the Company in connection with the utilisation of the Additional Facility have been or will be paid.

3.                                           Designation

Duly executed copy of notices of the Company of:

(a)                           designating the Additional Facility as New Senior Liabilities in accordance with Clause 12 (New Senior Liabilities) of the Group Intercreditor Agreement; and

(b)                          designating the Additional Facility as Designated Senior Liabilities in accordance with Clause 8.2 (Designated Senior Liabilities) of the HYD Intercreditor Agreement.

4.                                           Legal Opinions

An opinion of:

(a)                           Latham & Watkins (London) LLP, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of English law; and

(b)                          Fried, Frank, Harris, Shriver & Jacobson (London) LLP, legal advisers to Obligors on matters of New York law.

SCHEDULE 6

PART 3 - FORM OF ADDITIONAL FACILITY OFFICER’S CERTIFICATE

To:                                  Deutsche Bank AG, London Branch as Facility Agent

We refer to the facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited as Original Borrowers, BNP Paribas London Branch and Deutsche Bank AG, London Branch as Global Coordinators and Physical Bookrunners, BNP Paribas London Branch, Deutsche Bank AG, London Branch, Crédit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International, J.P. Morgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meanings in this Certificate.

I, [name], a [Director/Partner/General Partner/Officer] of [name of Obligor] of [address] (the [“Company”/”Partnership”])

CERTIFY without personal liability, that:

(a)                                      [attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the constitution of the [Company/Partnership];] / [the [Company/Partnership] has not amended any of its constitutional documents in a manner which could be reasonably expected to be materially adverse to the interests of the Lenders since the date such documents were last delivered to the Facility Agent];

(b)                                     attached to this Certificate marked [“A”/”B”] is a true, correct and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors] [a meeting of the managers] [a meeting of the partners] duly convened and held on [•] or the equivalent thereof passed as a written resolution of the [Company/Partnership] approving the Relevant Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect; and

(c)                                      the incurrence of the indebtedness under the Additional Facility by the [Company/Partnership] will not breach any borrowing, guaranteeing or other indebtedness limit to which the [Company/Partnership] is subject.

SCHEDULE 7

MANDATORY COST FORMULA

1.                                           The Mandatory Cost is an addition to the interest rate in relation to the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                           On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent by reference to the Facility Agent’s own rates and will be expressed as a percentage rate per annum.

3.                                           The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage determined by the Facility Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.                                           The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)                           in relation to a domestic Sterling Advance:

per cent. per annum

(b)                          in relation to an Advance in any currency other than domestic Sterling:

per cent. per annum

Where:

(A)                                  is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

(B)                                    is the percentage rate of interest (excluding the Margin and the Mandatory Cost and if the Advance is subject to default interest under Clause 28 (Default Interest) the additional rate specified in Clause 28 (Default Interest)) payable for the relevant Interest Period on the Advance;

(C)                                    is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England;

(D)                                   is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits; and

(E)                                     is the rate of charge payable by the Facility Agent to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of the Facility Agent.

5.                                           For the purposes of this Schedule 7:

(a)                           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                          “Fees Regulations” means the Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision;

(c)                           “Fee Base” has the meaning given to it, and will be calculated in accordance with, the Fees Regulations;

(d)                          “Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(e)                           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.                                           In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5.00 per cent. will be included in the formulae as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.                                           If requested by the Facility Agent, each Reference Bank and Alternative Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank and Alternative Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank and Alternative Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank and Alternative Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank and Alternative Reference Bank.

8.                                           Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                           the jurisdiction of its Facility Office; and

(b)                          any other information that the Facility Agent may reasonably require for such purpose.

9.                                           Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

10.                                     The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank and Alternative Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special

Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

11.                                     The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank and Alternative Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

12.                                     The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank and Alternative Reference Bank pursuant to paragraphs 3, 7 and 8 above.

13.                                     Any determination by the Facility Agent pursuant to this Schedule 7 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

14.                                     The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule 7 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	Deutsche Bank AG, London Branch
as Facility Agent

[Date]

Dear Sirs

Certificate in respect of the [insert details of relevant testing period] ended [insert relevant Quarter Date] (the “Certification Date”)

We refer to the facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited as Original Borrowers, BNP Paribas London Branch, Deutsche Bank AG, London Branch, Crédit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International, J.P. Morgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meanings in this Compliance Certificate.

1.                                           This Compliance Certificate is provided in accordance with paragraph (a) of Clause 22.5 (Compliance Certificates) of the Facilities Agreement.

2.                                           We, [•] and [•](31), being duly authorised signatories of the Company as at the date of this Compliance Certificate, confirm that the financial covenants contained in Clause 23 (Financial Condition) of the Facilities Agreement have been complied with as at the Certification Date.  This confirmation is based on the following (applying the rules for calculation set out in Clause 23 (Financial Condition)):

(a)                           The ratio of Consolidated Net Debt to Consolidated Operating Cashflow for the period ending on the Certification Date was [•].

(b)                          [The ratio of Consolidated Operating Cashflow to Consolidated Total Net Cash Interest Payable for the period ending on the Certification Date was [•].]

3.                                           In addition, we confirm that Bank Group Consolidated Revenues for the financial year ended [•] was £[•].(32)

4.                                           The information contained in the Attached Working Paper has been prepared on the basis of the same information and methodology used to prepare the appropriate financial information.

5.                                           The 80% Security Test was satisfied as at the Certification Date.(33)

6.                                           We further confirm that to our knowledge no Default was continuing as at the Certification Date.

(31)                                At least one of whom shall be a Financial Officer.

(32)                                Applicable only for Compliance Certificate to be delivered with annual financial information of the Bank Group.

(33)                                Applicable only for Compliance Certificate to be delivered with annual financial information of the Bank Group.

7.                                           This Compliance Certificate is given by the authorised signatories of the Company named below and is given without personal liability.

Yours faithfully,

Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
VIRGIN MEDIA INVESTMENT	VIRGIN MEDIA INVESTMENT
HOLDINGS LIMITED	HOLDINGS LIMITED

SCHEDULE 9

ORIGINAL SECURITY DOCUMENTS

A. Existing Original Security Documents

No.	Name of Security Document

ENGLISH SECURITY DOCUMENTS
1.	Composite Debenture dated 19 January 2010 and made between the companies listed in schedule 1 thereto, the partnerships listed in schedule 2 thereto and Deutsche Bank AG, London Branch.
2.

Charge over Shares relating to the shares in the companies listed in schedule 2 thereto dated 19 January 2010 and made between the companies listed in schedule 1 thereto and Deutsche Bank AG, London Branch.

3.	Blocked Account Charge dated 9 February 2010 and made between Virgin Media Investment Holdings Limited and Deutsche Bank AG, London Branch.
SCOTTISH SECURITY DOCUMENTS
4.	Standard Security dated 19 January 2010 and made between CableTel (UK) Limited and Deutsche Bank AG, London Branch.
5.	Ranking Agreement dated 19 January 2010 and made between CableTel (UK) Limited and Deutsche Bank AG, London Branch.
6.	Share Pledge dated 19 January 2010 and made between Virgin Media Limited and Deutsche Bank AG, London Branch.
7.	Share Pledge dated 19 January 2010 and made between NTL Glasgow and Deutsche Bank AG, London Branch.
8.	Share Pledge dated 19 January 2010 and made between Telewest Limited and Deutsche Bank AG, London Branch.
9.	Share Pledge dated 19 January 2010 and made between Telewest Communications (Scotland Holdings) Limited and Deutsche Bank AG, London Branch.
10.	Bond and Floating Charge dated 19 January 2010 and made between Prospectre Limited and Deutsche Bank AG, London Branch.
11.	Bond and Floating Charge dated 19 January 2010 and made between NTL Glasgow and Deutsche Bank AG, London Branch.
12.	Bond and Floating Charge dated 19 January 2010 and made between CableTel Scotland Limited and Deutsche Bank AG, London Branch.
13.	Bond and Floating Charge dated 19 January 2010 and made between Telewest Communications (Scotland Holdings) Limited and Deutsche Bank AG, London Branch.

14.	Bond and Floating Charge dated 19 January 2010 and made between Telewest Communications (Scotland) Limited and Deutsche Bank AG, London Branch.
15.	Bond and Floating Charge dated 19 January 2010 and made between Telewest Communications (Motherwell) Limited and Deutsche Bank AG, London Branch.
16.	Bond and Floating Charge dated 19 January 2010 and made between Telewest Communications (Dundee & Perth) Limited and Deutsche Bank AG, London Branch.
JERSEY SECURITY DOCUMENTS
17.	Security Agreement dated 19 January 2010 and made between Birmingham Cable Limited and Deutsche Bank AG, London Branch.
NEW YORK SECURITY DOCUMENTS
18.	Amended and Restated Pledge Agreement dated 19 January 2010 and made between NTL Victoria Limited and Deutsche Bank AG, London Branch.
19.	Amended and Restated Pledge Agreement dated 19 January 2010 and made between the parties listed on the signature pages thereto and Deutsche Bank AG, London Branch.
20.	Amended and Restated Security Agreement dated 19 January 2010 and made between the parties listed on the signature pages thereto and Deutsche Bank AG, London Branch.
COLORADO SECURITY DOCUMENTS
21.

Amended and Restated Pledge and Security Agreement re: the interests in Avon Cable Limited Partnership dated 19 January 2010 and made between TCI/US West Cable Communications Group, Theseus No.1 Limited, Theseus No.2 Limited and Deutsche Bank AG, London Branch.

22.

Amended and Restated Pledge and Security Agreement re: the interests in Cotswolds Cable Limited Partnership dated 19 January 2010 and made between TCI/US West Cable Communications Group, Theseus No.1 Limited, Theseus No.2 Limited and Deutsche Bank AG, London Branch.

23.

Amended and Restated Pledge and Security Agreement re: the interests in Edinburgh Cable Limited Partnership dated 19 January 2010 and made between TCI/US West Cable Communications Group, Theseus No.1 Limited, Theseus No.2 Limited and Deutsche Bank AG, London Branch.

24.

Amended and Restated Pledge and Security Agreement re: the interests in Estuaries Cable Limited Partnership dated 19 January 2010 and made between TCI/US West Cable Communications Group, Theseus No.1 Limited, Theseus No.2 Limited and Deutsche Bank AG, London Branch.

25.

Amended and Restated Pledge and Security Agreement re: the interests in Tyneside Cable Limited Partnership dated 19 January 2010 and made between TCI/US West Cable Communications Group, Theseus No.1 Limited, Theseus No.2 Limited and Deutsche Bank AG, London Branch.

26.

Amended and Restated Pledge and Security Agreement re: the interests in United Cable (London South) Limited Partnership dated 19 January 2010 and made between TCI/US West Cable Communications Group, Theseus No.1 Limited, Theseus No.2 Limited and Deutsche Bank AG, London Branch.

27.

Amended and Restated Pledge and Security Agreement re: the interests in TCI/US West Cable Communications Group dated 19 January 2010 and made between Theseus No.1 Limited, Theseus No.2 Limited and Deutsche Bank AG, London Branch.

28.

Amended and Restated Pledge and Security Agreement re: the interests in London South Cable Partnership dated 19 January 2010 and made between United Cable (London South) Limited Partnership, Crystal Palace Radio Limited and Deutsche Bank AG, London Branch.

LUXEMBOURG SECURITY DOCUMENTS
29.	Amendment and Restatement Agreement dated 19 January 2010 and made between Future Entertainment S.à r.l. and Deutsche Bank AG, London Branch in relation to the Luxembourg Accounts Pledge Agreement.
30.	English law Assignment of Contracts dated 19 January 2010 and made between Future Entertainment S.à r.l. and Deutsche Bank AG, London Branch.
31.	Share Pledge Agreement dated 19 January 2010 and made between Virgin Media Investments Limited, Future Entertainment S.à r.l. and Deutsche Bank AG, London Branch.

B. Original Security Documents to be executed on or prior to first Utilisation

No.	Name of Security Document

ENGLISH SECURITY DOCUMENTS
32.	Charge over the shares of Virgin Media Investment Holdings Limited made between Virgin Media Finance PLC and Deutsche Bank AG, London Branch.
33.	Assignment of Loans made between Virgin Media Finance PLC and Deutsche Bank AG, London Branch.
34.	Composite Debenture made between Virgin Media SFA Finance Limited and Deutsche Bank AG, London Branch.
35.	Confirmation Deed made between the subsidiaries of Virgin Media Inc. listed on the signature pages thereto and Deutsche Bank AG, London Branch.
SCOTTISH SECURITY DOCUMENTS
36.	Confirmation Agreement made between the subsidiaries of Virgin Media Inc. listed on the signature pages thereto and Deutsche Bank AG, London Branch.
NEW YORK SECURITY DOCUMENTS

37.	Reaffirmation Agreement made between the subsidiaries of Virgin Media Inc. listed on the signature pages thereto and Deutsche Bank AG, London Branch.
38.	Reimbursement and Contribution Agreement made between Virgin Media Inc. and the other parties listed therein.
LUXEMBOURG SECURITY DOCUMENTS
39.	Confirmation Agreement made between Future Entertainment S.à r.l. and Deutsche Bank AG, London Branch.

SCHEDULE 10

PART 1 - EXISTING ENCUMBRANCES

1A.           Existing Encumbrances required to be discharged within 10 Business Days after first Utilisation:

No.	Name of Security Document

ENGLISH SECURITY DOCUMENTS
1.	Composite Debenture dated 3 March 2006, as amended on 19 January 2010, granted by each of the Obligors listed therein in favour of Deutsche Bank AG, London Branch.
2.

Charge over the shares of Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), dated 3 March 2006, as amended and restated on 31 July 2006 and 19 January 2010 and made between Virgin Media Finance PLC (formerly known as NTL Cable PLC) and Deutsche Bank AG, London Branch.

3.

Assignment of Loans (C Facility) dated 3 March 2006, as amended on 31 July 2006 and 19 January 2010 and made between Virgin Media Finance PLC (formerly known as NTL Cable PLC) and Deutsche Bank AG, London Branch.

4.

Assignment of Loans (Non-C Facility) dated 3 March 2006, as amended on 31 July 2006 and 19 January 2010 and made between Virgin Media Finance PLC (formerly known as NTL Cable PLC) and Deutsche Bank AG, London Branch.

5.

Charge over shares dated 3 March 2006, as amended on 19 January 2010, granted by certain of the Obligors incorporated in the United States of America as Chargor in favour of Deutsche Bank AG, London Branch as Security Trustee.

6.

Blocked account charge dated 3 March 2006, as amended on 19 January 2010 and 9 February 2010, granted by Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited) as Chargor in favour of Deutsche Bank AG, London Branch as Security Trustee.

7.

Composite Debenture dated 18 September 2006, as amended on 19 January 2010, between Virgin Mobile Holdings (UK) Limited, Virgin Mobile Group (UK) Limited, Virgin Mobile Telecoms Limited and Deutsche Bank AG, London Branch as Security Trustee.

8.	Composite Debenture dated 23 January 2007, as amended on 19 January 2010, between Virgin Media Payments Limited and Deutsche Bank AG, London Branch as Security Trustee.
9.	Composite Debenture dated 19 December 2008, as amended on 19 January 2010, between M&NW Network Limited, M&NW Network II Limited and Deutsche Bank AG, London Branch as Security Trustee.
10.	Composite Debenture dated 10 December 2009, as amended on 19 January 2010, between Flextech Limited, Fleximedia Limited and Deutsche Bank AG, London Branch as Security Trustee.
11.	Composite Debenture dated 23 December 2009, as amended on 19 January 2010, between Virgin Media Investments Limited, Virgin Media Secured Finance PLC and Deutsche Bank

AG, London Branch as Security Trustee, as amended by a Deed of Amendment.
SCOTTISH SECURITY DOCUMENTS
12.	Share pledge dated 3 March 2006, as amended on 19 January 2010, granted by Virgin Media Limited (formerly known as NTL Group Limited) in favour of Deutsche Bank AG, London Branch as Security Trustee.
13.	Share pledge dated 3 March 2006, as amended on 19 January 2010, granted by ntl Glasgow in favour of Deutsche Bank AG, London Branch as Security Trustee.
14.	Share pledge dated 3 March 2006, as amended on 19 January 2010, granted by Telewest Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.
15.	Share pledge dated 3 March 2006, as amended on 19 January 2010, granted by Telewest Communications (Scotland Holdings) Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.
16.	Bond and floating charge dated 3 March 2006, as amended on 19 January 2010, granted by Prospectre Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.
17.	Bond and floating charge dated 3 March 2006, as amended on 19 January 2010, granted by ntl Glasgow in favour of Deutsche Bank AG, London Branch as Security Trustee.
18.	Bond and floating charge dated 3 March 2006, as amended on 19 January 2010, granted by CableTel Scotland Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.
19.

Bond and floating charge dated 3 March 2006, as amended on 19 January 2010, granted by Telewest Communications (Scotland Holdings) Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.

20.	Bond and floating charge dated 3 March 2006, as amended on 19 January 2010, granted by Telewest Communications (Scotland) Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.
21.	Bond and floating charge dated 3 March 2006, as amended on 19 January 2010, granted by Telewest Communications (Motherwell) Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.
22.

Bond and floating charge dated 3 March 2006, as amended on 19 January 2010, granted by Telewest Communications (Dundee & Perth) Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.

23.	Standard Security dated 3 March 2006, granted by CableTel (UK) Limited in favour of Deutsche Bank AG, London Branch as Security Trustee in respect of land in Renfrew.
24.	Variation of Standard Security dated 19 January 2010 and made between CableTel (UK) Limited and Deutsche Bank AG, London Branch.
JERSEY SECURITY DOCUMENTS
25.	Security agreement dated 3 March 2006, granted by Birmingham Cable Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.

26.	Supplemental Agreement dated 19 January 2010 and made between Birmingham Cable Limited and Deutsche Bank AG, London Branch in relation to the 3 March 2006 Jersey Security Agreement.
NEW YORK SECURITY DOCUMENTS
27.	US pledge agreement dated 3 March 2006, as amended and restated on 19 January 2010, granted by Virgin Media Dover LLC in favour of Deutsche Bank AG, London Branch as Security Trustee.
LUXEMBOURG SECURITY DOCUMENTS
28.

Share pledge agreement dated 23 December 2009 (effective 1 January 2010), as amended on 19 January 2010, between Virgin Media Investments Limited, Deutsche Bank AG, London Branch and Future Entertainment S.à r.l.

29.

Assignment of Contracts in relation to customer contracts dated 9 June 2009, as amended on 19 January 2010, between Future Entertainment S.à r.l. and Deutsche Bank AG, London Branch as Security Trustee.

1B.           Existing Encumbrances not required to be discharged.

CHARGOR	DATE	BENEFICIARY	SUMMARY
Cable London Limited	27 July 1990	Barclays Bank PLC	Legal Charge granted over Television House, Clarendon Road, Turnpike Lane
Cable London Limited	22 October 1992	Barclays Bank PLC	Legal Charge granted over land at rear of 60/70 Clarendon Road, Haringey, London (known as Car Park No 2)
Cable London Limited	03 January 1995	Barclays Bank PLC	Legal Charged granted over Car Park No 1 and No 2, 60/70 Clarendon Road, Haringey, London
CableTel Herts and Beds Limited	23 May 1997	Dhamecha Foods Limited	Rent Deposit Deed
CableTel Herts and Beds Limited	23 May 1997	Dhamecha Foods Limited	Rent Deposit Charge

CHARGOR	DATE	BENEFICIARY	SUMMARY
CableTel Herts and Beds Limited	06 August 1997	National Westminster Bank plc	Charge over credit balances
CableTel Surrey and Hampshire Limited	28 July 1995	British Aerospace Pension Funds Trustees Limited	Deed of Rental Deposit
CableTel Surrey and Hampshire Limited	06 August 1997	National Westminster Bank plc	Charge over credit balances
Ed Stone Limited	12 December 2002	Abbey National Treasury Services PLC	Charge over cash deposit
Eurobell (Holdings) Limited	01 November 1999	Lloyds TSB Bank plc	Deposit Agreement
Eurobell (South West) Limited	29 May 1997	Lloyds Bank plc	Deposit Agreement
Eurobell (Sussex) Limited	29 May 1997	Lloyds Bank plc	Deposit Agreement
Eurobell (West Kent) Limited	29 May 1997	Lloyds Bank plc	Deposit Agreement
Lanbase European Holdings Limited	14 June 1991	Airspace Investments Limited	Rent Deposit Deed
Lanbase Limited	01 October 1991	Airspace Investments Limited	Rent Deposit Deed
NTL (Peterborough) Limited	10 August 1990	Midas International Properties PLC	Counterpart Rent Deposit Deed
NTL (South East) Limited	15 June 1994	The Prudential Assurance Company Limited	Rent Deposit Deed
NTL (South East) Limited	22 March 1996	Natwest Specialist Finance Limited	Lessor South East Debenture
NTL (Southampton and Eastleigh) Limited	30 July 1992	National Westminster Bank plc	Charge over credit balance
NTL Kirklees	31 January 1997	National Bank Westminster plc	Charge over credit balances
NTL Kirklees	06 August 1997	National Bank Westminster plc	Charge over credit balances
NTL Midlands Limited	27 September 1994	National Westminster Bank plc	Legal Mortgage

CHARGOR	DATE	BENEFICIARY	SUMMARY
NTL National Networks Limited	30 August 2006	Royal Bank of London Trust Company (Jersey) Limited	Rent Deposit Deed
NTL National Networks Limited	24 May 2006	Rosedale Property Holdings Limited	Rent Deposit Deed
NTL South Central Limited	09 August 1993	Higgs & Hill Properties Limited	Rent Deposit Deed
NTL South Central Limited	14 December 1993	Uberior Nominees (Gulliver D.P.U.T.) Limited	Deed of Deposit
NTL South Central Limited	11 June 1996	Elmrose Properties Limited	Charge pursuant to underlease
NTL South Central Limited	17 December 2001	Barclays Nominees (George Yard) Limited	Deed of Deposit
NTL South Wales Limited	31 January 1997	National Westminster Bank plc	Charge over credit balances
NTL South Wales Limited	04 June 1997	National Westminster Bank plc	Charge over credit balances
NTL South Wales Limited	06 August 1997	National Westminster Bank plc	Charge over credit balances
NTL UK Telephone and Cable TV Holdings Company Limited	18 June 1991	Cervino Co Limited	Tenancy Agreement
Sheffield Cable Communications Limited	24 December 1996	Barclays Bank PLC	Legal Charge granted over 1 Chippingham Street, Sheffield
Sheffield Cable Communications Limited	12 November 1999	Barclays Bank PLC	Legal Charge of leasehold property known as 1.62 acres of land at Sheffield Technology Park
Telewest Communications (South East) Limited	21 January 1994	Electricity Supply Nominees Limited	Mortgage of deposited moneys
Telewest Communications (South East) Limited	26 June 1995	Electricity Supply Nominees Limited	Deed of Variation and Further Charge
Telewest	15 October 2004	Barclays Bank plc	Deed of charge over

CHARGOR	DATE	BENEFICIARY	SUMMARY
Communications Networks Limited			credit balances
Theseus No. 1 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 1 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 1 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 1 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 1 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 1 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 1 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 2 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 2 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 2 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 2 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 2 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 2 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
Theseus No. 2 Limited	21 December 2004	Barclays Bank plc	Pledge and Security Agreement
The Yorkshire Cable Group Limited	18 May 1999	Robert Fleming Leasing (Number 4) Limited	Collateral Account Security Assignment
The Yorkshire Cable Group Limited	16 March 2001	Robert Fleming Leasing (Number 4) Limited	Collateral Account Security Assignment

CHARGOR	DATE	BENEFICIARY	SUMMARY
TVS Television Limited	12 August 1983	Barclays Bank PLC	Guarantee & Debenture
Virgin Media Limited	21 February 2002	Leeds City Council	Rent Deposit Deed
Virgin Media Limited	05 June 2002	Express Property Investments Limited	Rent Deposit Deed
Virgin Media Limited	04 June 2009	Peel Media Limited	Deposit Deed
Virgin Mobile Telecoms Limited	28 October 1999	The Royal Bank of Scotland plc	Charge of Deposit
Virgin Mobile Telecoms Limited	29 February 2000	The Royal Bank of Scotland plc	Charge of Deposit
Windsor Television Limited	09 July 1999	Langley Quay Investments Limited	Deed as to deposit of monies
X-Tant Limited	01 July 1999	AC Skelton & Sons Limited	Rental Deposit Agreement
X-Tant Limited	20 September 1999	Hanger Estates Limited	Rental Deposit Deed
X-Tant Limited	21 September 2000	AC Skelton & Sons Limited	Rental Deposit Agreement
X-Tant Limited	04 October 2000	Berry Trade Limited	Licence for Assignment
X-Tant Limited	26 June 2002	Leeds City Council	Rent Deposit Agreement
Yorkshire Cable Communications Limited	16 June 1992	Barclays Bank PLC	Legal Charge granted over Units 8, 9, 10 and adjoining land, Mayfair Business Park, Stricker Lane, Bradford, West Yorkshire
Yorkshire Cable Communications Limited	24 December 1996	Barclays Bank PLC	Legal Charge granted over Units 4 and 5, Mayfair Business Park, Broad Lane, Bradford
Yorkshire Cable Communications Limited	24 December 1996	Barclays Bank PLC	Legal Charge granted over Units 8, 9, 10 and adjoining land, Mayfair Business Park, Stricker Lane, Bradford, West Yorkshire
Yorkshire Cable	24 December 1996	Barclays Bank PLC	Legal Charged granted

CHARGOR	DATE	BENEFICIARY	SUMMARY
Communications Limited			over Units 6 and 7, Mayfair Business Park, Broad Lane, Bradford
Yorkshire Cable Properties Limited	24 December 1996	Barclays Bank PLC	Legal Charge granted over Units 8, 9, 10 and adjoining land, Mayfair Business Park, Stricker Lane, Bradford, West Yorkshire

SCHEDULE 10

PART 2 - EXISTING LOANS

Company name (Creditor)	Balance (Debtor)	Balances in GBP as at 31 December 2009 (US GAAP)
Flextech (1992) Limited	Actions Stations (Lakeside) Limited	5,879,915.00
Virgin Media Wholesale Limited	Cable Adnet Limited	3,755,436.16
Telewest Communications (London South) Limited	Crystalvision Productions Limited	20,167.00
Flextech (1992) Limited	Flextech Home Shopping Limited	8,952,702.00
Flextech Digital Broadcasting Limited	Flextech Interactive Limited	2,930.00
General Cable Limited	General Cable Programming Limited	160,000.50
Telewest Communications Networks Limited	General Cable Programming Limited	23,422.77
Virgin Media Business Limited	Imminus (Ireland) Limited	77,007.68
Eurobell (Holdings) Limited	Matchco Limited	2,239,000.00
Telewest Communications (Scotland) Venture	Perth Cable Television Limited	79,237.00
Telewest Communications (North West) Limited	Telewest Communications (Fylde & Wyre) Limited	23,234,484.84
Telewest Communications (North West) Limited	Telewest Communications (Southport) Limited	9,315,198.72
Yorkshire Cable Communications Limited	Yorkshire Cable Telecom Limited	7,322.00
Flextech Broadband Limited	Telewest Communications Holdco Limited	1,535,057.65
ntl Rectangle Limited	Virgin Media Communications Ltd	1,000.00
ntl (CWC) Limited	ntl (South Hertfordshire) Limited	30,489,638.06
Telewest Communications Networks Limited	Virgin Media Inc	24,397,139.17
Telewest Communications (Scotland) Venture	Telewest Communications (Cumbernauld) Limited	32,275,218.78
Telewest Communications (Scotland) Venture	Telewest Communications (Dumbarton) Limited	41,283,087.67
Telewest Communications (Scotland) Venture	Telewest Communications (Falkirk) Limited	60,059,534.80
Telewest Communications (Scotland) Venture	Telewest Communications (Glenrothes) Limited	38,726,689.91
Yorkshire Cable Communications Limited	Barnsley Cable Communications Limited	44,031,802.57
Yorkshire Cable Communications Limited	Doncaster Cable Communications Limited	76,752,713.70
Yorkshire Cable Communications Limited	Halifax Cable Communications Limited	34,786,117.03
Yorkshire Cable Communications Limited	Wakefield Cable Communications Limited	51,371,124.05
Virgin Media Wholesale Limited	NTL Funding Ltd	79,652,918.01
Virgin Media Wholesale Limited	Virgin Media Holdings Inc	43,141,567.30
United Artists Investments Limited	Living TV Limited	8,271,047.00

Flextech IVS Limited	Living TV Limited	11,579,466.00
Flextech Communications Limited	Trouble TV Limited	563,574.00
Flextech Communications Limited	Trouble TV Limited	3,006,419.90
Flextech Limited	Trouble TV Limited	150,574.00
Flextech Limited	Bravo TV Limited	1,365,493.00
Flextech Broadband Limited	Virgin Media Television Limited	40,000,000.85

TOTAL		677,187,007.12

SCHEDULE 10

PART 3 - EXISTING FINANCIAL INDEBTEDNESS

1.              Existing Senior Credit Facilities Agreement;

2.              Existing High Yield Notes;

3.              Existing Senior Secured Notes; and

4.              Convertible Senior Notes.

MORTGAGES AND FINANCE LEASES

Closing balance in GBP (US GAAP)
Existing Financial Indebtedness:

Property mortgages

Yorkshire Cable Communications Limited with Barclays Bank PLC	£223,894
Cable London Limited with Barclays Bank PLC	£204,702
NTL Midlands Limited with NatWest Bank PLC	£763,145
Total	£1,191,741

Finance lease creditors (details set out in Part 7 of this schedule)	£166,578,308

SCHEDULE 10

PART 4 - EXISTING PERFORMANCE BONDS

			Start	Expiry	Cash
Company Name	Surety	Value - GBP	Date	Date	Cover

NTL Glasgow	NatWest	£214,750.00	25/03/1998	Open Ended	Y

NTL Glasgow	NatWest	£146,671.00	25/03/1998	Open Ended	Y

NTL Glasgow	NatWest	£113,000.00	25/03/1998	Open Ended	Y

NTL Glasgow	NatWest	£124,424.00	25/03/1998	Open Ended	Y

NTL Glasgow	NatWest	£146,778.00	25/03/1998	Open Ended	Y

CableTel Herts and Beds Limited	NatWest	£165,000.00	25/03/1998	Open Ended	Y

CableTel Herts and Beds Limited	NatWest	£151,054.00	25/03/1998	Open Ended	Y

CableTel Herts and Beds Limited	NatWest	£160,710.00	25/03/1998	Open Ended	Y

CableTel Herts and Beds Limited	NatWest	£183,922.00	25/03/1998	Open Ended	Y

CableTel Northern Ireland Limited	NatWest	£239,963.00	25/03/1998	Open Ended	Y

NTL South Wales Limited	NatWest	£179,737.00	07/04/1998	Open Ended	Y

NTL South Wales Limited	NatWest	£136,500.00	25/03/1998	Open Ended	Y

NTL South Wales Limited	NatWest	£183,500.00	25/03/1998	Open Ended	Y

NTL South Wales Limited	NatWest	£142,917.00	25/03/1998	Open Ended	Y

CableTel Surrey and Hampshire Ltd	NatWest	£190,000.00	25/03/1998	Open Ended	Y

NTL (CWC) Corporation Limited	NatWest	£100,000.00	30/10/1998	Open Ended	Y

NTL (South London) Limited	NatWest	£83,000.00	28/10/1998	Open Ended	Y

NTL (South London) Limited	NatWest	£62,000.00	28/10/1998	Open Ended	Y

NTL (South London) Limited	NatWest	£117,400.00	28/10/1998	Open Ended	Y

NTL (South London) Limited	NatWest	£112,000.00	28/10/1998	Open Ended	Y

NTL (West London) Limited	NatWest	£49,333.00	28/10/1998	Open Ended	Y

Birmingham Cable Limited	RBS	£75,000.00	11/12/2000	00/01/1900	N

NTL South Central Limited	HSBC	£100,000.00	20/03/1992	Open Ended	Y

NTL South Central Limited	HSBC	£100,000.00	20/03/1992	Open Ended	Y

NTL South Central Limited	HSBC	£1,000,000.00	20/10/1997	Open Ended	N

NTL South Central Limited	HSBC	£3,525,000.00	28/01/1997	Open Ended	N

Virgin Media Limited	HSBC	£5,485,735.00	03/03/2010	03/03/2011	N

Virgin Media Limited	HSBC	£1,151,127.00	03/03/2010	03/03/2011	N

Virgin Media Limited	HSBC	£2,219,266.00	03/03/2010	03/03/2011	N

Virgin Media Limited	HSBC	£5,500,000.00	31/05/2007	30/07/2010	N

Eurobell South West	Lloyds Bank	£127,000.00	00/01/1900	Open Ended	Y

Eurobell Sussex	Lloyds Bank	£160,000.00	00/01/1900	Open Ended	Y

Eurobell West Kent	Lloyds Bank	£118,000.00	00/01/1900	Open Ended	Y

Virgin Media Wholesale Limited	Barclays	£35,000.00	05/07/2002	Open Ended	N

Virgin Media Wholesale Limited	Barclays	£6,000.00	13/11/2000	Open Ended	N

Telewest Communications Networks Ltd	Barclays	£700,000.00	29/09/2004	Open Ended	Y

Virgin Media Limited	Deutsche	£950,000.00	30/06/2009	30/06/2010	N

Virgin Media Limited	Deutsche	£943,026.00	24/10/2008	01/02/2011	N

Virgin Media Limited	Deutsche	£4,084,500.00	31/03/2009	31/03/2010	N

Virgin Media Wholesale Limited	Deutsche Bank	£112,500.00	31/03/2009	31/03/2010	N

		£29,394,813.00

SCHEDULE 10

PART 5 - EXISTING UKTV GROUP LOAN STOCK

1.               The variable rate unsecured loan stock in a principal amount of £18,251,000 issued to Flextech Digital Broadcasting Limited by UK Channel Management Limited.

2.               The £20 million Non-Cumulative and £9,011,000 million Cumulative, non-voting preference shares issued by UK Gold Holdings Limited.

3.               The Redeemable Unsecured Loan Stock in a principal amount of £21,460,000 issued by UK Gold Holdings Limited.

4.               The variable rate unsecured loan stock in a principal amount of £36,823,000 issued by UKTV New Ventures Limited.

5.               The variable rate Secondary Credit Facility in a principal amount of £18,285,000 from UKTV Interactive Limited.

SCHEDULE 10

PART 6 - EXISTING HEDGE COUNTERPARTIES

Bank of Ireland

BNP Paribas

BNP Paribas Fortis

Commerzbank

Crédit Agricole

Credit Suisse

Deutsche Bank

Goldman Sachs

HSBC Bank

Lloyds Banking Group

Natixis Banques Populaires

Rabobank

Royal Bank of Scotland

Societe Generale

WestLB

UBS

SCHEDULE 10

PART 7 - EXISTING VENDOR FINANCING ARRANGEMENTS

LESSOR	Type of Vendor Financing	Closing Balance in GBP (US GAAP)

BT	Network	£36,522,091

Cisco Capital	IT	£55,625,405

EMC	IT	£1,086,075

HSBC Bank	Switch	£328,006

HSBC Bank	Set Top Boxes	£37,264,424

IBM Financial Services	IT	£4,298,719

ING	Vehicles	£2,598,672

Lloyds	Vehicles	£10,476,318

RBS	Switch	£18,378,597

Total		£166,578,308

SCHEDULE 11

FORM OF L/C BANK ACCESSION CERTIFICATE

To:                                  [•]

cc:                                     [Virgin Media Investment Holdings Limited]

From:                      [L/C Bank]

Date:

Dear Sirs

1.                                           We refer to the facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited as Original Borrowers, BNP Paribas London Branch and Deutsche Bank AG, London Branch as Global Coordinators and Physical Bookrunners, BNP Paribas London Branch, Deutsche Bank AG, London Branch, Crédit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International, J.P. Morgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meanings in this L/C Bank Accession Certificate.

2.                                           This L/C Bank Accession Certificate is delivered pursuant to Clause 5.11 (Appointment and Change of L/C Bank) of the Facilities Agreement.

3.                                           [Name of L/C Bank] undertakes, upon its becoming an L/C Bank, to perform all the obligations expressed to be undertaken under the Facilities Agreement and the Relevant Finance Documents by an L/C Bank and agrees that it shall be bound by the Facilities Agreement and the other Relevant Finance Documents in all respects as if it had been an original party to it as an L/C Bank.

4.                                           [Name of L/C Bank]’s administrative details are as follows:

Address:

Fax No:

Contact:

[and the address of the office having the beneficial ownership of our participation in the Facilities Agreement (if different from the above) is:

Address:

Fax No:

Contact:               ]

5.                                           This L/C Bank Accession Certificate, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

For and on behalf of

[Name of L/C Bank]

SCHEDULE 12

FORM OF DOCUMENTARY CREDIT

[L/C Bank’s Letterhead]

To:                                  [Beneficiary]

(the “Beneficiary”)

Non-transferable Irrevocable Documentary Credit No. [•]

At the request of [insert name of Borrower], [L/C Bank] (the “L/C Bank”) issues this irrevocable non-transferable documentary credit (“Documentary Credit”) in your favour on the following terms and conditions:

1.                                           Definitions

In this Documentary Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].(34)

“Demand” means a demand for payment under this Documentary Credit in the form of the schedule to this Documentary Credit.

“Expiry Date” means [•].

“Total L/C Amount” means [•].

2.                                           L/C Bank’s Agreement

(a)                           The Beneficiary may request a drawing or drawings under this Documentary Credit by giving to the L/C Bank a duly completed Demand.  A Demand must be received by the L/C Bank on or before [•] p.m. ([London] time) on the Expiry Date.

(b)                          Subject to the terms of this Documentary Credit, the L/C Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand, it will pay to the Beneficiary the amount demanded in that Demand.

(c)                           The L/C Bank will not be obliged to make a payment under this Documentary Credit if as a result the aggregate of all payments made by it under this Documentary Credit would exceed the Total L/C Amount.

(34)                                This may need to be amended depending on the currency of payment under the Documentary Credit.

3.                                           Expiry

(a)                           The L/C Bank will be released from its obligations under this Documentary Credit on the date (if any) notified by the Beneficiary to the L/C Bank as the date upon which the obligations of the L/C Bank under this Documentary Credit are released.

(b)                          Unless previously released under paragraph (a) above, at [•] p.m. ([London] time) on the Expiry Date the obligations of the L/C Bank under this Documentary Credit will cease with no further liability on the part of the L/C Bank except for any Demand validly presented under the Documentary Credit before that time that remains unpaid.

(c)                           When the L/C Bank is no longer under any further Obligations under this Documentary Credit, the Beneficiary must promptly return the original of this Documentary Credit to the L/C Bank.

4.                                           Payments

All payments under this Documentary Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                           Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the L/C Bank at its address and by the particular department or officer (if any) as follows:

[•]

6.                                           Assignment

The Beneficiary’s rights under this Documentary Credit may not be assigned or transferred.

7.                                           UCP

Except to the extent it is inconsistent with the express terms of this Documentary Credit, this Documentary Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

8.                                           Governing Law

This Documentary Credit, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

9.                                           Jurisdiction

The courts of England have exclusive jurisdiction to settle any disputes, including those that are non-contractual, arising out of or in connection with this Documentary Credit.

Yours faithfully,

[L/C Bank]

By:

FORM OF DEMAND

To:                                  [L/C Bank]

Dear Sirs,

Non-transferable Irrevocable Documentary Credit No. [•] issued in favour of [name of beneficiary] (the “Documentary Credit”)

We refer to the Documentary Credit.  Terms defined in the Documentary Credit have the same meaning when used in this Demand.

1.                                           We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] [under [set out underlying contract or agreement]].  We therefore demand payment of the sum of [•].

2.                                           Payment should be made to the following account:

Name:

Account Number:

Bank:

3.                                           The date of this Demand is not later than the Expiry Date.

Yours faithfully,

(Authorised Signatory)	(Authorised Signatory)

For

[Beneficiary]

SCHEDULE 13

FORM OF INCREASE CONFIRMATION

To:                                  Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee, Deutsche Bank AG, London Branch as L/C Bank and Virgin Media Investment Holdings Limited as the Company, for and on behalf of each Obligor

From:                      [the Increase Lender] (the “Increase Lender”)

Dated:

Senior Facilities Agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”)

1.                                           We refer to the Facilities Agreement, the Group Intercreditor Agreement, the HYD Intercreditor Agreement and the Security Trust Agreement (as each of those terms are defined in the Facilities Agreement).  This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.                                           We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.                                           The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.                                           The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [•].

5.                                           On the Increase Date, the Increase Lender becomes party to the relevant Relevant Finance Documents.

6.                                           The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 41 (Notices and Delivery of Information) are set out in the Schedule.

7.                                           The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 2.2 (Increase).

8.                                           The Increase Lender confirms, for the benefit of the Facility Agent and each Obligor, that it is:

(a)                           [a UK Bank Lender.]

(b)                          [a UK Non-Bank Lender and falls within paragraph [(a)] / [(b)] of the definition thereof.]

(c)                           [a UK Treaty Lender.]

9.                                           Any Increase Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of such Increase Lender as indicated above:

UK Bank Lender	(i)	certificate of incorporation; and

	(ii)	copy of banking licence.

UK Non- Bank Lender	(i)	certificate of incorporation in the UK; or

	(ii)	other evidence that the relevant ss. 933-937 Income Tax Act conditions are met.

If such Increase Lender has previously provided the Company with the above documents (in connection with any financing made available by such Increase Lender to the Company) such Increase Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

10.                                     The Increase Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Lender and a Senior Finance Party as if it had been an original party thereto in such capacity.

11.                                     The Increase Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Lender and a Senior Finance Party as if it had been an original party thereto in such capacity.

12.                                     The Increase Lender hereby agrees with each other person who is or becomes party to the Security Trust Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Security Trust Agreement as a Beneficiary as if it had been an original party thereto in such capacity.

13.                                     This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.                                     This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

15.                                     This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent [and each L/C Bank]*, and the Increase Date is confirmed as [     ].

Facility Agent	[L/C Bank

By:	By:]*

Security Trustee

By:

NOTE:

*                                             Only if increase in the Total Revolving Facility Commitments.

SCHEDULE 14

FORM OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

To:                                  Deutsche Bank AG, London Branch as Facility Agent

From:                      [The Lender]

Dated:

Senior Facilities Agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”)

1.                                           We refer to paragraph (d) of Clause 38 (Debt Purchase Transactions) of the Facilities Agreement.  Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.                                           We have entered into a Notifiable Debt Purchase Transaction.

3.                                           The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[A Facility Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[[BX] Facility Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

* Delete/add as applicable

SCHEDULE 15

FORM OF RESIGNATION LETTER

To:                                  Deutsche Bank AG, London Branch as Facility Agent

From:                      [resigning Borrower] and the Company

Dated:

Dear Sirs

Senior Facilities Agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”)

1.                                           We refer to the Facilities Agreement.  This is a Resignation Letter.  Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                           Pursuant to Clause 37.3 (Resignation of a Borrower), we request that the resigning Borrower be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Relevant Finance Documents [(other than the Group Intercreditor Agreement)].

3.                                           We confirm that:

(a)                           no Event of Default is continuing or would result from the acceptance of this request; and

(b)                          the resigning Borrower is under no actual or contingent obligations as a Borrower under any Relevant Finance Documents; and

(c)                           [the resigning Borrower’s obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Reservations) and the amount guaranteed by it as a Guarantor is not decreased, subject to Clause 44.5 (Release of Guarantees and Security)].

4.                                           This Resignation Letter, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

[The Company]	[resigning Borrower]

By:	By:

SCHEDULE 16

PRO FORMA BANK GROUP FINANCIAL STATEMENTS

Bank Group Estimated Consolidated Balance Sheet

£ millions

Unaudited

Proforma

	Ultimate Parent as at End of period (1)	Excluded Group	Consolidation Adjustment	Proforma Bank Group

Assets
Current Assets
Cash and Cash equivalents
Restricted Cash
Accounts receivable - trade less allowance for doubtful accounts
Prepaid expense and Other current assets

Total current assets

Fixed Assets, net
Reorganisation value in excess of amounts allocable to identifiable assets
Customer Lists, net
Intangible assets, net
Investments in and loans to affiliates, net
Other assets net of accumulated amortisation

Total assets

Liabilities and shareholders’ equity (deficit)
Current liabilities
Accounts payable
Accrued expenses
Interest payable
Deferred revenue
Current portion of long term debt

Total current liabilities

Long term debt net of current portion
Other long term liabilities
Deferred income taxes
Commitments and contingent liabilities
Minority Interest
Shareholders’ equity (deficit)

Series preferred stock
Common Stock
Additional paid in capital
Treasury Stock
Unearned stock-based compensation
Accumulated other comprehensive income (loss)
Accumulated (deficit)

Total shareholders’ equity (deficit)

Total liabilities and shareholders’ equity (deficit)

(1)  From financial statements delivered under Clause 22.1(a) (Financial Statements) of this Agreement

Bank Group Estimated Consolidated Statement Of Operations

£ millions

Unaudited

Proforma

	Ultimate Parent (1)	Excluded Group	Consolidation Adjustment	Proforma Bank Group

Revenue

Costs and expenses
Operating costs (excluding depreciation)
Selling, general and administrative expenses

Other charges
Depreciation
Amortization

Operating loss

Other income (expense)
Interest income and other, net
Interest expense
Loss on extinguishment of debt
Share of (losses) from equity investments
Other gains
Foreign currency transaction gains

Loss before income taxes
Income tax (expense) benefit

Net (loss)

(1)  From financial statements delivered under Clause 22.1(a) (Financial Statement) of this Agreement

Bank Group Estimated Consolidated Statement Of Cashflows

£ millions

Unaudited

Proforma

	Ultimate Parent (1)	Excluded Group	Consolidation Adjustment	Proforma Bank Group
[Operating activities

Net cash provided by (used in) operating activities

Investing activities
Purchase of fixed assets and intangible assets
Principal repayments on loans to equity investments
Disposal of sit-up, net
Other

Net cash (used in) investing activities

Financing activities
Proceeds from employee stock option exercises
Purchase of stock
New borrowing net of financing fees
Principal repayments on long-term debt and Capital leases
Principal drawings (repayments) on loans to group companies
Dividends paid
Realized gain on derivatives
Intercompany funding

Net cash provided by financing activities

Effect of exchange rate changes on cash and cash equivalents

Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year/ quarter

Cash and cash equivalents at 30 09 09

per balance sheet cash]

(1)  From financial statements delivered under Clause 22.1(a) (Financial Statement) of this Agreement

SCHEDULE 17

PRO FORMA BUDGET INFORMATION

BUDGET

UK Bank Group

(£ in millions)

		[•]					[•]
INCOME STATEMENT	Note Ref	Q1	Q2	Q3	Q4	[•]	Q1

Revenue	b	£—	£—	£—	£—	£—	£—
COGS	b	—	—	—	—	—	—
Gross Margin		£—	£—	£—	£—	£—	£—
Gross Margin %		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

SG&A	b	£—	£—	£—	£—	£—	£—

Segment Profit	b	£—	£—	£—	£—	£—	£—

Other Charges	b	£—	£—	£—	£—	£—	£—

Depreciation and Amortisation	c	£—	£—	£—	£—	£—	£—

EBIT		£—	£—	£—	£—	£—	£—

		[•]					[•]
CASH FLOW STATEMENT		Q1	Q2	Q3	Q4	[•]	Q1

Segment Profit	b	£—	£—	£—	£—	£—	£—
Net Cash Interest	b	—	—	—	—	—	—
Change in Working Capital	c	—	—	—	—	—	—
Other		—	—	—	—	—	—
Net Operating Cash Flows		£—	£—	£—	£—	£—	£—

Increase in Intangible Assets	b	—	—	—	—	—	—
Increase in Fixed Assets	c	—	—	—	—	—	—
Net Investing Cash Flows		£—	£—	£—	£—	£—	£—

Borrowings	b	£—	£—	£—	£—	£—	£—
Repayments	b	—	—	—	—	—	—
Asset Disposals	c	—	—	—	—	—	—
Permitted Payments to Parent	b	—	—	—	—	—	—
Contributions from Parent	b	—	—	—	—	—	—
Net Financing Cash Flows		£—	£—	£—	£—	£—	£—

Total Cash Flows		£—	£—	£—	£—	£—	£—

		[•]					[•]
BALANCE SHEET		Q1	Q2	Q3	Q4	[•]	Q1

Cash	b	£—	£—	£—	£—	£—	£—
Accounts Receivable	b	—	—	—	—	—	—
Prepaid & Other	c	—	—	—	—	—	—
Current Assets		£—	£—	£—	£—	£—	£—

Fixed Assets, net	b	£—	£—	£—	£—	£—	£—
Contributions to Parent	b	—	—	—	—	—	—
Other Assets	b	—	—	—	—	—	—

Total Assets		£—	£—	£—	£—	£—	£—

Accounts Payable	c	£—	£—	£—	£—	£—	£—
Accrued Expenses	c	£—	£—	£—	£—	£—	£—
Interest Payable	b	—	—	—	—	—	—
Current Liabilities		£—	£—	£—	£—	£—	£—

Long Term Debt	b	£—	£—	£—	£—	£—	£—
Other		—	—	—	—	—	—
Total Liabilities		£—	£—	£—	£—	£—	£—

Equity		—	—	—	—	—	—
Total Shareholders’ Equity		£—	£—	£—	£—	£—	£—

Total Liabilities and Shareholders’ Equity		£—	£—	£—	£—	£—	£—

Notes

The above statements provide limited information concerning certain line items of the UK Bank Group’s budget (as defined in the Senior Facilities Agreement) according to the following notes:

a = Items will be specific to the Excluded Group only

b = Items will be determined specifically without allocation

c = Items will be allocated between the Bank Group and Excluded Group based upon appropriate methodologies as determined by the Board of Directors

Accordingly the starting balance sheet and balance sheets for the budget periods may be incomplete